EXHIBIT C

BUDGET STRATEGY AND OUTLOOK 2009-10 (BUDGET PAPER NO. 1)

Dated 12 May 2009

BUDGET STRATEGY AND OUTLOOK

BUDGET PAPER NO. 1

2009-10

CIRCULATED BY

THE HONOURABLE WAYNE SWAN MP
TREASURER OF THE COMMONWEALTH OF AUSTRALIA

AND

THE HONOURABLE LINDSAY TANNER MP
MINISTER FOR FINANCE AND DEREGULATION
OF THE COMMONWEALTH OF AUSTRALIA

FOR THE INFORMATION OF HONOURABLE MEMBERS
ON THE OCCASION OF THE BUDGET 2009-10

12 MAY 2009

© Commonwealth of Australia 2009

ISBN 978-0-642-74513-2

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Notes

(a)	The following definitions are used in this Budget Paper:

	–	‘real’ means adjusted for the effect of inflation;

	–	real growth in expenses is measured by the Consumer Price Index (CPI) deflator;

	–	the Budget year refers to 2009-10, while the forward years refer to 2010-11, 2011-12 and 2012-13; and

	–	one billion is equal to one thousand million.

(b)	Figures in tables and generally in the text have been rounded. Discrepancies in tables between totals and sums of components are due to rounding:

	–	estimates under $100,000 are rounded to the nearest thousand;

	–	estimates $100,000 and over are generally rounded to the nearest tenth of a million;

	–	estimates midway between rounding points are rounded up; and

	–	the percentage changes in statistical tables are calculated using unrounded data.

(c)	For the budget balance, a negative sign indicates a deficit while no sign indicates a surplus.

(d)	The following notations are used:

	NEC/nec	not elsewhere classified

	-	nil

	na	not applicable (unless otherwise specified)

	(e)	estimates (unless otherwise specified)

	(p)	projections (unless otherwise specified)

	$m	$ million

	$b	$ billion

(e)
The Australian Capital Territory and the Northern Territory are referred to as ‘the Territories’. References to the ‘States’ or ‘each State’ include the Territories. The following abbreviations are used for the names of the States, where appropriate:

	NSW	New South Wales

	VIC	Victoria

	QLD	Queensland

	WA	Western Australia

	SA	South Australia

	TAS	Tasmania

	ACT	Australian Capital Territory

	NT	Northern Territory

(f)	In this paper the term Commonwealth refers to the Commonwealth of Australia. The term is used when referring to the legal entity of the Commonwealth of Australia.

The term Australian Government is used when referring to the Government and the decisions and activities made by the Government on behalf of the Commonwealth of Australia.

Budget Strategy and Outlook 2009-10 is one of a series of Budget Papers that provides information to supplement the Budget Speech. A full list of the series is printed on the inside cover of this paper.

Contents

Statement 1: Budget Overview	1-1
Introduction	1-5
International economic outlook	1-6
Economic outlook	1-6
Fiscal outlook	1-9
Supporting the economy during the global recession	1-11
Budget priorities	1-15
Supporting the economy and jobs now	1-15
Nation Building Infrastructure — building blocks for the recovery	1-18
Positioning for the recovery — delivering world-class universities, research and hospitals	1-27
Secure and sustainable pension reform	1-33
Continuing to deliver the reform agenda	1-44
Delivering on the deficit exit strategy	1-48

Statement 2: Economic Outlook	2-1
Overview	2-3
The outlook for the international economy	2-7
The outlook for the domestic economy	2-17

Statement 3: Fiscal Strategy and Outlook	3-1
Overview of fiscal position	3-3
The Government’s fiscal strategy	3-3
Fiscal outlook	3-9

Statement 4: Assessing the Sustainability of the Budget	4-1
Introduction	4-3
Challenges for fiscal policy	4-3
Stimulating aggregate demand	4-4
Strengthening the financial system	4-8
Returning the budget to surplus	4-10
Assessing fiscal sustainability	4-15
Conclusion	4-21
References	4-22

v

Statement 5: Revenue	5-1
Overview	5-3
The unfolding global crisis and government revenues	5-3
Revisions to the revenue forecasts	5-4
Variations in the revenue estimates since the 2008-09 Budget	5-14
Cash receipts	5-20
Revenue estimates by revenue head	5-21

Statement 6: Expenses and net capital investment	6-1
Overview	6-3
General government sector expenses	6-3
General government net capital investment	6-42

Statement 7: Asset and Liability Management	7-1
The Australian Government’s major assets and liabilities	7-3
Managing changes in the Government’s borrowing needs	7-7

Statement 8: Statement of Risks	8-1
Risks to the Budget — overview	8-3
Economic and other parameters	8-6
Fiscal risks	8-6
Contingent liabilities — quantifiable	8-8
Contingent assets — quantifiable	8-11
Contingent liabilities — unquantifiable	8-12
Contingent assets — unquantifiable	8-29

Statement 9: Budget Financial Statements	9-1
Notes to the financial statements	9-13

Statement 10: Historical Australian Government Data	10-1

Statement 1: Budget Overview

The 2009-10 Budget has been framed against the backdrop of the deepest global recession since the Great Depression. Early and decisive policy action is helping to support the Australian economy.

The world economy is expected to contract by 1½ per cent in 2009, with virtually every advanced economy now in recession. The deepening global recession is having a significant impact on the Australian economy, with GDP forecast to contract by ½ of a per cent in 2009-10. Without early and decisive policy action, the contraction would have been significantly deeper. Government action is expected to support up to 210,000 jobs.

An underlying cash deficit of $57.6 billion (4.9 per cent of GDP) is expected in 2009-10. The Budget deficit is an inevitable consequence of the global recession, which has resulted in downward revisions to revenue of around $210 billion since the 2008-09 Budget. The Government’s fiscal strategy is currently expected to halve the budget deficit by 2012-13 and return the budget to surplus by 2015-16. As part of this strategy the Government has fully offset spending proposals in the final year of the forward estimates period. The Government has found savings worth a total of $22.6 billion over four years.

This Budget supports jobs now while investing in the infrastructure Australia needs for the future. The measures in this Budget will increase the level of GDP by ¾ of a per cent in 2009-10. This will deliver a boost to the economy and jobs in the period in which the economy is expected to be weakest.

Investment in nation building infrastructure is the centrepiece of the 2009-10 Budget. Representing the most significant infrastructure package in Australia’s history and spanning the nation, the Government is investing $22 billion to improve the quality, adequacy and efficiency of transport, communications, energy, education and health infrastructure across Australia — the building blocks of the future economy. The Government is also implementing significant reforms to higher education and investing in innovation.

The Government has found room under difficult circumstances to deliver on its commitment to reform the pension system, with substantial increases in pension payments, reform of the payments structure for pensioners, and provision of more assistance for carers. To ensure pension reform remains sustainable over the long-term, particularly given the challenges of an ageing population, the Government has announced reforms across a range of areas where sustainability of existing arrangements will come under pressure in years to come. This will also ensure that spending is focused where it is most needed.

To boost participation in the long run, and as part of its rebalancing of the family payment system, the Government is implementing a Paid Parental Leave scheme. The Government is taking a decisive and historic move as part of reforms to position Australia for the recovery.

1-1

Contents

Introduction	1-5
International economic outlook	1-6
Economic outlook	1-6
Fiscal outlook	1-9
Supporting the economy during the global recession	1-11
Supporting financial markets	1-12
Fiscal stimulus to support the economy	1-13
Budget priorities	1-15
Supporting the economy and jobs now	1-15
Supporting Australian jobs	1-15
Extension of the First Home Owners Boost	1-17
Supporting Australian small business	1-17
Nation Building Infrastructure — building blocks for the recovery	1-18
Roads, rail and ports	1-21
Clean Energy Initiative	1-24
National Broadband Network	1-25
Positioning for the recovery — delivering world-class universities, research and hospitals	1-27
Education — planting the seeds of future growth	1-27
Reaching our innovation potential	1-29
Health and hospitals investment and better access for Australians	1-31
Secure and sustainable pension reform	1-33
Strengthening the financial security of seniors, carers and people with disability	1-34
Simplifying the pension system	1-35
Long-term sustainability of the pension system	1-36
Supporting workforce participation — a new Work Bonus	1-37
A smooth transition to a new system	1-37
Reforming the retirement income system	1-38
Fairer and more sustainable private health insurance incentives	1-39
Family payment reforms	1-40
Tax reform	1-41
Paid Parental Leave	1-42

1-2

Continuing to deliver the reform agenda	1-44
Securing Australia	1-44
Investing in global stability and prosperity	1-45
Overseas development assistance	1-45
Climate change	1-46
Continuing the COAG reform agenda	1-47
Closing the Gap in Indigenous disadvantage	1-48
Immigration	1-48
Delivering on the deficit exit strategy	1-48
Fiscal strategy	1-49
Responsible and necessary borrowing	1-51

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Statement 1: Budget Overview

Introduction

The 2009-10 Budget has been framed against the backdrop of the deepest global recession since the Great Depression. Early and decisive policy action by the Australian Government and the Reserve Bank of Australia is helping to support the Australian economy. However, the magnitude and ferocity of the global recession means that policy can mitigate only the worst effects of global conditions. A recession in Australia has become inevitable, with unavoidable consequences for Australian jobs.

As a result of the global recession, estimated taxation receipts have been revised down since the 2008-09 Budget by around $210 billion over the period 2008-09 to 2012-13. The global recession and associated sharp falls in commodity prices are the primary sources of the substantial downward revisions, reversing most of the large revenue gains from strong global growth and rising commodity prices between the 2005-06 Budget and the 2008-09 Budget.

In the face of the global recession, the Government has allowed the budget to fall into a temporary deficit and engaged in temporary additional borrowing to cushion the impact on jobs and preserve Government spending in vital areas such as health and education.

Notwithstanding the global recession, Australia remains well placed when compared with most other economies around the world.

To support the economy through the global recession, the Government’s fiscal stimulus program started with income support and then moved into ‘shovel-ready’ infrastructure. This Budget marks the start of the next phase — a move into larger and longer term nation building projects.

The centrepiece of the Budget is a comprehensive program of infrastructure investment — roads, rail, ports, energy, education and research, and health infrastructure. The Government is supporting jobs today by investing in the infrastructure Australia needs for tomorrow.

The infrastructure projects announced in this Budget lay the foundations for a stronger future economy, supporting employment now and positioning Australia to take full advantage of the global recovery when it comes. Further investment in higher education, innovation and participation will complement the infrastructure program and improve long-term productivity.

The Government has a clear strategy for returning the budget to surplus and as part of this, has fully offset new spending in the final year of the forward estimates. The

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Statement 1: Budget Overview

Government has engaged strict spending discipline with structural savings to offset the cost of key reforms. The Government will fully offset the impact of the pension increase delivered in this Budget by 2021-22.

International economic outlook

No country has been immune from the global financial crisis. The world economy is expected to contract by 1½ per cent in 2009 — the first annual contraction in six decades. Having borne the initial brunt of the crisis, virtually every advanced economy is now in recession. Advanced economies are collectively expected to contract by 3¾ per cent in 2009.

Global financial market stress intensified rapidly in September 2008 to levels unseen since the early 1930s. The last quarter of 2008 witnessed the sharpest and most synchronised contraction in global economic activity on record. In every major economy, GDP outcomes in the final quarter of 2008 were worse than already pessimistic expectations. Virtually every advanced economy fell into recession or recorded a decline in GDP late last year.

While the prospect of a rapid intensification of financial market stress had earlier been identified as a clear downside risk to the global outlook, the speed and severity of the recession exceeded any event in living memory, surprising forecasters worldwide. For example, in April 2009, the International Monetary Fund revised down its growth forecast for the world economy for the fifth time in seven months.

The contraction in the global economy has continued into early 2009, with plummeting industrial production and depressed household spending in many economies. World trade is expected to shrink by 11 per cent in 2009 — the largest fall in the post-war era. Labour markets around the world have deteriorated rapidly, with millions joining the jobless queues globally.

Australia’s major trading partners are collectively expected to contract by 2 per cent in 2009. Deep contractions are forecast for our advanced trading partners, particularly Japan and the Newly Industrialised Economies of Asia (where the contraction is expected to be worse than that recorded during the Asian Financial Crisis). Eight of Australia’s top 10 trading partner economies are expected to contract in 2009, with China and India slowing dramatically. China’s forecast growth of 6¼ per cent is less than half the rate recorded in 2007.

Economic outlook

The deepening global recession is having a significant impact on the Australian economy, with GDP forecast to contract by ½ of a per cent in 2009-10. Without early and decisive policy action, the forecast contraction would have been four times larger.

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Statement 1: Budget Overview

In the absence of Government action, the level of GDP would be 2¾ per cent lower in 2009-10 and 1½ per cent lower in 2010-11. Government action is expected to support up to 210,000 jobs and, without it, the forecast unemployment rate would reach 10 per cent. Supported by policy, a recovery in the Australian economy is expected to gather pace over 2010.

Early and decisive policy action by the Government is an important reason why Australia is better placed than most other advanced economies, which are collectively expected to contract by 3¾ per cent in 2009. As a result of Government action, Australia is expected to experience a milder downturn, and emerge in a stronger position than most other advanced economies.

Australia has benefited in recent years from the largest terms of trade boom in six decades. The collapse in global demand is reversing some of these gains, with the terms of trade forecast to fall by 13¼ per cent in 2009-10, taking around $35 billion out of the economy on an ongoing basis. The fall in the terms of trade and the contraction in the real economy will together reduce nominal GDP by an expected 1½ per cent. This in turn will lead to large falls in Government revenue and substantially weaken the fiscal position.

The major economic parameters used in preparing the Budget are contained in Table 1.

Table 1: Major economic parameters(a)
	Forecasts			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
Real GDP	0	-1/2	2 1/4	4/ 1/2	4 1/2
Employment	-1/4	-1 1/2	1/2	2 1/2	2 1/2
Unemployment rate	6	8 1/4	8 1/2	7 1/2	6 1/2
CPI	1 3/4	1 3/4	1 1/2	2	2 1/2
Nominal GDP	5 3/4	-1 1/2	3 3/4	6 1/4	6 3/4
(a)	Real and nominal GDP parameters are year average. CPI and employment are through the year growth to the June quarter. The unemployment rate is the rate in the June quarter.
Source: Treasury.

Public investment is helping to fill some of the gap left by the collapse in private demand. Funding flowing from the 2009-10 Budget, the Nation Building and Jobs Plan, the November Council of Australian Governments reforms and the December Nation Building Package is providing a significant boost to public investment, which is expected to grow by around 25 per cent in 2009-10, the fastest rate of growth on record.

The global recession and the domestic economic slowdown will have unavoidable consequences for Australia’s labour market. Employment is expected to contract through to mid-2010, leading to a substantial rise in the unemployment rate, which is forecast to peak at 8½ per cent in 2010-11. The Government’s economic stimulus is estimated to reduce the peak unemployment rate by 1½ percentage points.

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Statement 1: Budget Overview

Australia is expected to perform better than most other advanced economies in 2009 (Chart 1). There are a number of factors which make Australia better placed to weather the global recession and to stage an earlier and stronger recovery than many other countries.

Chart 1: Forecast GDP growth in 2009(a)

(a)	Australian data refer to forecasts for 2009-10.
Source: Treasury.

Timely and substantial policy action by the Government is supporting the economy and jobs, through fiscal stimulus and other measures. While fiscal stimulus in other advanced economies was in some cases belated, the Australian Government acted early and decisively once the prospect of a global recession became clear.

There is substantial evidence that last year’s Economic Security Strategy has supported retail spending and employment. Following the first economic stimulus package, consumer spending has held up in Australia, despite continued falls in other advanced economies in recent months.

The Australian economy is also benefiting from strong financial institutions and sound regulatory frameworks, which have enhanced the effectiveness of monetary policy in stimulating activity. The Reserve Bank of Australia has cut official interest rates by a total of 425 basis points, resulting in the lowest mortgage interest rates in more than 40 years.

The Australian housing sector is in better shape than in most other advanced economies, with more rigorous lending practices by Australia’s financial institutions helping to prevent the kind of mortgage defaults seen in the United States. The First Home Owners Boost has also spurred activity in the housing sector since its introduction last year, with dwelling investment expected to lead the economic recovery in 2010-11.

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Statement 1: Budget Overview

Australia will benefit from being situated in the most dynamic region in the global economy. Once the global economy begins to recover, Asia is expected to be a key engine of growth. China is showing signs of recovery from the crisis, and Australia’s strong trade linkages with China will assist a recovery in our domestic economy.

Fiscal outlook

As a result of the deteriorating global economic conditions, the Budget deficit is expected to be substantially larger than forecast in the February 2009 Updated Fiscal and Economic Outlook (UEFO).

Table 2: Budget aggregates
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
Underlying cash balance ($b)(a)	19.7	-32.1	-57.6	-57.1	-44.5	-28.2
Per cent of GDP	1.7	-2.7	-4.9	-4.7	-3.4	-2.0
Fiscal balance ($b)	21.0	-32.9	-53.1	-56.0	-41.8	-30.3
Per cent of GDP	1.9	-2.7	-4.5	-4.6	-3.2	-2.2
(a)	Excludes expected Future Fund earnings.

An underlying cash deficit of $57.6 billion or 4.9 per cent of GDP is expected in 2009-10, compared with an estimated deficit of $35.5 billion or 2.9 per cent of GDP at the UEFO. In accrual terms, a fiscal deficit of $53.1 billion or 4.5 per cent of GDP is estimated for 2009-10 compared with $33.3 billion or 2.8 per cent of GDP at the UEFO. This is significantly lower than the 8.8 per cent of GDP collective budget deficit for advanced economies as a whole, and less than half that of the major advanced economies at 10.4 per cent (Chart 2).

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Statement 1: Budget Overview

Chart 2: Budget balance positions for selected countries

Source: IMF World Economic Outlook April 2009, Chapter 2 supplemental tables.

The budget deficit is a direct consequence of the global recession, which has had a substantial impact on tax revenues. Combined with payment variations, these downgrades represent around two-thirds of the total decrease in the underlying cash balance over four years since the 2008-09 Budget, and more than three-quarters of the decrease in 2010-11 and 2011-12.

Since the 2008-09 Budget, taxation receipt estimates have been revised downwards by $23 billion in 2008-09, $49 billion in 2009-10, $55 billion in 2010-11, and $47 billion in 2011-12 (a total of $173 billion). The 2008-09 estimate represents the biggest one-year downward revenue revision to taxation receipts in Australia since 1930-31 at the height of the Great Depression.

This Budget reports taxation receipt estimates for 2012-13 for the first time. These estimates are considerably less than they would have been a year ago. Adding potential downward revisions to the 2012-13 estimates, the total downward revisions to taxation receipts across the forward estimates would be around $210 billion.

Cumulatively, the revisions are equal to almost wiping out the revenue windfalls from the terms of trade boom since the 2005-06 Budget.

Initially, the effects of the global financial crisis were seen most strongly in lower equity and commodity prices, reducing business profits and investment income, which flowed through to lower company and capital gains tax receipts. As the crisis has progressed, wage, employment and consumption growth has slowed, reducing receipts from individuals’ income tax, GST and other consumption taxes significantly.

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Statement 1: Budget Overview

During these tough economic times, it is critically important that the Government’s fiscal stance supports the economy and jobs. The net measures in the Budget raise the level of GDP by ¾ of a per cent in 2009-10. This support is temporary in nature, phasing out as the economy recovers.

As the global recession impacts on revenues and spending, it becomes necessary to borrow funds that can be repaid when conditions improve. A temporary deficit, along with temporary borrowing, is the only responsible course of action. The alternative would require significant spending cuts or tax increases, which would inevitably precipitate a deeper and more protracted downturn, and much higher unemployment.

The Government is committed to taking action to return the budget to surplus as the economy recovers, and has outlined a clear strategy to achieve this.

•	Tax receipts will recover naturally as the economy strengthens.

•	The Government will hold real growth in spending to 2 per cent per annum to expedite the return to surplus once economic growth returns to above-trend levels.

The Government has engaged strict spending discipline by finding structural budget savings. This strategy is expected to see the deficit more than halve by the end of the forward estimates, and return the budget to surplus by 2015-16.

The Government has engaged strict spending discipline with structural savings to offset the cost of key reforms. The Government will fully offset the impact of the pension increase delivered in this Budget by 2021-22.

Supporting the economy during the global recession

Since the worsening of conditions in global financial markets in the second half of last year, the Government has responded decisively to help cushion Australia from the impacts of the worst global recession since the Great Depression. This response includes initiatives to support financial markets; fiscal stimulus together with the Reserve Bank of Australia’s monetary policy response; increased support for the States through the Council of Australian Governments (COAG) reform and the Nation Building and Jobs Plan; and programs to support Australian small businesses and jobs.

The Government’s balance sheet remains strong. The Australian Government’s net debt is small by international standards, and is expected to remain so — well below that of any of the major advanced economies. Net financial worth is also strong. This has allowed the Government to use its balance sheet to fund necessary stimulus spending, allow the automatic fiscal stabilisers to operate and guarantee the availability of credit to critical sectors of the economy.

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Statement 1: Budget Overview

As a result of the Government’s fiscal action, Australia is expected to experience a milder downturn and emerge more strongly than would otherwise be the case.

Supporting financial markets

The Government has taken early and decisive action to maintain financial system stability.

On 12 October 2008, the Government announced that it would guarantee deposits and wholesale funding. Australians have been assured that their deposits in Australian banks, building societies and credit unions are safe. The guarantee also ensures that Australia’s financial sector can continue to access the funding necessary to lend to Australian businesses and households at a time of considerable turbulence.

Reflecting their relatively strong performance and solid capital positions, each of the four largest Australian banks is rated AA by Standard & Poor’s (S&P), with these ratings remaining stable at a time when many international banks have been downgraded. Only six of the other 100 largest global banking groups have an equivalent or higher rating from S&P.

In January 2009, the Australian Government announced that it would establish the Australian Business Investment Partnership (ABIP). ABIP is a temporary, contingency measure to provide refinancing of loans relating to commercial property assets in Australia. Loans are subject to finance not being available from commercial providers (other than ABIP) and the assets being financially viable. Without this support, a combination of weak demand and tight credit market conditions could see up to 50,000 jobs lost in the commercial property sector.

The Government has also established a Special Purpose Vehicle, ‘OzCar’, to help provide liquidity to viable car dealers who lost access to critical wholesale floorplan financing as a result of the withdrawal of key financiers from the Australian market late in 2008.

The announcement on 25 March 2009 of a guarantee of state and territory borrowing was a further step taken by the Government to support jobs and security, to ensure that the States have the capacity to raise debt and undertake their infrastructure projects. State infrastructure spending, supported by guaranteed borrowing, will work hand-in-hand with Government infrastructure investment from the nation building funds to build a stronger Australia. These projects will provide employment opportunities in the short term, whilst providing economy-supporting capacity in the longer term.

This package of measures has played a critical role in breaking the adverse feedback loop between instability in global financial markets and the economy, by easing the flow of credit between financial institutions and out to Australian businesses and

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Statement 1: Budget Overview

families. Ensuring stability and effective operation of the financial system is a prerequisite for a sustained economic recovery.

Australia and the other members of the Group of Twenty (G-20) have recognised the need for concerted fiscal stimulus measures to restore global economic growth. At the recent London Summit, G-20 Leaders estimated that current stimulus efforts will total US$5 trillion by the end of 2010. They agreed to take whatever additional steps are needed to restore trend growth.

The International Monetary Fund (IMF) will assess actions taken and further global actions required to restore growth. Leaders also endorsed principles for dealing with toxic assets and normalising credit flows, and the need for credible exit strategies to ensure long-term fiscal sustainability. The Australian Government will continue to work with its G-20 counterparts to overcome the current global recession.

Fiscal stimulus to support the economy

The Government has taken early and decisive action to support activity and jobs. The Government’s fiscal stimulus packages have helped to cushion Australia’s economy from the worst impacts of the global recession. The measures taken prior to this Budget include the $10.4 billion Economic Security Strategy, the $15.2 billion Council of Australian Governments (COAG) reform package, the Nation Building package, and the $42 billion Nation Building and Jobs Plan. The stimulus packages are expected to raise the level of GDP by 2¾ per cent in 2009-10 and 1½ per cent in 2010-11, supporting up to 210,000 jobs.

This stimulus has provided significant support to the economy through 2008-09, and will continue to support the economy during the global recession. The Economic Security Strategy and the Nation Building and Jobs Plan will add $19.7 billion to household incomes — with payments targeted to cash-constrained households who are most likely to spend them.

These targeted payments provided a significant and temporary boost to household consumption in the face of a sharp and severe global downturn, while infrastructure spending was being planned and brought on line. Without these initiatives, the downturn would be deeper and more jobs would be lost.

The Economic Security Strategy introduced the First Home Owners Boost to stimulate housing activity, support the construction industry and assist first home buyers to enter the housing market. The First Home Owners Boost has now provided support to over 59,000 first home buyers. Combined with low interest rates, the Boost has supported significant demand by first home buyers, with loans to first home buyers the highest as a proportion of the market since 1991.

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Statement 1: Budget Overview

OECD analysis suggests that Australia’s economic stimulus measures, with a strong focus on direct government investment, are amongst the most effective of all OECD fiscal packages in terms of stimulating activity and supporting employment.

The nation building infrastructure program included in this Budget builds on the Nation Building package announced in December 2008 and the Nation Building and Jobs Plan. This funding will support activity and jobs in the short-term, and at the same time invest in the long-term drivers of growth and productivity. In particular, the Nation Building and Jobs Plan included a $29.9 billion investment program targeting schools, housing, energy efficiency, roads and community infrastructure projects, all designed to support jobs while providing a sustained boost to the economy over a longer period of time.

The centrepiece of the plan was the provision of $14.7 billion over three years for the Building the Education Revolution program to improve school facilities. These investments will not only support the economy in coming years, they will lay the foundations for future productivity growth by supporting schools to deliver quality educational outcomes.

The Government’s initiatives to support the economy during the global recession are also providing support to Australian small business, which employs around four million Australians. The Government’s economic stimulus packages will also provide considerable demand for small business goods and services during the downturn, with flow on benefits for contractors and retailers.

To provide more direct assistance, the Government introduced the Small Business and General Business Tax Break as part of the Nation Building and Jobs Plan. The $3.6 billion Tax Break is boosting business investment, bolstering economic activity and supporting Australian jobs. It is encouraging and sustaining business investment during the global recession. The Tax Break provides additional support — in the form of a bonus tax deduction — for Australian businesses that acquire new tangible depreciating assets during 2009. The Government recognises the important role played by small business, and has introduced a lower threshold for it to access the Tax Break.

The Economic Security Strategy also provided $187 million to create 56,000 new training places for the 2008-09 Productivity Places Program. The new places announced in this Budget bring the total number of places under the program to 711,000. This program will assist disadvantaged job seekers in particular.

The Government’s fiscal stimulus program started with income support and then moved into ‘shovel-ready’ infrastructure. This Budget marks the start of the next phase — a move into larger and longer term nation building projects.

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Statement 1: Budget Overview

Budget Priorities

The key priorities of the 2009-10 Budget are to:

•	stimulate demand and keep more Australians in work;

•	invest in the roads, rail, ports and broadband that will boost productivity and growth;

•	invest in a Clean Energy Initiative and flagship programs in solar and carbon capture that help us create the low-pollution economy of the future;

•	find the necessary room to deliver a fair go for pensioners and make retirement incomes more secure;

•	establish a historic Paid Parental Leave Scheme— to boost participation and productivity in the long run, and improve work-family balance;

•	invest in Australia’s research and innovation future, continue the Education Revolution, and provide for world-class universities and hospitals; and

•	lay the foundations to deliver on the Government’s deficit exit strategy, currently expected to return the budget to surplus by 2015-16.

Supporting the economy and jobs now

There has never been a more difficult time to frame a budget. This Budget is the most critical phase of the Government’s strategic response to the global recession, as it commences a comprehensive program of longer term initiatives that will drive future economic growth.

Measures in this Budget raise the level of GDP by ¾ of a per cent in 2009-10 and ½ of a per cent in 2010-11, when the economy is expected to be hit hardest by the global recession. The budget impact of new spending is fully offset in the final year of the forward estimates.

The Budget includes measures designed to provide immediate support to the housing sector, Australian jobs and small business.

Supporting Australian jobs

The Government will assist Australians whose job prospects have been adversely affected by the global recession by investing $1.5 billion over five years through the comprehensive Jobs and Training Compact. The demand for education and training will rise in response to the deteriorating labour market, as young people choose to stay

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Statement 1: Budget Overview

in school or undertake further training. Redundant workers will also seek to maintain, update or learn new skills to improve their future job prospects. The Government’s Jobs and Training Compact aims to support young Australians, retrenched workers and local communities to get back to work, add to their skills, or learn the new skills required to obtain jobs as the labour market recovers.

The Government will provide $83 million over four years to help eligible job seekers on income support through a temporary Training Supplement. The Training Supplement provides an ongoing payment of $41.60 per fortnight to eligible job seekers on Newstart Allowance or Parenting Payment who are undertaking approved training. The Training Supplement will be available from 1 July 2009 until 30 June 2011. This supplement builds on the Government’s earlier temporary increase in the lump sum Education Entry Payment from $208 to $1,158 for eligible job seekers. Investment in training, education and skills is essential to ensure that vulnerable groups are not lost to the downturn.

The Government’s $277 million Compact with Young Australians will guarantee an education or training place for every young person under the age of 25 who wishes to up skill; require participation in school, training or work for anyone under the age of 17; and bring forward to 2015 the COAG goal to lift the national Year 12 or equivalent attainment level to 90 per cent. The Government will also introduce new requirements on Youth Allowance (Other) and Family Tax Benefit (Part A) that will encourage greater participation in education and training. The compact will encourage young people to stay at school or engage in further education and training to help prevent many from experiencing long-term unemployment. This investment in the skills of Australia’s young people will also support medium-term productivity growth.

The Government’s $438 million Compact with Retrenched Workers will provide immediate assistance to Australians who have become unemployed. The compact will provide $299 million to give retrenched workers immediate and personalised intensive employment assistance through Job Network and the new Job Services Australia. It will also strengthen the social safety net by reducing income support waiting periods through a temporary doubling of the threshold applying to the liquid assets test for income support recipients. The Government has also entered into an agreement with the major banks to negotiate postponing mortgage payments for up to 12 months with borrowers who have lost their job.

The Government’s Compact with Local Communities will provide the regions and communities hardest hit by the global recession with priority assistance through the $650 million Jobs Fund, announced on 5 April 2009. The projects funded will support local jobs and also help the environment, improve community amenity and boost services provided by not-for-profit organisations. The Government will also introduce local employment coordinators to oversee efforts to support jobs in communities most disadvantaged by the global recession. The Jobs Fund will supplement actions the Government has already taken at the community level through the local implementation of the $42 billion Nation Building and Jobs Plan.

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The $4.9 billion Job Services Australia will commence from 1 July 2009. Job Services Australia will provide more effective, demand-driven employment services at over 2,000 locations across Australia. Its services will include better incentives for further education and training, improved targeting of more disadvantaged job seekers and streamlined access to assistance.

Extension of the First Home Owners Boost

In response to continuing economic uncertainty and the ongoing success of the initiative, the Government will extend the First Home Owners Boost for an additional six months. This extension will continue to stimulate housing activity, support the construction industry and assist first home buyers to enter the housing market.

For contracts entered into on or before 30 September 2009, the First Home Owners Boost will continue to provide first home buyers with $7000 for established homes and $14,000 for new homes. In combination with the existing $7000 grant under the First Home Owners Scheme, this means first home owners will receive $14,000 for established homes and $21,000 for new homes.

The First Home Owners Boost will then be phased down and cease after 31 December 2009. Between 1 October 2009 and 31 December 2009, the value of the First Home Owners Boost will halve, to $3500 for established homes and $7000 for new homes, providing a total of $10,500 for established homes and $14,000 for new homes when combined with the First Home Owners Scheme grant.

After 31 December 2009 when the First Home Owners Boost ceases, the $7000 First Home Owners Scheme grant will continue, and the Government’s direct investment of $6.4 billion for social housing under the Nation Building and Jobs Plan will provide important ongoing stimulus to the construction sector.

Supporting Australian small business

Small businesses are the engine room of the Australian economy, accounting for around 95 per cent of all businesses and around 50 per cent of all private sector employment. The Government understands that the global recession is impacting on Australian small businesses. This Budget includes a number of measures to assist small businesses to manage their operations in the context of slower demand.

The Government’s $42 billion Nation Building and Jobs Plan is supporting small businesses by stimulating demand for goods and services. Small businesses are also receiving much-needed cash flow relief through changes to quarterly pay-as-you-go instalment calculations, and planned changes to business regulation will help to reduce compliance costs and lift small business confidence.

The bonus tax deduction under the Small Business and General Business Tax Break will be increased to 50 per cent for small businesses. This will further help them to

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invest, bolster economic activity and support Australian jobs. The 50 per cent deduction is available for eligible assets costing $1000 or more acquired between 13 December 2008 and 31 December 2009 and installed ready for use before 31 December 2010. The expansion will have an estimated cost to revenue of $141 million.

A new Small Business Support Line and referral service will be established at a cost of $10 million over two years to assist small businesses affected by the global financial crisis. The support line will provide initial advice and referral services to small business owners on such matters as obtaining finance, cash flow management, retail leasing, promotion and marketing, and personal counselling. The Small Business Credit Complaints clearing house will be integrated as part of the service. This will complement the additional $4 million announced at the Small Business Summit in October 2008 for Business Enterprise Centres and other registered business organisations to support small businesses during the global recession.

The Government’s nation building investment in a new National Broadband Network, in partnership with the private sector, will create jobs and opportunities for small business. At its peak, it is estimated that the project will support up to 37,000 local jobs. The implementation study for the rollout of the network will consider ways to provide procurement opportunities for businesses, including local small businesses in telecommunications and related sectors.

Access to superfast broadband will provide opportunities for innovative new business services, greater participation in e-commerce and improvements in productivity with the adoption of broadband-based processes. An additional $10 million over two years will be provided to help small businesses establish an online presence and improve their e-commerce facilities. Grants will be provided to eligible organisations to disseminate information and offer training seminars on e-business.

Nation Building Infrastructure — building blocks for the recovery

Investment in nation building infrastructure is the centrepiece of the 2009-10 Budget. Representing the most significant infrastructure package in Australia’s history and spanning the nation, the Government is investing $22 billion to improve the quality, adequacy and efficiency of transport, communications, energy, education and health infrastructure across Australia — the building blocks of the future economy.

Investment in these critical economic infrastructure projects will provide a sustained boost to the economy now. In the longer term, it will enhance the productivity of the economy. These projects are widely distributed across major metropolitan centres, regional and rural Australia.

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The National Broadband Network will commence roll-out in Tasmania, while investment in Australia’s road network and, in particular, along the Network 1 (N1) linking Melbourne to Cairns, will support the more efficient movement of people and freight along one of Australia’s busiest road networks and most important freight routes.

Improving the liveability and sustainability of our cities, the Government is investing in nine metropolitan rail projects across six major Australian cities: Melbourne, Sydney, Brisbane, Adelaide, Perth and the Gold Coast. The Government is investing $27.7 billion through the Nation Building Program and Building Australia Fund, including $3.4 billion as part of this Budget, to enhance the safety and efficiency of the national road network — this includes construction of a new bypass at Kempsey on the Pacific Highway. Demonstrating the Government’s commitment to improving our export and freight infrastructure, the Government will set aside $339 million towards the development of Oakajee port and rail common use infrastructure, near Geraldton, in Western Australia, (subject to further work and consideration of the project by Infrastructure Australia) to support growing demand for internationally competitive export infrastructure.

The Government is also committed to improving Australia’s social infrastructure ― our schools and hospitals. The Government is modernising every Australian school with $14.7 billion being invested in education infrastructure such as multi-purpose halls, science laboratories, language learning centres as well as small-scale maintenance and refurbishments.

The Government is committed to delivering better health care and better health outcomes across Australia and is undertaking a range of projects to improve health and hospitals infrastructure. For example, the Government is committing $250 million for the Townsville Hospital in Queensland, $200 million for a Health and Medical Research Institute at the new Royal Adelaide Hospital and $28 million for the Northern Territory Medical School. In Australia’s west, the Government is investing $256 million towards the rehabilitation unit at the Fiona Stanley Hospital in Perth.

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Table 3: Summary of nation building infrastructure projects
New investment $million
Roads, rail and ports	8,453
Regional Rail Express	3,225
East West Rail Tunnel - preconstruction work	40
Gold Coast light rail	365
Gawler rail line modernisation	294
Noarlunga to Seaford rail extension	291
Northbridge rail link (the Hub)	236
West Metro - preconstruction work	91
Brisbane Inner City Rail feasibility study	20
O-Bahn track extension	61
Hunter Expressway	1,451
Pacific Highway- Kempsey Bypass	618
Ipswich Motorway - additional works	884
Bruce Highway - Cooroy to Curra (section B) duplication	488
Oakajee Port common user facilities	339
Darwin Port expansion	50
National Broadband Network	Up to 43,000
Initial Government investment	4,700
Clean energy infrastructure	3,565
Clean Energy Initiative	3,465
National Energy Efficiency Initiative	100
Education infrastructure	2,585
Education infrastructure	2,585
Health and hospital infrastructure	3,172
Hospital infrastructure	1,465
Better cancer care	1,276
Translational health research	430

Infrastructure investment represents the next phase of a comprehensive strategy for Australia’s recovery from the global recession and will provide the building blocks for future productivity and growth. Investment in infrastructure will help bolster the economy by creating and supporting employment and providing opportunities for businesses.

Sustained investment in and reform of Australia’s economic infrastructure and infrastructure markets is critical to boosting national productivity. It will also drive a more diverse, competitive and sustainable economy that generates substantial and lasting economic, social and environmental benefits. Infrastructure investment will be the cornerstone of the recovery of the Australian economy going forward. As the global economy recovers from the current crisis and China and other emerging economies in Asia continue to expand and grow, it is vital that Australia is positioned to take advantage of the many opportunities and benefits that will emerge.

Before the global economic downturn, capacity constraints and infrastructure bottlenecks were evident in some of Australia’s key export supply chains. Addressing critical infrastructure gaps, reform of planning and regulation, improved coordination

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of logistics chains and better use of infrastructure through appropriate pricing all have important roles to play in ensuring that we avoid the re-emergence of these problems.

The importance of investing in Australia’s physical infrastructure was confirmed in the latest OECD Going for Growth report (released in March 2009), which found that among OECD countries investment in energy, water, transport and telecommunication networks can boost long-term economic output and productivity to a greater extent than other types of physical investment.

The Government will continue to provide leadership in the planning, financing and provision of significant nation building infrastructure projects while encouraging private sector involvement. Going forward, Infrastructure Australia will continue to play an important role in the provision of advice to guide government and private sector decision-making on infrastructure investment.

Roads, rail and ports

Investment in critical road and rail infrastructure is essential. The OECD’s report, Going for Growth, has noted that past investment in Australia’s roads has been associated with higher GDP, relative to other types of investment. Similarly, investment in Australia’s rail network has gone hand-in-hand in the past with higher aggregate output levels in comparison to other types of investment.

The Government is committed to building world-class infrastructure that enhances the amenity and productivity of our cities. It is investing $4.6 billion to improve metropolitan rail networks in six of Australia’s major cities: Melbourne, Sydney, Brisbane, Adelaide, Perth and the Gold Coast. As Australia’s capital cities continue to grow and expand, investment in nation building infrastructure, including our metropolitan rail networks, is urgently needed to support sustainable urban development and renewal.

Congestion imposes a real and substantial economic and social cost on our communities. These costs include longer travel times, higher greenhouse gas emissions, higher vehicle operating costs and road trauma. The avoidable cost of congestion is estimated to rise to around $20 billion per year by 2020. The cost of congestion is real and substantial — it includes traffic delays, increased greenhouse gases, higher vehicle running costs and more road accidents. Through this investment, the Government is taking action to reduce these economic and social costs to make our cities more productive and prosperous.

The Government is investing an additional $3.4 billion from 2008-09 to 2013-14 in Australia’s road infrastructure. This investment recognises the important role of roads in expanding the productive capacity of the Australian economy and building business confidence.

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Each year, the amount of freight carried along Australia’s national roads and highways increases. By 2019, it is estimated that 55 million tonnes of goods and products will be transported to domestic and global markets each year. This represents around a 30 per cent increase from 2009 levels.

The Government has committed $8.6 billion to upgrade the N1 through the Nation Building Program. The N1 is Australia’s busiest freight route stretching along the eastern seaboard between Melbourne and Cairns. In this Budget, the Government is making a number of further strategic investments in the N1, which will bring the Government’s total commitment in this critical road corridor to $12.0 billion. This involves the construction of bypasses, completing duplications, three-laning, flood proofing, gradient reductions and other safety measures to improve the quality of this vital corridor.

Investment in the N1 will deliver economic benefits through greater efficiency and increased productivity. Lower transportation costs will ensure Australian businesses continue to be globally competitive.

These measures build on the $26.2 billion set aside for land transport infrastructure through the Nation Building Program. Through this program, the Government is contributing $24.2 billion to road building projects across Australia to construct new bypasses, ring roads and duplications. This investment is also widening roads, improving intersections and providing extra overtaking lanes to improve the efficiency and safety of Australia’s road network.

Investing in our roads also delivers important social benefits — helping to keep our communities connected, improving access to services and enhancing the amenity of our cities.

In addition to expanding Australia’s road network and improving its efficiency, the Government is also committed to making Australia’s roads safer and lowering the real cost of road accidents and road trauma. In 2009-10, the Government is investing $120 million in the Black Spot Program and $100 million to install rail boom gate crossings to improve the safety of our roads and reduce the social costs to the community from road accidents.

Australia’s ports act as international gateways for Australian business, opening up access to global markets. Efficient, well-functioning export infrastructure is essential to support economic growth. Before the economic downturn, capacity constraints and infrastructure bottlenecks impeded access to global markets for Australian commodities. This is why the Government has set aside $339 million towards the development of Oakajee Port and rail common use infrastructure in Western Australia and $50 million towards the Darwin Port expansion in the Northern Territory. Infrastructure Australia has identified these two projects as having national significance and playing a potentially important role in supporting future economic growth. Infrastructure Australia will examine each project as development progresses.

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Through this investment, the Government is positioning Australian business to take advantage of future economic growth as the Asia-Pacific region recovers from the global recession.

Greater connectivity between Australia’s rural and urban centres, improved transit times and greater rail efficiency will help unlock critical supply chains and reduce landside bottlenecks at Australia’s ports, thus improving the international competitiveness and efficiency of Australia’s land transport network including a number of flow-on environmental and fuel efficiency benefits.

Investment in Australia’s transport network, including road, rail and landside port access, will directly increase Australia’s capital stock. In addition, it will generate a range of positive spill overs supporting future economic growth, including through the facilitation of trade, greater access to global and domestic markets and lower costs to business through increased efficiency.

Acting now to expand Australia’s infrastructure platform will support employment in the short and medium term, while providing the building blocks for Australia’s future prosperity. In the long term, this investment will help unlock infrastructure bottlenecks that have constrained productivity growth in the past and ensure Australia is well placed to take advantage of future economic opportunities as they emerge.

National markets

Government action to drive competitive and efficient infrastructure markets and lower regulatory costs for infrastructure development complements the Government’s direct infrastructure investment. This action will ensure that the potential benefits created by such infrastructure investment are fully realised. The Government is committed to ensuring that the right regulatory and business environment exists to support increased investment in infrastructure and the timely delivery of major projects.

Through COAG, the Government is working with the States and Territories to develop a more coordinated approach to planning and approvals processes for major infrastructure projects by lowering the costs imposed on infrastructure providers and increasing transparency and certainty around decision-making processes. Furthermore, the Government is continuing to work with state and territory governments to progress national transport reforms.

Substantial progress has been made in the area of energy market reform including efforts to create an efficient national market. The Government is continuing to build on this success by working with its state and territory counterparts through COAG and the Ministerial Council on Energy so as to ensure Australia has reliable and efficient energy supplies into the future.

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Infrastructure Australia

The Government established Infrastructure Australia to drive the development of a long-term, coordinated national approach to infrastructure planning and investment. Infrastructure Australia provides a strategic perspective on the creation of national markets, competitive export infrastructure and a national freight network. Throughout 2009, Infrastructure Australia will continue to focus on nationally significant infrastructure priorities across a range of areas, including infrastructure planning and investment, integrated supply chain networks and public transport systems.

Clean Energy Initiative

The Government is committed to tackling climate change and encouraging further innovation in low emissions and renewable technologies that will help create the low-pollution economy for the future.

The Government will invest $4.5 billion in a new Clean Energy Initiative, including $1.0 billion in existing funds, that will deliver a number of substantial measures aimed at enhancing innovation and investment in clean energy generation.

The Clean Energy Initiative will comprise three new core elements:

•	a $2.0 billion investment over nine years in carbon capture and storage (CCS) projects under a CCS Flagships program;

•	a $1.5 billion investment over six years in a new Solar Flagships program that will demonstrate large-scale solar thermal and solar photovoltaic technologies; and

•
a new independent renewable energy innovation body, Renewables Australia, resourced with initial funding of $465 million over four years to support renewable technology research, commercialisation and deployment.

Carbon Capture and Storage (CCS) Flagships

The new CCS Flagships program will deliver $2.0 billion over nine years to support the development of industrial-scale demonstration projects for CCS technology in Australia. The projects are expected to include a carbon dioxide storage hub and projects to demonstrate a range of technologies to capture carbon dioxide from coal-fired power stations. Projects will be subject to a competitive process, with the Australian Government contributing funding of up to approximately one-third of the cost.

Together with the existing $400 million National Low Emissions Coal Initiative and the Cooperative Research Centre for Greenhouse Gas Technologies, the CCS Flagships program will accelerate the development and deployment of CCS in Australia and will complement the recently launched Global CCS Institute. The successful deployment of CCS will facilitate Australia’s transition to a low-pollution economy, generate the

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low-pollution jobs of the future, and help preserve the value of Australia’s coal exports.

Renewables Australia

The Government will establish Renewables Australia with $465 million over four years, including existing funding of $365 million from the Renewable Energy Fund, to promote the development, commercialisation and deployment of renewable technologies. Renewables Australia will be overseen by an expert board and will support focused, collaborative, high priority research and investment with the ultimate aim of progressing new technologies to the market while also lowering the cost of existing renewable technologies. Renewables Australia will also support and advise government, industry and the community in the promotion and development of renewable technologies and relevant research and development in essential renewable-related systems, including renewable energy transmission infrastructure.

Solar Flagships

The Government will provide $1.5 billion over six years, including existing funding of $135 million from the Renewable Energy Fund, for a new Solar Flagships program. The program will establish large-scale solar electricity generation equivalent to the generation capacity of a coal-fired power station. The program will comprise up to four solar projects operating in the national grid, with an additional capacity of 1,000 megawatts. An energy market participant will be selected by a competitive process to manage Solar Flagship projects.

This program will help accelerate the deployment of promising solar energy technologies, including solar thermal and photovoltaic, whilst also building skills and capacity in the solar industry. Together with the existing $100 million Australian Solar Institute, the new Solar Flagships program will help position Australia as a world leader in solar energy generation.

National Broadband Network

The Government has established a company that will invest up to $43 billion over eight years to build and operate the biggest single nation building infrastructure project in Australia’s history, a new National Broadband Network (NBN) in partnership with the private sector.

The NBN will be a national, wholesale-only, open-access broadband network. The Government’s objective is to provide broadband services to 90 per cent of all Australian homes, schools and workplaces that will allow speeds of 100 megabits per second based on fibre-to-the-premises (FTTP) technology. Next-generation wireless and satellite technologies will be able to deliver 12 megabits per second or more to people living in more remote parts of rural Australia. The NBN will also include the backhaul network, that is, the fibre optic transmission links connecting cities, major regional centres and rural towns.

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The Government will be the majority shareholder of the network company but intends to sell down its interest within five years after the network is built and fully operational, consistent with market conditions and national and identity security considerations. The Government will make an initial investment of $4.7 billion.

Telecommunications play a vital role in Australia’s increasingly knowledge-based economy, and are important for the nation’s productivity. The NBN rollout will address a history of underinvestment in key telecommunications infrastructure.

Significant investment is required now to ensure that Australia is well placed to meet future demand for telecommunications services. Consumption of telecommunications services is increasing substantially, and new applications and greater internet use will increase demand for broadband services.

Rolling out a new national network is a major and complex engineering task that will take time to deliver. To provide benefits in the short to medium term, the Government is undertaking measures such as:

•	fast-tracking negotiations with the Tasmanian Government, to commence the rollout of the new network in Tasmania this year;

•	investing up to $250 million to immediately address regional backbone ‘blackspots’ throughout Australia; and

•	requiring, from 1 July 2010, all new estate developments to install FTTP technology.

Investment in this nation building infrastructure project will stimulate jobs in the short-term, and enhance productivity and innovation in the long term. It is expected the project will support 25,000 jobs every year, on average, over the life of the project (with a peak of 37,000 jobs).

The Government is undertaking an implementation study that will determine network operating arrangements, detailed network design and the means by which to facilitate private sector investment (including from rollout of the network in early 2010) and provide procurement opportunities for local businesses.

The NBN is an investment in a world-class telecommunications network that will provide the capacity to meet future demand and support productivity and innovation. The Government’s investment, coupled with changes to the existing telecommunications regulatory regime, will also fundamentally transform the competitive dynamics of the telecommunications sector that underpins Australia’s future productivity growth and international competitiveness.

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Positioning for the recovery — delivering world-class universities, research and hospitals

To complement investment in infrastructure and improve long-term productive capacity, the Government is building world-class higher education and hospital systems, and investing in innovation. The Government will also establish a historic Paid Parental Leave scheme to boost participation in the future. These investments form part of the building blocks for economic recovery.

Education — planting the seeds of future growth

This Budget continues the Government’s drive for a world-class education system. The Government is investing $2.1 billion in higher education over five years and additional funding from future Education Investment Fund (EIF) funding round in education and training to build the productive and skilled workforce of tomorrow. The structure of the Government’s reform package flows from the Review of Australia’s Higher Education System (the Bradley Review) commissioned by the Government last year.

A new approach is needed for higher education for the 21st century, one based on acknowledging the central importance of students. Current rigidities limit the capacity of universities to respond to changes in student preferences and demand, causing potential students to miss out on critical opportunities to build their skills and contribute to the development of a modern economy and a highly skilled workforce.

The Government is committed to ensuring all Australians have an opportunity to participate in tertiary education, especially in these tough economic times. As part of this commitment, the Government will invest $491 million over four years to uncap the number of public university places from 2012, allowing universities to offer a place to all eligible students. This will allow an extra 50,000 students to commence studies over the next four years and help achieve the Government’s ambition that 40 per cent of all 25 to 34-year-olds attain a bachelor level qualification or above by 2025. These additional places will boost the overall skill level of the workforce and will assist in equipping students to become effective participants in the labour market of tomorrow.

Education is a key building block for future growth. That is why the Government is investing $578 million over three years to increase the rate of indexation for higher education funding. The higher rate of indexation will be phased in from 2011.

This change will improve funding across learning, teaching and research, reduce pressure to cross-subsidise courses and help Australia compete in an increasingly international market for higher education.

To ensure universities maintain high standards within the new system, a more robust quality assurance process, overseen by a new independent national regulatory body, will be introduced. The Tertiary Education Quality and Standards Agency (TEQSA) will accredit providers, carry out audits of standards and performance, protect and

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quality assure international education and streamline current regulatory arrangements to provide national consistency.

The Bradley Review identified a further two areas for improvement in the higher education system: low participation and completion rates by all students; and low enrolment rates of people from disadvantaged backgrounds. The Government is putting in place measures to overcome these issues.

The Government will vigorously pursue the ambition that, by 2020, 20 per cent of higher education enrolments at undergraduate level should be of people from low socio-economic backgrounds. To help achieve this, the Government is investing $394 million over four years in a two-pronged strategy to encourage universities to take a greater leadership role in promoting the benefits of higher education to all groups in society.

•	A new financial loading will be provided as a reward for institutions to attract and retain low socio-economic status students.

•
Universities will be given funding to build long-term partnerships with schools and communities in disadvantaged areas to lift the aspirations of students who would never previously have considered university as an option. This complements the Government’s investment in low socio-economic schools.

To further support participation in higher education, particularly amongst low socio-economic students, the Government will reform the student income support system to improve targeting and boost the level of assistance to those most in need.

The Government has taken the tough decision to tighten the definition of independence to ensure that only students who have worked full-time (at least 30 hours a week) for at least 18 months in the last two years can qualify for Youth Allowance through independence prior to turning 22 years of age.

The savings realised from tightening the independence test will be reinvested to provide greater levels of support and more generous means testing arrangements for lower income students, including relaxing the Parental Income Test for Youth Allowance and ABSTUDY to more closely align with the Family Tax Benefit Part A income test, introducing the Student Start-up Scholarship, worth $2,254 per annum, and a more generous Personal Income Test to allow student income support recipients to earn more before their payments are reduced.

To improve standards and outcomes across all universities, the Government will invest $206 million over two years to introduce performance funding. The Government will set agreed performance outcomes across teaching quality, participation, student engagement, and completion rates, with reward funding attached to the targets. TEQSA will provide an independent assessment of whether the agreed performance targets have been met. This approach will encourage innovative institution-led

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solutions, as the onus is on institutions to develop their own plans to meet the agreed outcomes.

To support the increased investment in teaching and learning, the Government is rolling out the second EIF funding round. The Government is concentrating EIF round two funding on education and training infrastructure which supports the Government’s response to the Bradley Review and ensures the university and vocational education and training sectors have 21st century facilities.

The Government is committing $613 million to fund 11 higher education and 12 vocational education and training projects as part of the second EIF funding round. In addition, the Government will provide $750 million over four years to conduct future EIF funding rounds of which $250 million will be partnered with up to $400 million allocated under the Clean Energy Initiative to form a $650 million sustainability round. $200 million of round three funding will be allocated to projects which assist universities to adjust to the reforms in the higher education sector.

This infrastructure spending builds on the significant capital investment the Government has already made in the university sector, including $500 million for the Better Universities Renewal Fund in the 2008-09 Budget, the $500 million Teaching and Learning Capital Fund for higher education as part of the 2008 Nation Building Package and $580 million to fund 11 projects for the first EIF funding round.

Reaching our innovation potential

Innovation is critical to Australia’s growth and its ability to confront both current and emerging economic, social and environmental challenges. By supporting innovation, the Government will not only create conditions to support long-term growth and jobs but also prepare Australia for a faster and more prosperous recovery from the global financial crisis.

Recognising the importance of a strong innovation system to future productivity and jobs, Dr Terry Cutler led an expert panel reviewing Australia’s national innovation system. The panel’s report, Venturous Australia, provided valuable insights into the limitations of the current system and provided the basis for the Government’s long-term vision to increase Australia’s innovation capacity.

In March 2009, the Government signalled its ambitious long-term innovation agenda in announcing aspirational targets to increase Australia’s innovation performance. By 2020, the Government seeks to double the level of collaboration between Australian businesses, universities, and publicly-funded research agencies; increase by 25 per cent the proportion of businesses engaging in innovation over the next decade; and progressively increase the number of research groups performing at world-class levels.

This vision complements the Government’s reforms in response to the Bradley Review of Australian Higher Education, reflecting the importance of university research in the

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innovation system. To ensure that our universities have a better chance to perform at world-class levels, the Government is introducing initiatives aimed at improving research quality. The Government will provide an additional $512 million over four years to support universities fund the indirect costs of research, which will reduce the need for universities to cross-subsidise research costs from teaching and learning. The Government is also implementing the Excellence in Research for Australia initiative to improve the measurement of research standards of universities.

In addition, the Government will introduce reforms through the Joint Research Engagement program to encourage greater research collaboration between universities, industry and end-users.

In recognition of the importance of infrastructure to our innovation effort, the Government will provide $1.2 billion from the EIF for 30 priority research infrastructure projects. Funding is for immediate-start projects that have been identified as vital to building Australia’s research capability.

Investing now will equip the researchers and industries of tomorrow, and is therefore critical to the Government’s vision of an internationally competitive and prosperous nation. The Government’s investment includes $901 million for the Super Science Initiative, which will build Australia’s capacity in key areas including space science and astronomy, marine and climate science and future industries (nanotechnology and life sciences), and $322 million for eight research projects through the second round of the EIF. Together with infrastructure initiatives in higher education, vocational education and training and clean energy, this takes the Government’s investment in infrastructure from the EIF in this Budget to $3 billion.

The 2009-10 Budget also includes funding of $500 million over four years to encourage the commercialisation of ideas, improve the incentives for business research and development and collaboration, and provide for key enabling technologies. The Government will provide $196 million over four years to establish the Commonwealth Commercialisation Institute, which will bring together research, business and finance in the Australian economy. The Institute aims to address the disparity between our strong research performance and the comparatively low level of commercialisation.

The Government will replace the current research and development tax concessions with an expanded tax credit from 1 July 2010 that improves support for smaller firms in tax loss as well as rewarding larger firms for their research and development efforts. The new research and development tax credit will feature a 45 per cent refundable credit for firms with an annual turnover of less than $20 million — equivalent to a tax concession of 150 per cent.

The Government is also developing a National Enabling Technologies Strategy to ensure our researchers are equipped with world-class analytical tools and measurement capability. This will be achieved by establishing a National Office of

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Enabling Technology and building the capacity and expertise of the National Measurement Institute.

Health and hospitals investment and better access for Australians

This Budget continues the Government’s commitment to a world-class health and hospital system by providing increased funding for public hospitals, investment in the health workforce and infrastructure, investment in prevention, as well as reforms to deliver better services and more choice for patients across Australia.

In November 2008, COAG agreed to a historic package of reforms to the health and hospital system, announcing that the Government will provide $64 billion in funding over five years for the health system, an increase of over $20 billion compared to the previous Australian Health Care Agreements.

As part of this commitment, the Government will provide $2.5 billion over five years to drive hospital and health workforce reform with the States and Territories. This funding will be used to address the capacity and productivity of the health workforce, improve health outcomes for Australians and ensure the sustainability of the health system.

In addition to an increased commitment to public hospitals, the Government established the Health and Hospitals Fund (HHF) in the 2008-09 Budget for capital investment in health infrastructure, including renewal and refurbishment of hospitals and other facilities, equipment and projects. This arrangement was put in place to ensure that substantial funding was available for capital investment to support the Government’s health reform agenda.

The Government will make significant investments from the HHF in this Budget. Funding from the HHF will support stimulus activity, most notably through increased employment, improve our health infrastructure and lead to improved health outcomes.

The Government is concentrating HHF funding totalling $3.2 billion on three reform priorities.

First, the Government will expand and modernise key public hospital infrastructure across Australia to improve hospital care by increasing elective surgery capacity, enhancing sub-acute care services and improving emergency department facilities. The Government will invest a total of $1.5 billion over seven years in public hospital infrastructure, building on the investment in Australian health services and hospitals agreed by COAG on 28 November 2008.

Second, the Government is investing $1.3 billion over six years in infrastructure funding to modernise cancer services and improve detection, survival and treatment outcomes for people living with cancer. This will include a major investment in

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regional, rural and remote areas which suffer from significantly poorer cancer outcomes. This package will support a nationally consistent approach to cancer service delivery.

Lastly, recognising the importance of collaboration between research and health professionals in improving disease prevention and delivering best-practice health care, the Government will invest $430 million over six years in translational research infrastructure. Funding will support cooperative research practices by providing new medical research infrastructure in areas including Indigenous health, child health, heart disease, mental health and neurological disorders.

The Government also understands that maternity services in Australia are under growing pressure as the number of births continues to rise and workforce shortages worsen and that many Australian women are frustrated at the limited choices available to them for their maternity care. Limited access to maternity services in rural and remote communities is also a growing concern. To address these issues, the Government is investing $121 million over four years to reform maternity services to increase access for women and their babies to collaborative models of care and to involve midwives in a more substantive role. This package makes it possible for the Government to make better use of the maternity workforce, ensuring that the right professionals can provide the right care at the right time in the right place.

Rural Australia will receive better access to primary health services with the Government’s investment of $134 million over four years for a new rural health workforce strategy. This is designed to address workforce shortages in regional and remote Australia and improve access to primary health care services for people living in these communities. An important component of the new strategy is replacing the outdated Rural, Remote, Metropolitan Areas system, which was based on 1991 population data, with a new classification system that uses 2006 Census data to reflect changes in Australia’s population and demographic make-up. The initiatives being rolled out under this strategy will help attract and retain medical practitioners in areas of need, including via more targeted incentives and support such as expanded locum relief.

In a move to strengthen and improve the health workforce, the Government will also provide $60 million over four years from November 2010 to enable nurse practitioners to access the Medicare Benefits and Pharmaceutical Benefits Schedules. This will establish an appropriate role for nurse practitioners outside acute care, and will allow doctors to focus on tasks requiring their particular skills and expertise.

The Government is committed to ensuring that all Australians are able to access modern health services, no matter where they live. Diagnostic imaging and pathology are two such services, and the Government is tailoring funding for these services to better support access through new bulk-billing incentives costing $948 million over four years. These incentives will support providers who bulk-bill patients, many of

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whom operate in low socio-economic and rural areas, thereby improving access and supporting affordability for all Australians.

Addressing excessive fees under the Extended Medicare Safety Net

Funding for new health initiatives in this Budget has been made possible by addressing some excessive cost pressures in the Extended Medicare Safety Net (EMSN). Action in this area complements the Government’s reforms of private health insurance and the Medicare levy surcharge.

The Government is committed to retaining the EMSN. This demands that the safety net remain sustainable. There is evidence to suggest that excessive growth of fees for obstetrics and other services, such as Assisted Reproductive Technology (ART), hair transplants and varicose veins is putting this sustainability at risk. The Government is therefore moving to contain expenditure by capping the EMSN benefits payable once a patient has met the relevant EMSN threshold for these and other selected items from 1 January 2010.

The current EMSN meets 80 per cent of the out-of-pocket costs for out-of-hospital Medicare services once an annual threshold is met. This is regardless of how much the doctor charges. In 2007 it is estimated that up to 78 per cent of EMSN spending went to meeting providers’ higher fees, rather than reducing patients’ out-of-pocket costs. EMSN expenditure on the items to be capped has grown at an average rate of approximately 50 per cent for the past two years.

The new EMSN caps will apply on all related items, including pregnancy-related scans for example, to ensure that specialists do not shift their high fees to items that are not covered by a cap. In conjunction with the introduction of the cap, the Government will increase Medicare Benefits Schedule items for obstetrics to reduce the incentive to charge excessive fees. The cap per Medicare Benefits Schedule item will be set at different levels depending on the schedule fee of the item. Cap amounts will be indexed on 1 January by the Consumer Price Index, consistent with safety net thresholds. Should a patient claim an item more than once in a calendar year (for example, ante natal attendance), she would be eligible for the same maximum EMSN benefit each time she claimed the item.

By addressing the sustainability of the EMSN so that it can continue to help those who need it most, the Government will deliver savings of $452 million over four years.

Secure and sustainable pension reform

In the 2008-09 Budget, the Government committed to reform the pension system. Since that time, the scale of the global recession has highlighted the importance of the pension as a safety net for those most vulnerable in society. The Government has found room under difficult circumstances to deliver on its commitment, with

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substantial increases in pension payments, reform of the payments structure for pensioners, and more assistance for carers, at a cost of $16.0 billion over five years.

Sustainability of the pension is in everyone’s interest. So to ensure we can afford a strong safety net now and into the future, particularly given the challenges of an ageing population, the Government has announced reforms across a range of areas including within the pension and broader retirement income system.

Strengthening the financial security of seniors, carers and people with disability

In May 2008, the Government commissioned an investigation into measures to strengthen the financial security of seniors, carers and people with disability. The findings of the Harmer Pension Review have been central in framing the reform of the pension system.

In reforming the pension system, the Government will deliver a new system with increased payments, incentives for workforce participation, and new pension income eligibility arrangements to ensure affordability.

The key finding of the Harmer review was that the rate of payment to single pensioners is too low. In response, the Government will increase the total value of the pension for singles by up to $1,689 per annum — an increase of $32.49 per week. From 20 September 2009, full-rate single pensioners will receive an extra $30 per week in their base pension and an extra $2.49 per week in a new fortnightly supplement.

Under the new arrangements, the total value of the package of payments (pension plus supplements) for single pensioners will increase to two-thirds of the couple combined package, and achieve a new pension benchmark for singles of 27.7 per cent of Male Total Average Weekly Earnings ― an increase of over 10 per cent from the current 25 per cent. This new benchmark will be protected by legislation.

The Government will increase the total value of the pension package for full-rate couples by $527 per annum — an increase of $10.14 per couple per week ― payable fortnightly through a new Pension Supplement.

The Government will ensure that all pensioners benefit immediately from pension reform by providing a minimum increase in payments of $10.14 for single pensioners and couples combined. This, again, provides a focus on the needs of singles.

These measures will benefit recipients of the Age Pension, Disability Support Pension, Carer Payment, Veterans’ Service Pension, Income Support Supplement and War Widow/ers Pension, Bereavement Allowance, and Wife and Widow B Pension, at a cost of $14.2 billion over four years.

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To provide additional, ongoing assistance to carers, the Government will introduce a Carer Supplement of $600 per annum for Carer Payment recipients and an additional $600 per annum for Carer Allowance recipients for each eligible person in their care, at a cost of $1.8 billion over five years. These annual payments will provide ongoing financial certainty for carers which previous ‘one-off’ lump-sum payments did not. The Government will bring forward the 2009-10 payments for both supplements to 2008-09.

Simplifying the pension system

On top of the fortnightly base pension, pensioners currently receive a GST Supplement and Pharmaceutical Allowance (each paid fortnightly) as well as Telephone Allowance and Utilities Allowance (each paid quarterly). This structure is difficult to understand and leaves many pensioners unsure of their entitlements.

To simplify the system, the Government will combine these multiple payments into a single Pension Supplement which will be paid fortnightly. It will be increased by $2.49 per week for singles and $10.14 per week for couples combined. Simplifying the current system will greatly improve pensioners’ ability to budget for their living expenses with confidence.

The Government will also significantly improve the flexibility of the payment options open to pensioners. Under the new arrangements, from 1 July 2010, pensioners will be able to choose to receive around half the value of the new Pension Supplement as either a quarterly or fortnightly payment, providing pensioners with the opportunity to structure their payments to better suit their needs.

The Government will also improve arrangements for pensioners to access advance payments through an increase in the maximum allowable advance and an increase in the number of times they can access advance payments in a year.

The Government will extend the new Pension Supplement to recipients of Partner Allowance, Widow Allowance and other income support recipients over Age Pension age.

The Government will also simplify the payment of allowances to self-funded retirees by combining the existing Seniors Concession Allowance and Telephone Allowance into a new Seniors Supplement.

Single Commonwealth Seniors Health Card and Veteran’s Gold Card holders will also receive an increase in their Seniors Supplement of $129 per year (the equivalent of $2.49 per week)  to better reflect the costs of living alone.

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Long-term sustainability of the pension system

Australia, like most developed countries, is facing the challenge of an ageing population. When the Age Pension was introduced in 1909, around half the male population reached retirement age. Today, over 85 per cent of the male population reach retirement age and can expect to spend more than 7 years longer in retirement.

At the same time, the number of working-age people to support every person aged 65 years and over is expected to more than halve over the next 40 years. This presents a major challenge to the long-term sustainability of the pension system.

A key feature of the Government’s pension reform package is the introduction of measures to improve the long-term sustainability of the system. Central to this has been a review of the qualifying age for the Age Pension. To reflect improvements in life expectancy and to help counter the long-term costs of demographic change, the Government will progressively increase the qualifying age for the Age Pension to 67 years, consistent with international developments and the findings of the Harmer Review. The Age Pension age will increase at a rate of six months every two years, beginning in 2017 and reaching 67 years in 2023.

The Government will also improve the long-term sustainability of the system by reprioritising spending within the pension system.

From 20 September 2009, the Government will increase the rate at which the pension is withdrawn from 40 cents for each additional dollar of private income to 50 cents in the dollar. Reforms to the pension income test will save $1.2 billion over four years.

These and other changes mean that, despite the ageing of the population and the significant increase in assistance provided under the reform package, the Government will offset the cost of pension reform by 2021-22.

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Chart 3: Sustainability of pension reform

Supporting workforce participation — a new Work Bonus

The Harmer Review also found that direct incentives for paid work were better targeted to pensioners with limited resources and were more effective than the existing Pension Bonus Scheme. Accordingly, the Government will close the Pension Bonus Scheme to new entrants from 20 September 2009. Existing members of the scheme will continue to accrue entitlements under existing rules. This measure will save $58 million over five years, with substantial savings realised outside the forward estimates.

To improve incentives to undertake paid employment, the Government will introduce a Work Bonus that will discount 50 per cent of the first $500 of fortnightly employment income in determining pension entitlements — halving the rate at which pension is withdrawn. Pensioners can get a maximum benefit of $125 per fortnight from the Work Bonus.

A smooth transition to a new system

Around 70 per cent of existing pensioners — including all full-rate pensioners — will be better off immediately under the new arrangements with its more generous MTAWE benchmark, and will move directly to the new system.

Other existing part-rate pensioners will transition to the new arrangements when they provide a better outcome for them, having regard to the higher pension rates, new income test arrangements and benefits of the Work Bonus.

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Importantly, these pensioners will continue to receive their existing entitlements, plus an additional $10.14 increase per week (singles and couples combined), all maintained in real terms, until the new system provides the better outcome.

Reforming the retirement income system

Australia’s retirement income system comprises the Age Pension, compulsory superannuation and voluntary savings (including voluntary superannuation). The Government’s retirement income reforms will deliver greater equity, and provide more support to those on the lowest incomes. To ensure Australia’s retirement income system remains sustainable into the future, the Government will reduce the generosity of some superannuation concessions to those with greater private resources.

Under current arrangements, concessional superannuation contributions are taxed at the concessional rate of 15 per cent up to the concessional contributions cap. The concessional contributions cap is currently $50,000 per annum and the transitional cap (which applies until 30 June 2012 for those aged 50 or over) is $100,000 per annum.

From 1 July 2009, the Government will reduce the cap on concessional superannuation contributions from $50,000 to $25,000 (indexed), and the transitional cap from $100,000 to $50,000. From 2012-13 those aged 50 years and over will be subject to the lower $25,000 (indexed) cap.

This measure is expected to affect approximately 170,000 individuals, 55 per cent of whom would be aged 50 or over. This represents only 4 per cent of those in the 50 plus age group who are making concessional contributions and only 1.6 per cent of the total population in this age group.

It is expected that 77,000 individuals aged less than 50 will be affected by the measure. This represents 1.1 per cent of those in the less than 50 age group who are making concessional contributions and only 0.8 per cent of the total population in this age group. This measure will result in savings of $2.8 billion over four years.

The Government will also temporarily reduce the matching rate of the superannuation co-contribution (and maximum amount payable) that is paid on eligible personal superannuation contributions.

The co-contribution matching rate will be reduced from 150 per cent to 100 per cent for contributions made between 1 July 2009 and 30 June 2012, and to 125 per cent for contributions made between 1 July 2012 and 30 June 2014. The co-contribution matching rate will return to 150 per cent for contributions made from 1 July 2014. This temporary measure will result in savings of $1.4 billion over four years, while still providing significant incentives for low-income earners to make personal superannuation contributions.

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Fairer and more sustainable private health insurance incentives

Spending on the Private Health Insurance (PHI) rebate is growing rapidly, and without reform is expected to more than double to $9.3 billion per annum by 2019-20. Expenditure on the rebate disproportionately favours those on higher incomes. By 2010-11, it is expected that approximately 14 per cent of single tax filers with incomes above $75,000 will receive about 28 per cent of the total PHI rebate paid to singles. Similarly approximately 12 per cent of couple tax filers who have incomes above $150,000 will receive around 21 per cent of the total PHI rebate paid to couples.

Accordingly, the Government is rebalancing its suite of policies supporting private health insurance so that people with a greater capacity to provide for their own private health insurance do so. Higher income earners will face a more significant penalties for not holding private health insurance and will receive a lower (or no) rebate. The Government will continue to support low- and middle-income earners who elect to take out private health insurance through the existing 30, 35 and 40 per cent private health insurance rebates.

Effective 1 July 2010, the Government will introduce three new ‘Private Health Insurance Incentive Tiers’ to better balance the mix of incentives for people to take out private health insurance. Existing arrangements will remain unchanged for singles with income of less than $75,000 per annum and families with incomes of less than $150,000 per annum. Income in this context refers to income for Medicare levy surcharge purposes.

•
Tier 1 will apply to singles with income between $75,001 and $90,000 ($150,001 and $180,000 for families) based on current projections. The private health insurance rebate will be 20 per cent, increasing to 25 per cent at 65 years of age, and to 30 per cent at 70 years. The surcharge for not taking out complying private health insurance will remain at 1 per cent.

•
Tier 2 will apply to singles with income between $90,001 and $120,000 ($180,001 and $240,000 for families). The private health insurance rebate will be 10 per cent, increasing to 15 per cent at 65 years of age, and to 20 per cent at 70 years. The surcharge for not taking out complying private health insurance will be increased to 1.25 per cent.

•
Tier 3 will apply to singles with income of more than $120,000 (more than $240,000 for families). No private health insurance rebate will be provided. The surcharge for not taking out complying private health insurance will be increased to 1.5 per cent.

Overall, this measure is expected to deliver savings of $1.9 billion over five years and private health insurance coverage is expected to remain at more than 99 per cent of current levels. While out-of-pocket costs for private health insurance will increase for people who receive a lower rebate, the increase in the Medicare levy surcharge rate means that higher income earners will retain an incentive to take out private health

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insurance. When combined with income tax cuts commencing in July 2009 and July 2010, these changes to private health insurance are expected to leave all taxpayers better off (based on average premiums).

Table 4: Private health insurance arrangements
	Current surcharge thresholds (projected 2010-11)	Tier 1	Tier 2	Tier 3
Singles	$0 - $75,000	$75,001 - $90,000	$90,001 - $120,000	$120,001+
Families	$0 - $150,000	$150,001 - $180,000	$180,001 - $240,000	$240,001+

Medicare levy surcharge	nil	1.00%	1.25%	1.50%
Private health insurance rebate
Less than 65 years	30%	20%	10%	nil
65 to 69 years	35%	25%	15%	nil
70 years or over	40%	30%	20%	nil

Family payment reforms

Australia’s spending on family payments is generous by international standards. The most recent OECD comparisons show Australia’s cash spending on family benefits, at 2.2 per cent of GDP, is equal third highest in the OECD and well above the OECD average of 1.3 per cent.

Spending on cash benefits to families has been growing at about 9 per cent per annum on average over the last decade, and faster than spending on pensions which has grown at slightly below 7 per cent per annum on average.

Family Tax Benefit accounts for the majority of spending on families (around $17 billion) and is the third-largest spending program after grants to the States and Territories and the Age Pension.

To permanently improve targeting and limit growth in payments made to families higher up the income scale for now and in the future, the following income thresholds will be maintained at their current levels for a further three years, with Consumer Price Index (CPI) indexation resuming on 1 July 2012:

•	the $150,000 primary income earner eligibility threshold for receiving Family Tax Benefit Part B;

•	the $150,000 income threshold for receiving dependant tax offsets (including spouse, housekeeper, child housekeeper, parent/parent-in-law and invalid relative offsets);

•	the Baby Bonus eligibility threshold of $75,000 family income in the six months following birth of the child (equivalent to $150,000 a year); and

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•
the income threshold for receiving the base rate of Family Tax Benefit Part A (FTB-A) as well as the additional per child amount that is added to this threshold for families with more than one child. This means the income limit at which FTB-A cuts out for a family with two children under 13 will remain around $112,000 until 2012. Each family’s FTB-A income cut out depends on the age and number of dependant children.

This measure is expected to result in savings of $1.4 billion over four years.

In addition, to ensure the family payment system remains sustainable, FTB-A rates will, in future, be indexed by the CPI only. The maximum FTB-A rate for children aged under 16 will no longer be linked to the couple pension rate. This change will maintain payment rates in real terms, although future payments will not grow by as much as they otherwise would.

This measure is expected to result in reduced outlays of $1.0 billion over four years compared to current indexation arrangements.

Families affected by both measures will benefit from other initiatives introduced by this Government, including the 50 per cent Education Tax Refund, the Teen Dental Health Plan, the increase in the Child Care Tax Rebate and the introduction of Paid Parental Leave from 1 January 2011. Even after taking into account the changes to family payments, these other initiatives will deliver over $4 billion worth of additional assistance to low and middle income families over the next four years.

In addition, the doubling of the Low Income Tax Offset from $750 to $1,500 by 1 July 2010 will deliver around $17 billion worth of assistance to low-income earners over the next four years.

Tax reform

The Government is introducing a number of measures to improve fairness and integrity in the tax system by reducing opportunities for taxpayers to exploit parts of the tax system to minimise or avoid tax. The Government has also carefully examined a number of benefits that are delivered through the taxation system with a view to ensuring that tax expenditures are cost effective. The resulting tax reforms ensure everyone pays their fair share of tax, refocuses tax concessions on the areas of highest priority and allows the Government to redirect the savings in support of its other budget priorities.

These tax reforms, which will raise additional revenue of around $4.6 billion over the forward estimates, include:

•	tightening the rules applying to the use of non-commercial business losses to prevent high-income individuals (those who earn $250,000 or more) from

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deducting losses against their salary, wage and other income from activities that are unlikely to make a profit, and which are often more like hobbies or lifestyle choices;

•
limiting the scope of the tax exemption for the foreign employment income of Australians who work overseas for periods of 91 days or more so that this exemption only applies to aid workers (both government and non-government organisations), charitable workers, certain government employees (such as defence and police force personnel deployed overseas) and those employed on overseas projects approved by the Minister for Trade as being in the national interest;

•
better targeting the concessions for employee share schemes by abolishing the option to defer the tax on share discounts and means testing the availability of the $1,000 ‘up front’ exemption for discounts, limiting this concession to individuals with an adjusted taxable income of $60,000 or less;

•	reducing the generous concessional contributions cap for tax-deductible contributions to superannuation;

•	extending the tax file number withholding arrangements to include distributions by closely held trusts; and

•	preventing company owners from getting tax-free benefits through use of private companies.

Paid Parental Leave

To boost participation in the long-term, and as part of its rebalancing of the family payment system, the Government is investing $731 million over five years to deliver a Paid Parental Leave (PPL) scheme based primarily on the recommendations of the Productivity Commission’s Inquiry Report, Paid Parental Leave: Support for Parents with Newborn Children. The Government is taking a decisive and historic move as part of reforms to position Australia for the economic recovery.

This significant step forward lays the foundation for increased future participation that is critical to addressing an ageing population. PPL will make a significant contribution to the development of flexible work arrangements that help parents balance their work and family commitments. The scheme will commence operation from 1 January 2011.

From 1 January 2011, the statutory PPL scheme will be available to parents for births and adoptions that occur on or after 1 January 2011. In most cases the PPL scheme will be delivered through employers. To avoid cash flow pressures, the Government will pre-pay statutory PPL amounts to employers, who will then make payments to their eligible employees.

This scheme lays the foundation to underpin higher workforce participation by helping parents to combine work and family commitments. As part of a system

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promoting flexible work arrangements that support parents to manage their work-family commitments, the Government’s PPL scheme provides a strong signal that having a child and taking time out from work for family reasons is part of the normal course of work and life for Australian families.

The PPL scheme is designed to enable parents to maintain attachment to their workplace by allowing them to retain personal links with their employer, maintain skills and expertise, and receive an income whilst nurturing their child. This will encourage greater long-run female workforce participation by helping to address lifetime economic impacts of mothers’ childbearing and caring roles.

The availability of a statutory PPL scheme will increase the leave able to be taken by women after childbirth to care for their child in the first months of life. Coupled with other leave arrangements, it is estimated that almost all parents will be able to stay with their infants for the first six months. This will lead to improved child development outcomes by providing more opportunity for parent and child to bond. The extra time at home will also create health benefits for both the mother and child, through the promotion of breastfeeding and giving most mothers the opportunity to take more time to recover from childbirth.

To be eligible for PPL, parents will need to meet a work test during the 13 months prior to the expected birth. The eligible primary carer will receive payments at the weekly rate of the prevailing Federal Minimum Wage — currently $543.78 — for a continuous period of up to 18 weeks. These payments will be treated as taxable income and will affect entitlement to family assistance payments, but will not be treated as income for income support payments such as Parenting Payment (partnered and single), Disability Support Payment and Newstart Allowance. The Government will limit eligibility for PPL where the primary carer has an adjusted taxable income of $150,000 a year or less.

Women in part-time and lower paid employment will especially benefit from the PPL scheme. These workers will receive the full weekly rate of payment, not a proportion related to their income prior to child birth. For some workers this will result in a higher level of payment. Low income earners are also likely to receive the most net-benefit due to the tax treatment of the payment, meaning they will pay little, if any, tax on PPL.

To assist with meeting the cost of the scheme, parents choosing to receive their PPL entitlements will be ineligible for the $5,000 Baby Bonus, except in cases of multiple births, where parents will not receive the Baby Bonus for the first child only. Parents will also not be eligible for Family Tax Benefit Part B, dependent spouse, child-housekeeper and housekeeper tax offsets during the period in which PPL payments are received.

To help ensure that the scheme is operating effectively, a comprehensive review will commence two years after implementation. This review will consider among other

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things the introduction of the paternity leave component recommended by the Productivity Commission, and consideration of compulsory superannuation contributions, both of which have been deferred to contain the overall costs of the scheme.

The Australian Taxation Office has advised the Government that it considers that salary paid while on parental leave and other ancillary leave payments are ordinary time earnings for superannuation guarantee purposes. The Government will clarify that superannuation guarantee contributions will not apply to voluntary paid parental leave payments. The Government will review this position when it reviews the treatment of superannuation under the paid parental leave scheme. The Government will also defer the application of superannuation guarantee contributions for ancillary leave payments until the review is completed.

Continuing to deliver the reform agenda

Notwithstanding the difficult economic conditions, the Government remains committed to progressing its reform agenda. This includes improving defence funding, strengthening national security, investing in international diplomacy and overseas development assistance, climate change mitigation, continuing the COAG reform agenda, closing the gap for Indigenous Australians, and reforming the migration program.

Securing Australia

The Government has delivered a Defence White Paper to secure Australia’s defence needs in the decades ahead. In addition, the Government has provided funding for a range of national security measures.

Defence

This Budget provides greater funding certainty for Defence by maintaining average real growth in underlying defence funding of 3 per cent per year until 2017-18 and introducing new indexation arrangements to reduce volatility. The new funding model will provide an additional $11.6 billion to 2018-19 and an additional $146.1 billion for the life of the White Paper until 2029-30 relative to funding projections at the time of the UEFO. The new funding model will provide Defence with $308 billion over the next decade. These decisions, along with a program of savings and reinvestments worth $20 billion over the next 10 years, allow for the expanded acquisition of next-generation capabilities, such as combat aircraft, armoured vehicles and submarines.

The 2009-10 Budget provides $1.7 billion to support military operations, including:

•	$1.4 billion for an increased Australian Defence Force presence in Afghanistan;

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•	$224 million to continue stabilisation efforts in East Timor; and

•	$29 million to maintain an Australian Defence Force presence in the Solomon Islands.

National security

The Government is boosting Australia’s border security with $1.3 billion being committed in this Budget to enhance national security and border protection and combat people smuggling. Key initiatives include:

•
a whole-of-government strategy to combat people smuggling and strengthen border security, including through strengthened cooperation in source and transit countries, totalling $289 million including funding announced in the UEFO;

•
increased surveillance capacity, including $365 million to continue patrols by vessels in Australia’s waters, deploy the Southern Ocean Patrol Vessel into our northern waters for 80 days per year and increase aerial surveillance by more than 2,000 hours for two years; and

•
$685 million in other initiatives to strengthen our national security framework, including funding for aviation security, counter-terrorism, foreign policy, enhanced security cooperation in our region and e-security.

Investing in global stability and prosperity

In the midst of a global recession, it is crucial that the Government works to enhance global and regional stability and prosperity. Australia does this through strengthening our bilateral relationships and our active involvement in regional and global forums such as G-20, the East Asia Summit and APEC.

This Budget provides the Department of Foreign Affairs and Trade with around $460 million over four years to do this and to advance and protect the interests of Australia and Australians. These funds will ensure that DFAT will be able to increase security at our diplomatic missions abroad and advance national security through diplomacy and by protecting Australians overseas.

Within this funding, the Government will provide $110 million to boost engagement with countries and regions of growing significance to Australia’s national interests.

The funding also includes $164 million for the construction of new chanceries in Jakarta and Bangkok and a feasibility study for a new chancery in Kabul.

Overseas development assistance

The Government remains committed to its target of a ratio of Official Development Assistance to Gross National Income of 0.5 per cent by 2015-16. Australia’s increasing

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aid expenditure will assist developing countries, particularly those in our region, to respond to the global recession and to achieve progress towards the Millennium Development Goals.

In response to the global recession and specifically its impact on those most vulnerable in developing countries, funding for development assistance will increase by $152.9 million in 2009-10 to around $3.8 billion. This represents an increase of nearly $650 million over 2007-08 levels.

The Asian Development Bank estimates that the impact of the global recession is 100 million more people will be living in extreme poverty in 2010 in developing Asia alone. The Government is assisting developing countries to deal with the challenges posed by the global recession. Initiatives include:

•	US$197.6 million for a general capital increase for the Asian Development Bank, to allow the bank to respond to the global recession in an effective and timely manner;

•	$464 million for food security and rural development projects in Asia, the Pacific and Africa;

•	$336 million to continue and expand current performance-linked aid activities, including through the Pacific Partnerships for Development; and

•	$454 million for improving economically important infrastructure in developing countries, including transport, electrical and telecommunications infrastructure.

Climate change

There is a clear need to persist with the climate change policy agenda, even in the current economic circumstances. The Government is committed to tackling climate change and positioning Australia to prosper in a carbon constrained world. That is why the Government remains committed to introducing the Carbon Pollution Reduction Scheme legislation this year.

Passage of the legislation will provide business with more certainty over the introduction of the carbon price, and provide a framework for structural adjustment and future investment decisions, including as our economy recovers.

The Government recognises the significant strain that the economic crisis is currently placing on households and businesses, and is determined to get the balance of the Scheme right. To help support jobs and assist business in managing the impacts of the global recession, the Government will delay the commencement of the Carbon Pollution Reduction Scheme by one year and apply a fixed carbon price of $10 per tonne of carbon pollution in 2011-12. The Government will also apply a Global Recession Buffer for emissions-intensive trade-exposed (EITE) activities and allocate up to $200 million to the Climate Change Action Fund in 2009-10 to support businesses

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and community organisations that do not receive EITE assistance to reduce carbon pollution through energy efficiency improvements before the Scheme commences.

From the revenue it raises from the Scheme, the Government will implement a range of measures to assist households, business, workers, regions and communities to prepare for the Scheme and associated impacts of a carbon price. Combined, the new Clean Energy Initiative, the Energy Efficient Homes program, and the Carbon Pollution Reduction Scheme assistance measures will result in the Government more than meeting its commitment to use every cent it receives from the sale of Australian emissions units to help households and businesses adjust and move Australia to a low-pollution economy.

Continuing the COAG reform agenda

Through COAG, the Government is implementing an ambitious reform agenda which aims to boost productivity, workforce participation and geographic mobility and deliver better services for the community.

As a part of the reform agenda, COAG agreed to a new federal financial framework, which represents the most significant reform of Australia’s federal relations in decades. The framework provides a robust foundation for collaboration on policy development and service delivery, and facilitates the implementation of economic and social reform in areas of national importance.

The framework commenced on 1 January 2009 and involves a significant rationalisation of the number of payments made to the States, while increasing the overall quantum of payments. The framework provides clearer specification of roles and responsibilities of each level of government so that the appropriate government is accountable to the community. It also provides incentives for reform, through National Partnership reform payments, and more transparent reporting of outcomes to drive better service delivery and reforms.

Underpinning these reforms is a $15.2 billion funding package that will provide an additional $6.3 billion through new National Specific Purpose Payment (SPP) funding to the States and an additional $8.8 billion funded through new National Partnerships, between 2008-09 and 2012-13. The package includes five new National SPPs to support the States’ delivery of services in the key areas of health, schools, skills and workforce development, disability services and affordable housing.

The new framework has been critical in ensuring that all Australian governments work together to tackle the global recession and respond to these economic challenges with immediate and concerted action. The States have been important partners in implementing the Nation Building and Jobs Plan, the Compact with Young Australians to increase young people’s engagement with education and training pathways, and the guarantee over state borrowing to underpin their infrastructure investment programs.

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Statement 1: Budget Overview

Closing the Gap in Indigenous disadvantage

Last year, COAG agreed to six key targets to close the gap in Indigenous disadvantage. The Government remains committed to achieving these targets.

In this Budget, the Australian Government has added to its COAG initiatives by providing for a range of other strategic reforms and expenditures. The Government will invest an additional $807 million to continue its support for the safety of women and children and strengthen communities in the Northern Territory; an additional $202 million to reform both the Community Development Employment Projects (CDEP) program and the Indigenous Employment Program (IEP) to ensure that more Indigenous Australians have the skills needed to get and keep real jobs; and $50 million to accelerate Native Title claim resolutions.

Over the past 12 months, through COAG, the Australian Government and the States and Territories have committed a total of $4.6 billion through National Partnerships to close the gap in Indigenous disadvantage. This investment has been across a variety of areas including remote Indigenous housing ($1.9 billion over 10 years); Indigenous health ($1.6 billion over four years); and Indigenous early childhood development ($564 million over six years).

Immigration

Immigration delivers a range of economic, social and cultural benefits to Australia. The 2008-09 Migration Program was increased to answer medium-term labour shortages. In light of the changed economic circumstances, the Government capped the skill stream at 115,000 in March 2009. The number of places in the skill stream has been reduced by a total of 25,400 for the coming year. With an increase in the family stream of 3,800, the Migration Program in 2009-10 will be 168,700.

The Government is also implementing a number of reforms to Australia’s Migration Program to ensure it is more tightly targeted to our skill needs during a period of weak labour demand. To this end, migrants with critical skills are being given priority; English language standards for temporary and permanent entrants are being increased; skills assessment will be introduced for high-risk 457 visa applicants; and the balance of the Skilled Migration Stream has been shifted towards employer-sponsored places and business skills entrants. The introduction of market salary levels for subclass 457 visa entrants from September 2009 and other changes will ensure the subclass 457 visa program continues to provide industry with needed skills while not undermining local training and employment opportunities.

Delivering on the deficit exit strategy

In the February 2009 Updated Economic and Fiscal Outlook, the Government stated that the immediate and overriding priority for fiscal policy is to cushion the impact of the

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Statement 1: Budget Overview

global recession on economic activity and jobs. This Budget supports jobs and growth now, and invests in the drivers of long-term growth in a sustainable way.

It is necessary that the Government continue to draw on its fiscal strength to support the economy through 2009-10 and into 2010-11. Without the timely and substantial action that has been taken by the Government, Australia’s economy would be in much worse shape. Output would be significantly lower and job losses would be much higher.

The Budget deficit is largely a result of large downwards revisions to expected tax revenues, as a result of the global recession. The Government’s decision to support the economy and jobs through the provision of fiscal stimulus will temporarily add to these deficits.

A temporary deficit, with borrowings that will be repaid when conditions improve, is the only responsible course of action if we are to continue important programs and cushion the impact of the global recession on jobs.

The Government has a clear strategy to return the budget to surplus as the economy recovers. This will be achieved by banking increases in tax revenue naturally associated with the economic recovery, and by limiting real growth in spending.

Fiscal strategy

The Government’s medium-term fiscal strategy is achieving budget surpluses, on average, over the economic cycle; keeping taxation as a share of GDP on average below the level for 2007-08; and improving the Government’s net financial worth over the medium term. To ensure that growth is supported in a way that is consistent with the medium-term fiscal strategy, the Government has outlined a two-stage fiscal strategy.

The first stage of the fiscal strategy provides that, during the economic slowdown, the Government will support the economy by:

•	allowing variations in revenue and expenditure, which are naturally associated with slower economic growth, to drive a temporary underlying cash budget deficit; and

•
using additional spending to deliver timely, targeted and temporary stimulus, with the clear objective of other budget priorities and new policy proposals being met through a reprioritisation of existing expenditure.

The Government has delivered on this strategy in the 2009-10 Budget.

The measures in this Budget will increase the level of GDP by ¾ of a per cent in 2009-10. This will deliver a boost to the economy and jobs in the period in which the economy is expected to be weakest. To preserve fiscal sustainability, the Government

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Statement 1: Budget Overview

has fully offset spending proposals in the final year of the forward estimates period. The Government has found savings worth a total of $22.6 billion over four years.

This Budget delivers a comprehensive program of nation building investments in infrastructure and human capital, which will lay the foundations for future productivity and growth. As the economy grows, the fiscal position will also become stronger.

The second stage of the fiscal strategy provides that, as the economy recovers and grows above trend, the Government will take action to return the budget to surplus by:

•
allowing the level of tax receipts to recover naturally as the economy improves, while maintaining the Government’s commitment to keep taxation as a share of GDP below the 2007-08 level on average; and

•	holding real growth in spending to 2 per cent a year until the budget returns to surplus.

The Government has begun to deliver on this strategy in this Budget. Spending has been fully offset in the final year of the forward estimates. Real growth in spending has been kept below 2 per cent in the years the economy is projected to grow above trend.

This combination of continued spending restraint in accordance with the fiscal strategy and the restoration of receipts is currently expected to see the deficit more than halve by the final year of the forward estimates, and return the budget to surplus by 2015-16.

 Chart 4: Projected underlying cash balance to 2019-20

Source: Treasury.

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Statement 1: Budget Overview

Responsible and necessary borrowing

The global recession has led to a series of downward revisions to taxation receipts since the 2008-09 Budget. In total, these revisions have stripped around $210 billion from the budget bottom line, representing more than two-thirds of the Government’s total borrowing needs over the forward estimates.

Under these circumstances, it is appropriate to allow the automatic stabilisers to operate to cushion the impact of the economic slowdown. Maintaining expenditure in the face of declining revenues will necessitate borrowing, but failure to do so would be irresponsible. Reducing expenditure in an effort to hold the Budget in surplus would lead to a deeper and more protracted economic downturn.

Early and decisive fiscal stimulus has also been essential to support economic activity and jobs, along with investment in the economy’s future productivity. Investment in nation building infrastructure and world-class universities and hospitals will position Australia to take full advantage of the global recovery.

Collectively, these changes in the fiscal outlook will require increased borrowing. The Government’s balance sheet is projected to remain strong over the medium-term projection period. Based on current projections, net debt will reach a peak of 13.8 per cent of GDP in 2013-14 before declining to around 3.7 per cent in 2019-20.

Australia is not alone; the global recession has affected fiscal positions across the world. Public debt levels are increasing as governments take action to minimise the impact of the global recession.

Between now and the end of 2014, average net debt levels in the major advanced economies are projected to increase to over 80 per cent. Australia will retain significantly lower levels of net debt over this period (Chart 5).

The small size of Australia’s borrowing program relative to other advanced economies leaves the Government well placed to pay down debt quickly when the economy improves and the budget returns to surplus.

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Statement 1: Budget Overview

Chart 5: Government net debt position for selected countries

(a)	Treasury calculations.
Source: IMF World Economic Outlook April 2009 chapter 2 supplemental tables (net Government debt).

1-52

Statement 2: Economic Outlook

This statement presents the economic forecasts that underlie the Budget estimates.

Overview	2-3
Summary of forecasts	2-4

The outlook for the international economy	2-7

The outlook for the domestic economy	2-17
Demand and output	2-17
Household consumption	2-18
Dwelling investment	2-22
Business investment	2-25
Public final demand	2-26
Exports and imports	2-28
Terms of trade	2-30
Current account balance	2-32
Labour market, wages and consumer prices	2-32
Incomes	2-37

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Statement 2: Economic Outlook

The global economy is experiencing the sharpest synchronised downturn since the Great Depression, and is expected to contract in 2009 for the first time in six decades. The magnitude and speed of transmission of the global recession means that a recession in Australia has become inevitable. Strong and rapid policy action from the Australian Government and the Reserve Bank of Australia is helping to cushion the severe impact of the global recession on the Australian economy and employment. This action is one reason Australia is expected to experience a milder contraction than virtually all other advanced economies. Supported by policy, a recovery in the Australian economy is expected to gather pace over 2010.

Overview

The effects of the global financial crisis have surged through all advanced economies, destroying wealth, sapping confidence, and leading to a collapse in global trade. The scale of this downturn means that emerging economies have not been spared, with growth in these economies slowing significantly.

A collapse in global demand and production has seen commodity prices fall significantly. Australia’s terms of trade are expected to decline from recent record highs, taking around $35 billion out of the economy in 2009-10. Business investment is expected to contract in the face of lower global and domestic demand. Households are confronting a sharp fall in wealth, with global stock markets falling sharply and the market almost halving in value in Australia.

Australia is expected to withstand these global pressures better than most other countries. The Australian financial system remains sound, and timely and substantial fiscal policy stimulus and lower interest rates are helping to moderate the effect of the global downturn on the domestic economy. Nevertheless, the global recession has become so severe that policy cannot completely offset the effects on the Australian economy.

The slowdown in the domestic economy will have unavoidable consequences for the labour market. Employment is expected to contract over 2009-10 before gradually strengthening over 2010-11. The unemployment rate will continue to rise over the forecast period, peaking at 8½ per cent in 2010-11. Inflation has already begun to moderate, and is likely to be subdued over the forecast period.

At a time of significant global upheaval, considerable risks surround these forecasts. The global economy remains fragile and could deteriorate further, with flow-on consequences for the Australian economy. However, international policy action, and prospects for an earlier recovery in China, could support a sharper turnaround than currently expected.

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Statement 2: Economic Outlook

Summary of forecasts

The world economy is expected to contract by 1½ per cent in 2009, the first contraction in six decades. No economy has been immune from the global financial crisis. Advanced economies are in the midst of a deep recession, having borne the initial brunt of the crisis, with real GDP expected to contract by 3¾ per cent in 2009. A recovery is not expected to gather pace until mid-2010. Growth in emerging economies has also slowed sharply, and they are expected to record below-trend growth in the period ahead.

Australia’s real GDP is forecast to contract in 2009-10, an inevitable consequence of the magnitude of the global recession. A fall of ½ of a per cent is forecast for 2009-10. The main contributors to the slowdown are sharp falls in business investment and exports, as well as a smaller contraction in household consumption. Strong growth in public investment is providing a substantial buffer to weakness elsewhere in the economy, moderating the size of the slowdown. Supported by policy, a recovery in the economy is expected to gather pace over 2010, although with growth remaining below trend in 2010-11 at 2¼ per cent.

Household consumption is expected to contract by ¼ of a per cent in 2009-10. This is a mild fall compared with many other advanced economies, despite the substantial negative shocks stemming from the global recession. The large falls in household wealth stemming from the collapse in global stock markets, combined with concern about rising unemployment, are expected to continue to weigh heavily on household confidence and consumption. Helping to moderate these negative effects is substantial assistance to the household sector from government stimulus packages, cuts to interest rates, and falls in oil prices. While this assistance has helped support economic activity, it cannot fully offset the negative effects of the global recession.

Dwelling investment is forecast to be subdued in the short term, with activity remaining flat through 2009-10, in line with recent weak building approvals data. The sector is expected to stage a solid recovery in 2010-11 with growth of 11½ per cent. Recent sharp cuts to interest rates, ongoing strong population growth and the First Home Owners Boost are expected to support the recovery.

Business investment is expected to contract sharply in 2009-10, falling by 18½ per cent. Strong investment activity in the mining sector has resulted in business investment recently reaching a four-decade high as a share of GDP. The collapse in global commodity prices, and weaker global and domestic demand, is expected to result in business investment returning rapidly to its pre-commodity boom share of GDP over the forecast period. Momentum from a number of large engineering projects is expected to provide some support to the sector.

Public final demand is forecast to fill some of the gap created by the contraction in private demand, growing by 7¾ per cent in 2009-10 and remaining at a high level in 2010-11. Growth will be led by a rise of almost 25 per cent in total public investment,

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Statement 2: Economic Outlook

the strongest on record, as investment from a range of stimulus packages flows through to increases in activity.

Exports are forecast to fall in 2009-10, consistent with the contraction in world trade. An overall fall of 4 per cent is expected, reflecting large falls in exports of elaborately transformed manufactures, non-rural commodities and services, partially offset by a continued recovery in rural exports. Overall, exports are forecast to recover in 2010-11 as global demand recovers.

Imports are forecast to contract by 6½ per cent in 2009-10, in line with the slowing in domestic demand and the depreciation of the Australian dollar since its peak in mid-2008. The fall in imports is expected to be broad-based, but led by a contraction in capital goods imports, given the sharp declines expected in business investment and its relatively import-intensive nature.

The terms of trade are forecast to fall by 13¼ per cent in 2009-10, taking them back to around 2006-07 levels. Commodity prices are expected to fall significantly in 2009-10. This fall comes after successive increases in key bulk commodity prices drove the terms of trade to a six-decade high. The global recession has seen a turnaround in demand for commodities, with industrial production falling sharply around the world and global trade collapsing.

The current account deficit is expected to widen to 5¼ per cent of GDP in 2009-10. The trade balance is forecast to move back into deficit as commodity prices unwind, while the net income deficit is forecast to remain relatively stable as a share of GDP.

Employment is expected to fall by 1½ per cent through the year to the June quarter 2010 as the global recession impacts on the domestic economy. Employment is expected to recover through 2010-11, rising by ½ of a per cent through to the June quarter 2011. This would see the unemployment rate rise to 8¼ per cent by the June quarter 2010, peaking at 8½ per cent in 2010-11. The participation rate is forecast to decline by 1¼ percentage points from its recent record high, reaching 64¼ per cent by the June quarter 2011.

Wages growth is expected to slow from recent solid rates to 3¼ per cent through the year to the June quarter of both 2010 and 2011, reflecting the easing in labour market conditions.

Inflation is forecast to continue to moderate over the forecast period, as the global recession eases previous demand pressures. Both headline and underlying inflation are expected to slow to 1¾ per cent through the year to the June quarter 2010, and 1½ per cent through the year to the June quarter 2011.

Nominal GDP is forecast to fall by 1½ per cent in 2009-10, reflecting the contraction in real GDP of ½ of a per cent and the expected substantial decline in the terms of trade that will result in the non-farm GDP deflator declining by 1 per cent in that year.

2-5

Statement 2: Economic Outlook

Table 1: Domestic economy forecasts(a)

	Outcomes(b)	Estimates		Forecasts
	2007-08	2008-09		2009-10		2010-11

Panel A - Demand and output(c)
Household consumption	3.7	1		-	1/4	1	3/4
Private investment
Dwellings	1.6	-2	1/2	0		11	1/2
Total business investment(d)	14.2	2	1/2	-18	1/2	3	1/2
Non-dwelling construction(d)	11.4		1/2	-26			3
Machinery and equipment(d)	16.0	3		-16	1/2		4
Private final demand(d)	5.5		1/2	-4		2	3/4
Public final demand(d)	4.6	5		7	3/4	-	1/2
Total final demand	5.3	1	1/2	-1	1/4		2
Change in inventories(e)	0.2	-1	1/2		1/4		3/4
Gross national expenditure	5.5		1/4	-1	1/4	2	1/2
Exports of goods and services	4.3	-	1/2	-4		4	1/2
Imports of goods and services	12.9	-1	1/2	-6	1/2	6	1/2
Net exports(e)	-1.9		1/4		3/4		-1/2
Gross domestic product	3.6	0		-	1/2	2	1/4
Non-farm product	3.6	-	1/4	-	1/2	2	1/4
Farm product	4.5	13		1			0
Nominal gross domestic product	8.2	5	3/4	-1	1/2	3	3/4
Panel B - Other selected economic measures
External accounts
Terms of trade	5.2	8	3/4	-13	1/4	0
Current account balance (per cent of GDP)	-6.2	-3		-5	1/4	-5	3/4
Labour market
Employment (labour force survey basis)(f)	2.4	-	1/4	-1	1/2		1/2
Unemployment rate (per cent)(g)	4.2	6		8	1/4	8	1/2
Participation rate (per cent)(g)	65.5	65	1/4	64	3/4	64	1/4
Prices and wages
Consumer Price Index(f)	4.5	1	3/4	1	3/4	1	1/2
Gross non-farm product deflator	4.3	5	3/4	-1		1	1/2
Wage Price Index(f)	4.1	4	1/4	3	1/4	3	1/4
(a)	Percentage change on previous year unless otherwise indicated.
(b)	Calculated using original data.
(c)	Chain volume measures except for nominal gross domestic product which is in current prices.
(d)	Excluding second-hand asset sales from the public sector to the private sector.
(e)	Percentage point contribution to growth in GDP.
(f)	Through the year growth rate to the June quarter.
(g)	Estimate for the June quarter.
Note: The forecasts are based on several technical assumptions. The exchange rate is assumed to remain around its recent average level — a trade-weighted index of around 59 and a United States dollar exchange rate of around 72 US cents. Interest rates are assumed to move broadly in line with market expectations. World oil prices (Malaysian Tapis) are assumed to remain around US$56 per barrel. The farm sector forecasts are based on an assumption of average seasonal conditions in the future, but account for current low water storage levels.
Source: Australian Bureau of Statistics (ABS) cat. no. 5206.0, 5302.0, 6202.0, 6345.0, 6401.0, unpublished ABS data and Treasury.

2-6

Statement 2: Economic Outlook

The outlook for the international economy

The world economic outlook has deteriorated significantly since the February 2009 Updated Economic and Fiscal Outlook (UEFO), with the first annual contraction in six decades expected for world GDP in 2009 (Chart 1).

Chart 1: World GDP growth

Source: International Monetary Fund (IMF) and Treasury.

No economy has emerged unscathed from the global financial crisis. Following the rapid intensification of global financial market stress in September 2008, strong financial and real economy linkages led to an unprecedented synchronised fall in world trade and production in the December quarter of last year (Box 1). With an estimated annualised contraction of 6¼ per cent, that quarter witnessed the sharpest fall in global output on record, and GDP outcomes were worse than already pessimistic expectations in every major economy.

Nearly every advanced economy is either in recession or recorded a decline in GDP late last year. Recent indicators, including first estimates from the United States and the United Kingdom, point to another set of sharp contractions or very weak rates of growth around the world in the March quarter 2009.

Against this backdrop, and in light of low levels of confidence, growth forecasts for 2009 have been marked down for most economies. The world economy is now expected to contract by 1½ per cent in 2009, a substantial 2 percentage point downward revision from the forecast in UEFO (Table 2).

2-7

Statement 2: Economic Outlook

Box 1: The sharpest synchronised global downturn

Global economic activity plunged dramatically in the final months of 2008 following the collapse of Lehman Brothers in September.

While the prospect of a rapid intensification of financial market stress had earlier been identified as a clear downside risk to the global outlook, the speed and extent of the deterioration in global financial and economic conditions exceeded any event in living memory.

With rapid declines in credit flows, equity values and consumer confidence, strong financial and real economy linkages saw the tremors which rocked financial markets transform into an unprecedented synchronised global contraction of production, trade, and capital flows. The result was an annualised global GDP contraction of around 6¼ per cent in the December quarter 2008 (Chart A).

Chart A: December quarter 2008 GDP growth

Source: National statistical publications and IMF.

While every country was inevitably affected, the impacts were especially stark amongst advanced economies. In the US and euro area, GDP declined in the December quarter at an annualised rate of over 6 per cent. Advanced economies in our region were hit even harder. Japan and Korea contracted at annualised rates of 12.1 and 18.8 per cent, with massive falls also recorded in Singapore and Taiwan.

Against this backdrop, and with signs of another set of sharp GDP contractions around the world in the March quarter, forecasts for global growth have been revised down significantly and frequently. The April World Economic Outlook presented the IMF’s fifth set of forecast revisions in the past seven months, with a cumulative 4.3 percentage points shaved off the forecast for global growth in 2009 (Chart B).

Chart B: Evolution of 2009 global growth forecast

Note: IMF forecasts from April 2008, October 2008, January 2009, and April 2009.
Source: IMF and Treasury.

2-8

Statement 2: Economic Outlook

Box 1: The sharpest synchronised global downturn (continued)

IMF forecasts for production and trade are similarly dire. Global industrial production is expected to shrink by over 6 per cent in 2009, exceeding the contraction in industrial production during any post-war global downturn. Global merchandise trade is expected to fall by 11 per cent (Chart C).

While the rate of global economic decline witnessed since last September is unlikely to continue, the flow-on effects of the rapid fall in activity will linger. Around the world, households and businesses face an extended period of constrained credit, rising unemployment and heightened uncertainty, as policy makers seek to restore and reform financial markets and shield their economies from what would otherwise be the full brunt of even larger falls in aggregate demand.

Chart C: Trade and industrial production growth

Note: World trade forecasts and data since 1981 are from IMF, earlier data from the World Trade Organisation (WTO).
Source: IMF, WTO and OECD.

The global recession of 2009 looms as not only the most synchronised, but also the most severe in living memory.

Deep contractions are expected in virtually every advanced economy in 2009, with advanced economies collectively expected to contract by 3¾ per cent (Chart 2). While still expanding, China is forecast to grow at a below-trend pace. In other emerging economies, growth will be impeded by a combination of weaker external demand, capital outflows, and the associated negative spill-over effects on domestic demand.

Eight of Australia’s top 10 trading partner economies are expected to contract in 2009, with major trading partners collectively expected to contract by 2 per cent — far weaker than their performance during the Asian Financial Crisis.

With post-war record falls expected in industrial production, trade and capital flows around the world, the global recession is expected to be the most severe since the Great Depression. The pace of the recovery is dependent on the success of global measures to stabilise the global financial system, restore credit flows, and boost growth and support jobs (Box 2).

While there have been signs of improvement in financial market conditions in recent months, the global financial system remains under significant strain. After nearly halving, global equity prices have risen since early March. While still elevated relative to pre-crisis levels, indicators of stress in global credit markets have eased since late

2-9

Statement 2: Economic Outlook

last year, providing some encouragement that the financial crisis may be moderating in its severity. Nevertheless, bank balance sheets remain under pressure, and much depends on the success of policy responses aimed at removing toxic assets from the balance sheets of US and European banks.

Table 2: International GDP growth forecasts(a)
	Actual	Forecasts
	2008	2009		2010		2011
United States	1.1	-3			1/4	1	3/4
Euro area	0.7	-4		0		1	1/4
Japan	-0.7	-6			1/2		3/4
China(b)	9.0	6	1/4	8		8	1/2
NIEs(c)	1.6	-4	3/4	2	3/4	3	1/4
ASEAN-5(d)	4.6	-1	1/4	2	1/2	3	3/4
India(b)	7.4	4		4	3/4	5	3/4
Major trading partners	2.7	-2		2	1/2	3	1/4
Advanced economies(e)	0.9	-3	3/4		1/2	1	3/4
World	3.2	-1	1/2	2	1/4	3	1/2
(a)
World, euro area and advanced economies growth rates are calculated using GDP weights based on purchasing power parity (PPP), while growth rates for major trading partners, NIEs and ASEAN-5 are calculated using export trade weights.

(b)	Production-based measures of GDP.
(c)	The Newly Industrialised Economies (NIEs) are Hong Kong, South Korea, Singapore and Taiwan.
(d)	The Association of Southeast Asian Nations group of five (ASEAN-5) comprises Indonesia, Malaysia, the Philippines, Thailand and Vietnam.
(e)	Composed of the 33 industrialised economies classified as advanced by the IMF.
Source: National statistical publications, IMF and Treasury.

Chart 2: GDP growth in advanced and major trading partner economies

Source: IMF and Treasury.

2-10

Statement 2: Economic Outlook

Box 2: Global policy responses

Confronted with the worst economic conditions in living memory, global policy makers have responded by providing significant insurance against an even deeper and more prolonged recession and a delayed recovery.

Following the collapse of Lehman Brothers, authorities provided liquidity to financial markets on an unprecedented scale. Governments worldwide extended retail deposit guarantees and announced guarantees of banks’ wholesale funding. In some countries, weak or insolvent financial institutions were recapitalised with public funds.

Policy responses have also focused on breaking the vicious cycle between financial market stresses and real economic activity.

Central banks have cut interest rates to record lows, and used a range of unconventional policy tools to support demand and ease credit market conditions, although the effectiveness of monetary policy has been hampered in some economies by problems in financial markets. The severity of the global recession has seen governments around the world implement substantial fiscal stimulus to boost growth and support jobs.

According to the IMF, the G-20 economies, as of late March 2009, had already announced fiscal stimulus worth 2 per cent of GDP in 2009 and 1½ per cent of GDP in 2010. This stimulus, as well as the operation of the automatic stabilisers, is expected to raise G-20 GDP by up to 3¼ percentage points in 2009.

Falling revenues, together with fiscal expansions, have resulted in worsening fiscal positions in major advanced economies (Chart A).

Chart A: Budget balance
forecasts for 2009

Source: IMF.

At the London Summit on 2 April 2009, G-20 Leaders committed to address decisively the problem of toxic assets, restore the stability of the financial system, and put in place credible exit strategies to ensure long-term fiscal sustainability and price stability.

Problems in accessing capital could further weaken economic activity in emerging economies. A key global response has been the G-20 Leaders’ agreement to US$1.1 trillion of additional resources for the world economy through the international financial institutions and trade finance. These additional resources, together with enhanced and newly created facilities provided by the international financial institutions, are reducing the risk of damaging contagion.

2-11

Statement 2: Economic Outlook

Key to the recovery will be the restoration of confidence. Predicated on some degree of normality returning to the financial system by late 2009, the monetary and fiscal stimulus in the pipeline is expected to support a gradual recovery in the global economy in 2010. Notwithstanding this, output in the United States, the euro area and Japan — the three largest advanced economies — is still expected to be below pre-crisis levels by mid-2011 (Chart 3).

Chart 3: Level of GDP in major advanced economies

Note: US series includes the actual outturn for the March quarter 2009.
Source: National statistical publications and Treasury.

The economic outlook for the United States has deteriorated considerably since the beginning of the year, reflecting weaker economic conditions and ongoing stress in the financial system. The US economy is expected to contract by 3 per cent in 2009, before a modest recovery takes shape in 2010.

The labour market continues to worsen at a rapid pace, with around 6 million Americans joining the jobless queue since the beginning of the US recession. With rising unemployment, extremely tight credit conditions and plunging wealth, the outlook for consumption is bleak. The fiscal stimulus is expected to assist consumption in the second half of 2009. However, consumption growth is expected to be subdued in 2010 and 2011 relative to the pre-recession pace as household savings are rebuilt from historic lows.

Given the depth of the GDP contraction and the tightness of credit, business investment, which had held up relatively well over most of 2008, has weakened sharply in recent quarters. The slump in the housing market continues, with the large oversupply of homes adding further downward pressure to house prices, which have

2-12

Statement 2: Economic Outlook

already fallen by around 30 per cent from 2006 peaks, although there are signs that the rate of decline is slowing. A recovery in the housing sector is not expected until 2010.

While the US outlook is grim, the fiscal stimulus package provides some upside risk. Should financial market policies succeed in restoring trust and confidence, then the impact of the stimulus will be bolstered in 2010.

The euro area is expected to experience a severe recession in 2009. Investment is expected to detract most from growth, reflecting deteriorating credit conditions and falling global demand. Private consumption is expected to remain weak because of low confidence as well as falling employment and lower levels of wealth. Exports are expected to slump in line with sharply weaker global demand. A modest recovery is forecast for 2010.

China has been a key driver of global economic growth in recent years but its economy has now slowed dramatically (Chart 4), with 2009 GDP growth expected to be half its 2007 rate. The Chinese economy is expected to grow by 6¼ per cent in 2009, with a sharp slowing expected in its exports as a result of the severe slowdown in global demand.

Chart 4: GDP growth in China

Source: CEIC Data.

The RMB 4 trillion (around 15 per cent of 2007 GDP) fiscal package is already boosting public infrastructure investment and credit growth. The package includes both previously announced and new spending (around 6 per cent of GDP, according to the IMF). In line with this, industrial production has picked up. However, private investment will continue to be adversely affected by the widespread fall in export demand and a weak property market.

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Statement 2: Economic Outlook

Though exports have slowed considerably, internal sources of growth should provide support to economic activity. With continued resilience in private consumption, and fiscal stimulus supporting growth from the second half of this year, China is likely to be the first major economy to recover from the global recession. Indeed, the recent GDP outcome for the March quarter suggests that the slowdown may already be bottoming out.

While a return to double-digit growth in 2010 and 2011 is unlikely given the expected tepid pace of the global recovery, growth of 8 per cent in 2010 and 8½ per cent in 2011 should see China contribute around 1 percentage point to annual world growth in both years, and help support the expected recovery in the Australian economy.

The economic outlook for Japan is bleak, with the economy set to experience a deep and protracted recession. In the December quarter 2008, Japan registered its largest quarterly GDP contraction since 1974. Industrial production is likely to continue to be undermined by falling corporate profits and business sentiment.

Exports, which in recent years have been an engine of growth, are expected to be a significant drag on the economy due to a strong yen and weak external demand. High unemployment and slower income growth have taken a toll on consumption, hampering the effectiveness of fiscal stimulus measures in restoring growth. Nevertheless, the recent announcement of a large economic stimulus package provides an upside risk to the forecasts.

The Newly Industrialised Economies (NIEs) are in the midst of a deep recession. Heavy dependence on exports and close financial integration with the rest of the world have made the NIEs extremely vulnerable. Exports have contracted at an extraordinary pace (Box 3), and industrial production has plummeted as firms run down inventories in response to the rapid fall in external and domestic demand. These economies are expected to contract by 4¾ per cent in 2009, a worse outcome than that recorded during the Asian Financial Crisis. The NIEs are expected to grow by 2¾ per cent next year.

Economic activity in the ASEAN–5 region has weakened significantly in recent months, led by a collapse in exports. Elevated borrowing costs and disrupted access to funds also remain concerns. The Thai economy continues to be weighed down by political turmoil, with reduced tourism and foreign investment likely to hinder the recovery. While growth in Indonesia and Vietnam has slowed significantly, their growth in 2009 and 2010 is expected to be relatively stronger than the other economies.

The Indian economy’s recent strength is subsiding, with significantly weaker growth forecast over the next two years. Industrial production is declining at a rapid pace as the demand for manufacturing exports is drying up. The vibrant services sector, a major driver of economic growth in recent years, is unlikely to shield the economy from the corrosive impact of escalating job losses, shrinking foreign investment and deteriorating confidence.

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Statement 2: Economic Outlook

Box 3: Asia’s trade

Global trade is expected to shrink by 11 per cent in 2009, the first fall since 1982. If realised, this will be the sharpest fall in world trade in the post-war period, with Asia expected to account for most of the decline.

Exports from Asia have fallen sharply since September 2008 (Chart A). According to the IMF, merchandise exports in the region fell by 70 per cent in annualised terms between September 2008 and February 2009 — 1½ times worse than the 2001 global downturn and three times as bad as the Asian Financial Crisis.

Chart A: Export growth

(a) Calculated using export trade weights.
Note: Data are 3-month moving average.
Source: CEIC Data.

Three factors explain why the region’s trade declines in recent months were worse than in past downturns. First, the speed and force of the recession drove world demand down to unprecedented lows. Second, the drop in global demand disrupted Asia’s integrated web of trade linkages, production networks and supply chains. Third, as credit conditions deteriorated, access to trade finance became more difficult.

The current fall in trade appears more synchronised across Asia than in past recessions. This partly reflects growing trade interdependence in Asia. China’s role as a hub for processing is critical, with the NIEs and ASEAN-5 economies reliant on sending their intermediate inputs to China for final assembly. Between September 2008 and February 2009, the IMF estimates that exports from the region to China fell at an annualised rate of 80 per cent.

As most manufactured exports from Asia ultimately end up in the US or Europe, exports are very susceptible to abrupt changes in discretionary spending in advanced economies. Recent falls in demand from advanced economies were quickly transmitted to final goods producers in China, and then to parts and components suppliers in the NIEs and ASEAN-5 economies.

Asia’s heavy reliance on external demand will have a significant impact on Australian exports, over 60 per cent of which are to Asia. This, coupled with the sharp fall in commodity prices, will have adverse effects on Australia’s national income.

When the global economy recovers, the growth trajectory of Asia’s trade could be lower for many years. Global demand will be weaker and there is a risk that trade protectionism may rise. The extent to which domestic demand can be built up, thus boosting the share of final demand met in the region, will also influence Asia’s trade prospects.

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Statement 2: Economic Outlook

The most significant downside risk to the world economic outlook is around the possibility of an intensification of the adverse feedback loop between the financial system and the real economy in advanced economies. The mutually reinforcing nature of faltering economic activity and tightening financial market conditions is already apparent, with the ferocity of the global recession adding to, and being augmented by, the ongoing distress in the financial system. This feedback loop could become even more debilitating, and hamper production, trade and employment in hitherto unaffected regions and industries. If the current influenza outbreak were to worsen, this could negatively affect already fragile confidence in international financial markets.

Capital scarcity in emerging economies represents another key risk to the world outlook. Net capital flows to emerging markets have fallen to a fraction of their pre-crisis levels, and for these economies, problems in rolling over loans could further weaken economic activity and dent fragile confidence. A prolonged slump in global demand remains the key downside risk to the outlook for Australia’s major trading partners in Asia.

On the other hand, should the substantial policy measures already in the pipeline restore stability in financial markets earlier than anticipated and boost consumer and business confidence, then the substantial global macroeconomic stimulus could present upside risks to the growth forecasts.

Even when growth returns, the recession will leave a legacy of significant policy challenges across the world. The extraordinary measures being taken to combat the current crisis will have to be unwound carefully.

As households and firms continue to repair their balance sheets, domestic demand in many advanced economies, including the US, will grow at a slower pace than in the recent past. This in turn could lead to excess capacity in export-oriented manufacturing in emerging economies, restraining investment and creating a strong premium on policy settings that support private consumption.

The global output gap will continue to widen into 2010, and deflationary forces will continue to mount. However, the substantial monetary and fiscal policy responses will act to limit the risk of substantial deflation becoming entrenched. Unemployment, already rising sharply, will remain high beyond 2010. With double-digit unemployment rates and markedly weaker fiscal positions in many economies, there is a risk that protectionist tendencies will surface.

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Statement 2: Economic Outlook

The outlook for the domestic economy

Demand and output

The magnitude of the global recession and the speed with which it has hit means that a recession in Australia has become inevitable. Strong and rapid policy action by the Australian Government and the Reserve Bank of Australia is helping to reduce the impact of the global recession on the domestic economy but cannot completely offset its effects. Real GDP is forecast to contract by ½ of a per cent in 2009-10. This is a much milder contraction than expected in other advanced economies, where output as a whole is expected to fall by 3¾ per cent in 2009. The downturn in the domestic economy is expected to be led by a contraction in business investment and exports.

With private demand contracting, the public sector is providing support through a combination of measures directed towards private consumption, and dwelling and business investment. Government stimulus packages are expected to lead to the largest rise in public investment on record in 2009-10, making a significant contribution to growth. In the absence of government action, the contraction in domestic activity would be much deeper (Chart 5). In total, the Government’s stimulus is expected to raise the level of GDP by 2¾ per cent in 2009-10 and 1½ per cent in 2010-11. The stimulus is expected to support up to 210,000 jobs and reduce the peak in the unemployment rate by 1½ percentage points from what it would otherwise have been.

Chart 5: Real GDP growth pre- and post-stimulus

Note: Stimulus includes the Economic Security Strategy; November COAG reforms; Regional and Local Community Infrastructure Program; December Nation Building Package; Nation Building and Jobs Plan; National Broadband Network; and the net effect of 2009-10 Budget measures.
Source: ABS cat. no. 5206.0 and Treasury.

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Statement 2: Economic Outlook

The 2009-10 Budget includes an additional forecast year which shows the likely recovery path of the economy as it emerges from recession (Box 4). The economy is expected to enter a gradual recovery in early 2010 as global conditions stabilise. The recovery in 2010-11 is expected to be led by solid growth in dwelling investment and strengthening export growth as global demand gradually recovers (Chart 6). At 2¼ per cent, growth in 2010-11 is nevertheless expected to remain below trend, with household consumption remaining subdued and business investment recovering only gradually, given excess capacity. While public final demand will remain at a high level, its growth will slow as a consequence of the temporary nature of the stimulus.

Chart 6: Contributions to GDP growth(a)

(a)	Adjusted for second-hand asset sales from the public sector to the private sector.
Source: ABS cat. no. 5206.0 and Treasury.

Household consumption

After slowing sharply in 2008-09, household consumption is expected to contract by ¼ of a per cent in 2009-10. This is a mild fall given the substantial headwinds being faced by the household sector, and significantly less than that being experienced by most other advanced economies. While the household sector has been buffeted by a series of negative shocks stemming from the global recession, government stimulus packages are providing considerable support to household consumption. In the absence of this action, the contraction would be much more severe.

Households have benefited from a period of strong capital gains over recent years, driven in part by the mining boom, providing a substantial boost to household wealth and consumption. Sharp falls in global share markets, coupled with recent moderate falls in domestic house prices, have substantially eroded these gains. Household net

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Statement 2: Economic Outlook

financial wealth has fallen by a third over 2008 and, despite recent gains, share markets are still around 45 per cent lower than the peak in late 2007.

Ongoing uncertainty about the effect of the global recession, together with the prospect of rising unemployment, continues to affect consumer confidence. Households are paying down debt and rebuilding their savings. A stronger household financial position will help bolster confidence and lead to a more rapid recovery in household consumption.

A large amount of policy stimulus is helping to support household consumption. The Economic Security Strategy and the Nation Building and Jobs Plan will collectively add $19.7 billion to household incomes, and the pension increase announced in the 2009-10 Budget will also add significantly to household incomes and help support consumption. These stimulus payments are expected to support a higher level of consumption over the forecast period, with the bulk of this support coming in 2009, when the economy is at its weakest (Chart 7). This stimulus is estimated to add 1¼ per cent to the level of household consumption in 2008-09 and 2009-10. In the absence of this stimulus, household consumption would have contracted sharply, as it has in other countries. Mortgage interest rates have also been cut to their lowest level in more than 40 years, substantially raising household disposable income.

There is already evidence that the payments made under the Economic Security Strategy have provided a significant boost to household consumption. The level of retail trade in March 2009 was 4.5 per cent higher than prior to these payments, and retail sector employment rose in February 2009, for the first time in over a year (Box 5).

Chart 7: Stimulus effect on household consumption

Source: ABS cat. no. 5206.0 and Treasury.

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Statement 2: Economic Outlook

Box 4: Updated methodology for forward estimates

The fiscal aggregates in the budget are underpinned by a set of forward estimates consisting of short-term economic forecasts and projections based on medium-term assumptions. These estimates provide the base from which to frame the budget and develop sound, forward-looking economic policy.

Since the mid-1990s, the budget has been based on forecasts for the current and budget year and an assumption that the economy grows at its long-run trend rate over the three-year projection period. This approach was suitable during a period of stable growth when the economy did not deviate far from trend, but is not appropriate in the current circumstances.

The magnitude of the global recession means that the Australian economy is expected to be operating below trend in 2008-09 and over the next two years, pushing the unemployment rate well above its longer-term sustainable rate (or NAIRU). Maintaining the previous approach would unrealistically lock into the projections a level of GDP significantly below potential, and does not provide a credible view of the likely growth path of the economy as it emerges from recession. As a result, this approach would provide a misleading picture of revenue and expenditure estimates.

In order to better inform Australians about the likely growth path of the economy, two substantive changes have been made to the forward estimates methodology in this Budget.

The forecast period has been extended by one year to 2010-11, when the economy is expected to grow below trend. Further, GDP is assumed to grow above (rather than at) trend in the projection years. Both of these changes are broadly based on the historical experience of the economy as it emerged from the 1980s and 1990s recessions.

Extending the forecasts to 2010-11 better reflects the expected growth path of the economy, notwithstanding the difficulties involved in forecasting that far in the future. Given the nature and severity of the global recession, the current downturn in the Australian economy is therefore expected to extend to three years of below-trend growth, compared with one year for the 1980s recession and two years for the 1990s recession (Chart A).

This period of below-trend growth will result in substantial spare capacity becoming available, and the economy is assumed to grow above trend in the projection period as this spare capacity is brought into use. Strong business investment in the period leading up to the recession has resulted in a substantial build-up in capacity, particularly in mining production and transport infrastructure. This will enable resource exports to respond quickly as global demand recovers, supporting GDP growth.

Real GDP is assumed to grow by 4½ per cent per annum in the projection period, above the medium-term trend rate of 3 per cent.

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Statement 2: Economic Outlook

Box 4: Updated methodology for forward estimates (continued)

Growth over the first three years of the forecast recovery averages 3¾ per cent. This compares with an average of 4.8 per cent after the 1980s recession and 4 per cent after the 1990s recession (Chart A).

This period of above-trend growth has the effect of bringing down the unemployment rate by 1 percentage point in each year of the projections, reaching 6½ per cent by the end of the forward estimates. Again, after peaking in the 1980s and 1990s recessions, the unemployment rate declined by around 2 percentage points over the following two years.

This approach is also in line with that taken in budgets in the early 1990s, when above-trend rates of growth were assumed as the economy recovered from recession.

This approach is also similar to what is being done in other OECD countries, including the United States, the United Kingdom, New Zealand and Sweden.

Chart A: Real GDP Source: ABS cat. no. 5206.0 and Treasury.

Household consumption growth is forecast to strengthen to a still below-trend 1¾ per cent in 2010-11. With large falls in household wealth and slower income growth, coupled with still rising unemployment, household consumption is likely to be subdued for some time to come. As households rebuild their balance sheets, this will facilitate a recovery in household consumption. The household saving ratio is expected to average 6¾ per cent in 2008-09 and remain at a high level over the forecast period (Chart 8).

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Statement 2: Economic Outlook

Chart 8: Household saving ratio

Source: ABS cat. no. 5206.0 and Treasury.

Dwelling investment

The near-term outlook for dwelling investment continues to be dominated by low levels of household confidence and persistent funding difficulties for medium-density dwellings. As a result, dwelling investment is expected to remain flat in 2009-10 before staging a solid recovery in 2010-11 with growth of 11½ per cent (Chart 9).

Building approvals were persistently weak over the second half of 2008, with large falls in approvals for both houses and medium-density dwellings. Total approvals remain more than 15 per cent lower than a year ago. Given the normal lags between approvals and building commencements, this means that overall activity in the sector is likely to be subdued until late 2009. New dwelling investment is expected to contract over 2009 but this will be partly offset by support coming from alterations and additions activity flowing from the Government’s Energy Efficient Homes program.

Following this near-term weakness, activity in the sector is expected to be supported by firm population growth, the effects of the substantial easing in monetary policy and continued solid rental yields helping to encourage investors back into the market. The Government’s First Home Owners Boost has contributed to a significant increase in demand by first home buyers, and thereby supported dwelling prices and auction clearance rates at the lower end of the housing market. Loans to first home buyers have risen sharply to the highest level as a proportion of the market since 1991. This demand is expected to continue to flow through to increased investment in new dwellings, and the extension of the First Home Owners Boost is expected to support activity over the year.

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Statement 2: Economic Outlook

Box 5: The success of stimulus to date

The Government’s Economic Security Strategy (ESS) provided more than $8 billion in targeted stimulus payments to households in December 2008, and additional assistance to first home buyers. This stimulus was designed to support domestic demand and employment in the Australian economy. Further stimulus has been made under the Nation Building and Jobs Plan, and while there are early signs this is having an impact on activity, the full impact is yet to be felt.

Whilst it is not possible to measure precisely the actual impact of the ESS, a range of economic data suggest that the package has supported retail spending, employment and consumer confidence, and has stimulated activity in the housing sector.

Retail trade turnover was showing significant weakness prior to the ESS, having grown at an average monthly rate of 0.2 per cent in the previous year. Following the stimulus package, retail trade grew by 3.8 per cent in the month of December 2008, the largest rise in over eight years and the fourth highest in the 27-year history of the series. This positive outcome was followed by a rise in retail trade employment over the three months to February, the first rise since November 2007 (Chart A).

March 2009 data show that retail trade remains 4.5 per cent above its pre-stimulus level of November 2008, with Treasury’s Business Liaison Program indicating that the stimulus had a substantial impact on retail trade during the post-Christmas sales period. This compares to falls in retail turnover in other parts of the world. In countries such as the United States, Japan, Canada and Germany, retail turnover is around 2 to 3 per cent lower.

Chart A: Retail sales and
retail employment (qoq)

Note: Retail sales is a chain volume measure. Employment data are mid-month of quarter.
Source: ABS cat. no. 8501.0 and 6291.0.55.003.

As well as retail sales, consumer confidence has held up better than in many other countries, where confidence fell to record lows in the March quarter 2009 (Chart B). In Australia, consumer confidence has held up since the stimulus, and was 13 per cent higher in April 2009 than its October 2008 level, as measured by the Westpac — Melbourne Institute Index of Consumer Sentiment.

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Statement 2: Economic Outlook

Box 5: The success of stimulus to date (continued)

Consumer confidence across the OECD is at around the lowest level in the 31-year history of the series. In the first few months of 2009, consumer confidence fell to 42-year lows in the US and 35-year lows in the UK, and to the lowest level since records began in 1985 in the euro area.

Chart B: Consumer confidence — Australia and international

Note: Selected advanced economies is a GDP PPP weighted average of US, UK, Japan and euro area.
Source: Westpac — Melbourne Institute, OECD, IMF and Treasury.

The First Home Owners Boost has spurred activity in the housing sector since it was introduced in October 2008. Since then, housing finance for owner-occupiers has grown strongly, with the number of loans to owner-occupiers rising for the fifth consecutive month in February 2009, after falling in each of the eight months prior to the introduction of the policy.

Activity has been buoyed by an increase in first home buyers. In February 2009, the number of loans to first home buyers was the highest since the series began in 1991, while finance for new dwellings — a key indicator of residential construction activity — has also grown strongly in recent months (Chart C).

Chart C: Housing finance

Note: First home buyers data are original. New dwellings data are seasonally adjusted.
Source: ABS cat. no. 5609.0.

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Statement 2: Economic Outlook

Chart 9: Growth in dwelling investment

Source: ABS cat. no. 5206.0 and Treasury.

Business investment

The value of business investment had risen to a four-decade high as a share of GDP by the end of 2008, driven by rapid growth over the previous few years associated with the mining boom. Since then, the collapse in global and domestic demand, and lower commodity prices and profits stemming from the global recession, have reduced the impetus for business investment.

Business investment is expected to fall swiftly to pre-commodity boom levels as a share of GDP (Chart 10). Reflecting the deteriorating outlook, business sentiment has weakened further in recent months and business surveys consistently show sharply weaker investment intentions. Total new business investment is expected to fall by 18½ per cent in 2009-10, before stabilising in 2010-11 with growth of 3½ per cent. The Government is providing investment incentives through the Small Business and General Business Tax Break, and the Australian Business Investment Partnership will also help to support investment by providing liquidity support to the commercial property sector.

Investment in new machinery and equipment is forecast to contract by 16½ per cent in 2009-10 as firms cut back on discretionary spending in the face of lower global and domestic demand and a weaker profits outlook. A modest recovery is expected in 2010-11, with growth of 4 per cent, in line with the gradual strengthening in global and domestic demand. Recent data from the Australian Bureau of Statistics Survey of Private New Capital Expenditure and Expected Expenditure (CAPEX) indicate particular weakness in investment intentions for 2009-10 in the manufacturing, construction and property and business services sectors.

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Statement 2: Economic Outlook

Total new non-dwelling construction is forecast to fall by 26 per cent in 2009-10, led by a fall of almost 40 per cent in non-residential building construction, in line with the substantial fall in building approvals for this sector.

Engineering construction is also expected to contract in 2009-10, albeit not as severely as non-residential construction. Weaker global and domestic demand, and a substantial decline in commodity prices, has eroded much of the momentum of engineering construction investment, and some projects have been postponed or cancelled in light of softer demand and funding constraints. Engineering construction is expected to lead the business investment recovery in 2010-11, with a number of high value resource projects scheduled to commence work in that year. There are considerable risks around the engineering investment outlook given the possibility of delays or cancellations in light of reduced demand and significantly lower commodity prices.

Chart 10: New business investment as a share of nominal GDP

Note: Adjusted for second-hand asset sales from the public sector to the private sector.
Source: ABS cat. no. 5206.0 and Treasury.

Public final demand

As private demand slows in the face of the global recession, public demand is helping to fill the gap and moderate the severity of the downturn. Public final demand is expected to grow by 7¾ per cent in 2009-10, remaining at a high level through 2010-11 (Chart 11).

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Statement 2: Economic Outlook

Chart 11: Public final demand as a share of nominal GDP

Source: ABS cat. no. 5206.0 and Treasury.

Strong growth in public final expenditure over the forecast period is driven by public investment flowing from the Government’s economic stimulus packages (Chart 12). This includes the infrastructure funding announced in the 2009-10 Budget, the February 2009 Nation Building and Jobs Plan and other financial packages including the November 2008 Council of Australian Governments reforms and the December 2008 Nation Building package. This is on top of already high levels of state and local investment. These funding packages represent a significant boost to total public investment and are expected to see public investment rise by 25 per cent in 2009-10, the largest annual increase on record. The increase in government investment will help to cushion the effects of the global recession, support jobs and bolster Australia’s long-term productive capacity.

The successful implementation of these spending programs in a timely manner is critical to the economic outlook. Public final demand is one of the few sectors expected to make a positive contribution to economic growth in 2009-10. The Commonwealth and State and local governments have put in place extensive arrangements to ensure that the programs are delivered on schedule. To manage risks and avoid slippage in implementation, a Commonwealth Coordinator-General has been appointed to oversee and coordinate the delivery of the Nation Building and Jobs Plan, and national coordinators have been appointed for each program area. This management structure is mirrored in each of the States and Territories.

Public final demand will remain at a high level in 2010-11, although its growth will slow as a consequence of the temporary nature of the stimulus.

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Statement 2: Economic Outlook

Chart 12: Public final demand pre- and post-stimulus

Source: ABS cat. no. 5206.0 and Treasury.

Exports and imports

In line with the collapse in world trade resulting from the global recession, Australia’s exports are expected to fall significantly in 2009-10. The sharp deterioration in the growth prospects of our major trading partners is expected to result in a loss of $50 billion in export income in that year. Exports of elaborately transformed manufactures, non-rural commodities and services are expected to decline rapidly, with some support coming from a continued recovery in rural exports. As global demand gradually strengthens, non-rural commodity exports are expected to lead the recovery in 2010-11. Overall exports are forecast to fall by 4 per cent in 2009-10, before rising by 4½ per cent in 2010-11.

While the collapse in world trade will lead to a decline in Australia’s exports, the relatively low intensity of manufacturing in Australia’s exports means that this decline will be less severe than in other advanced economies (Chart 13).

Rural exports are expected to increase solidly in 2008-09 and continue this recovery in 2009-10 with growth of 5½ per cent. Farm production in 2008-09 rose solidly owing to favourable seasonal conditions, which will flow through to increased rural exports. Farm production is expected to return to around pre-drought levels in 2009-10 and remain there over 2010-11 in line with an assumed return to average seasonal conditions.

Non-rural commodity exports are forecast to decline by 5 per cent in 2009-10. The global recession has resulted in a sudden and dramatic collapse in global demand for

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Statement 2: Economic Outlook

steel and raw materials. Industrial production has plummeted. Weaker demand has been reflected in lower commodity prices, with prices for key bulk commodities falling sharply from the historical highs in 2008-09. Global demand is expected to strengthen in 2010-11 underpinning a solid increase in exports of non-rural commodities of 7 per cent. Strong investment over the past few years in mining production and transport infrastructure has resulted in significantly increased capacity, which will enable resource exports to respond quickly as global demand recovers.

Chart 13: Growth in international and Australian export volumes

Source: ABS cat. no. 5302.0, IMF and Treasury.

Exports of elaborately transformed manufactures and services have borne the brunt of the downturn in demand from the global recession, which has outweighed any boost from the lower exchange rate. Exports of elaborately transformed manufactures are forecast to contract by 7½ per cent in 2009-10, driven particularly by the collapse in demand for motor vehicles that has seen sales plummet worldwide. Exports of services are forecast to fall by 4½ per cent as global demand for tourism, transportation and communications services also contracts.

Import volumes are forecast to contract by 6½ per cent in 2009-10, driven by the weaker outlook for domestic demand and the depreciation of the Australian dollar increasing prices of imported goods. The fall in imports is expected to be broad-based, but is led by a sharp fall in capital goods, reflecting the contraction in business investment which has a high imported component. Imports are forecast to rise solidly in 2010-11 as the recovery in the domestic economy flows through to a pick up in demand (Chart 14).

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Statement 2: Economic Outlook

Chart 14: Growth in import volumes

Source: ABS cat. no. 5302.0 and Treasury.

Terms of trade

The large price rises over several years for Australia’s key bulk commodities saw Australia’s terms of trade reach a six-decade high in the September quarter 2008. Since then, the collapse in global demand stemming from the global recession, and the dramatic slowdown in growth in China, has seen prices fall sharply. This is expected to result in a decline in the terms of trade of 13¼ per cent in 2009-10, a slightly larger fall than forecast at UEFO. Even after this fall, the terms of trade would remain around 45 per cent higher than the average in the decade prior to the commodity boom, although downside risks remain. Just as the rising terms of trade drove increases in nominal GDP, national income and business investment in recent years, the unwinding of the mining boom is expected to result in falling nominal GDP in 2009-10 (Box 6). Further falls in the terms of trade would lead to more significant declines in nominal GDP, flowing through to national income.

Global commodity prices remain subdued, with spot prices for iron ore and coal well below 2008-09 contract prices (Chart 15). Consistent with the terms of trade forecast at the Mid-Year Economic and Fiscal Outlook and UEFO, benchmark thermal coal contract prices in $US have fallen by 44 per cent, while metallurgical coal contract prices have settled around 60 per cent lower. While benchmark iron ore contract prices are yet to be agreed, large falls in iron ore export prices are anticipated. Prices are likely to remain weaker than in recent years until global growth, and particularly demand from China, starts to recover.

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Statement 2: Economic Outlook

Box 6: Unwinding of the mining boom

After rising rapidly over the past six years to a six-decade high, Australia’s terms of trade are being hit hard by the global recession. Growth in China has slowed sharply, and commodity prices have fallen. Just as nominal GDP and national income rose with the strong gains in the terms of trade in recent years, nominal GDP and profits are expected to fall in 2009-10, partially reflecting the winding back of the terms of trade.

Industrial production across both developed and developing countries has slowed, particularly in our key markets of China, Japan and Korea, and this has seen demand for bulk commodities slow significantly, resulting in sharply lower prices.

Benchmark thermal coal contract prices in $US have fallen by 44 per cent, while metallurgical coal contract prices have settled around 60 per cent lower. While benchmark iron ore contract prices are yet to be agreed, large falls in iron ore export prices are anticipated.

Rapid growth in the terms of trade since 2003-04 has provided a significant boost to nominal incomes in recent years, but the forecast fall in 2009-10 means the terms of trade are now expected to detract from nominal incomes growth.

Quantifying this impact on nominal GDP depends on how the economy would have evolved in the absence of the terms of trade effects. The simplest approach is to recalculate nominal GDP holding the terms of trade constant at the 2003-04 level. This captures the direct effect of higher export prices on nominal GDP. Over the five years to 2008-09, the cumulative increase in nominal GDP is around $260 billion (Chart A).

Chart A: Nominal GDP

Source: ABS cat. no. 5206.0 and Treasury.

The forecast fall in the terms of trade in 2009-10 will unwind some of these gains. The 13¼ per cent fall in the terms of trade is expected to wipe off roughly 3 percentage points from nominal GDP growth in 2009-10, or around $35 billion.

Even after the sharp fall expected in 2009-10, the terms of trade would remain around 45 per cent higher than the average in the decade prior to the commodity boom.

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Statement 2: Economic Outlook

Chart 15: Bulk commodity prices
Thermal coal (Newcastle)	Iron ore

Note: Iron ore spot price is cost and freight for India/China imports.
Source: Bloomberg, Global Coal and ABARE.

Current account balance

The current account deficit narrowed to a seven-year low of 2.2 per cent of GDP at the end of 2008, driven by a trade surplus. The current account deficit is forecast to widen over 2009-10 and 2010-11, as the trade account moves back into deficit with commodity prices falling. The net income deficit is expected to remain relatively stable. The current account deficit is expected to average 5¼ per cent of GDP in 2009-10 and 5¾ per cent of GDP in 2010-11.

Labour market, wages and consumer prices

Labour market

The sharp slowdown in economic activity stemming from the global recession is expected to weigh heavily on demand for labour over the forecast period. Employment is forecast to contract through to mid-2010, falling by 1½ per cent through to the June quarter in that year, resulting in a rise in the unemployment rate to 8¼ per cent by that quarter, and a peak of 8½ per cent in the following year. The global recession has resulted in job losses in most countries, and many advanced economies are expected to record double-digit rates of unemployment.

Employment growth is expected to return gradually as the economic recovery begins, reaching ½ of a per cent through to the June quarter 2011. However, this gradual recovery in employment growth is not expected to be sufficient to absorb new entrants to the labour force and significantly reduce unemployment (Chart 16). As a result, while employment is expected to be increasing at this stage of the cycle, the unemployment rate is forecast to remain high (Box 7).

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Statement 2: Economic Outlook

Chart 16: Employment growth, labour force growth and
change in unemployment rate

Source: ABS cat. no. 6202.0 and Treasury.

The Government’s stimulus packages will provide considerable support to economic activity, significantly raising the level of GDP from what would have been the case in the absence of this action. This in turn will support labour demand over the forecast period. The stimulus measures are estimated to reduce the forecast peak unemployment rate by 1½ percentage points. In the absence of policy action, the forecast unemployment rate would have reached 10 per cent (Chart 17).

Chart 17: Unemployment rate pre- and post-stimulus

Source: ABS cat. no. 6202.0 and Treasury.

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Statement 2: Economic Outlook

Wages

In line with the easing in labour market conditions, wages growth is expected to slow gradually. Growth in the Wage Price Index is forecast to moderate from 4¼ per cent through the year to the June quarter 2009 to 3¼ per cent through the year to the June quarters of both 2010 and 2011.

The moderation in wages growth is expected to be broad-based across the States and Territories. Wages growth has been strongest in those States most affected by the mining boom, with Queensland and Western Australia recording rates of growth well above the national average in recent years (Chart 18). Wage pressures in these States are expected to ease significantly across the forecast period, consistent with a significant easing in mining production and related investment activity as global and domestic demand slows.

Chart 18: Growth in the Wage Price Index

Source: ABS cat. no. 6345.0.

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Statement 2: Economic Outlook

Box 7: The outlook for employment

Although the economy is forecast to begin to recover in 2010, the unemployment rate is not expected to peak until late 2010. This lagged response is consistent with historical experience. Econometric modelling suggests that movements in GDP affect employment growth between one and five quarters later, with the largest effects occurring after two quarters. The delay in part reflects employers’ caution about taking on more staff until they see a sustained recovery in demand for their products.

A sustained period of above-trend GDP growth is typically required for the unemployment rate to fall, as was seen during the recovery from the 1990s recession. While the economy expanded through 1992, it was not until growth consistently exceeded trend growth that the unemployment rate began to decline (Chart A).

Chart A: GDP growth and changes in the unemployment rate in the 1990s recession

Source: ABS cat. no. 5206.0 and 6202.0.

While the unemployment rate fell relatively rapidly in the initial stages of past recoveries, attaining the pre-downturn low typically took much longer. This may partly reflect limits on how fast the economy can grow.

Although GDP can grow faster in the initial stage of a recovery when spare capacity is plentiful, growth subsequently tends to moderate as this spare capacity is employed. Moreover, the average duration of unemployment tends to increase during a downturn and continues to rise even after the unemployment rate begins to fall (Chart B).

Chart B: The unemployment rate and average duration of unemployment (trend)

Note: Average duration of unemployment since last full-time job.
Source: ABS cat. no. 6202.0, 6291.0.55.001 and Treasury.

2-35

Statement 2: Economic Outlook

Consumer prices

Inflationary pressures have moderated significantly over the past year as the deepening global recession has lowered previous demand pressures. Growth in the Consumer Price Index (CPI) has fallen rapidly from a recent peak of 5.0 per cent to 2.5 per cent through the year to the March quarter 2009. Underlying inflation, which is less directly affected by falling oil prices and other one-off factors, has also eased from a peak of 4.7 per cent to 4.2 per cent through the year.

Price pressures are expected to ease further over the forecast period as the effects of the global recession continue to impact on the domestic economy. While underlying inflation is expected to remain elevated over the next few quarters, both headline and underlying inflation are expected to fall to 1¾ per cent through the year to the June quarter 2010 and 1½ per cent through the year to the June quarter 2011 (Chart 19).

These continued falls reflect the substantial spare capacity that is likely to exist in the global and domestic economies. Strong growth in nominal unit labour costs has contributed to upward pressure on prices over the past four years. These pressures are expected to moderate significantly over the forecast period as wages growth slows in line with easing labour market pressures.

Chart 19: Headline and underlying inflation
(a)	The underlying inflation measure is the average of the RBA trimmed mean and weighted median.
(b)	Adjusted for the effects of The New Tax System.
Source: ABS cat. no. 6401.0, Reserve Bank of Australia and Treasury.

2-36

Statement 2: Economic Outlook

Incomes

The commodity boom has supported large rises in the terms of trade and driven strong increases in real GDP as business investment and household consumption grew rapidly. This has led to rapid rates of growth in nominal GDP over recent years. The collapse in global demand, and the resulting sharp falls in commodity prices, has unwound much of this stimulus, and nominal GDP is expected to undergo a significant contraction in 2009-10, falling by 1½ per cent. Real GDP is expected to contract by ½ of a per cent, while prices, as measured by the non-farm GDP deflator, are forecast to fall by 1 per cent, reflecting the large fall in the terms of trade. Growth in nominal GDP in 2010-11 is forecast to strengthen to 3¾ per cent, remaining below trend in line with continued below-trend growth in both prices and the real economy (Chart 20).

The slowdown in nominal GDP growth is expected to be broadly distributed throughout the economy, with slower growth in compensation of employees, company gross operating surplus and gross mixed income. Compensation of employees reflects the total salary and wages paid to all employees. After rapid rates of growth in recent years driven by strong rises in both employment and wages, it is forecast to slow to 1½ per cent in 2009-10 as employment contracts and wages growth slows. Growth is expected to strengthen in 2010-11 as employment gradually recovers.

Chart 20: Decomposition of nominal GDP growth

Note: The small discrepancy between nominal GDP and the sum of its components is due to interactions which cannot be attributed to individual components.
Source: ABS cat. no. 5206.0 and Treasury.

2-37

Statement 2: Economic Outlook

Gross operating surplus is a broad measure of profits, and has been boosted in recent years by strong mining profits stemming from high non-rural commodity prices. Corporate profits are expected to fall by 11¼ per cent in 2009-10 as prices unwind and economic activity slows.

Gross mixed income, which includes profits of farm and unincorporated enterprises, is also expected to contract in 2009-10, albeit at a more moderate pace. This is driven by an expected fall in rural commodity prices, as well as reduced construction activity from the slowdown in dwelling and business investment.

2-38

Statement 3: Fiscal Strategy and Outlook

This statement outlines the fiscal outlook and how the Government has delivered on its fiscal strategy. Temporary deficits are necessary to support growth while the economy is weak. In this Budget, the Government has fully offset all new spending in 2012-13. This approach is consistent with the Government’s medium-term fiscal strategy of achieving budget surpluses, on average, over the medium term.

An underlying cash deficit of $57.6 billion (4.9 per cent of GDP) is expected in 2009-10, compared with the February 2009 Updated Economic and Fiscal Outlook (UEFO) estimate of $35.5 billion (2.9 per cent of GDP). The budget deficit is a direct consequence of the global recession, which has had a substantial impact on tax revenues. Since the 2008-09 Budget, tax receipts have been revised down by around an estimated $210 billion over the forward estimates to 2012-13. Consistent with the fiscal strategy, the ‘automatic stabilisers’ have been allowed to flow through to the budget position, supporting economic growth.

The Government has met its commitment to fund new expenditure through a reprioritisation of existing expenditure. New spending has been offset by the final year of the forward estimates. The budget deficit is expected to halve as a share of GDP by the end of the forward estimates, and in the medium term, the underlying cash balance is projected to return to surplus by 2015-16. This will be achieved through expenditure restraint (holding real spending growth to 2 per cent when the economy recovers and grows above trend) and by allowing receipts to recover naturally with the recovery in the economy. This will ensure that the economic recovery is not jeopardised while at the same time providing a clear path back to surplus.

Australia’s budget position remains sound and sustainable. Australia’s deficit in 2009-10 is less than half that of the major advanced economies’ collective deficit of 10.4 per cent of GDP and considerably smaller than the 8.8 per cent of GDP collective deficit for advanced economies as a whole.

Net debt will remain low by international standards and is projected to decline to 3.7 per cent of GDP by the end of the next decade.

Appendix A illustrates the sensitivity of the budget estimates to changes in the economic outlook. Statement 4 examines a range of indicators to assess the sustainability of Australia’s budget position.

Appendix B outlines the methodology underpinning the medium-term economic and fiscal projections

3-1

Contents

Overview of fiscal position	3-3

The Government’s fiscal strategy	3-3
Key elements of a sustainable medium-term fiscal strategy	3-4
Delivering on the fiscal strategy	3-5

Fiscal outlook	3-9
Cash flows	3-10
Variations to the underlying cash balance estimates	3-11
Variations in fiscal balance estimates	3-12
Variations in net capital investment estimates	3-17
Net financial worth, net worth and net debt	3-17

Appendices
Appendix A: Sensitivity of Budget Estimates to Economic Developments	3-18
Appendix B: Medium-Term Analysis Methodology	3-23

3-2

Statement 3: Fiscal Strategy and Outlook

Overview of fiscal position

Underlying cash deficits are expected across the forward estimates period, with a deficit of $57.6 billion in 2009-10 (4.9 per cent of GDP) expected to fall to a deficit of $28.2 billion in 2012-13 (2.0 per cent of GDP) (Table 1). These deficits largely stem from the natural deterioration in expected tax receipts as a result of the global recession. Compared to the 2008-09 Budget, tax receipts have been revised down by around an estimated $210 billion over the period 2008-09 to 2012-13.

Beyond the forward estimates, the budget is projected to return to surplus by 2015-16 underpinned by the natural recovery in tax receipts as the economy improves and expenditure restrained.

Australia’s budget position remains sound and sustainable. Australia’s deficit in 2009-10 is less than half that of the major advanced economies’ collective deficit of 10.4 per cent of GDP and considerably smaller than the 8.8 per cent of GDP collective deficit for advanced economies as a whole. Significantly, advanced economies will remain in collective deficit into the medium term, with a deficit of 3.9 per cent of GDP in 2014.

Australia’s balance sheet is strong, and will continue to be one of the strongest in the world. After peaking at 13.8 per cent of GDP in 2013-14, net debt is expected to fall to 3.7 per cent of GDP by 2019-20. In comparison, net debt in advanced economies will continue to rise to a substantial 80.6 per cent of GDP in 2014.

Table 1: Budget aggregates
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
Underlying cash balance ($b)(a)	19.7	-32.1	-57.6	-57.1	-44.5	-28.2
Per cent of GDP	1.7	-2.7	-4.9	-4.7	-3.4	-2.0

Fiscal balance ($b)	21.0	-32.9	-53.1	-56.0	-41.8	-30.3
Per cent of GDP	1.9	-2.7	-4.5	-4.6	-3.2	-2.2
(a)	Excludes expected Future Fund earnings.

The Government’s fiscal strategy

The Government’s fiscal strategy aims to ensure fiscal sustainability over the medium term. During a period of global economic uncertainty, fiscal sustainability becomes increasingly important. A credible fiscal policy, set in a medium-term framework, will facilitate steady growth and help cushion the economy against damaging short-term fluctuations. It promotes confidence and provides greater certainty for decision-makers.

3-3

Statement 3: Fiscal Strategy and Outlook

Key elements of a sustainable medium-term fiscal strategy

The Government remains committed to its medium-term fiscal strategy of:

•	achieving budget surpluses, on average, over the economic cycle;

•	keeping taxation as a share of GDP on average below the level for 2007-08; and

•	improving the Government’s net financial worth over the medium term.

These medium-term objectives anticipate that fiscal policy will support economic growth and jobs by allowing the budget to move into temporary deficit during an economic downturn.

To ensure that growth is supported in a way that is consistent with the medium-term fiscal strategy, the Government committed in the February 2009 Updated Economic and Fiscal Outlook (UEFO) to a two-stage fiscal strategy:

1. Support the economy during the global recession

During periods of economic slowdown of uncertain extent and duration, it is critical that the Government continues to support the economy and jobs by:

•	allowing the variations in receipts and payments, which are naturally associated with slower economic growth, to drive a temporary underlying cash budget deficit; and

•
using additional spending to deliver timely, targeted and temporary stimulus, with the clear objective of other budget priorities and new policy proposals being met through a reprioritisation of existing policies.

2. Deficit exit strategy as the economy recovers

As the economy recovers, and grows above trend, the Government will take action to return the budget to surplus by:

•
allowing the level of tax receipts to recover naturally as the economy improves, while maintaining the Government’s commitment to keep taxation as a share of GDP below the 2007-08 level on average; and

•	holding real growth in spending to 2 per cent a year until the budget returns to surplus.

3-4

Statement 3: Fiscal Strategy and Outlook

Delivering on the fiscal strategy

The 2009-10 Budget delivers on the two-stage fiscal strategy of supporting growth now while investing for the future, and returning the Budget to surplus once the economy recovers.

Allowing the automatic stabilisers to support the economy

The change in the economic outlook since the 2008-09 Budget has implications for both the receipt and payment sides of the budget. Much of the deterioration in the budget position is as a result of the revised economic parameters that have lowered forecast tax receipts.

Since the 2008-09 Budget, tax receipts have fallen by around an estimated $210 billion across the forward estimates to 2012-13. This estimate takes into account potential downward revisions to estimated tax receipts in 2012-13. Chart 1 does not include 2012-13 as this Budget reports estimates for 2012-13 for the first time. In this Budget, the government has fully offset new spending in 2012-13.

Chart 1: Variations in the underlying cash balance since the 2008-09 Budget

Variations to taxes and payments (parameter and other variations) represent around two thirds of the total decrease in the underlying cash balance since the 2008-09 Budget over the 4 years from 2008-09, and more than three quarters of the decrease in 2010-11 and 2011-12.

The global recession and collapse in commodity prices are the primary cause of the substantial downward revisions to revenue. These revisions wipe out most of the large

3-5

Statement 3: Fiscal Strategy and Outlook

revenue gains from strong global growth and rising commodity prices between the 2005-06 Budget and 2008-09 Budget.

Were the Government to offset these automatic variations in taxes and payments it would be contributing to — rather than leaning against — the macroeconomic instability arising out of the global recession. Instead, by allowing the ‘automatic stabilisers’ of the budget to operate, the Government’s fiscal policy is playing a continuing important role in stabilising the economy.

A temporary deficit, financed through borrowings that will be repaid when economic conditions improve, is the only sensible course of action in the current economic circumstances.

Supporting the economy and jobs now, while investing for the future

Discretionary fiscal policy will temporarily add to the deficit in order to support economic activity and employment. The net measures in the Budget raise the level of GDP by ¾ of a per cent in 2009-10.

To support the economy through the global recession, the Government’s fiscal stimulus program started with income support and then moved into ‘shovel-ready’ infrastructure. This Budget marks the start of the next phase — a move into larger and longer term nation building projects.

Investments in road, rail, ports and the national broadband network will support jobs in the short term, and enhance productivity and innovation in the longer term. Also contributing to productivity will be the investment in world-class higher education, hospital systems and innovation. At the same time, the paid parental leave system will support increased participation and income security for pensioner and carers has been enhanced.

As the economy recovers: deficit exit strategy

The Government remains committed to the medium-term fiscal strategy, including keeping the Budget in surplus, on average, over the economic cycle. As soon as economic growth returns to above trend levels, the Government is committed to taking action to return the Budget to surplus as quickly as possible, by allowing tax receipts to recover and limiting growth in real spending. Based on this strategy the budget is projected to return to underlying cash balance surplus by 2015-16.

Allowing tax receipts to recover naturally

As the economy strengthens there will be a natural recovery in the level of tax receipts without any policy changes. The Government will ‘bank’ any improvement in tax receipts associated with this economic recovery, allowing this to flow through to improve the budget position.

3-6

Statement 3: Fiscal Strategy and Outlook

Taxation receipts are currently an estimated 22.0 per cent of GDP in 2009-10, significantly below the 2007-08 level of 24.6 per cent of GDP reflecting the current economic slowdown. There is, therefore, the scope for tax receipts to recover, while maintaining our commitment to keep taxation as a share of GDP below the 2007-08 level on average.

Reprioritising spending to fast-track the return to surplus

The Government has already put in place the foundations to deliver expenditure restraint once the economy returns to above trend rates of economic growth. The Government is delivering on its deficit exit strategy.

New spending has been fully offset in the final year of the forward estimates in cash terms. Real spending growth has been held below 2 per cent in each of 2011-12 and 2012-13 — two years where above trend economic growth has been projected.

The table below shows the net effect of policy decisions taken since UEFO. In assessing performance against the fiscal strategy, the total effect of policy decisions is adjusted to account for the impact of the changed implementation arrangements for CPRS and for amounts that have previously been provided for in the contingency reserve.

Table 2: Delivering our fiscal strategy
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Effect of policy decisions since UEFO
Spends	-4,343	-14,457	-11,623	-13,390	-8,369
Saves	89	2,496	5,630	6,438	8,006
Total effect of policy decisions since UEFO	-4,254	-11,961	-5,993	-6,952	-363
Less Carbon Pollution Reduction Scheme (CPRS)	-3	-2,800	-110	-915	3,655
Add Contingency reserve offsets to policy decisions	10	3,223	3,740	4,726	4,308

Net budget impact	-4,242	-5,937	-2,143	-1,311	290

In cash terms, the revised Carbon Pollution Reduction Scheme (CPRS) implementation package adversely affects the Budget in 2009-10, 2010-11 and 2011-12, and improves the Budget in 2012-13. This reflects the temporary timing divergence between CPRS expenditures and revenues during the transition period. In assessing performance against the fiscal target, and its contribution to medium term sustainability, these temporary cash effects are disregarded.

In the 2008-09 Budget, provision was made for a number of programs that were reasonably expected to affect the budget estimates. For example, a provision of around $12.5 billion was put aside for nation-building infrastructure. Delivery of these programs which have previously been provided for does not increase expected spending, and as such does not impact on the overall budget position. Accordingly, in assessing performance against the fiscal target, and its contribution to medium-term

3-7

Statement 3: Fiscal Strategy and Outlook

sustainability, the total effect of policy decisions on the Budget should be adjusted for contingency reserve offsets.

The Government has been prepared to make the hard decisions now in order to position Australia for the future through major structural savings underpinning fiscal sustainability.

A key feature of the Government’s pension reform package is the introduction of measures to preserve the medium-term sustainability of the retirement income system, including increasing the qualifying age for the Age Pension and reprioritising spending within the pension system.

To ensure Australia’s retirement income system remains sustainable into the future, the Government will reduce the generosity of some superannuation concessions to those with greater private resources. The Government will rebalance its suite of policies supporting private health insurance, so that people with a greater capacity to provide for their own health insurance do so. It will also make changes to the Family Tax Benefit Part A (FTB-A) as part of ensuring fiscal sustainability in the medium term.

Reflecting the projected improvements in receipts and the hard choices to ensure spending is sustainable, the Government projects the budget position will strengthen in the projection years, bringing the deficit down to 2.0 per cent of GDP in 2012-13 (a halving of the 2009-10 deficit). Outside the forward estimates, the projected continued strengthening of the economy will translate to further improvements in receipts. With the Government’s continued action to restrain real spending growth to 2 per cent, the Budget is currently projected to return to surplus in 2015-16, and remain in a surplus position for the remainder of the medium-term projections (Chart 2).

Chart 2: Underlying cash balance projected to 2019-20
Source: Treasury projections.

3-8

Statement 3: Fiscal Strategy and Outlook

Net debt will remain low by international standards and will begin to improve once the budget approaches surplus (Chart 3). Net debt is projected to peak at 13.8 per cent of GDP in 2013-14, which is significantly smaller as a proportion of GDP than most other advanced countries. This is considerably lower than the 80 per cent net debt that the IMF predicts for countries such as the US, UK, Germany and France by 2014.

Chart 3: Government net debt projected to 2019-20
Source: Treasury projections.

Fiscal outlook

An underlying cash deficit of $57.6 billion is expected in 2009-10 compared with an estimated deficit of $35.5 billion at UEFO. In accrual terms, a fiscal deficit of $53.1 billion is estimated for 2009-10 compared to $33.3 billion at UEFO.

Table 3: Australian Government general government sector budget aggregates
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
Revenue ($b)	303.7	295.9	290.6	294.8	320.8	349.7
Per cent of GDP	26.8	24.7	24.7	24.1	24.7	25.2

Expenses ($b)	280.1	324.4	338.2	344.5	356.4	375.0
Per cent of GDP	24.8	27.1	28.7	28.2	27.4	27.0
Net operating balance ($b)	23.6	-28.5	-47.6	-49.7	-35.6	-25.3
Net capital investment ($b)	2.6	4.3	5.5	6.3	6.1	5.0

Fiscal balance ($b)	21.0	-32.9	-53.1	-56.0	-41.8	-30.3
Per cent of GDP	1.9	-2.7	-4.5	-4.6	-3.2	-2.2

Underlying cash balance ($b)(a)	19.7	-32.1	-57.6	-57.1	-44.5	-28.2
Per cent of GDP	1.7	-2.7	-4.9	-4.7	-3.4	-2.0
Memorandum item:
Headline cash balance ($b)	28.2	-35.9	-59.8	-58.9	-48.5	-25.1
(a)	Excludes expected Future Fund earnings.

3-9

Statement 3: Fiscal Strategy and Outlook

Cash flows

In 2009-10, an underlying cash deficit of $57.6 billion is expected, compared with the UEFO estimate of $35.5 billion. A headline cash deficit of $59.8 billion is forecast for 2009-10. Table 4 provides a summary of Australian Government general government sector cash flows.

Table 4: Summary of Australian Government general government sector cash flows
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$b	$b	$b	$b	$b
Cash receipts
Operating cash receipts excluding Future Fund earnings	285.6	278.4	285.1	307.3	337.2
Future Fund earnings	3.6	2.9	2.9	2.8	2.8
Total operating receipts	289.2	281.4	288.0	310.1	339.9
Capital cash receipts(a)	0.6	0.6	0.3	0.2	0.2
Total cash receipts	289.8	282.0	288.3	310.2	340.1

Cash payments
Operating cash payments	308.3	325.6	330.9	340.8	355.6
Capital cash payments(b)	9.5	11.0	11.5	11.1	9.9
Total cash payments	317.8	336.6	342.4	352.0	365.5

Finance leases and similar arrangements(c)	0.5	0.0	0.0	0.0	0.0

GFS cash surplus(+)/deficit(-)	-28.5	-54.7	-54.2	-41.8	-25.4
Per cent of GDP	-2.4	-4.6	-4.4	-3.2	-1.8
less Future Fund earnings	3.6	2.9	2.9	2.8	2.8

Underlying cash balance(d)	-32.1	-57.6	-57.1	-44.5	-28.2
Per cent of GDP	-2.7	-4.9	-4.7	-3.4	-2.0
Memorandum items:
Net cash flows from investments in financial assets for policy purposes(e)	-7.4	-5.1	-4.8	-6.8	0.3
plus Future Fund earnings	3.6	2.9	2.9	2.8	2.8

Headline cash balance	-35.9	-59.8	-58.9	-48.5	-25.1
(a)	Equivalent to cash receipts from the sale of non-financial assets in the cash flow statement.
(b)	Equivalent to cash payments for purchases of new and second-hand non-financial assets in the cash flow statement.
(c)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(d)	Excludes expected Future Fund earnings.
(e)	Under the cash budgeting framework, these cash flows were referred to as net advances.

3-10

Statement 3: Fiscal Strategy and Outlook

Table 5 provides a reconciliation of the variations in the underlying cash balance estimates.

Table 5: Reconciliation of 2008-09 Budget, 2008-09 MYEFO, UEFO and 2009-10 Budget underlying cash balance estimates
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12
	$m	$m	$m	$m
2008-09 Budget underlying cash balance(b)	21,703	19,669	18,996	18,870
Per cent of GDP	1.8	1.5	1.4	1.3

Changes between 2008-09 Budget and MYEFO
Effect of policy decisions(a)	-11,093	-1,634	-966	-810
Effect of parameter and other variations	-5,244	-14,440	-15,390	-11,371
Total variations	-16,337	-16,074	-16,357	-12,181

2008-09 MYEFO underlying cash balance(b)	5,365	3,595	2,640	6,689
Per cent of GDP	0.4	0.3	0.2	0.5

Changes between MYEFO and UEFO
Effect of policy decisions(a)	-18,037	-18,365	-11,655	-5,435
Effect of parameter and other variations	-9,816	-20,753	-25,314	-26,937
Total variations	-27,853	-39,118	-36,969	-32,372

2009 UEFO underlying cash balance(b)	-22,487	-35,524	-34,330	-25,683
Per cent of GDP	-1.9	-2.9	-2.7	-1.9

Changes from UEFO to 2009-10 Budget
Effect of policy decisions(a)	-4,254	-11,961	-5,993	-6,952
Effect of parameter and other variations	-5,373	-10,108	-16,727	-11,901
Total variations	-9,627	-22,069	-22,721	-18,853

2009-10 Budget underlying cash balance(b)	-32,114	-57,593	-57,051	-44,535
(a)
Excludes the public debt net interest effect of policy measures, and offsets from the contingency reserve for decisions taken. Includes the revised implementation arrangements for the Carbon Pollution Reduction Scheme.

(b)	Excludes expected Future Fund earnings.

Variations to the underlying cash balance estimates

The 2009-10 underlying cash deficit of $57.6 billion is $22.1 billion higher than estimated at UEFO.

Policy decisions

Policy decisions since UEFO are expected to increase the underlying cash deficit by $12.0 billion in 2009-10.

Further detail of the impact of these policy decisions on the fiscal outlook is provided in the ‘Variations to the fiscal balance’ section below. More detail on the decisions can be found in Budget Paper No. 2, Budget Measures 2009-10.

3-11

Statement 3: Fiscal Strategy and Outlook

Parameter and other variations

Total parameter and other variations since UEFO have increased the forecast of the underlying cash deficit in 2009-10 by $10.1 billion. Since the 2008-09 Budget, parameter and other variations are expected to have a total negative impact of $173 billion on the underlying cash balance in the four years to 2011-12.

Variations in receipts

Parameter and other variations since UEFO decrease taxation receipts by $14.5 billion in 2009-10. The variations primarily relate to receipts from individuals, companies, and GST.

Since the 2008-09 Budget, parameter and other variations are expected to decrease taxation receipts by around $173 billion in the four years to 2011-12.

Non-tax receipts in 2009-10 is expected to be higher than forecast at UEFO, primarily reflecting an increase of $0.9 billion in the estimate of fee revenue from the Guarantee Scheme for Large Deposits and Wholesale Funding arising from growth in guaranteed liabilities over recent months.

Variations in payments

Total payment parameter and other variations have improved the underlying cash balance by $2.7 billion in 2009-10 largely reflecting:

•
a drawdown in the contingency reserve for decisions taken of $3.6 billion which have offset policy measures, including in relation to the nation building funds and Northern Territory Emergency Response;

•	the impact of lower GST payments to the States of $2.1 billion reflecting a lower estimate of GST receipts; and

•	the regular drawdown in the conservative bias provision of $1.3 billion.

These reductions are partially offset by an increase in payments in 2009-10, largely reflecting an expected increase in unemployment benefit recipients, along with an expected increase in recipients for a range of other income support programs.

Variations in fiscal balance estimates

In 2009-10, a fiscal balance deficit of $53.1 billion is estimated, compared with the deficit of $33.3 billion estimated at UEFO. Table 6 provides a reconciliation of the fiscal balance estimates.

3-12

Statement 3: Fiscal Strategy and Outlook

Table 6: Reconciliation of 2008-09 Budget, 2008-09 MYEFO, UEFO and 2009-10 Budget fiscal balance estimates(a)
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12
	$m	$m	$m	$m
2008-09 Budget fiscal balance	23,122	22,357	23,316	22,587
Per cent of GDP	1.9	1.7	1.7	1.6

Changes between 2008-09 Budget and MYEFO
Effect of policy decisions(b)	-11,514	-1,350	-842	-821
Effect of parameter and other variations	-5,766	-13,884	-15,761	-11,682
Total variations	-17,280	-15,234	-16,603	-12,503

2008-09 MYEFO fiscal balance	5,842	7,123	6,713	10,085
Per cent of GDP	0.5	0.6	0.5	0.7

Changes between MYEFO and UEFO
Effect of policy decisions(b)	-19,643	-19,747	-11,459	-5,338
Effect of parameter and other variations	-8,552	-20,675	-26,710	-28,666
Total variations	-28,195	-40,422	-38,169	-34,004

2009 UEFO fiscal balance	-22,353	-33,299	-31,456	-23,920
Per cent of GDP	-1.9	-2.8	-2.5	-1.8

Changes between UEFO and 2009-10 Budget
Effect of policy decisions(b)
Revenue	-2	-256	-4,990	-631
Expenses	3,294	8,123	2,054	4,941
Net capital investment	246	438	70	52
Total policy decisions impact on fiscal balance	-3,541	-8,817	-7,114	-5,623
Effect of parameter and other variations
Revenue	-8,019	-13,133	-19,159	-15,214
Expenses	-1,168	-1,958	-2,167	-3,415
Net capital investment	105	-146	393	409
Total parameter and other variations impact on fiscal balance	-6,957	-11,029	-17,385	-12,208

2009-10 Budget fiscal balance	-32,851	-53,145	-55,956	-41,751
Per cent of GDP	-2.7	-4.5	-4.6	-3.2
(a)	A positive number for revenue indicates an increase in the fiscal balance, while a positive number for expenses and net capital investment indicates a decrease in the fiscal balance.
(b)	Excludes the public debt net interest effect of policy measures.

Variations in revenue estimates

As a result of the weakening in the Australian economic outlook, revenue for 2009-10 has been revised down since UEFO. Parameter and other variations have reduced revenue by $13.1 billion in 2009-10 since UEFO, with new policy decisions reducing revenue by $256 million.

Most revenue heads have been revised down in 2009-10 since UEFO as nominal GDP is now forecast to contract. The largest revisions occur in individuals’ income taxes, company tax and GST. Growth in individuals’ incomes is expected to be weaker due to more moderate wage growth and expected falls in employment and unincorporated business and property income. Parameter and other variations have reduced individuals’ income taxes by $6.3 billion since UEFO. Company profits are forecast to

3-13

Statement 3: Fiscal Strategy and Outlook

be lower than at UEFO, mainly reflecting continuing weakness in the domestic economy, resulting in company tax being revised down by $2.8 billion. Lower forecasts for consumption and dwelling investment have reduced the forecast for GST and other consumption tax revenues by $3.5 billion.

Non-taxation revenue in 2009-10 is expected to be higher than forecast at UEFO. The increase since UEFO mainly reflects fee revenue from the Guarantee Scheme for Large Deposits and Wholesale Funding being revised upwards by $0.9 billion in 2009-10 as a result of higher than anticipated growth in guaranteed liabilities over recent months.

Further detail on how the revised outlook for the economy has affected individual revenue heads over the forward estimates is provided in Statement 5. An analysis of the sensitivity of the taxation revenue estimates to changes in the economic parameters is provided in Appendix A of Statement 3.

Variations in expense estimates

Since UEFO, estimated total expenses for 2009-10 have increased by $6.2 billion reflecting increased expenses from new policy decisions of $8.1 billion, offset by parameter and other variations of $2.0 billion (see Table 6).

The reduction in estimated expenses arising from net parameter and other variations includes drawdowns from the contingency reserve, which are recorded as ‘other variations’. The drawdown in the contingency reserve includes offsets for infrastructure payments to the States and Territories through the nation building funds, new Official Development Assistance policy measures, policy measures relating to the extension of the Northern Territory Emergency Response and the regular drawdown of the conservative bias allowance.

Major policy decisions since UEFO that have increased expenses include:

•
increasing age, carer and disability pensions, as part of the Secure and Sustainable Pensions package, by $32.49 a week for full-rate singles and $10.14 a week for full-rate couples (combined) from 20 September 2009, at an expected cost of $2.7 billion in 2009-10 and $14.2 billion over four years;

•	extending Australia’s defence force presence in Afghanistan for 2009-10, and expanding our engagement there, will increase expenses by $1.1 billion in 2009-10 relative to estimates at UEFO;

•
investing in nation building infrastructure through the Building Australia Fund. As this infrastructure is largely funded through grants to the States and Territories, it is expected to increase expenses by $521 million in 2009-10 and by $5.2 billion over four years;

•	investing in innovation and higher education, as part of the An Innovation and Higher Education System for the 21st Century package of measures, at an expected

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Statement 3: Fiscal Strategy and Outlook

cost of $917 million in 2009-10 and $6.3 billion over the next four years. This includes spending out of the Education Investment Fund;

•	supporting first home buyers through the extension of the First Home Owners Boost, at an expected cost of $486 million in 2009-10 and $539 million over four years;

•	investing in improved health infrastructure through the Health and Hospital Fund, which is expected to increase expenses by $465 million in 2009-10 and by $2.8 billion over four years;

•	investing in the clean energy initiative, at a cost of $400 million in 2009-10 and $1.3 billion over four years (including funding through the Education Investment Fund);

•	continuing the Northern Territory Emergency Response at an expected cost of $310 million in 2009-10 and $807 million over four years; and

•	extending the Solar Homes and Communities Plan (which provides rebates for the installation of solar panels), which is expected to increase expenses by $272 million in 2009-10.

The impact of these policy decisions on expenses has been partially offset by a number of savings measures, including:

•	temporarily reducing the superannuation co-contribution, which is expected to reduce expenses by $385 million in 2009-10 and by $1.4 billion over four years;

•	repayment by the States and Territories of overpayments of GST compensation, resulting in a reduction in expenses of $302 million in 2009-10;

•	increasing the pension income test taper rate to better target pension payments, which is expected to save $134 million in 2009-10 and $1.6 billion over four years;

•
pausing indexation of the upper income thresholds for Family Tax Benefits and the Baby Bonus for a period of three years, which is expected to save $210 million in 2009-10 and $1.4 billion over four years;

•	savings in Defence expenses of $2.0 billion between 2010-11 and 2012-13; and

•	better targeting of the Private Health Insurance Rebate, which is expected to increase expenses by $125 million in 2009-10 but to reduce expenses by $1.9 billion between 2010-11 and 2012-13.

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Statement 3: Fiscal Strategy and Outlook

In 2009-10, parameter and other variations have reduced forecast expenses by $2.0 billion since UEFO. These variations reflect:

•
the drawdown of provisions for expenditure from the nation building funds and the national broadband network. In the 2008-09 Budget, provision was made in the contingency reserve for expenditure of $2.5 billion in 2009-10;

•	a reduction in GST payments to the States and Territories of $2.1 billion in 2009-10 and by $8.0 billion over four years;

•	the drawdown of the conservative bias allowance1, reducing estimated expenses by $1.3 billion in 2009-10; and

•	the drawdown of provision in the contingency reserve for the Northern Territory Emergency Response by $310 million in 2009-10 and by $520 million over four years.

These decreases in expenses are partially offset by:

•	an increase in expected interest expenses of $1.0 billion in 2009-10, primarily due to public debt interest costs; and

•	higher than previously forecast number of Newstart recipients which, combined with higher than previously expected average benefit payments, has increased forecast expenses by $1.1 billion in 2009-10.

In 2008-09, estimated total expenses have increased by $2.1 billion since UEFO. This reflects expenses parameter and other variations of $1.2 billion, offset by net new spending of $3.3 billion, including:

•	investing $1.5 billion in infrastructure, including through the Building Australia Fund, the Education Investment Fund and the Health and Hospitals Fund; and

•	providing the new carer supplement, which is expected to increase expenses by $373 million in 2008-09.

More detailed information on expenses can be found in Statement 6. A full description of all policy measures since UEFO can be found in Budget Paper No. 2, Budget Measures 2009-10.
____________________
1
The forward estimates include an allowance for the established tendency of expenses for existing Government policy (particularly demand driven programs) to be higher than estimated in the forward years. To offset this, the contingency reserve includes an allowance based on past experience to preserve the overall integrity of the forward estimates. This allowance, known as the conservative bias allowance, is progressively reduced so that the budget year conservative bias is zero by budget night.

3-16

Statement 3: Fiscal Strategy and Outlook

Variations in net capital investment estimates

In 2009-10, forecast net capital investment has increased by $292 million since UEFO. This primarily reflects the purchase of assets as part of the National Broadband Network initiative and investment as part of the Infrastructure Package. Further information on net capital investment can be found in Statement 6.

Net financial worth, net worth and net debt

Net debt for the Australian Government general government sector is forecast to be $53.7 billion in 2009-10. Net financial worth and net worth for the Australian Government general government sector are forecast to be -$136.0 billion and -$38.7 billion in 2009-10 respectively. The decline in net debt, net financial worth and net worth primarily reflects the increase in the estimated deficit.

Further details on the balance sheet are outlined in Statement 7 Asset and Liability Management.

Table 7 provides a summary of Australian Government general government sector net financial worth, net worth, net debt and net interest payments.

Table 7: Australian Government general government sector net financial worth, net worth, net debt and net interest payments
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$b	$b	$b	$b	$b
Financial assets	200.6	207.6	209.4	225.1	238.0
Non-financial assets	93.1	97.3	103.1	108.9	113.7

Total assets	293.7	304.9	312.5	334.0	351.7

Total liabilities	283.0	343.5	402.5	461.6	506.7

Net worth	10.8	-38.7	-90.0	-127.6	-155.0
Net financial worth(a)	-82.3	-136.0	-193.1	-236.5	-268.7
Per cent of GDP	-6.9	-11.5	-15.8	-18.2	-19.4
Net debt(b)	-4.7	53.7	112.2	161.7	188.2
Per cent of GDP	-0.4	4.6	9.2	12.4	13.6
Net interest payments	-0.9	1.5	4.7	6.0	7.6
Per cent of GDP	-0.1	0.1	0.4	0.5	0.6
(a)	Net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets.
(b)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

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Statement 3: Fiscal Strategy and Outlook

Appendix A: Sensitivity of Budget Estimates to Economic Developments

The estimates contained in the Budget are based on forecasts of the economic outlook. Changes to the economic assumptions underlying the budget estimates will impact on receipts and payments, and hence the size of the underlying cash balance.

This section examines the effects on receipts and payments of altering some of the key economic assumptions underlying the estimates. Tables A2 and A4 illustrate the sensitivity of key components of receipts and payments to possible variations in the economic outlook. The two scenarios considered are:

•	Scenario 1: a 1 per cent increase in nominal GDP owing to a rise in the terms of trade.

•	Scenario 2: a 1 per cent decrease in real GDP driven by an equal decrease in labour productivity and labour force participation.

The economic scenarios provide a rule of thumb indication of the impact on receipts, payments and the underlying cash balance of changes in the economic outlook. They represent a partial economic analysis only and do not attempt to capture all the economic feedback and other policy responses related to changed economic conditions. In particular, the analysis assumes no change in the exchange rate, interest rates or discretionary policy. The impact of the two scenarios on the economic parameters would be different if the full feedback response on economic variables and likely policy actions were taken into account. The analysis does not aim to provide an alternate picture of the economic forecasts under these scenarios, but instead gives an indication of the sensitivity associated with different components of receipts and payments to changes in the economy. As such, the changes in the economic variables and their impact on the fiscal outlook are merely illustrative.

The impacts shown in the tables below are broadly symmetrical. That is, impacts of around the same magnitude, but in the opposite direction, would apply if the terms of trade were to decrease or if real GDP were to increase.

Scenario 1

The first scenario involves a permanent rise in world prices of non-rural commodity exports, which causes a rise in the terms of trade, consistent with a 1 per cent rise in nominal GDP by Year 2. The sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table A1 are highly stylised and refer to per cent deviations from the baseline levels of the economic parameters.

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Statement 3: Fiscal Strategy and Outlook

Table A1: Illustrative impact of a permanent non-rural commodity price rise consistent with a 1 per cent rise in nominal GDP in Year 2 (per cent deviation from the baseline level)
	Year 1 per cent	Year 2 per cent
Real GDP	0	¼
Non-farm GDP deflator	¾	¾
Employment	¼	½
Wages	0	¼
CPI	0	¼
Company profits	3	3
Consumption	¼	½

Assuming no change in exchange rates or interest rates, the rise in export prices leads directly to a higher non-farm GDP deflator (from the exports component of GDP) and higher domestic incomes. Higher domestic incomes cause both consumption and investment to rise, resulting in higher real GDP, employment and wages. The rise in aggregate demand puts upward pressure on domestic prices.

In reality, a rise in the terms of trade would be expected to put upward pressure on the exchange rate, although the magnitude is particularly difficult to model. In the event of an appreciation in the exchange rate, the impacts on the external sector would dampen the real GDP effects, and there would be some offsetting downward pressure on domestic prices.

Given these assumptions, the overall impact of the rise in the terms of trade is an increase in the underlying cash balance of around $1.9 billion in Year 1 and around $5.2 billion in Year 2 (see Table A2).

Table A2: Illustrative sensitivity of the budget balance to a 1 per cent increase in nominal GDP due to a rise in the terms of trade
	Year 1 $b	Year 2 $b
Receipts
Individuals and other withholding taxation	0.5	1.6
Superannuation taxation	0.0	0.1
Company tax	1.1	3.0
Goods and services tax	0.1	0.2
Excise and customs duty	0.1	0.2
Other taxation	0.0	0.0
Total receipts	1.8	5.1

Payments
Income support	-0.1	-0.2
Other payments	0.0	0.1
GST payments	0.1	0.2
Total payments	0.0	0.1

Interest change on deficit change	0.0	0.2

Underlying cash balance impact	1.9	5.2

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Statement 3: Fiscal Strategy and Outlook

On the receipts side, a rise in the terms of trade results in a rise in nominal GDP which increases tax collections. The largest impact is on company tax revenue as the rise in export income increases company profits. Higher company profits are assumed to flow through to higher Australian equity prices, therefore increasing capital gains tax from individuals, companies and superannuation funds.

The expanding economy results in higher aggregate demand which flows through to higher employment and wages. For these reasons, individuals’ income tax collections would rise and the increase in disposable incomes would lead to higher consumption, which in turn results in an increase in GST revenue (increasing GST payments to the States by the same amount) and other indirect tax collections.

On the payments side, a significant proportion of government expenditure is partially indexed to movements in costs (as reflected in various price and wage measures). Some forms of expenditure, in particular income support payments, are also driven by the number of beneficiaries.

The overall estimated expenditure on income support payments decreases in both years due to a lower number of unemployment benefit recipients. The decrease in unemployment benefit payments in the second year is partly offset by higher expenditure on other income support payments (pensions and allowances) reflecting higher growth in benefit rates flowing from higher wages growth. At the same time other payments linked to inflation rise in line with the increased growth in prices.

The higher underlying cash balance also has a positive interest impact in both years owing to the lower borrowing requirement and lower public debt interest cost.

As noted above, under a floating exchange rate, the appreciation of the exchange rate would dampen the effects of the rise in the terms of trade on real GDP, meaning the impact on the fiscal position could be substantially more subdued. Also, to the extent that the rise in the terms of trade is temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

Scenario 2

The second scenario involves a combination of an equal 0.5 per cent decrease in the participation rate and in labour productivity, resulting in a 1 per cent decrease in real GDP by Year 2. Once again, the sensitivity analysis evaluates the flow-on effects on the economy, the labour market and prices. The impacts in Table A3 are highly stylised and refer to per cent deviations from the baseline levels of the parameters.

The 1 per cent decrease in real GDP decreases nominal GDP by slightly less but the magnitude of the effects on receipts, payments and the underlying cash balance differ from the first scenario because this variation in the outlook affects different parts of the economy in different ways.

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Statement 3: Fiscal Strategy and Outlook

Table A3: Illustrative impact of an ongoing equal decrease in both labour productivity and participation consistent with a 1 per cent decrease in real GDP in Year 2 (per cent deviation from the baseline level)
	Year 1 per cent	Year 2 per cent
Nominal GDP	-¾	-¾
Non-farm GDP deflator	¼	¼
Employment	-½	-½
Wages	-¼	-¼
CPI	¼	¼
Company profits	-1¾	-1¾
Consumption	-1	-1

The decreases in labour force participation and labour productivity have the same impact on output, but different impacts on the labour market. Lower productivity leads to lower real GDP and lower real wages, while a decrease in the participation rate decreases employment and real GDP. Imports are lower in this scenario, reflecting lower domestic incomes.

Since the supply side of the economy contracts, inflation rises relative to the baseline. The rise in domestic prices makes exports less attractive to foreigners, with the resulting decrease in exports offsetting lower imports, leaving the trade balance unchanged. The exchange rate is assumed to be constant.

The overall impact of the decrease in labour productivity and participation is a decrease in the underlying cash balance of around $2.5 billion in Year 1 and around $4.0 billion in Year 2 (see Table A4).

Table A4: Illustrative sensitivity of the budget balance to a 1 per cent decrease in real GDP due to an equal decrease in both productivity and participation
	Year 1 $b	Year 2 $b
Receipts
Individuals and other withholding taxation	-1.5	-1.6
Superannuation taxation	-0.1	-0.1
Company tax	-0.7	-1.7
Goods and services tax	-0.3	-0.3
Excise and customs duty	-0.3	-0.4
Other taxation	0.0	0.0
Total receipts	-2.8	-4.1

Payments
Income support	-0.1	-0.1
Other payments	0.0	0.1
GST payments	-0.3	-0.3
Total payments	-0.4	-0.3

Interest change on deficit change	0.0	-0.2

Underlying cash balance impact	-2.5	-4.0

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Statement 3: Fiscal Strategy and Outlook

On the receipts side, a decrease in the participation rate causes employment and nominal GDP to decrease. Individuals’ income tax collections decrease because of the fall in the number of wage earners and, additionally, lower real wages. The weaker labour market also decreases superannuation fund taxes through lower contributions (including compulsory contributions) to superannuation funds. The decrease in personal incomes leads to lower consumption which results in a decrease in GST receipts (with the corresponding receipts passed on in lower GST payments to the States) and other indirect tax collections.

In addition, the weaker economy results in lower levels of corporate profitability, decreasing company taxes. Lower profits are assumed to decrease Australian equity prices, generating lower capital gains tax from individuals, companies and superannuation funds.

On the payments side, overall estimated expenditure on income support payments (including pensions and allowances) is lower reflecting a lower number of unemployment benefit recipients (as a result of the lower participation rate) and lower growth in benefit rates flowing from lower wages growth. Other payments linked to inflation rise, reflecting higher growth in prices.

The lower underlying cash balance also has a negative interest impact in both years owing to a higher borrowing requirement and higher public debt interest cost.

To the extent that the decreases in productivity and participation are temporary rather than permanent, the impact on the economic and fiscal position would be more subdued.

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Statement 3: Fiscal Strategy and Outlook

Appendix B: Medium-Term Analysis Methodology

Medium-term economic projections

The fiscal aggregates in the 2009-10 Budget are underpinned by projections of the economy formulated through updated methodology, under which GDP is forecast to grow below trend in the year following the budget year, and projected to grow above trend in the projection years of 2011-12 and 2012-13 (see Statement 2).

The medium-term projections extend this methodology by projecting GDP to grow above trend for a further four years, having the effect of bringing the unemployment rate down by half a percentage point each year until it reaches the non-accelerating inflation rate of unemployment (NAIRU) of 5 per cent in 2016-17 (Figure 1). This is consistent with the pace of the mid-1980s and mid-1990s recoveries. Once the NAIRU is reached, GDP is assumed to grow in accordance with changes in population, participation and productivity, just as in the  intergenerational reports.

Figure 1: Projections methodology in the forward estimates, medium-term projections and Intergenerational Report

Source: Treasury.

The medium-term projections also factor-in a gradual decline in the terms of trade over a ten year period from 2013-14. This reflects a judgment that, despite the recent decline in commodity prices, the terms of trade remain at relatively high levels in historical terms. The phase-down assumes the terms of trade decline by around 15 per cent by 2022-23 — approximately the same level as their average in the Australia’s Low Pollution Future report (Australian Government, 2008).

Receipt projections

The medium-term receipts are projected by revenue head in a similar way to the forward estimates period, although some simplifying assumptions have been made. The medium-term receipt projections are based on long-term demographic and

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Statement 3: Fiscal Strategy and Outlook

economic projections, which give key income and employment parameters. While the economy is recovering, this approach is more appropriate than adopting a constant tax-to-GDP ratio (the methodology used in intergenerational reports for long-term tax projections) as it accounts for the operation of the automatic tax stabilisers and incorporates the ongoing impact of policy decisions. In accordance with the Government’s medium-term fiscal strategy, the medium-term projections are formulated on the basis that taxation as a share of GDP will remain below the 2007-08 level, on average. Taxation as a share of GDP averages 23.8 per cent over the medium-term period to 2019-20.

Expenditure projections

Spending is projected to grow at 2 per cent in real terms until the budget returns to surplus, in accordance with the Government’s fiscal strategy. Once surplus is reached in 2015-16, spending is projected in accordance with the methodology used in intergenerational reports. That is, health, education, payments to individuals, aged care and superannuation costs are modelled to reflect the impact of demographic and other change, while other payments are projected to remain constant as a proportion of GDP. The next intergenerational report, which the Government plans to publish before the 2010-11 Budget, will provide a more detailed exposition of these issues.

Comparison of economic projections with IGR2

The global recession has had a significant impact on the size of the economy in comparison to the projections that underpinned the last intergenerational report (IGR2, released in March 2007). By 2010-11, in real terms GDP is forecast to be more than 5 per cent smaller than where it was expected to be in IGR2. Reflecting the projection assumption of above-trend growth until the economy returns to full capacity, this gap closes rapidly through the medium-term projection period. Higher population growth trends that have established themselves since IGR2 also assist in returning GDP to its previously-projected levels, and ultimately to exceed them.

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Statement 4: Assessing the Sustainability
of the Budget

This statement discusses the current challenges for fiscal policy and examines a range of indicators to assess the sustainability of Australia’s budget position.

Introduction	4-3

Challenges for fiscal policy	4-3

Stimulating aggregate demand	4-4

Strengthening the financial system	4-8

Returning the Budget to surplus	4-10
The return to surplus depends on the trajectory of economic growth	4-10
The risks around the return to surplus	4-12

Assessing fiscal sustainability	4-15
Sustainability assessments begin with the headline budget balance	4-15
The contribution of cyclical and structural components is important	4-17
The plan to return the budget to surplus must be credible	4-18
The impact on assets and liabilities is also useful to assess sustainability	4-19

Conclusion	4-21

References	4-22

4-1

Statement 4: Assessing the Sustainability
of the Budget

Introduction

The global recession is significantly affecting the Australian economy and has fundamentally shifted the challenges for fiscal policy. In the short term, the challenge is to support aggregate demand and employment so as to minimise the social and economic costs of the recession. This is complemented by pre-emptive action to strengthen the financial system.

The challenge for fiscal policy in the medium term is to return the budget to surplus, which is a key element of fiscal sustainability. The Government has a clear, achievable strategy for the return to surplus. Australia’s fiscal position is currently, and will continue to be, one of the strongest in the world. This is important because fiscal sustainability remains one of the key ingredients for sustainable economic growth.

Challenges for fiscal policy

The global economy is in the midst of its worst recession since the Great Depression, and this is severely affecting the Australian economy. The challenges for fiscal policy are to stimulate aggregate demand in the short term and to return the budget to surplus in the medium term, while also investing in the long-term drivers of productivity and economic growth.

Recessions have significant costs. A rise in unemployment has immediate economic and fiscal impacts, and can lead to a loss of skills and work readiness. It also has significant negative impacts on self-esteem and health, and increases the risk of poverty. Supporting aggregate demand early, so as to lessen the depth and duration of the economic downturn, is the most effective way to support employment.

Fiscal policy is supporting aggregate demand and employment through the operation of the automatic stabilisers. The global recession has resulted in substantial downward revisions to tax revenues, which has inevitably reduced the budget balance. Given the size of the global shock, it is also important to use temporary fiscal stimulus to boost aggregate demand and thereby minimise the costs of the recession.

A responsible fiscal framework allows the budget balance to adjust to short-term movements in the economic cycle, while maintaining fiscal sustainability. Policy actions to offset these adjustments would be inherently pro-cyclical, making the impact of the global recession on the Australian economy more severe. There would be a greater loss in output and employment and the budget deficit in the medium term

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Statement 4: Assessing the Sustainability of the Budget

would be likely to be higher. The Government is allowing the automatic stabilisers to work while maintaining a focus on fiscal sustainability.

Enhancing economic growth is also a longer-term objective of fiscal policy. In the current environment, the best policy responses will address the short-term challenge of stimulating aggregate demand, allow resources to be allocated to their most productive uses, and invest in future productive capacity. In addition, policies must be fiscally sustainable, as this is important for sustainable economic growth.

Stimulating aggregate demand

In an environment where a large global shock has pushed Australia into recession, it is necessary to stimulate aggregate demand in the short term. Discretionary fiscal stimulus is needed to provide additional support to that provided by the automatic stabilisers and monetary policy.

Automatic stabilisers are the components of tax and expenditure that automatically fluctuate in response to the economic cycle. The change in the budget balance due to these cyclical factors has been dominated by changes in tax revenues from parameter variations. These changes are estimated to have reduced the budget balance by around $49 billion in 2009-10 and $55 billion in 2010-11 (Table 1). These estimates do not include increases in payments such as unemployment benefits.

Table 1: The components of fiscal policy
	2008-09	2009-10	2010-11	2011-12
	$m	$m	$m	$m
2008-09 Budget underlying cash balance	21,703	19,669	18,996	18,870
Per cent of GDP	1.8	1.5	1.4	1.3

Effect of parameter and other variations	-20,433	-45,301	-57,431	-50,209
Tax receipt revisions	-22,715	-49,157	-54,854	-46,783
Other variations - non-taxation and payments	2,283	3,855	-2,577	-3,425

Effect of policy decisions	-33,384	-31,960	-18,614	-13,197
Major fiscal stimulus packages	-26,587	-22,352	-12,716	-5,056
Other policy decisions	-6,797	-9,608	-5,898	-8,141

Total variations	-53,817	-77,261	-76,045	-63,406
Per cent of GDP	-4.5	-6.6	-6.2	-4.9

2009-10 Budget underlying cash balance	-32,114	-57,593	-57,051	-44,535
Per cent of GDP	-2.7	-4.9	-4.7	-3.4
Note: Major fiscal stimulus packages are: Economic Security Strategy; November 2008 Council of Australian Governments reforms; December 2008 Nation Building Package; and Nation Building and Jobs Plan. Other policy decisions include the net effect of policy decisions in the 2009-10 Budget.
Source: Treasury.

Discretionary fiscal measures are the outcome of explicit changes in the Government’s tax and expenditure policy settings. These measures can meet specific policy objectives, and can be designed with the express purpose of affecting economic activity. The major fiscal stimulus packages announced since the 2008-09 Budget have

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Statement 4: Assessing the Sustainability of the Budget

supported aggregate demand in the face of the global recession and have reduced the budget balance by $22.4 billion in 2009-10 and $12.7 billion in 2010-11 (Table 1).

Australia is one of many countries announcing discretionary fiscal stimulus measures in response to the global recession. Most countries, including China, Japan and the United States, have announced large discretionary fiscal stimulus packages to support aggregate demand.

These measures are consistent with the commitment by G-20 countries to deliver the fiscal stimulus necessary to restore growth. The IMF (2009d) estimates that discretionary fiscal measures announced between late 2008 and mid-April 2009 will provide a stimulus of 2 per cent of world GDP in 2009 and 1.5 per cent in 2010. Some countries have had limited scope to implement fiscal stimulus measures because they entered the crisis with less fiscal space.

The most effective fiscal stimulus measures are those that provide the largest boost to aggregate demand when it is most needed. Fiscal stimulus includes direct spending by government on goods and services and measures directed at households and businesses. Stimulus measures need to be timely, temporary and targeted.

Fiscal stimulus measures may result in a deterioration in the budget balance in the short term. However, the temporary nature of these measures ensures that the budget balance will improve over the medium term as the support to aggregate demand is withdrawn. Supporting aggregate demand in the short term is also likely to result in a budget deficit that is lower in the medium term than it would otherwise have been. This is because support to aggregate demand in the short term can improve economic growth prospects, and therefore the Government’s fiscal position.

The impact of fiscal stimulus measures on aggregate demand depends on their overall size and delivery. Targeted measures ensure the largest possible boost to aggregate demand. For measures directed at households and businesses, the impact on aggregate demand depends on who receives the stimulus, how and when it is received, the amount spent and what it is spent on (Box 1).

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Statement 4: Assessing the Sustainability of the Budget

Box 1: Discretionary fiscal policy measures

A variety of tax and expenditure measures can be used to provide fiscal stimulus. The fiscal multipliers for such measures — that is, the effects they have on economic output — depend on a number of factors.

The most effective measures for an immediate boost to aggregate demand are those that can be implemented quickly and targeted at those most likely to spend. This can include direct purchases of goods and services, transfers or temporary tax cuts and bonuses. Expenditure measures directed at credit-constrained households may have quite high short-term multipliers.

In the case of a prolonged downturn, discretionary fiscal policy can be more effective if it includes measures that add directly to demand and provide a boost to the economy over a longer period, such as infrastructure. Infrastructure investments may have a smaller impact in the short term as they take time to implement, but they provide a larger boost to output once implemented. Such measures also improve the productive capacity of the economy in the longer term.

Multipliers may also differ with economic circumstances. Where the economy is operating with a large amount of excess capacity, stimulus measures are expected to have a larger impact on activity. In contrast, where the economy is close to full employment, the multiplier would be close to zero as a result of exchange rate and price movements and the reaction of monetary policy.

Numerous studies estimate a wide range of fiscal multipliers. The OECD (2009) estimates that the multipliers for direct spending and infrastructure range between 0.6 and 1.3 in Australia (Table A). Multipliers for transfer payments are estimated at between 0.4 and 0.8, while the multipliers for revenue measures are between 0.2 and 0.8. The IMF (2009a) estimates multipliers of between 0.5 and 1.8 for infrastructure measures across the G-20 economies and between 0.3 and 0.6 for personal income tax cuts.

Table A: OECD and IMF estimates of fiscal multipliers

	OECD - Australia		OECD - US		IMF – G-20
	Year 1	Year 2	Year 1	Year 2
Spending measures
Infrastructure	0.9	1.1-1.3	0.9	1.1-1.3	0.5-1.8
Government consumption	0.6	0.7-1.0	0.7	0.8-1.1
Transfers to households	0.4	0.7-0.8	0.5	0.8-0.9
Revenue measures
Personal income tax cuts	0.3-0.4	0.4-0.8	0.3-0.5	0.5-0.9	0.3-0.6
Indirect tax cuts and other	0.2-0.3	0.3-0.5	0.2-0.3	0.3-0.5

Source: OECD 2009 and IMF 2009a.

The Budget uses multipliers for the fiscal stimulus of between 0.5 and 1. These multipliers may prove to be conservative. In particular, the multiplier effects for infrastructure investment may be larger (Table A).

4-6

Statement 4: Assessing the Sustainability of the Budget

The OECD (2009) has found that Australia’s fiscal stimulus measures are among the most effective in the OECD in terms of stimulating economic activity and supporting employment. The first phase of Australia’s fiscal stimulus provided an immediate, significant and temporary boost to household incomes. Cash transfers to low-income households are a quick and effective way to support aggregate demand, as these households are more likely to be credit constrained and affected by a recession.

The second phase of fiscal stimulus focused on infrastructure investments that could be implemented within a relatively short timeframe, while the third phase, outlined in this Budget, moves to major economic infrastructure projects. While infrastructure investment can involve lengthy implementation lags, it provides longer term support to aggregate demand and employment and boosts the economy’s productive capacity. These phases are reflected in the change in the composition of Australia’s fiscal stimulus over time (Chart 1).

Chart 1: Composition of fiscal stimulus

Source: Treasury.

Australia’s fiscal stimulus measures are expected to have a substantial impact on economic output and employment. As a result of the Government’s fiscal stimulus measures, the level of real GDP is forecast to be higher than it would otherwise have been by 2¾ per cent in 2009-10 and 1½ per cent in 2010-11 (Chart 2). The stimulus measures are estimated to reduce the forecast peak in the unemployment rate by 1½ percentage points. Without the fiscal measures, the impact of the global recession on Australia’s economy would be more severe. In the absence of policy action, the forecast unemployment rate would have reached 10 per cent.

4-7

Statement 4: Assessing the Sustainability of the Budget

Chart 2: Effect of fiscal stimulus on real GDP

Source: ABS cat. no. 5206.0 and Treasury.

Strengthening the financial system

Given that the underlying cause of the global recession is a global financial crisis, it has been necessary in the current environment to support the financial system. While the financial crisis is centred in credit markets in the United States, the United Kingdom and Europe, there have been significant spill-over effects to the rest of the world.

While Australia is not immune from these impacts, its financial system remains sound. Australian banks have some of the highest credit ratings in the world — 4 of the world’s 10 highest-rated large banks are Australian (Chart 3) — and Australia has not had to ‘bail out’ any financial institutions.

The Government, in conjunction with the regulators, has taken pre-emptive action to strengthen the resilience of Australia’s financial sector. This has included moving quickly to protect the financial system from the wholesale funding disadvantage that may have resulted from the policy interventions of other countries. These actions also support the effectiveness of fiscal stimulus measures in the current environment.

4-8

Statement 4: Assessing the Sustainability of the Budget

Chart 3: World’s largest banks by credit rating

Note: Data refer to bank ratings as at 20 April 2009 and assets as at late 2007 (latest available data).
Source: Bloomberg and The Banker.

The Government and regulators have enhanced liquidity arrangements, increased prudential oversight, introduced bank guarantees for large deposits and wholesale funding, and introduced the financial claims scheme to give effect to the Government’s guarantee of deposits under $1 million. Other actions include the Government’s investment in residential mortgage-backed securities and the provision of particular financing vehicles for viable businesses where financiers have withdrawn from debt financing arrangements as a result of the global financial crisis. The Government is also supporting state government access to funding through a guarantee of state and territory government borrowing.

In addition, Australia is actively engaged in international efforts to address the global financial crisis. The global integration of financial markets makes it important for Australia to work with the G-20, IMF and Financial Stability Board to address the systemic problems currently confronting the global financial system.

Not all of the measures implemented to support the financial system have a direct negative impact on the budget balance. In particular, the guarantees for large deposits and wholesale funding and the guarantee of state and territory government borrowing are contingent liabilities. Contingent liabilities are liabilities that depend on the occurrence of some uncertain future event.

The Government is taking on these contingent liabilities because of extraordinary circumstances and is charging a fee for the guarantees. The fee is designed such that it will no longer be in the interests of financial institutions and state and territory governments to use the guarantees when financial market conditions return to normal.

4-9

Statement 4: Assessing the Sustainability of the Budget

Under these contingent liabilities, Government expenditure would only arise if an institution fails to meet its obligations with respect to a guaranteed commitment. Given that Australia’s banks, and the Australian financial system, are among the strongest in the world, the risk of these contingent liabilities being realised is remote.

Returning the budget to surplus

A plan to return the budget to surplus is a key element of fiscal sustainability. Fiscal sustainability is the capacity of the Government to efficiently finance present and future expenditure programs. Efficient financing requires choosing financing methods that support economic growth and living standards.

Fiscal sustainability is essential for maintaining macroeconomic stability, reducing economic vulnerabilities and improving economic performance. It reduces the degree of uncertainty about future fiscal policy settings and facilitates decision-making within the economy, especially regarding the accumulation of physical and human capital, technological progress, workforce participation and productivity.

The Government has a clear, achievable strategy to return the budget to surplus. The Government will allow the level of tax receipts to recover naturally as the economy strengthens and will hold real growth in spending to 2 per cent per annum, once economic growth is above-trend, until the budget returns to surplus.

The return to surplus depends on the trajectory of economic growth

The return of the budget to surplus depends on policy decisions taken and the future trajectory of economic growth in Australia and globally. The speed of Australia’s economic recovery will determine the rate at which the automatic stabilisers reverse and tax revenues recover.

The economic recovery in Australia’s forecasts and projections is informed by the dynamics of past economic cycles, but economic experiences can vary markedly (Box 2). There is variation across countries and across types of economic downturns, as well as variation depending on the shape and timing of the policy responses.

Australia has experienced eight recessions since the Great Depression. However, there is more difficulty in making comparisons with economic cycles that are further back in time. The recessions of the early 1980s and early 1990s provide the most insight into the current dynamics of the economy. In these recessions, real GDP fell by 2¾ per cent on average from peak to trough, while the unemployment rate rose by an average of 5 percentage points (Chart 4).

4-10

Statement 4: Assessing the Sustainability of the Budget

Chart 4: Average impact of early 1980s and early 1990s recessions

Note: Data are based on the percentage change in the period between the pre-recession peak and trough in output. The unemployment rate is based on the percentage point change from the pre-recession low to the post-recession high. Net exports are shown as a change in level as a per cent of GDP.
Source: ABS cat. no. 5206.0 and 6202.0.

Following a recession, it takes time for the economy to adjust and return to full employment, given the myriad of linkages, both within new and expanding firms and between firms, which need to be re-established. In particular, the unemployment rate can take significantly longer than real GDP to recover. The unemployment rate returns to its pre-recession level only after a sustained period of strong growth in the economy (Chart 5).

Chart 5: Real GDP growth and the unemployment rate

Source: ABS cat. no. 5206.0, 6202.0 and Treasury.

4-11

Statement 4: Assessing the Sustainability of the Budget

The risks around the return to surplus

In the economic forecasts and projections, growth in real GDP during the first three recovery years averages 3¾ per cent. This is a slower recovery than after the early 1980s and early 1990s recessions, where growth over the first three recovery years averaged 4.8 per cent and 4 per cent. Under these forecasts and projections, and the medium-term projections contained in Statement 3, the budget deficit is expected to peak at 4.9 per cent of GDP in 2009-10 and return to surplus in 2015-16 (Chart 6).

Chart 6: Underlying cash balance

Source: ABS cat. no. 5206.0 and Treasury.

The economic forecasts and projections involve both upside and downside risks. A discussion of these risks allows an evaluation of fiscal sustainability in an environment of significant economic uncertainty.

On the upside, the speed and size of the global fiscal and monetary policy responses may result in a stronger ‘bounce-back’ in the global economy. This would provide support to the Australian economy and would be expected to lead to stronger growth in nominal GDP over the recovery phase. It would also hasten the return to surplus.

4-12

Statement 4: Assessing the Sustainability of the Budget

The emerging economies of China and India may provide particular support to such a scenario. These economies have a significant process of ‘catch-up’ ahead of them, which presents substantial opportunities for the Australian economy (Chart 7).

Chart 7: Per capita GDP convergence for selected Asian economies

Note: The first year of take-off for economies, excluding China and India, is the year when the three-year moving average of constant price export growth first exceeded 10 per cent. The first year of take-off is 1980 for China and 1982 for India. The ASEAN-4 consists of Indonesia, Thailand, Malaysia and the Philippines. The Newly Industrialised Economies (NIEs) consist of Hong Kong, Korea, Singapore and Taiwan.
Source: The Conference Board Total Economy Database, IMF 2009c and Treasury.

On the downside, the world is currently facing a significant challenge in responding to the consequences of the global financial crisis and addressing its underlying causes. The longer this takes, the longer it will take for the global economy to recover. An extended period of global adjustment could result in weaker global growth, dragging on Australia’s nominal GDP growth and delaying the return to budget surplus.

While global developments may impact on Australia’s budget deficit and the exact timing of the return to surplus, this should not generate risks to Australia’s fiscal sustainability. Australia has a clear, achievable fiscal strategy that ensures that tax receipts recover naturally, stimulus measures are temporary and real growth in spending is restrained when the economy recovers.

4-13

Statement 4: Assessing the Sustainability of the Budget

Box 2: IMF research on the general dynamics of recessions and recoveries

The IMF (2009c) has examined the general dynamics of recessions and recoveries in the economic cycles of 21 OECD economies over the past 48 years. This research shows that economic cycles are asymmetric. Changes to output and employment tend to be larger and sharper in both recessions and recovery phases of expansions than during full expansions.

The IMF has found that following a recession, an economy typically recovers to its previous peak output in less than a year (Chart A1). Recoveries tend to be steeper than recessions, with the average growth rate in real GDP being around 25 per cent higher than the contraction rate in a recession. There is also evidence of a bounce-back effect: output growth during the first year of recovery is significantly and positively related to the severity of the preceding recession.

Chart A: Average duration and amplitude of stages of the economic cycle
A1 Duration(a)	A2 Amplitude(b)

(a)	Duration is the number of quarters from peak to trough for recessions.
(b)	Amplitude is the percentage change in output from the peak to the following trough of a recession.
(c)	From the trough, recovery is the number of quarters taken for output to reach the previous peak.
(d)	Recovery amplitude is the percentage change in output in the four quarters following the trough.
Source: IMF 2009c.

While these are the results for a typical OECD recession, the IMF finds more sobering results for recessions associated with financial crises or those that are highly synchronised across the world. Such recessions have been more severe and longer lasting than the typical recession (Charts A1 and A2). Recoveries from these recessions have also been slower and tend to be characterised by weak domestic demand and tight credit conditions. In recoveries from globally synchronised recessions, exports play a much more limited role in the recovery than in the typical business cycle. The current downturn is both highly synchronised and associated with a deep financial crisis, a rare combination in the past 50 years.

4-14

Statement 4: Assessing the Sustainability of the Budget

Assessing fiscal sustainability

Assessing fiscal sustainability involves examining the Government’s capacity to repay debt without placing undue upward pressure on interest rates or impeding economic growth. The Government’s finances are fiscally sustainable when it is expected to be able to meet its financial obligations without making unrealistically large adjustments to tax and expenditure programs.

There is no single indicator of fiscal sustainability and economic theory does not give a definitive answer as to the optimal level of debt. The capacity to repay debt depends on a wide range of factors. These include the level of net debt, the values of financial and non-financial assets and obligations, interest rates and economic growth prospects. They also include the expenditure- and tax-to-GDP ratios, the types of expenditures financed and the quality of institutions.

Sustainability assessments begin with the headline budget balance

The global recession has led to a deterioration of budget balances in most economies. This has occurred as a result of the operation of automatic stabilisers, the use of discretionary fiscal stimulus measures and, in some countries, large ‘bail out’ packages for financial institutions.

In Australia, the automatic stabilisers, predominantly through falls in tax revenues, have resulted in the budget moving into deficit. Temporary fiscal stimulus measures have also contributed to the deficit. The budget deficit is appropriate to cushion the impact of the recession, and is consistent with fiscal sustainability given the plan to return the budget to surplus when the economy recovers.

In an environment where many countries are facing similar challenges, international comparisons are a useful benchmark for assessing fiscal sustainability. Australia’s budget position continues to compare extremely favourably with other advanced economies (Chart 8). The collective budget deficit for advanced economies is forecast to be 8.8 per cent of GDP in 2009 and 7.7 per cent in 2010. By comparison, Australia’s budget deficit is 4.9 per cent of GDP in 2009-10 and 4.7 per cent in 2010-11.

4-15

Statement 4: Assessing the Sustainability of the Budget

Chart 8: Budget balance positions for selected countries

Note: Data are general government budget balance, except for Australia which is Australian Government. Data include announcements up to 22 April 2009. UK data are for financial years beginning 2008-09 and data for 2014 refers to 2013-14. Australian data are for financial years beginning 2008-09. US data include financial support measures.
Source: IMF 2009c, HM Treasury 2009 and Treasury.

Australia is also in a strong position in terms of net interest payments. As a result of the strong net debt position prior to the economic downturn, and the current low world interest rates, the net interest payments on the debt accumulated as a result of the downturn are expected to be relatively small (Chart 9). Australia’s net interest payments are also small by international comparison.

Chart 9: Net interest payments

Note: Australian and US data are federal government data. Euro area data are general government data and are for calendar years beginning 1991. Data include announcements up to mid-November 2008 for the euro area and up to March 2009 for the US.
Source: United States Congressional Budget Office 2009, OECD 2008 and Treasury.

4-16

Statement 4: Assessing the Sustainability of the Budget

The contribution of cyclical and structural components is important

It is worthwhile to assess whether the budget deficit is driven by cyclical or structural factors. A deficit driven by cyclical factors will gradually reduce as the economy recovers. As discussed earlier, since the 2008-09 Budget, the change in Australia’s budget position over the forward estimates period is largely due to cyclical factors. Changes in tax revenues from parameter variations are estimated to have reduced the budget balance by around $49 billion in 2009-10 and $55 billion in 2010-11.

The contribution of cyclical factors can also be assessed by estimating the structural budget balance. There are a range of approaches for these estimates. However, they involve considerable complexity and uncertainty (Ford 2005).

The structural budget balance estimates shown in Chart 10 use trends in productivity growth and employment levels, with the assumptions for the unemployment rate and terms of trade consistent with the end-point of the medium term projections outlined in Appendix B of Statement 3. The cyclical component includes changes in capital gains tax revenue from its decade average.

Based on these estimates, the structural budget balance deteriorated from 2002-03, moving into structural deficit in 2006-07. This shows that the actual underlying cash balances in previous years were primarily the result of the strength in Australia’s terms of trade, which increased by almost 40 per cent over this period. While the temporary fiscal stimulus measures result in a widening of the structural deficit, the deficit narrows over the medium term reflecting savings measures and the Government’s commitment to reduce spending as the economy recovers.

Chart 10: Structural budget balance

Source: Treasury.

4-17

Statement 4: Assessing the Sustainability of the Budget

These estimates are calculated using a different approach than that used by the IMF and OECD. In addition to making an explicit adjustment for capital gains tax revenue, they are based on a medium-term assessment of Australia’s terms of trade. Movements in the terms of trade have sizeable impacts on real incomes and tax revenues. Alternative assumptions around the equilibrium terms of trade — that is, assumptions around the extent to which movements are structural rather than cyclical — can result in significantly different structural budget balance estimates.

The plan to return the budget to surplus must be credible

Fiscal sustainability requires that the plan to return the budget to surplus be credible. The plan should be clear and achievable, and should consider the full path to recovery and the risks around the return to surplus.

The Government has a clear, achievable plan for the return to budget surplus. This involves allowing tax receipts to recover naturally as the economy improves. The Government is also committed to ensuring that the effect of the fiscal stimulus packages recedes and real growth in spending is restrained to 2 per cent per year once economic growth is above-trend.

The Government has ensured that by 2012-13, savings measures fully offset any increases in expenditure. Moreover, the Government has also found savings measures that address major areas of fiscal pressure in the longer term (Chart 11). The value of these structural savings increases significantly over time, increasing by around half from 2012-13 to 2019-20. This enhances the sustainability of Australia’s future fiscal position.

Chart 11: Structural savings measures

Source: Treasury.

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Statement 4: Assessing the Sustainability of the Budget

The impact on assets and liabilities is also useful to assess sustainability

It is common to use net public debt to assess fiscal sustainability. Net debt is generally preferred to gross debt as it takes into account total debt liabilities as well as some amounts owed to the Government by others.

However, balance sheet measures, such as net worth and net financial worth, provide a more comprehensive indication of financial strength as they include an assessment of broader measures than just debt. However, because net financial worth measures are not widely available across countries and over time, fiscal sustainability assessments tend to fall back on net debt comparisons. Australia’s net debt is estimated to rise in the short term, but improve over the medium term (Chart 12).

Chart 12: Australian Government net financial worth and net debt

Note: The inverse of net financial worth, that is net financial liabilities, is compared with net debt.
Source: Treasury.

Australia’s net debt is much lower than other advanced economies (Chart 13). It is estimated that Australian Government net debt will rise from -0.4 per cent of GDP in 2008-09 to 13.1 per cent of GDP in 2014-15. The collective net debt in 25 of the largest advanced economies is estimated to be 52 per cent of GDP in 2008 and 81 per cent in 2014.

Australia’s net financial worth and net debt levels show that, notwithstanding the large impact of the automatic stabilisers on the budget balance and the implementation of temporary discretionary fiscal stimulus measures, Australia has retained its strong balance sheet position and much lower debt levels than other countries. In addition, Australia’s contingent liabilities related to the guarantees for large deposits, wholesale funding and state and territory government borrowing are not likely to be realised.

4-19

Statement 4: Assessing the Sustainability of the Budget

Chart 13: Government net debt positions for selected countries

Note: Data are general government net debt, except for Australia which are Australian Government debt. Data are as at end of calendar year, except for Australia and the UK where data refer to financial years beginning 2008-09. UK data for 2014 refer to financial year 2013-14.
Source: IMF 2009c, HM Treasury 2009 and Treasury.

In addition to assessing the level of net debt, debt dynamics and the capacity to service debt are important for fiscal sustainability. A strong and resilient economy will improve the capacity to respond to shocks and repay debt. Countries with AAA credit ratings have higher GDP per capita and higher net debt levels than those with AA credit ratings (Chart 14). Australia’s GDP per capita is similar to other AAA-rated countries, but government net debt is much lower.

Chart 14: GDP per capita, net debt and credit ratings, 2009

Note: All categories are medians. GDP per capita data are $US PPP from the IMF. Australian net debt data are for the Australian Government in 2009-10. Net debt data for other countries refer to general government.
Source: IMF 2009c, Standard & Poor’s 2009 and Treasury.

4-20

Statement 4: Assessing the Sustainability of the Budget

Conclusion

The global recession presents a significant challenge for fiscal policy in all countries, including Australia. In the short term, the challenge is to allow the automatic stabilisers to operate freely and implement discretionary fiscal policy measures that provide substantial stimulus to aggregate demand. Providing support to economic growth through fiscal and monetary policy is important to reduce the costs of the recession, particularly those associated with unemployment.

The Government has a clear, achievable strategy to return to surplus in the medium term. When the economy recovers, tax receipts will be allowed to recover naturally and real growth in spending will be restrained. Given the current global and domestic economic outlooks and the Government’s fiscal strategy, it is projected that Australia’s budget will return to surplus in 2015-16. While global developments may impact on the timing of the return to surplus, the Government’s firm commitment to the return to surplus will ensure that fiscal sustainability is maintained.

Other measures of Australia’s fiscal sustainability are also strong, despite the move to a budget deficit. This is important because fiscal sustainability remains one of the key ingredients for sustainable economic growth. Australia’s fiscal position is currently, and will continue to be, one of the strongest in the advanced world.

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Statement 4: Assessing the Sustainability of the Budget

References

Ford, B 2005, ‘Structural fiscal indicators: an overview’, Economic Roundup, Autumn, Treasury, Canberra.

HM Treasury, Budget 2009: Building Britain’s Future, April, HM Treasury, London.

IMF 2008, World Economic Outlook Report, October, IMF, Washington DC.

IMF 2009a, ‘Group of Twenty’, paper prepared by the staff of the IMF for the G-20 Meeting of Deputies, 31 January-1 February, London.

IMF 2009b, ‘Group of Twenty: Global Economic Policies and Prospects’, paper prepared by the staff of the IMF for the G-20 Meeting of Finance Ministers and Central Bank Governors, 13-14 March, London.

IMF 2009c, World Economic Outlook Report, April, IMF, Washington DC.

IMF 2009d, ‘Update on Fiscal Stimulus and Financial Sector Measures’, 26 April, IMF, Washington DC.

OECD 2008, Economic Outlook No 84, OECD, Paris.

OECD 2009, Interim Economic Outlook, Chapter 3: The Effectiveness and Scope of Fiscal Stimulus, OECD, Paris.

Standard & Poor’s 2009, ‘Sovereign Risk Indicators’, Standard and Poor’s, London.

United States Congressional Budget Office 2009, The Budget and Economic Outlook: Fiscal Years 2009 to 2019, March, CBO, Washington DC.

4-22

Statement 5: Revenue

This statement contains details of the estimates of Australian Government revenue.

Since the 2008-09 Budget, taxation receipts have been revised down by $173 billion (or 14 per cent of total taxes) over the four years 2008-09 to 2011-12 as the global recession has significantly affected the Australian economic outlook and income. This includes $60 billion of downward revisions since the February 2009 Updated Economic and Fiscal Outlook (UEFO).

Adding in the 2012-13 year, total downward revisions to taxation receipts since last budget would be around $210 billion over the five years from 2008-09.

Overview	5-3

The unfolding global crisis and government revenues	5-3

Revisions to the revenue forecasts	5-4
Progression of receipts deterioration	5-9
Receipts as an automatic stabiliser	5-10
The recovery phase	5-12

Variations in the revenue estimates since the 2008-09 Budget	5-14
Variations to total revenue in the estimates years	5-14

Cash receipts	5-20

Revenue estimates by revenue head	5-21

Appendices
Appendix A: Revenue and receipts forward estimates	5-37
Appendix B: Changes since 2009 UEFO	5-39
Appendix C: Revenue and receipts history and forecasts	5-43
Appendix D: Forecast methodology and performance	5-50
Appendix E: Taxation revenue recognition	5-53
Appendix F: Tax expenditures	5-57

5-1

Statement 5: Revenue

Overview

Total revenue is expected to be significantly lower across the forward estimates than in the Updated Economic and Fiscal Outlook (UEFO). The deterioration in revenue is more pronounced in the estimates years as the full brunt of the global recession and associated deterioration in Australia’s terms of trade and economic outlook are felt. Towards the end of the forward estimates period the projected recovery in the economy provides for some moderation in the downward revisions to revenue.

A summary of the revenue estimates and projections is provided in Table 1.

Table 1: Australian Government general government revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
Total taxation revenue ($b)	286.2	275.8	267.7	276.0	301.9	331.0
Growth on
previous year (%)	9.0	-3.7	-2.9	3.1	9.4	9.6
Per cent of GDP	25.3	23.1	22.7	22.6	23.2	23.9

Non-taxation revenue ($b)	17.5	20.2	22.9	18.9	18.9	18.7
Growth on
previous year (%)	12.8	15.5	13.4	-17.6	0.2	-1.2
Per cent of GDP	1.5	1.7	1.9	1.5	1.5	1.3

Total revenue ($b)	303.7	295.9	290.6	294.8	320.8	349.7
Growth on
previous year (%)	9.2	-2.6	-1.8	1.5	8.8	9.0
Per cent of GDP	26.8	24.7	24.7	24.1	24.7	25.2

The unfolding global crisis and government revenues

Since the 2008-09 Budget, the unfolding global financial crisis and subsequent onset of the global recession has resulted in a rapid deterioration in Australia’s economic outlook. Australia’s forecast economic growth has been successively revised down as the contraction in the world economy worsened and commodity and asset prices fell markedly. These changed economic circumstances have unleashed a number of adverse forces on government revenues.

The evolution of taxation receipts over the past 12 months provides insights into how the economic crisis can be expected to affect government revenues in the period ahead. The crisis has implications for the quantum of revenues, and their composition and timing.

5-3

Statement 5: Revenue

The deteriorating world outlook last year had its initial domestic impact chiefly on asset and commodity prices, with losses primarily contained to capital gains and company tax receipts. However, as the financial crisis deepened and countries around the world slipped into recession, expected revenue losses became far more significant and broadly based including, most recently, individuals’ income tax receipts.

While downward revisions in nominal GDP have been marked, the revisions to tax receipts have been sharper. It is typically the case that tax receipts vary by a greater amount than changes in economic growth because of the progressivity of the tax system. Tax receipts play an important role in acting to ‘automatically stabilise’ and cushion the economy during a downturn.

In the present cycle, receipts have fallen more quickly in response to the economic and financial downturn than was the case in previous recessions. This reflects changes in the composition of tax revenues and accumulated structural changes to both the tax system and the economy.

That said, while tax revenues will begin to grow again as the economy recovers, the full benefit of economic growth on revenues will be felt with some delay. Stocks of tax losses are expected to be used to offset new tax liabilities, reducing growth in taxes in the initial stages of an economic recovery.

Revisions to the revenue forecasts

With successive downward revisions in economic growth have come revisions in estimated taxation receipts.

Estimated tax receipts for 2008-09 are now $23 billion, or 8 per cent below the estimate in the 2008-09 Budget. This is currently estimated to be the largest fall in receipts compared to the budget year forecast since 1930-31 (Chart 1).

5-4

Statement 5: Revenue

Chart 1: Difference between receipts outcome and budget year forecast(a)
(per cent of the outcome1)

(a)
The differences between forecasts and outcomes include post-budget measures relating to the budget year or budget measures announced but not enacted. These impacts are likely to be small in most years.

Source: Treasury estimates

The reduction in estimated tax receipts since last year’s Budget peaks in 2010-11 at $54 billion.

In aggregate, since the 2008-09 Budget estimated taxation receipts (excluding the impact of new policy decisions) were revised down at the Mid-Year Economic and Fiscal Outlook 2008-09 ($37 billion over the four years 2008-09 to 2011-12), the UEFO ($76 billion) and in the 2009-10 Budget ($60 billion) (Chart 2). In total, there has been $173 billion of downward revisions over the four years to 2011-12, equal to 14 per cent of total taxation receipts. Company taxation and capital gains tax account for around $90 billion and around $30 billion, respectively, of these revisions.
_______________________

1
All years except 2008-09 compare the outcome with the Budget forecast. The bar for 2008-09 compares the 2008-09 Budget forecast with the 2009-10 Budget estimate. The 2008-09 outcome will be published in the Final Budget Outcome in September.

5-5

Statement 5: Revenue

Chart 2: Downward revisions to taxation receipts since the 2008-09 Budget(a)

(a)	Downward revisions are parameter and other variations only.
Source: Treasury estimates.

This budget introduces taxation receipt estimates for 2012-13 for the first time. These estimates are considerably less than they would have been a year ago. Adding potential downward revisions to the 2012-13 estimates, the total downward revisions to taxation receipts since last budget would be around $210 billion. The downward revisions in 2011-12 and (implicitly) 2012-13 and beyond become progressively smaller as the economy recovers and grows above trend.

These downward revisions are approaching the total upward revisions to taxes made in the three years of rapidly rising commodity prices between the 2005-06 Budget and the 2008-09 Budget.

As the full extent of the crisis unfolded through 2008-09, the outlook for tax receipts progressively deteriorated.

As detailed in Statement 2, the global financial crisis radically worsened with the failure of Lehman Brothers in September 2008 and the negative flow-on effects to an already weak global economy accelerated sharply. Equity prices also fell sharply through this period with the S&P ASX 200 falling below 4,000 points.

Despite this, tax collections throughout the September quarter of 2008 remained broadly in line with expectations at the time of the 2008-09 Budget (Chart 3). This was largely associated with steady employment outcomes over this period. A sudden dip in tax collections in October to below those expected at the 2008-09 Budget primarily reflected shortfalls in company tax collections and, together with the weaker economic

5-6

Statement 5: Revenue

outlook, were a key factor in the $37 billion in downward revisions to tax receipts made at MYEFO in November.

However, by late 2008 and early 2009 the recession deepened globally with inevitable consequences for the Australian economy. Tax collections again declined significantly from expectations early in 2009. Company tax collections continued to be below expectations but individuals’ income tax collections also softened as the labour market began to deteriorate. These shortfalls in tax collections against expectations contributed substantially to the $136 billion in downward revisions to the tax receipt estimates at UEFO and in this Budget.

Chart 3: Divergence in 2008-09 total tax collections from expectations

Source: Treasury estimates.

The synchronised nature of the global recession means that other countries have also substantially revised down revenue estimates over the past year (Box 1). Australia’s experience compares relatively well with that in other countries, particularly given that our downturn in nominal GDP has been amplified by the fall in our terms of trade.

5-7

Statement 5: Revenue

Box 1: International comparisons of revisions to GDP and receipts

In the past year, the global recession has led governments around the world to markedly revise down economic growth estimates and, in turn, sharply revise down expected government receipts.

Caution is advised when making direct comparisons across countries. The size of revisions are significantly influenced by cross-country differences in tax system structures, timing of fiscal updates and the stage of the economic cycle. In addition, the timing of the ‘budget’ year varies between countries. The closest match to Australia’s 2009-10 year has been used in the analysis, with the revision calculated by comparing the budget forecast with the last published update. Chart A shows revisions to total receipts for 2009-10 since 2008-09 Budgets in selected countries.

Chart A: International receipts comparisons in 2009-10
Revisions to total receipts (excluding new policy)
Source: National budget documents.

Since the 2008-09 Budget, Australia has revised down expected total receipts by $47 billion (or 14 per cent) in 2009-10. New Zealand and Canada have made less significant revisions to date. However, their revisions compare closely with Australian revisions at MYEFO and UEFO respectively (which line up with the timing of New Zealand and Canada’s latest estimates). The US and UK wiped off 17 per cent and 16 per cent respectively from earlier estimates, more than Australia’s revisions in this Budget.

In all countries receipts were revised down by a larger percentage than nominal GDP. This reflects the progressivity of tax systems with automatic stabilisers cushioning economies during downturns. Also, asset price movements affect tax receipts but have little immediate impact on GDP. The US and UK had the biggest difference between GDP and tax revisions indicating a relatively greater direct impact of the global financial crisis in these countries.

5-8

Statement 5: Revenue

Progression of receipts deterioration

Initially, the effects of the global financial crisis were seen most strongly in lower equity and commodity prices, reducing investment income and business profits, which flowed through to lower capital gains tax and company tax receipts. Prior to UEFO, downward revisions to taxation receipts included:

•
CGT being revised down at the time of the 2008-09 Budget by $15 billion (or 19 per cent) over the period 2007-08 to 2010-11 and another $12 billion (20 per cent) at MYEFO as equity prices fell significantly from their peak in November 2007.

•	Company tax (including a capital gains tax component) being revised down at MYEFO by $29 billion, owing partly to the continued downward revisions to forecast commodity prices.

It was only as the crisis unfolded, and the extent of its impact on the outlook for real activity became increasingly evident, that business profits reduced further and consumption slowed, resulting in another reduction in company tax receipts and falls in GST collections. Later, wages and employment growth slowed, reducing collections of pay-as-you-go withholding taxes from the beginning of 2009. Therefore, the recent downward revisions to individuals’ income taxes and consumption taxes have become more significant components of changes to taxation estimates. Downward revisions (across the forward estimates period) to individuals’ income tax, GST and other consumption taxes account for almost three-quarters of the revisions in the taxation estimates between UEFO and the 2009-10 Budget compared with about one-third of the revisions between MYEFO and UEFO (Chart 4).

5-9

Statement 5: Revenue

Chart 4: Parameter and other variations to receipts in 2009-10 since the 2008-09 Budget

Source: Treasury estimates.

Since UEFO, downward revisions to taxation receipts from the weaker economic outlook include:

•	estimated individuals’ income taxation being $31 billion lower (following a fall of $13 billion at UEFO) between 2008-09 and 2011-12 from slower forecast growth in employment and wages;

•
company taxation estimates falling a further $11 billion over four years reflecting lower forecasts for company profits (representing 20 per cent of the total revision in this budget, compared with around two-thirds of the revision at UEFO); and

•	GST and other consumption taxes down by $7 billion (following falls of about $11 billion at both MYEFO and UEFO) over four years owing to slower growth in consumption.

Receipts as an automatic stabiliser

A feature of the substantial downward revisions to receipts has been the extent of the decline relative to that of economic growth. This was preceded by a period where ‘underlying’ revenue growth — revenue growth abstracting from policy decisions —exceeded economic growth (Chart 5). This reflects the fact that certain features of the tax system act as an ‘automatic stabiliser’ in the economy.

5-10

Statement 5: Revenue

Chart 5: Growth in underlying tax receipts and nominal GDP(a)

(a)	The shaded areas represent periods of relative weakness in nominal GDP growth, starting from the year before the downturn.
Source: Treasury estimates.

This means that when economic conditions deteriorate, tax receipts fall by a greater percentage than the change in the economy (and vice versa in an upturn). The large reduction in tax then acts to dampen the fall in real GDP.

Consequently, as the economic outlook has weakened, tax receipt estimates have been revised down both because the forecast economy is smaller and due to the counter-cyclical nature of the tax system. For example, tax receipts are now estimated to be 3.7 per cent lower than at UEFO even though nominal GDP in 2009-10 is forecast to be 2.4 per cent lower.

The tax system has a number of key automatic stabilisers including the progressive nature of the personal income taxation, company taxation and capital gains tax.

•	The progressive nature of the personal income tax system is a major stabiliser. It is progressive because an individual pays a higher proportion of their income in tax as their wage increases.

•	Company tax plays a part as in economic downturns profits tend to fall much faster than economic activity, resulting in company tax falling as a share of GDP.

•
CGT is also important as asset prices tend to change by more than movements in the real economy, giving it the potential to rise and fall quickly as a share of GDP. The collapse in equity prices since late 2007 has led to a sharp reduction in CGT receipts.

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Statement 5: Revenue

Notably, taxation receipts have fallen more sharply during the early part of the downturn than in the previous two downturns, suggesting that the automatic stabilisers are now more closely aligned with changes in economic circumstances. While the lower inflation environment provides some of the explanation, more important appears to be changes in the composition of revenue and structure of the tax system, including both the higher percentage of tax receipts from CGT as well as the more contemporaneous collection of company and some individuals’ tax (Box 2).

The recovery phase

The Australian economy is forecast to recover in 2010-11 and then projected to grow above trend in 2011-12 and 2012-13. As this occurs, tax receipts are expected to begin to grow as the automatic stabilisers reverse their influence. The same contemporaneous relationship between growth and tax receipts that was discussed earlier (and in Box 2) is expected to lead to an earlier recovery in taxation receipts than in previous recessions. However, this effect is expected to be somewhat subdued by the effect of business and capital losses.

In a downturn an increased number of businesses report losses. These losses can be used to offset future taxable profits when business conditions recover. Hence, as the economy begins to recover, there is anticipated to be a period of continued subdued company tax growth as the stock of prior year losses is run down. CGT is expected to behave similarly as accumulated capital losses are used to offset future taxable capital gains.

In addition, the outlook for commodity prices has deteriorated significantly over the past year. The economic forecasts and projections for the terms of trade do not have it recovering to its recent record levels. This will dampen aggregate business profitability to below the levels experienced in recent years. Consequently company tax is expected to average 4½ per cent of GDP over the forward estimates, 1 percentage point below its peak in 2006-07.

Tax receipts are estimated to grow by 3½ per cent in 2010-11 but over 8 per cent in 2011-12 and 2012-13. The expected growth rates in receipts in 2011-12 and 2012-13 are at rates consistent with previous periods of above trend growth.

Revenue as a share of GDP will still be relatively subdued to the end of the forward estimates period but is expected to recover further over the medium term.

This Budget includes medium-term fiscal analysis past the usual four year forward estimates period, including taxation receipts estimates, in Statement 3.

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Statement 5: Revenue

Box 2: Comparison with past recessions Tax growth has fallen more sharply during the early part of the current downturn than in the previous two downturns. This reflects the following factors.
• •
A decline of over 60 per cent in CGT in the face of collapsing asset prices since late 2007. CGT was only introduced in the mid-1980s and contributed a small fraction of revenues in the early 1990s, but by 2007-08 CGT had tripled from 2004-05 levels, allowing the tax-to-GDP ratio to remain stable despite large personal income tax cuts. In 2009-10, CGT is expected to fall back to around its 2004-05 level. With falling asset prices preceding the general economic slowdown, CGT receipts were moderating before the economy began slowing.

• •
A larger fraction of total tax being collected from company profits. A steady increase in the profit share of GDP since the early 1990s saw companies contributing around 21 per cent of tax receipts in 2007-08, compared with around 13 per cent in the 1980s and early 1990s. In recessions, company profits tend to fall earlier and by more than labour income and, with the profit share starting at a higher level, the tax system responded faster in aggregate to changes in GDP. Movements in the terms of trade have played a significant part in this effect.

• •
Changes to tax payment arrangements have resulted in tax being paid more contemporaneously as income is earned. This is particularly true for company tax. During the 1980s and early 1990s company tax was paid almost entirely the year after the income was earned so that tax receipts initially remained high even as national income fell, with consequent increases in the tax to GDP ratio. Company tax is now mostly paid during the year income is earned.

Consequently, unlike the first year of the previous two recessions, the tax-to-GDP ratio is expected to decrease markedly in 2008-09 and remain relatively flat during the downturn.

Chart A: Comparison with past recessions

Panel A: Tax to GDP ratio and CGT	Panel B: Underlying tax to GDP ratio
Source: Treasury estimates.

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Statement 5: Revenue

Variations in the revenue estimates since the 2008-09 Budget

Table 2 reconciles this budget’s revenue estimates with those at the 2008-09 Budget, 2008-09 MYEFO and the UEFO.

Table 2: Reconciliation of Australian Government general government revenue estimates from the 2008-09 Budget
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12
	$m	$m	$m	$m
Revenue at 2008-09 Budget	319,464	336,920	350,862	366,922

Changes between 2008-09 Budget and MYEFO
Effect of policy decisions	-100	-87	-23	0
Effect of parameter and other variations	-6,114	-12,488	-14,286	-11,382
Total variations	-6,214	-12,575	-14,309	-11,382

Revenue at 2008-09 MYEFO	313,250	324,345	336,552	355,540

Changes between MYEFO and UEFO
Effect of policy decisions	-449	-1,102	5,611	5,437
Effect of parameter and other variations	-8,840	-19,241	-23,172	-24,354
Total variations	-9,289	-20,343	-17,561	-18,918

Revenue at 2009 UEFO	303,960	304,001	318,991	336,621

Changes between UEFO and 2009-10 Budget
Effect of policy decisions	-2	-256	-4,990	-631
Effect of parameter and other variations	-8,019	-13,133	-19,159	-15,214
Total variations	-8,021	-13,389	-24,149	-15,845

Revenue at 2009-10 Budget	295,939	290,612	294,841	320,776

Variations to total revenue in the estimates years

Since UEFO, estimated total revenue for 2008-09 has been revised down by $8.0 billion, almost entirely because of parameter and other variations to taxation revenue.

Individuals’ and companies income taxes and GST account for most of the revisions, reflecting lower than anticipated growth in wages in the March and June quarters and the current weakness in the economy flowing through to lower company profits and consumption.

Non-taxation revenue has been revised up by $1.0 billion in 2008-09.

Total revenue for 2009-10 has been revised down by $13.4 billion since the UEFO.

Policy decisions taken since the UEFO contribute $256 million to the overall revision in 2009-10.

Revenue parameter and other variations have contributed $13.1 billion to the revision. Most taxes are expected to fall sharply in 2009-10 with the economic contraction. Growth in individuals’ incomes is expected to be weaker given the more moderate

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Statement 5: Revenue

wage growth and expected falls in employment and unincorporated business and property income. Company profits are forecast to fall dramatically, reflecting the continuing weakness in the domestic economy. Lower forecasts for consumption and dwelling investment have significantly reduced the forecast for GST and other consumption tax revenues.

Non-taxation revenue has been revised up by around $1.4 billion in 2009-10 mainly reflecting fee revenue from the Guarantee Scheme for Large Deposits and Wholesale Funding.

Total revenue for 2010-11 has been revised down by $24.1 billion since the UEFO, with policy decisions contributing $5.0 billion and parameter and other variations contributing $19.2 billion. The sharp falls in taxation revenue expected for 2010-11 are broad-based and follow on from the effect of the contraction in the economy in 2009-10.

Effect of policy decisions

Policy decisions since the 2009 UEFO are expected to decrease revenue by $256 million in 2009-10. In 2010-11 and 2011-12, policy decisions detract a further $5.6 billion from revenues, before increasing revenues by $3.2 billion in 2012-13. These fluctuations in the impact of policy decisions are mainly due to the change in the timing of the introduction of the Carbon Pollution Reduction Scheme (CPRS). Abstracting from the impact of the change in timing of the CPRS introduction, policy decisions increase revenue in each year from 2010-11.

The major policy decisions in the budget are targeted at improving the efficiency, fairness and integrity of the taxation system. The Government has reviewed the operation of programs delivered through the tax system to ensure that tax expenditures are cost effective, and has looked at areas where tax system integrity can be enhanced to ensure taxpayers pay the appropriate level of tax. The revenue from these changes makes a significant contribution to budget sustainability in the medium term.

Major policy decisions in the Budget include:

•	Reducing the concessional contributions caps for superannuation. This will generate additional revenue of $2.8 billion over the forward estimates.

•
Providing additional funding to the Australian Taxation Office to address known risks in the taxation system that could further erode Australia’s revenue base and to address risks that will emerge as Australia’s economy recovers from the economic downturn and returns to growth. This will generate additional revenue of $1.3 billion over the forward estimates.

•	The replacement of the existing research and development (R&D) tax concessions with a new R&D tax credit. This will generate additional revenue of $855 million

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Statement 5: Revenue

over the forward estimates, as part of a package that is broadly budget neutral in the medium term.

•
Tightening the non-commercial losses rules to prevent high-income individuals (those who earn $250,000 or more) from deducting losses from activities that are unlikely to make a profit, and which are often more like hobbies or lifestyle choices, against their salary, wage and other income. This will generate additional revenue of $700 million over the forward estimates.

•
Limiting the scope of the tax exemption for the foreign employment income of Australians who work overseas for periods of 91 days or more so that this exemption only applies to aid workers (both government and non-government organisations), charitable workers, certain government employees (such as defence and police force personnel deployed overseas), and those employed on overseas projects approved by the Minister for Trade as being in the national interest. This will generate additional revenue of $675 million over the forward estimates.

•	Better targeting the concessions for employee share schemes. This will generate additional revenue of $200 million over the forward estimates.

•
Reducing the GDP adjustment for Pay As You Go (PAYG) instalments for the 2009-10 year will reduce revenue in 2009-10 by $720 million, with this reduction recouped mainly through reduced tax refunds in 2010-11. This has no net impact on revenue over the forward estimates period.

•	Increasing the Medicare levy low income thresholds to take account of changes in the consumer price index. This will reduce revenue by $205 million over the forward estimates period.

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Statement 5: Revenue
Table 3: Revenue policy decisions since the 2009 UEFO

	2008-09	2009-10	2010-11	2011-12	2012-13	Total
	$m	$m	$m	$m	$m	$m
Superannuation - contributing to sustainable retirement income reform by reducing the concessional contributions caps	-	625.0	640.0	720.0	825.0	2,810.0
Strategic Compliance - managing taxation compliance risks related to Australia's economic recovery	-	105.0	175.0	470.0	525.0	1,275.0
An Innovation and Higher Education Scheme for the 21st Century - Research and Development Tax Credit		-	55.0	400.0	400.0	855.0
Improving fairness and integrity in the tax system - tightening access to non-commercial business losses	-	-	330.0	240.0	130.0	700.0
Improving fairness and integrity in the tax system - better targeting the income tax exemption for employment income earned by Australians working overseas	-	-	215.0	225.0	235.0	675.0
Paid Parental Leave		-	74.3	224.3	229.3	527.9
Visa Application Charge - increase	-	86.0	95.6	106.6	114.1	402.3
Strategic compliance - promoting a level playing field for small busines	-	59.5	72.2	87.2	94.5	313.4
Superannuation - payment of small and insoluble lost accounts to unclaimed monies	-	-	187.3	39.2	11.5	238.0
Improving fairness and integrity in the tax system - better targeting the concessions for Employee Share Schemes		10.0	90.0	60.0	40.0	200.0
Pay As You Go (PAYG) Instalments - cash flow relief for small business	-	-720.0	720.0	-	-	-
Personal Income Tax - increasing the Medicare levy low-income thresholds	-	-85.0	-40.0	-40.0	-40.0	-205.0
Migration Program - reduction in skill stream places for 2008-09	-	-117.7	-123.5	-131.6	-140.1	-512.9
Migration Program - allocation of places for 2009-10	-	-161.6	-331.8	-526.9	-738.2	-1,758.5
Carbon Pollution Reduction Scheme - revised implementation	-	-	-7,450.0	-2,990.0	988.0	-9,452.0
Other measures	-2.0	-57.3	300.9	485.5	545.9	1,273.0
Total impact of revenue measures	-2.0	-256.1	-4,990.0	-630.7	3,220.0	-2,658.8

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Statement 5: Revenue

Effect of parameter and other variations

In addition to new policy decisions, revisions to expected revenue are driven by recent economic outcomes and tax collections, and the updated economic outlook. The revenue variations discussed in this section stem from those parameter and other variations. That is, they explicitly exclude the impact of new policy decisions on revenue.

The revenue forecasts are based on the economic outlook presented in Statement 2, with changes in nominal incomes and spending having consequent impacts on expected taxation revenue. The key economic parameters that influence revenue are shown in Table 4.

Two substantive changes have been made to the forward estimates methodology in this Budget. The forecast period has been extended by one year to 2010-11, and GDP is expected to grow above (rather than at) trend in the projection years. This changed methodology is explained in Statement 2.

Analysis of the sensitivity of the taxation revenue estimates to changes in the economic outlook is provided in Statement 3.

Table 4: Key revenue parameters(a)
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	%	%	%	%	%
Revenue parameters at 2009-10 Budget
Nominal gross domestic product (non-farm)	5.6	-1.4	3.9	6 1/4	6 3/4
Change since 2009 UEFO	-1.1	-1.4	-0.4	2	na
Compensation of employees (non-farm)(b)	6.5	1.4	3.0	6	6 1/2
Change since 2009 UEFO	0.5	-1.3	-2.3	3/4	na
Corporate gross operating surplus(c)	6.4	-11.2	4.7	7	7 1/4
Change since 2009 UEFO	-3.6	-1.4	-0.5	1 3/4	na
Unincorporated business income	0.5	-1.1	5.0	6 1/4	6 3/4
Change since 2009 UEFO	-1.3	-1.1	-0.3	1	na
Property income(d)	4.6	-2.2	5.6	6 1/4	6 3/4
Change since 2009 UEFO	-4.4	-0.7	0.4	1	na
Consumption subject to GST	2.5	-0.6	1.6	6 1/4	6 3/4
Change since 2009 UEFO	-0.8	-0.8	-3.7	1	na
(a)	Current prices, per cent change on previous year.
(b)	Compensation of employees measures total remuneration earned by employees.
(c)	Corporate GOS is an Australian National Accounts measure of company profits.
(d)	Property income measures income derived from rent, dividends and interest.
na	Data not available.

As a result of the deterioration in the Australian economic outlook, parameter and other variations have reduced revenue by $8.0 billion in 2008-09 and $13.1 billion in 2009-10 since UEFO.

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Statement 5: Revenue

Gross income tax withholding revenue is expected to be $2.9 billion lower than the estimate at UEFO in 2008-09 and $6.0 billion lower in 2009-10, primarily due to slower than expected wage growth in the March and June quarters of 2009 and stronger forecast contraction in employment in 2009-10.

Property income and unincorporated business income, the principal components of individuals’ earnings outside of wages and salaries, and CGT have been revised down since UEFO for 2009-10. This contributes to a $0.5 billion decrease in forecast gross other individuals’ income tax in 2009-10.

Superannuation funds tax revenue is expected to be $270 million lower than forecast at UEFO in 2008-09 owing to refunds being claimed for losses on foreign exchange hedge transactions. With some superannuation funds appearing to have not yet claimed refunds related to lower expected 2008-09 income, 2009-10 revenue is expected to be $610 million weaker relative to UEFO.

Hedge transactions are only half of an overall transaction involving foreign currency denominated assets. The other half of the transaction will have offsetting gains that will eventually add to superannuation fund tax revenues, but the timing of these is highly uncertain.

Company tax revenue in 2008-09 is forecast to be $3.3 billion lower than the UEFO estimate, reflecting a weaker forecast of corporate profits and weaker than expected tax collections in the first part of 2009. Company tax revenue in 2009-10 has been revised down by $2.8 billion since UEFO, with the forecast weaker economy leading to a sharper contraction in corporate profits.

CGT, which is a component of individuals, companies and superannuation funds income taxes, is relatively unchanged from UEFO in 2008-09. In 2009-10, CGT is forecast to increase by $540 million compared with the UEFO estimate, on the back of a recent improvement in the share market.

GST revenue has been revised down by $1.2 billion in 2008-09 and $2.2 billion in 2009-10, primarily reflecting lower forecast growth in consumption subject to GST, dwelling investment and ownership transfer costs. The weakness in taxable consumption also reflects a shift in consumer spending away from discretionary purchases, which are generally taxable, towards more essential goods that have large non-taxable components (for example rent and fresh food) (Box 3).

Luxury car tax revenue has been revised down by $60 million in 2008-09 and $80 million in 2009-10, reflecting the impact of the downturn on demand for new motor vehicles.

Excise duty revenue has been revised up in 2008-09 by $160 million, following stronger than expected growth in the production of unleaded petrol, blended fuels, crude oil and tobacco. These increases are partly offset by lower demand for diesel flowing from

5-19

Statement 5: Revenue

weakness in the mining and manufacturing sectors, which are significant consumers of diesel fuel.

Aggregate production of fuels (especially diesel) is now expected to fall in 2009-10 as the economic downturn produces a greater reduction in demand, leading to a downward revision to excises of $1.1 billion in that year.

Customs duty revenue estimates have remained largely unchanged in 2008-09, with lower demand for imported passenger motor vehicles and general imports, offset by higher demand in the textiles, clothing and footwear, and spirits categories. However, for 2009-10, customs duty revenue has been revised down by about $230 million, reflecting expected lower demand for cars and imports generally due to the contraction in aggregate demand.

Forecast non-tax revenue has been revised up since UEFO by $1.0 billion in 2008-09 and $1.4 billion in 2009-10. In 2009-10, the increase mainly reflects fee revenue from the Guarantee Scheme for Large Deposits and Wholesale Funding being revised upwards by $0.9 billion as a result of higher than anticipated growth in guaranteed liabilities over recent months.

Cash receipts

Total receipts are expected to be $6.2 billion lower than revenue in 2008-09, almost all of which is taxation receipts, and $8.6 billion lower than revenue in 2009-10, including $8.3 billion in taxation receipts. While tax receipts are generally driven by the same factors as revenue, there will be differences as not all revenue raised in a given year is actually paid in that year. For example, past tax assessments may be amended as a result of compliance activity or the settlement of legal disputes and taxpayers may accrue new tax debts. These differences will exist for most revenue heads and will vary across years.

Table 5 provides a reconciliation of the Budget’s receipts estimates with those at UEFO.

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Statement 5: Revenue

Table 5: Reconciliation of total Australian government general government receipt estimates from the 2009 UEFO
	Estimates			Projection
	2008-09	2009-10	2010-11	2011-12
	$m	$m	$m	$m
Receipts at 2009 UEFO	297,060	298,067	307,877	325,812
Per cent of GDP	24.6	24.7	24.2	24.4
Changes between 2009 UEFO and 2009-10 Budget
Effect of policy decisions	-2	-3,094	15	528
Effect of parameter and other variations	-7,274	-12,989	-19,626	-16,116
Taxation	-8,373	-14,453	-20,672	-17,006
Non-taxation	1,099	1,464	1,046	891
Total variations	-7,276	-16,084	-19,611	-15,588
Receipts at 2009-10 Budget	289,784	281,983	288,266	310,225
Per cent of GDP	24.2	23.9	23.6	23.9

Since 2009 UEFO, total receipts have been revised down by $7.3 billion in 2008-09.

Taxation receipts were revised down by $8.4 billion from parameter and other variations, with lower receipts from individuals, companies and GST. Tax receipts from individuals reflect the weaker employment and wages forecasts in the second half of 2009, while companies’ profits continue to fall. GST receipts reflect the lower consumption of taxable goods and services that occur as a result of decreased household incomes and increased household savings.

Since UEFO, total receipts have been revised down by $16.1 billion in 2009-10.

Taxation receipts have been revised down by $14.5 billion from parameter and other variations, reflecting the expected contraction in economic activity. The continued weakness in employment and wages and the expected sharp contraction in company profits (partly due to expected falls in commodity prices) are expected to have significant impacts on individuals’ income tax and company tax, respectively.

Further information on the difference between the accrual and cash taxation estimates is in Appendix E: Taxation revenue recognition.

Revenue estimates by revenue head

The revenue estimates for 2008-09 to 2010-11 are constructed using the outcomes for 2007-08, information on revenue collections in the year to date and the revised economic forecasts for 2008-09 to 2010-11. This Budget has adopted an extra forecast year to provide a more realistic growth path for an economy emerging from a period of slowdown. Revenue estimates for the projection years — 2011-12 and 2012-13 — are based mainly on underlying trends in economic parameters. A detailed explanation for

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Statement 5: Revenue

the change in the forecast methodology for the forward estimates can be found in Statement 2.

In 2008-09, total revenue is expected to decrease by $7.8 billion from 2007-08, a fall of 2.6 per cent. Driving this decrease is an 11 per cent ($6.8 billion) fall in company tax revenues and 24 per cent ($2.8 billion) fall in superannuation tax revenues.

In 2009-10 total revenue is expected to fall by a further $5.3 billion before beginning to increase again from 2010-11 as the economy begins to recover.

Individuals income and other withholding tax revenue

Table 6: Individuals income and other withholding taxation revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	114,700	117,680	119,000	122,630	132,590	144,075
Gross other individuals	31,036	31,210	28,350	27,690	29,440	32,180
less: Refunds	19,601	23,200	24,640	23,780	24,840	26,815
Total individuals and withholding taxation	126,135	125,690	122,710	126,540	137,190	149,440
Fringe benefits tax	3,796	3,470	3,460	3,590	3,790	4,050
Total individuals taxation	129,931	129,160	126,170	130,130	140,980	153,490

Gross income tax withholding

Relative to 2007-08, estimated revenue from gross income tax withholding (ITW) is expected to increase by $3.0 billion in 2008-09, growth of 2.6 per cent, principally reflecting growth in both employment and wages partially offset by the effect of the personal income tax cuts. Employers have shown a willingness to minimise redundancies, such as by using leave and reducing working hours.

In 2009-10, ITW revenue is forecast to increase by $1.3 billion, or 1.1 per cent, with low wage growth offsetting a contraction in employment and the personal income tax cuts. In addition, ITW revenue increases as less salary is sacrificed into superannuation as a result of the reduced concessional contributions caps for superannuation.

In 2010-11, ITW revenue is expected to grow more quickly (growth of 3.1 per cent or $3.6 billion) as the economy begins to recover, wages continue to grow moderately and employment stabilises.

Over the projection period, ITW revenue grows more strongly as the economy grows above trend. Employment and wages both grow in the projection period.

Gross other individuals

Gross revenue from other individuals is expected to increase by $170 million in 2008-09 (0.6 per cent), reflecting modest growth in unincorporated business and interest

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Statement 5: Revenue

incomes mostly offset by personal income tax cuts and a sharp fall in tax from capital gains realised during 2007-08.

In 2009-10 and 2010-11, revenue from other individuals is expected to decrease by $2.9 billion and $0.7 billion, respectively. Tax from capital gains realised during 2008-09 is expected to continue to fall before recovering slowly the following year. With nominal GDP remaining weak in 2009-10, tax instalments from unincorporated businesses income are expected to decline markedly.

In the projection years, other individuals’ revenue is expected to recover, with 6.3 per cent and 9.3 per cent growth in 2011-12 and 2012-13, supported by most forms of non-wage income and capital gains.

Income tax refunds for individuals

Refunds for individuals are expected to increase by $3.6 billion in 2008-09, primarily reflecting personal income tax cuts and the fall in capital gains. The announcement of the tax bonus payment in February has resulted in a small additional increase in refunds as some taxpayers lodge their return earlier to receive the tax bonus.

In 2009-10 individuals’ refunds are expected to increase by $1.4 billion due to continued weakness in incomes in 2008-09, and then decline by $0.9 billion in 2010-11 as the economy begins to recover.

Growth over the projections years is expected to be 4.5 per cent in 2011-12 and 8.0 per cent in 2012-13, largely following the growth in individuals’ income tax payments.

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Statement 5: Revenue

Table 7: Personal income tax rates(a)
	From 1 July 2008		From 1 July 2009		From 1 July 2010		From 1 July 2011
	Taxable income	Per cent	Taxable income	Per cent	Taxable income	Per cent	Taxable income	Per cent
Residents	$0-$6,000	Nil	$0-$6,000	Nil	$0-$6,000	Nil	$0-$6,000	Nil
	$6,001-$34,000	15	$6,001-$35,000	15	$6,001-$37,000	15	$6,001-$37,000	15
	$34,001-$80,000	30	$35,001-$80,000	30	$37,001-$80,000	30	$37,001-$80,000	30
	$80,001-$180,000	40	$80,001-$180,000	38	$80,001-$180,000	37	$80,001-$180,000	37
	> $180,000	45	> $180,000	45	> $180,000	45	> $180,000	45
Non-residents	$0-$34,000	29	$0-$35,000	29	$0-$37,000	29	$0-$37,000	29
	$34,001-$80,000	30	$35,001-$80,000	30	$37,001-$80,000	30	$37,001-$80,000	30
	$80,001-$180,000	40	$80,001-$180,000	38	$80,001-$180,000	37	$80,001-$180,000	37
	> $180,000	45	> $180,000	45	> $180,000	45	> $180,000	45
Medicare levy	$0-$17,794	Nil	$0-$17,794	Nil	$0-$17,794	Nil	$0-$17,794	Nil
for singles(b)	$17,795-$20,934	10% of >	$17,795-$20,934	10% of >	$17,795-$20,934	10% of >	$17,795-$20,934	10% of >
		$17,794		$17,794		$17,794		$17,794
	> $20,934	1.5	> $20,934	1.5	> $20,934	1.5	> $20,934	1.5
		Amount		Amount		Amount		Amount
Low Income	$0-$30,000	$1,200	$0-$30,000	$1,350	$0-$30,000	$1,500	$0-$30,000	$1,500
Tax Offset	$30,001-$60,000	less 4%	$30,001-$63,750	less 4%	$30,001-$67,500	less 4%	$30,001-$67,500	less 4%
		of >		of >		of >		of >
		$30,000		$30,000		$30,000		$30,000
	> $60,000	Nil	> $63,750	Nil	> $67,500	Nil	> $67,500	Nil
(a)
This table includes legislated changes to tax rates and thresholds. The low income tax offset does not include the additional amount that will be provided under household assistance arrangements for the introduction of the Carbon Pollution Reduction Scheme from 1 July 2011.

5-24

Statement 5: Revenue

Fringe benefits tax

Revenue from fringe benefits tax (FBT) is expected to decline by $330 million in 2008-09 as weakness in the economy and labour market are reflected in less remuneration being taken as fringe benefits.

FBT is expected to remain virtually unchanged in 2009-10 before increasing by $130 million in 2010-11 as employment is expected to stabilise and wages grow more strongly. Additionally, past and future personal tax changes, especially increases in the top threshold, are expected to continue to dampen FBT growth in 2009-10 and later years.

Growth in FBT is expected to bounce back in 2011-12 by 5.6 per cent and 6.9 per cent in 2012-13 as the economy recovers.

Company and other related income taxation revenue

Table 8: Company and other related income taxation revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Company tax	64,790	57,950	54,980	55,740	62,320	67,200
Superannuation funds	11,988	9,160	7,990	9,260	10,430	11,420
Petroleum resource rent tax	1,871	1,600	1,720	1,710	1,640	1,660
Total company and related income taxation	78,648	68,710	64,690	66,710	74,390	80,280

The deterioration in the outlook for the global economy, lower asset prices, weaker forecasts for commodity prices and higher bad debts are expected to reduce company profits. These factors result in expected company tax revenue decreasing in 2008-09 by $6.8 billion, or 10.6 per cent, from 2007-08.

Company taxation in 2009-10 is expected to fall a further 5.1 per cent, or $3 billion, on the back of forecast falls in commodity prices and the flow-on effects on weaker corporate profits from low business and consumer confidence. In 2010-11, revenue growth is positive, with an increase of $760 million, as company profits begin to recover in line with the broader economy. The carry-forward of losses that can be offset against future profits is expected to delay the recovery in company tax revenues.

Company income tax is projected to grow at 11.8 per cent and 7.8 per cent in 2011-12 and 2012-13, respectively, reflecting a projected recovery in company profit growth and capital gains, and falling bad debts. Policy measures contribute almost 5 percentage points to growth in 2011-12.

Superannuation funds

For 2008-09, taxation revenue from superannuation funds is expected to fall by $2.8 billion, or 23.6 per cent, from a slowdown in contributions, softening employment

5-25

Statement 5: Revenue

conditions, and lower earnings with recent falls in domestic and overseas share markets reducing capital gains. Some superannuation funds have made considerable losses on foreign exchange hedge transactions which are also expected to reduce tax revenues in the current year.

These hedge transactions are only half of an overall transaction involving foreign currency denominated assets. The other half of the transaction will have offsetting gains (that may currently be realised or unrealised). These gains will eventually add to superannuation fund tax revenues but the timing of this is highly uncertain.

Taxable contributions need to be constantly assessed in light of uncertainty surrounding the defined benefits scheme top-up contributions, salary sacrifice behaviour and underlying contributions.

In 2009-10, superannuation funds tax is expected to decline by $1.2 billion, or 12.8 per cent, predominantly due to the realised foreign exchange hedging losses. In addition, taxable contributions are expected to fall through a combination of low growth in wages, weaker employment and the policy decision to reduce the concessional contributions caps for superannuation.

The recovery in superannuation tax is expected to begin in 2010-11 with 15.9 per cent growth, as the impact of foreign exchange hedging losses is exhausted and the outlook for the labour market improves. Voluntary contributions are expected to improve as equity markets recover and confidence improves.

In the projection years, superannuation funds tax is expected to continue to bounce back, showing 12.6 per cent growth and 9.5 per cent growth in 2011-12 and 2012-13 respectively, based on the assumption of a recovery in employment and corporate profits and as the stock of capital losses runs down.

While the abolition of the superannuation surcharge prevents future liabilities from accruing, a very small allowance has been made in relation to liabilities which accrued prior to 1 July 2005.

Petroleum resource rent tax

PRRT is expected to fall by $270 million in 2008-09 from $1.9 billion in 2007-08 largely due to the significant fall in the price of crude oil and falls in the price of other resource commodities. In 2009-10 PRRT is expected to increase by $120 million from 2008-09, predominantly reflecting expected increases in crude oil production in some major fields.

In the years from 2010-11 to 2012-13, PRRT revenue is expected to average declines of 1.2 per cent each year. This largely reflects downward revisions to commodity prices, higher expected exploration costs, and the natural decline in crude oil reserves.

5-26

Statement 5: Revenue

Sales taxation revenues

Table 9: Sales taxation revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Goods and services tax	44,381	43,130	43,630	45,960	48,670	51,880
Wine equalisation tax	661	700	710	730	770	830
Luxury car tax	464	390	370	360	400	430
Other sales taxes	-19	0	0	0	0	0
Total sales taxes	45,486	44,220	44,710	47,050	49,840	53,140

Goods and services tax

GST revenue is expected to decrease by $1.3 billion in 2008-09 driven by weakness in tax collections and a weaker outlook for taxable consumption growth, dwelling investment and ownership transfer costs.

In 2009-10, GST is expected to increase by $500 million with a rebound in dwelling investment and ownership transfer costs offsetting some further weakness in taxable consumption. GST begins to grow more strongly in 2010-11 (by $2.3 billion) as consumption recovers in line with developments in the broader economy.

In the projection years, GST revenue is expected to grow by around 6.0 per cent in line with growth for the nominal economy and consumption.

5-27

Statement 5: Revenue

Box 3: GST collection trends

After a long period of strong growth driven by favourable global economic conditions, GST collections have stagnated since early 2008 and fell in early 2009 (Chart A). This weakness mainly reflects the impact of the global financial crisis, which dampened consumer spending and dwelling investment. As the recession deepened globally from late 2008, with inevitable consequences for the Australian economy, negative impacts on consumer spending appear to have intensified.

Chart A: Net GST receipts Moving annual total	Chart B: Composition of household consumption2
Source: Treasury estimates.

Consumption has the greatest impact on GST collections as the largest component of the GST base. Taxable consumption is estimated to account for about 80 per cent of the GST base (but represents around 60 per cent of total household consumption).

The recent weakness in taxable household consumption (ie that part of consumption subject to GST) partly reflects it growing more slowly than total household consumption. This is not surprising as consumers are spending a greater proportion on essentials, a significant proportion of which are not taxed (such as rent and fresh food) and less on discretionary goods and services that are almost all taxed (Chart B).

___________________
2
Essentials comprise food, clothing and footwear, rent and other dwelling services, electricity, gas and other fuel, health, operation of vehicles, transport services, communications, education services, insurance and other financial services. Discretionary comprises cigarettes and tobacco, alcoholic beverages, purchase of vehicles, recreation and culture, hotels, cafes and restaurants, furnishings and household equipment, and other goods and services.

5-28

Statement 5: Revenue

Other sales taxes

Other sales taxes include the luxury car tax, wine equalisation tax and residual liabilities and disputed amounts related to the abolished wholesale sales tax.

Luxury car tax (LCT) revenues are estimated to fall by $74 million in 2008-09 and a further $20 million in 2009-10 in line with forecasts of declining new motor vehicle sales. However, LCT revenues are projected to recover in the projection years in line with the economic recovery.

The underlying growth in wine equalisation tax (WET) revenue is expected to move in line with expected total alcohol consumption. WET revenue is expected to grow moderately in 2008-09 and 2009-10, reflecting the balance of slight falls in the estimated volume of wine consumption but moderate growth in prices. From 2010-11, both prices and volumes are expected to grow in line with trends in the broader economy, leading to stronger growth in estimated WET revenue.

Excise and customs duty revenue

Table 10: Excise and customs duty revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Excise duty
Petrol	6,959	6,610	6,340	6,200	5,803	5,008
Diesel	6,674	6,660	6,490	6,570	6,325	5,516
Beer	1,862	2,010	2,050	2,100	2,170	2,240
Tobacco	5,631	5,620	5,510	5,460	5,550	5,710
Other excisable products	2,400	3,620	3,460	3,680	3,885	3,803
Of which: Other excisable beverages(a)	744	870	970	1,060	1,150	1,240
Total excise duty	23,526	24,520	23,850	24,010	23,733	22,277
Customs duty
Textiles, clothing and footwear	960	1,140	830	580	620	660
Passenger motor vehicles	1,400	1,180	870	630	660	690
Excise-like goods	2,451	2,760	2,780	2,850	2,987	3,101
Other imports	1,497	1,600	1,530	1,670	1,780	1,900
less: Refunds and drawbacks	237	240	240	240	240	240
Total customs duty	6,070	6,440	5,770	5,490	5,807	6,111
Total excise and customs	29,596	30,960	29,620	29,500	29,540	28,388
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

Excise duty

In 2008-09, revenue from petrol excise is expected to fall by $350 million relative to 2007-08, based on weakness in petrol consumption. The 2009-10 estimate is expected to be lower by $270 million, reflecting the slowdown in energy demand associated with the slowing economy. The trend toward the use of more environmentally friendly fuel sources and the purchase of more fuel efficient vehicles by consumers is anticipated to detract from demand for petrol into the future.

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Statement 5: Revenue

The 2008-09 estimate for diesel excise is broadly unchanged from 2007-08 but declines by 2.6 per cent in 2009-10. This is attributable to the slowdown in the economy, particularly in the mining and manufacturing industries, which are the largest consumers of diesel.

In 2010-11, diesel excise estimates are expected to increase by 1.2 per cent compared with 2009-10 while petrol excise is estimated to decline by 2.2 per cent.

Petrol and diesel excise fall in the projection years as excise rates are cut as part of the compensation arrangements for the introduction of the Carbon Pollution Reduction Scheme.

Beer excise is expected to grow by 8.0 per cent in 2008-09, with higher volumes likely to be reflecting some substitution away from ready-to-drink (RTD) beverages. The growth rate slows to 2.0 per cent in 2009-10 before gradually increasing as the economy recovers.

Tobacco excise is expected to fall in each year from 2008-09 to 2010-11 as falling tobacco consumption offsets increases in excise rate indexation.

Revenue from crude oil and condensate excise cannot be published separately without risking the disclosure of sensitive commercial information in relation to the tax affairs of potentially identifiable businesses. To protect this confidentiality, the categories of excisable products have been changed. There is now a category of ‘other excisable products’ that comprises the previous categories of ‘other fuel products’, ‘crude oil and condensate’, ‘spirits’ and ‘other excisable beverages’. In this Budget the ‘other excisable beverages’ category has still been separately identified given the change in excise rates on these products in 2008.

Within other excisable products, strong growth in demand for ethanol contributes to growth across the estimates period. Ethanol demand has been growing quite strongly in recent years, albeit from a small base and mainly reflects increasing consumer demand for ethanol and blended fuels.

The Government has announced that there will be a new tariff proposal with effect from 14 May 2009 ensuring that the increase in the RTDs excise rate remains in place. The Government will introduce legislation to validate the revenue collected between 27 April 2008 and 13 May 2009 and reintroduce legislation to continue the higher rate. For this reason, the assumed impact of the continued policy has been factored into the estimates for all alcohol products. Box 4 has information on the impact of this measure on alcohol excise collections.

The rates of duty for alcohol and tobacco products are adjusted every August and February in line with half yearly consumer price index (CPI) movements (Table 11). If the change in the CPI is negative, the excise rate is not reduced. Instead the decline is carried forward to be set off against the next positive CPI movement.

5-30

Statement 5: Revenue

Table 11: Excise rates
	Rates applying from 1 Feb 2008	Rates applying from 27 Apr 2008	Rates applying from 1 Aug 2008	Rates applying from 2 Feb 2009
Commodity	$	$	$	$
Petroleum and other fuel products (per litre)
Gasoline	0.38143	0.38143	0.38143	0.38143
Diesel	0.38143	0.38143	0.38143	0.38143
Ethanol and Biodiesel	0.38143	0.38143	0.38143	0.38143
Blends of the above	0.38143	0.38143	0.38143	0.38143
Aviation gasoline	0.02854	0.02854	0.02854	0.02854
Aviation kerosene	0.02854	0.02854	0.02854	0.02854
Other Petroleum Products	0.38143	0.38143	0.38143	0.38143
Greases (per kilogram)	0.05449	0.05449	0.05449	0.05449
Oils and lubricants, excluding greases (per litre)	0.05449	0.05449	0.05449	0.05449
Beer (per litre of alcohol over 1.15 per cent)
Draught beer, low strength	6.74	6.74	6.93	6.99
Draught beer, mid strength	21.17	21.17	21.76	21.96
Draught beer, high strength	27.70	27.70	28.48	28.74
Other beer, low strength	33.77	33.77	34.72	35.03
Other beer, mid strength	39.36	39.36	40.46	40.82
Other beer, high strength	39.36	39.36	40.46	40.82
Non-commercial, low strength	2.37	2.37	2.44	2.46
Non-commercial, mid and high strength	2.74	2.74	2.82	2.85
Other beverages, not exceeding 10 per cent alcohol content (per litre of alcohol) (b)	39.36	66.67	68.54	69.16
Potable spirits (per litre of alcohol)
Brandy	62.25	62.25	63.99	64.57
Other spirits, exceeding 10 per cent alcohol content	66.67	66.67	68.54	69.16
Cigarettes, cigars and tobacco (tobacco content of 0.8 grams or less per stick)	0.24757	0.24757	0.2545	0.25679
Tobacco products (per kilogram)	309.47	309.47	318.14	321.00

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Statement 5: Revenue

Box 4: Clearances of excisable alcoholic beverages

The excise rate on ready-to-drink alcoholic beverages (RTDs) was increased to the same rate as that on excisable full strength spirits from 27 April 2008. The impact of this policy change is examined using clearance data provided by the ATO and the Australian Customs Service. The clearance data measures the volume of taxable alcohol in excisable beverages sold in Australia.

Note that this data does not cover all alcoholic beverages (particularly wine) and that differing economic and other circumstances between years can affect alcohol consumption independently of the excise increase.

Table A compares average weekly clearances from May 2008 to March 2009, the eleven months since the policy change, against the same period in previous years. Between May 2008 and March 2009, consumption of RTDs fell by 35 per cent over the previous year and consumption of total spirit drinks dropped by 8 per cent, significant falls compared with the growth rates in recent years. In the same period, the consumption of full strength spirits rose by 18 per cent and that of beer by 5 per cent, suggesting some substitution from RTDs to other alcoholic beverages. Overall excisable alcoholic beverages consumption declined by 0.5 per cent in contrast to small positive growth rates of recent years.

Table A: Average weekly beer and spirits clearances (‘000 litres of alcohol)

	2004-05	2005-06	2006-07	2007-08	2008-09	% change
	May-Mar	May-Mar	May-Mar	May-Mar	May-Mar	2005-06	2006-07	2007-08	2008-09
Beer & spirits	1,715	1,780	1,813	1,852	1,843	3.8	1.9	2.2	-0.5
Total beer	1,035	1,068	1,067	1,078	1,129	3.2	0.0	1.0	4.7
Total spirits	680	712	746	775	714	4.7	4.7	3.9	-7.8
Spirits	387	391	398	397	468	1.0	1.8	-0.3	18.0
RTDs	293	321	347	378	246	9.7	8.2	8.7	-34.9

In the 2008-09 Budget, the gain to revenue from the RTD measure was estimated to be $3.1 billion over the forward estimates period. After allowing for actual clearances since the excise increase, the gain to revenue from the RTD measure over the forward estimates has been revised down to $1.7 billion.

Customs duty

Customs duties are expected to increase by 6.1 per cent in 2008-09 but decline by around 10 per cent in 2009-10 in line with the slowdown in household consumption.

In 2008-09 the passenger motor vehicles estimate is expected to be significantly weaker by $220 million, or a fall of 16 per cent, as demand for imported cars falls (as part of a general decline in the demand for cars).

Revenue from imported spirits are expected to be stronger by $245 million, or nearly 20 per cent growth, in 2008-09 mainly as a result of consumer substitution from RTDs.

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Statement 5: Revenue

However, overall spirits consumption has fallen since the measure to increase excise on RTDs was introduced.

Table 12: Customs duty tariff rates
	Applying from	Applying from	Applying from
	11 May 2005	1 January 2010	1 January 2015
	Per cent	Per cent	Per cent
General tariff	5	5	5
Passenger motor vehicles(a)	10	5	5
Textiles, clothing and footwear
Clothing and finished textiles	17.5	10	5
Cotton sheeting, fabric, carpet and footwear	10	5	5
Sleeping bags, table linen and footwear parts	7.5	5	5
Tariff concession order
Consumer goods	0	0	0
Other (business inputs)	0	0	0
(a)  This category includes new passenger vehicles, off-road, second hand cars and parts. Some motor vehicles under this category are currently subject to 5 per cent tariff rate, and used vehicles are subject to an additional impost of $12,000.

Textiles, clothing and footwear estimates are experiencing strong growth with 19 per cent growth in 2008-09 reflecting strong demand for these products. Despite this, for 2009-10 and 2010-11 negative growth is expected in line with declines in general consumption.

While total customs duty growth recovers in the projection years, the impact of tariff rate reductions, scheduled to occur on 1 January 2010, partially offsets this growth.

Carbon Pollution Reduction Scheme revenue

Table 13: Carbon Pollution Reduction Scheme revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Carbon Pollution Reduction Scheme	-	-	-	-	4,470	12,990

Carbon Pollution Reduction Scheme

Revenue from the CPRS is expected to be around $4.5 billion in 2011-12, with the CPRS commencing on 1 July 2011 with a fixed statutory carbon price of $10 per tonne. In 2012-13, CPRS revenue is expected to increase to around $13.0 billion, reflecting the move to a flexible market price for carbon.

5-33

Statement 5: Revenue

Box 5: Revenue from the Carbon Pollution Reduction Scheme

The 2009-10 Budget is the first budget to record revenue from the Carbon Pollution Reduction Scheme (CPRS). The CPRS will be Australia’s primary policy tool to tackle climate change, one of the greatest economic, social and environmental challenges of our time.

The CPRS is a ‘cap and trade’ scheme designed to reduce carbon pollution by placing a cap on aggregate annual emissions. It puts a price on carbon and ensures that the prices of goods and services reflect the costs of pollution. The CPRS will cover around 75 per cent of Australia’s emissions, involving mandatory obligations for around 1,000 businesses. The Government will commence the scheme on 1 July 2011, with a fixed carbon price of $10 during 2011-12, and the carbon price determined by the market from 1 July 2012.

Under the scheme, the Government will issue a number of Australian emissions units to limit domestic emissions in line with the commitment to reduce emissions by between 5 per cent and 25 per cent below 2000 levels by 2020. A 5 per cent reduction represents the unconditional commitment by 2020, irrespective of the actions by other nations. Greater reductions up to 15 per cent will be adopted if there is a global agreement where major economies agree to substantially restrain emissions and advanced economies take on reductions comparable to Australia, but which falls short of stabilisation at 450 parts per million. The Government has committed to reductions of 25 per cent if the world agrees to an ambitious global deal to stabilise levels of carbon dioxide equivalent at 450 parts per million or below.

The majority of Australian emissions units dated 2012-13 onwards will be sold by the Government through a series of auctions, with the carbon price determined by the market. The Government will use every cent it receives from the sale of Australian emissions units to help households and businesses adjust and move Australia to a low pollution economy. Some emissions units will be freely allocated (instead of being sold through auctions) to assist strongly affected industries and emissions intensive, trade exposed industries during a transitional period.

Emitters of greenhouse gases covered by the scheme will need to acquire and surrender an emissions unit for every tonne of greenhouse gas that they emit.

As yet, comprehensive guidance has not been issued under either Australian Accounting Standards or Government Finance Statistics (GFS) for the treatment of revenue generated by the CPRS. However, some guidance has been issued under the UN System of National Accounts (SNA), the international statistical standard on which the Australian Bureau of Statistics’ (ABS) GFS framework is based. Under the 2008 SNA, payments for permits under ‘cap and trade’ schemes are recorded as taxes and permits constitute assets which are valued at their market price.

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Statement 5: Revenue

Box 5: Revenue from the Carbon Pollution Reduction Scheme (continued)

It is likely that the GFS framework will adopt the same treatment as the 2008 SNA. Hence, payments for Australian emissions units under the CPRS are treated as taxes in this Budget.

Under this treatment, in cash terms, the payments for emissions units bought at auctions have been recorded as taxation receipts as the cash is received. In the accrual statements, taxation revenue has been recognised in the year that emissions occur. As a result, there is a difference between accrual revenue and cash receipts. The free allocation of emissions units also results in a difference between accrual revenue and cash receipts. For accrual purposes, revenue will be recorded regardless of whether an auctioned or freely allocated unit is acquitted. For cash purposes, only the auctioned units will be recorded as tax receipts.

Further details on the CPRS can be found in the White Paper, Carbon Pollution Reduction Scheme: Australia’s Low Pollution Future.

Other taxation revenue

Table 14: Other taxation revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Agricultural levies	611	558	353	352	356	357
Levies other than agriculture	258	451	458	445	448	603
Super guarantee charges	0	340	351	365	380	395
Penalties	73	78	85	90	91	93
Broadcasting license fees	288	311	288	289	288	291
Other taxes	1,338	964	1,002	1,049	1,094	976
Total other indirect taxation	2,567	2,701	2,537	2,591	2,656	2,715

Other taxation revenue is expected to remain relatively steady over the forward estimates period. Revenue from agricultural levies is expected to decline from 2009-10 primarily due to the scheduled cessation of the Dairy Industry Restructure Package levy.

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Statement 5: Revenue

Non-taxation revenue

Table 15: Non-taxation revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Sales of goods and services
Fees from regulatory services	392	429	428	443	459	478
Other sales of goods and services	4,871	5,945	7,055	7,303	7,458	7,228
Total sales of goods and services	5,263	6,373	7,483	7,746	7,918	7,706
Dividends
From public sector entities	0	1,408	4,992	1,198	1,253	1,169
Other dividends	2,848	1,786	1,421	1,364	1,312	1,238
Total dividends	2,848	3,194	6,413	2,562	2,566	2,406
Interest received
From other governments	184	194	188	183	177	171
From other sources	5,374	5,260	4,508	4,403	4,335	4,313
Total interest received	5,558	5,454	4,697	4,586	4,512	4,484
Other non-taxation revenue
Royalties	2,351	1,912	1,343	1,331	1,261	1,262
Capital transfer	16	0	0	0	0	0
Other	1,463	3,254	2,949	2,637	2,643	2,823
Total other non-taxation revenue	3,830	5,166	4,292	3,967	3,905	4,085
Total non-taxation revenue	17,500	20,188	22,884	18,861	18,900	18,681

Most components of non-taxation revenue are expected to remain relatively steady through the forward estimates period. Dividends increase substantially in 2009-10 as a result of the RBA dividend, which is expected to increase primarily as a result of gains realised from its operations in the foreign exchange market. Revenue from sales of goods and services increases in 2009-10 as a result of increased fee revenue from the Guarantee Scheme for Large Deposits and Wholesale Funding.

5-36

Statement 5: Revenue

Appendix A: Revenue and receipts forward estimates

Table A1: Australian Government general government (accrual) revenue
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	114,700	117,680	119,000	122,630	132,590	144,075
Gross other individuals	31,036	31,210	28,350	27,690	29,440	32,180
less: Refunds	19,601	23,200	24,640	23,780	24,840	26,815
Total individuals and other withholding taxation	126,135	125,690	122,710	126,540	137,190	149,440
Fringe benefits tax	3,796	3,470	3,460	3,590	3,790	4,050
Superannuation funds	11,988	9,160	7,990	9,260	10,430	11,420
Company tax	64,790	57,950	54,980	55,740	62,320	67,200
Petroleum resource rent tax	1,871	1,600	1,720	1,710	1,640	1,660
Income taxation revenue	208,579	197,870	190,860	196,840	215,370	233,770
Sales taxes
Goods and services tax	44,381	43,130	43,630	45,960	48,670	51,880
Wine equalisation tax	661	700	710	730	770	830
Luxury car tax	464	390	370	360	400	430
Other	-19	0	0	0	0	0
Total sales taxes	45,486	44,220	44,710	47,050	49,840	53,140
Excise and customs
Excise duty
Petrol	6,959	6,610	6,340	6,200	5,803	5,008
Diesel	6,674	6,660	6,490	6,570	6,325	5,516
Beer	1,862	2,010	2,050	2,100	2,170	2,240
Tobacco	5,631	5,620	5,510	5,460	5,550	5,710
Other excisable products	2,400	3,620	3,460	3,680	3,885	3,803
Of which: Other excisable beverages(a)	744	870	970	1,060	1,150	1,240
Total excise duty revenue	23,526	24,520	23,850	24,010	23,733	22,277
Customs duty
Textiles, clothing and footwear	960	1,140	830	580	620	660
Passenger motor vehicles	1,400	1,180	870	630	660	690
Excise-like goods	2,451	2,760	2,780	2,850	2,987	3,101
Other imports	1,497	1,600	1,530	1,670	1,780	1,900
less: Refunds and drawbacks	237	240	240	240	240	240
Total customs duty revenue	6,070	6,440	5,770	5,490	5,807	6,111
Carbon Pollution Reduction Scheme	-	-	-	-	4,470	12,990
Other indirect taxation
Agricultural levies	611	558	353	352	356	357
Other taxes	1,957	2,143	2,185	2,239	2,300	2,357
T Total other indirect taxation revenue	2,567	2,701	2,537	2,591	2,656	2,715
Indirect taxation revenue	77,650	77,881	76,867	79,141	86,506	97,232
Taxation revenue	286,229	275,751	267,727	275,981	301,876	331,002
Sales of goods and services	5,263	6,373	7,483	7,746	7,918	7,706
Dividends	2,848	3,194	6,413	2,562	2,566	2,406
Interest received	5,558	5,454	4,697	4,586	4,512	4,484
Other non-taxation revenue	3,830	5,166	4,292	3,967	3,905	4,085
Non-taxation revenue	17,500	20,188	22,884	18,861	18,900	18,681
Total revenue	303,729	295,939	290,612	294,841	320,776	349,684
Memorandum:
Capital gains tax	18,110	10,850	5,820	6,850	8,660	10,940
Medicare levy revenue	8,049	8,560	8,630	8,990	9,660	10,260
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

5-37

Statement 5: Revenue

Table A2: Australian Government general government (cash) receipts
	Actual	Estimates			Projections
	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	113,982	116,400	117,710	121,550	131,620	143,015
Gross other individuals	29,525	29,710	26,600	26,000	27,760	30,540
less: Refunds	19,601	23,200	24,640	23,780	24,840	26,815
Total individuals and withholding taxation	123,906	122,910	119,670	123,770	134,540	146,740
Fringe benefits tax	3,856	3,400	3,390	3,520	3,720	3,970
Superannuation funds	12,054	9,140	7,960	9,230	10,390	11,380
Company tax	61,700	56,800	53,040	53,390	60,060	65,120
Petroleum resource rent tax	1,686	2,200	1,680	1,550	1,580	1,600
Income taxation receipts	203,202	194,450	185,740	191,460	210,290	228,810
Sales taxes
Goods and services tax	42,424	41,258	41,453	43,680	46,550	49,560
Wine equalisation tax	665	690	700	720	760	820
Luxury car tax	452	390	370	360	400	430
Other sales taxes	0	0	0	0	0	0
Total sales taxes	43,541	42,338	42,523	44,760	47,710	50,810
Excise duty
Petrol	7,038	6,510	6,250	6,110	5,713	4,908
Diesel	6,750	6,660	6,490	6,570	6,325	5,516
Beer	1,883	2,010	2,050	2,100	2,170	2,240
Tobacco	5,632	5,620	5,510	5,460	5,550	5,710
Other excisable products	2,423	3,610	3,460	3,680	3,885	3,803
Of which: Other excisable beverages(a)	752	870	970	1,060	1,150	1,240
Total excise duty receipts	23,727	24,410	23,760	23,920	23,642	22,177
Customs duty
Textiles, clothing and footwear	956	1,140	830	580	620	660
Passenger motor vehicles	1,016	780	540	400	430	460
Excise-like goods	2,451	2,760	2,780	2,850	2,987	3,101
Other imports	1,495	1,590	1,520	1,660	1,770	1,890
less: Refunds and drawbacks	356	380	380	380	380	380
Total customs duty receipts	5,561	5,890	5,290	5,110	5,427	5,731
Carbon Pollution Reduction Scheme	-	-	-	940	1,920	11,540
Other indirect taxation
Agricultural levies	611	558	353	352	356	357
Other taxes	1,734	1,732	1,770	2,058	1,984	1,949
Total other indirect taxation receipts	2,345	2,290	2,122	2,410	2,340	2,306
Indirect taxation receipts	75,174	74,927	73,696	76,200	79,119	81,024
Taxation receipts	278,376	269,377	259,436	268,600	291,329	321,374
Sales of goods and services	5,051	6,356	7,480	7,723	7,898	7,668
Dividends	2,622	3,152	5,663	3,362	2,616	2,456
Interest received	4,769	5,014	4,426	4,345	4,291	4,341
Other non-taxation receipts	4,099	5,883	4,979	4,237	4,091	4,254
Non-taxation receipts	16,540	20,406	22,548	19,666	18,895	18,719
Total receipts	294,917	289,784	281,983	288,266	310,225	340,093
Memorandum :
Capital gains tax	18,110	10,850	5,820	6,850	8,660	10,940
Medicare levy receipts	8,049	8,560	8,630	8,990	9,660	10,260
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

5-38

Statement 5: Revenue

Appendix B: Changes since 2009 UEFO

Table B1: Reconciliation of 2008-09 general government (accrual) revenue
	Estimates		Change on UEFO
	UEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	120,560	117,680	-2,880	-2.4
Gross other individuals	31,122	31,210	88	0.3
less: Refunds	22,602	23,200	598	2.6
Total individuals and other withholding taxation	129,080	125,690	-3,390	-2.6
Fringe benefits tax	3,760	3,470	-290	-7.7
Superannuation funds	9,430	9,160	-270	-2.9
Company tax	61,215	57,950	-3,265	-5.3
Petroleum resource rent tax	2,250	1,600	-650	-28.9
Income taxation revenue	205,735	197,870	-7,865	-3.8
Sales taxes
Goods and services tax	44,356	43,130	-1,226	-2.8
Wine equalisation tax	690	700	10	1.4
Luxury car tax	450	390	-60	-13.3
Other	0	0	0	0.0
Total sales taxes	45,496	44,220	-1,276	-2.8
Excise duty
Petrol	6,580	6,610	30	0.5
Diesel	6,940	6,660	-280	-4.0
Beer	1,970	2,010	40	2.0
Tobacco	5,460	5,620	160	2.9
Other excisable products	3,410	3,620	210	6.2
Of which: Other excisable beverages(a)	930	870	-60	-6.5
Total excise duty revenue	24,360	24,520	160	0.7
Customs duty
Textiles, clothing and footwear	1,080	1,140	60	5.6
Passenger motor vehicles	1,270	1,180	-90	-7.1
Excise-like goods	2,670	2,760	90	3.4
Other imports	1,640	1,600	-40	-2.4
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	6,420	6,440	20	0.3
Carbon Pollution Reduction Scheme	-	-	-	-
Other indirect taxation
Agricultural levies	592	558	-35	-5.8
Other taxes	2,143	2,143	0	0.0
Total other indirect taxation revenue	2,736	2,701	-35	-1.3
Indirect taxation revenue	79,012	77,881	-1,131	-1.4
Taxation revenue	284,747	275,751	-8,996	-3.2
Sales of goods and services	5,970	6,373	404	6.8
Dividends	3,241	3,194	-47	-1.4
Interest received	5,507	5,454	-53	-1.0
Other non-taxation revenue	4,496	5,166	670	14.9
Non-taxation revenue	19,213	20,188	975	5.1
Total revenue	303,960	295,939	-8,021	-2.6
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

5-39

Statement 5: Revenue

Table B2: Reconciliation of 2009-10 general government (accrual) revenue
	Estimates		Change on UEFO
	UEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	124,216	119,000	-5,216	-4.2
Gross other individuals	29,324	28,350	-974	-3.3
less: Refunds	24,119	24,640	521	2.2
Total individuals and other withholding taxation	129,420	122,710	-6,710	-5.2
Fringe benefits tax	3,960	3,460	-500	-12.6
Superannuation funds	9,060	7,990	-1,070	-11.8
Company tax	57,930	54,980	-2,950	-5.1
Petroleum resource rent tax	1,620	1,720	100	6.2
Income taxation revenue	201,990	190,860	-11,130	-5.5
Sales taxes
Goods and services tax	45,893	43,630	-2,263	-4.9
Wine equalisation tax	730	710	-20	-2.7
Luxury car tax	450	370	-80	-17.8
Other	0	0'	0	0.0
Total sales taxes	47,073	44,710	-2,363	-5.0
Excise duty
Petrol	6,410	6,340	-70	-1.1
Diesel	7,220	6,490	-730	-10.1
Beer	2,040	2,050	10	0.5
Tobacco	5,480	5,510	30	0.5
Other excisable products	3,760	3,460	-300	-8.0
Of which: Other excisable beverages(a)	1,080	970	-110	-10.2
Total excise duty revenue	24,910	23,850	-1,060	-4.3
Customs duty
Textiles, clothing and footwear	810	830	20	2.5
Passenger motor vehicles	970	870	-100	-10.3
Excise-like goods	2,750	2,780	30	1.1
Other imports	1,710	1,530	-180	-10.5
less: Refunds and drawbacks	240	240	0	0.0
Total customs duty revenue	6,000	5,770	-230	-3.8
Carbon Pollution Reduction Scheme	-	-	-	-
Other indirect taxation
Agricultural levies	356	353	-3	-0.8
Other taxes	2,234	2,185	-49	-2.2
Total other indirect taxation revenue	2,590	2,537	-52	-2.0
Indirect taxation revenue	80,573	76,867	-3,705	-4.6
Taxation revenue	282,563	267,727	-14,835	-5.3
Sales of goods and services	6,390	7,483	1,093	17.1
Dividends	6,143	6,413	270	4.4
Interest received	5,215	4,697	-518	-9.9
Other non-taxation revenue	3,691	4,292	601	16.3
Non-taxation revenue	21,438	22,884	1,446	6.7
Total revenue	304,001	290,612	-13,389	-4.4
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

5-40

Statement 5: Revenue

Table B3: Reconciliation of 2008-09 general government (cash) receipts
	Estimates		Change on UEFO
	UEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	119,500	116,400	-3,100	-2.6
Gross other individuals	29,742	29,710	-32	-0.1
less: Refunds	22,602	23,200	598	2.6
Total individuals and withholding taxation	126,640	122,910	-3,730	-2.9
Fringe benefits tax	3,690	3,400	-290	-7.9
Superannuation funds	9,410	9,140	-270	-2.9
Company tax	59,705	56,800	-2,905	-4.9
Petroleum resource rent tax	2,200	2,200	0	0.0
Income taxation receipts	201,645	194,450	-7,195	-3.6
Sales taxes
Goods and services tax	42,264	41,258	-1,007	-2.4
Wine equalisation tax	680	690	10	1.5
Luxury car tax	450	390	-60	-13.3
Other sales taxes	0	0	0	0.0
Total sales taxes	43,394	42,338	-1,057	-2.4
Excise duty
Petrol	6,450	6,510	60	0.9
Diesel	6,940	6,660	-280	-4.0
Beer	1,970	2,010	40	2.0
Tobacco	5,460	5,620	160	2.9
Other excisable products	3,400	3,610	210	6.2
Of which: Other excisable beverages(a)	930	870	-60	-6.5
Total excise duty receipts	24,220	24,410	190	0.8
Customs duty
Textiles, clothing and footwear	1,080	1,140	60	5.6
Passenger motor vehicles	870	780	-90	-10.3
Excise-like goods	2,670	2,760	90	3.4
Other imports	1,630	1,590	-40	-2.5
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	5,870	5,890	20	0.3
Carbon Pollution Reduction Scheme	-	-	-	-
Other indirect taxation
Agricultural levies	592	558	-35	-5.8
Other taxes	2,031	1,732	-299	-14.7
Total other indirect taxation receipts	2,623	2,290	-333	-12.7
Indirect taxation receipts	76,108	74,927	-1,180	-1.6
Taxation receipts	277,753	269,377	-8,375	-3.0
Sales of goods and services	5,984	6,356	372	6.2
Dividends	3,241	3,152	-89	-2.7
Interest received	5,115	5,014	-100	-2.0
Other non-taxation receipts	4,967	5,883	916	18.5
Non-taxation receipts	19,307	20,406	1,099	5.7
Total receipts	297,060	289,784	-7,276	-2.4
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

5-41

Statement 5: Revenue

Table B4: Reconciliation of 2009-10 general government (cash) receipts
	Estimates		Change on UEFO
	UEFO	Budget
	$m	$m	$m	%
Individuals and other withholding taxes
Gross income tax withholding	122,915	117,710	-5,205	-4.2
Gross other individuals	27,714	26,600	-1,114	-4.0
less: Refunds	24,119	24,640	521	2.2
Total individuals and withholding taxation	126,510	119,670	-6,840	-5.4
Fringe benefits tax	3,890	3,390	-500	-12.9
Superannuation funds	9,030	7,960	-1,070	-11.8
Company tax	55,840	53,040	-2,800	-5.0
Petroleum resource rent tax	1,500	1,680	180	12.0
Income taxation receipts	196,770	185,740	-11,030	-5.6
Sales taxes
Goods and services tax	43,528	41,453	-2,074	-4.8
Wine equalisation tax	720	700	-20	-2.8
Luxury car tax	450	370	-80	-17.8
Other sales taxes	0	0	0	0.0
Total sales taxes	44,698	42,523	-2,174	-4.9
Excise duty
Petrol	6,280	6,250	-30	-0.5
Diesel	7,220	6,490	-730	-10.1
Beer	2,040	2,050	10	0.5
Tobacco	5,480	5,510	30	0.5
Other excisable products	3,760	3,460	-300	-8.0
Of which: Other excisable beverages(a)	1,080	970	-110	-10.2
Total excise duty receipts	24,780	23,760	-1,020	-4.1
Customs duty
Textiles, clothing and footwear	810	830	20	2.5
Passenger motor vehicles	640	540	-100	-15.6
Excise-like goods	2,750	2,780	30	1.1
Other imports	1,700	1,520	-180	-10.6
less: Refunds and drawbacks	380	380	0	0.0
Total customs duty receipts	5,520	5,290	-230	-4.2
Carbon Pollution Reduction Scheme	2,900	-	-2,900	-100.0
Other indirect taxation
Agricultural levies	356	353	-3	-0.8
Other taxes	2,120	1,770	-350	-16.5
Total other indirect taxation receipts	2,476	2,122	-353	-14.3
Indirect taxation receipts	77,473	73,696	-3,777	-4.9
Taxation receipts	277,144	259,436	-17,708	-6.4
Sales of goods and services	6,394	7,480	1,086	17.0
Dividends	5,643	5,663	20	0.4
Interest received	5,056	4,426	-630	-12.5
Other non-taxation receipts	3,831	4,979	1,148	30.0
Non-taxation receipts	20,923	22,548	1,624	7.8
Total receipts	298,067	281,983	-16,084	-5.4
(a)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

5-42

Statement 5: Revenue

Appendix C: Revenue and receipts history and forecasts

Table C1: Australian Government (accrual) revenue
	2000-01	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
									(est)	(est)	(est)	(proj)	(proj)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	75,614	79,822	84,640	90,095	98,250	103,811	107,809	114,700	117,680	119,000	122,630	132,590	144,075
Gross other individuals	13,426	17,237	18,314	21,010	24,003	25,859	26,952	31,036	31,210	28,350	27,690	29,440	32,180
less: Refunds	10,989	10,637	11,651	12,325	13,734	15,239	17,147	19,601	23,200	24,640	23,780	24,840	26,815
Total individuals and other withholding	78,051	86,422	91,303	98,779	108,519	114,431	117,614	126,135	125,690	122,710	126,540	137,190	149,440
Fringe benefits tax	3,741	4,032	3,154	3,642	3,476	4,084	3,754	3,796	3,470	3,460	3,590	3,790	4,050
Superannuation funds	5,286	4,171	4,896	5,785	6,410	6,705	7,879	11,988	9,160	7,990	9,260	10,430	11,420
Company tax	35,136	27,133	33,365	36,337	43,106	48,987	58,538	64,790	57,950	54,980	55,740	62,320	67,200
Petroleum resource rent tax	2,388	1,306	1,715	1,165	1,465	1,991	1,594	1,871	1,600	1,720	1,710	1,640	1,660
Income taxation revenue	124,602	123,064	134,432	145,709	162,974	176,198	189,378	208,579	197,870	190,860	196,840	215,370	233,770
Sales Taxes
Goods and services tax	23,854	27,389	31,257	34,121	35,975	39,118	41,208	44,381	43,130	43,630	45,960	48,670	51,880
Wine equalisation tax	528	648	673	705	693	657	651	661	700	710	730	770	830
Luxury car tax	172	220	261	336	302	331	365	464	390	370	360	400	430
Other sales taxes(a)	1,276	-77	-39	-38	-13	-19	60	-19	0	0	0	0	0
Total sales taxes	25,830	28,180	32,153	35,122	36,957	40,086	42,284	45,486	44,220	44,710	47,050	49,840	53,140
Excise duty
Fuel excise	12,447	12,793	13,337	13,529	14,350	14,073	14,653	15,085	15,790	15,090	15,160	14,622	12,847
Other excise	6,572	6,837	7,450	7,539	7,631	7,854	8,082	8,441	8,730	8,760	8,850	9,110	9,430
Total excise duty	19,019	19,630	20,787	21,068	21,981	21,927	22,734	23,526	24,520	23,850	24,010	23,732	22,277
Customs duty	4,606	5,214	5,573	5,622	5,548	4,988	5,644	6,070	6,440	5,770	5,490	5,807	6,111
Carbon Pollution Reduction Scheme	-	-	-	-	-	-	-	-	-	-	-	4,470	12,990
Other indirect taxation
Agricultural levies	451	550	586	603	584	610	608	611	558	353	352	356	357
Other taxes	1,374	1,573	1,672	1,835	1,899	1,908	1,862	1,957	2,143	2,185	2,239	2,300	2,357
Total other indirect taxation revenue	1,825	2,123	2,258	2,438	2,483	2,518	2,470	2,567	2,701	2,537	2,591	2,656	2,715
Indirect taxation revenue	51,280	55,146	60,770	64,250	66,969	69,518	73,132	77,650	77,881	76,867	79,141	86,505	97,233
Taxation revenue	175,881	178,210	195,203	209,959	229,943	245,716	262,510	286,229	275,751	267,727	275,981	301,875	331,002

5-43

Statement 5: Revenue

Table C1: Australian Government (accrual) revenue (continued)
	2000-01	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
									(est)	(est)	(est)	(proj)	(proj)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Interest received	1,105	1,188	1,185	1,304	1,621	2,437	3,921	5,558	5,454	4,697	4,586	4,512	4,484
Dividends and other	9,123	11,090	10,535	10,905	10,943	13,085	11,979	11,942	14,734	18,188	14,275	14,388	14,197
Non-taxation revenue	10,228	12,278	11,720	12,209	12,564	15,522	15,900	17,500	20,188	22,884	18,861	18,900	18,681
Total revenue	186,109	190,488	206,922	222,168	242,507	261,238	278,410	303,729	295,939	290,612	294,842	320,775	349,684
(a)	‘Other sales taxes’ includes wholesale sales tax which was abolished in 2000-01.

5-44

Statement 5: Revenue

Table C2: Major categories of (accrual) revenue as a proportion of gross domestic product
	Income tax									Indirect taxation revenue
	Gross ITW	Gross other ind.	Refunds	Total ind. & w'holding	FBT	Super funds	Companies	PRRT	Total Income tax	Sales tax(a)	Excise & Customs duty	CPRS	Other tax	Total indirect tax	Total tax revenue	Total non-tax revenue	Total revenue
	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
1999-00	12.6	2.2	1.7	13.1	0.6	0.6	3.8	0.2	18.3	2.4	2.8	-	0.3	5.5	23.8	2.1	25.9
2000-01	11.0	1.9	1.6	11.3	0.5	0.8	5.1	0.3	18.1	3.7	3.4	-	0.3	7.4	25.5	1.4	27.0
2001-02	10.8	2.3	1.4	11.7	0.5	0.6	3.7	0.2	16.7	3.8	3.4	-	0.3	7.5	24.2	1.6	25.9
2002-03	10.8	2.3	1.5	11.7	0.4	0.6	4.3	0.2	17.2	4.1	3.4	-	0.3	7.8	25.0	1.5	26.5
2003-04	10.7	2.5	1.5	11.7	0.4	0.7	4.3	0.1	17.3	4.2	3.2	-	0.3	7.6	25.0	1.4	26.4
2004-05	10.9	2.7	1.5	12.1	0.4	0.7	4.8	0.2	18.2	4.1	3.1	-	0.3	7.5	25.6	1.4	27.0
2005-06	10.7	2.7	1.6	11.8	0.4	0.7	5.1	0.2	18.2	4.1	2.8	-	0.3	7.2	25.4	1.6	27.0
2006-07	10.3	2.6	1.6	11.2	0.4	0.8	5.6	0.2	18.1	4.0	2.7	-	0.2	7.0	25.1	1.5	26.6
2007-08	10.1	2.7	1.7	11.1	0.3	1.1	5.7	0.2	18.4	4.0	2.6	-	0.2	6.9	25.3	1.5	26.8
2008-09 est	9.8	2.6	1.9	10.5	0.3	0.8	4.8	0.1	16.5	3.7	2.6	-	0.2	6.5	23.1	1.7	24.7
2009-10 est	10.1	2.4	2.1	10.4	0.3	0.7	4.7	0.1	16.2	3.8	2.5	-	0.2	6.5	22.7	1.9	24.7
2010-11 est	10.0	2.3	1.9	10.3	0.3	0.8	4.6	0.1	16.1	3.8	2.4	-	0.2	6.5	22.6	1.5	24.1
2011-12 proj	10.2	2.3	1.9	10.6	0.3	0.8	4.8	0.1	16.6	3.8	2.3	0.3	0.2	6.7	23.2	1.5	24.7
2012-13 proj	10.4	2.3	1.9	10.8	0.3	0.8	4.8	0.1	16.9	3.8	2.0	0.9	0.2	7.0	23.9	1.3	25.2
(a)	‘Sales taxes’ includes wholesale sales tax which was abolished in 2000-01.

5-45

Statement 5: Revenue

Table C3: Australian Government (cash) receipts
	2000-01	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10	2010-11	2011-12	2012-13
									(est)	(est)	(est)	(prof)	(prol)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Individuals and other withholding taxes
Gross income tax withholding	75,009	78,983	84,134	89,638	97,304	103,120	107,119	113,982	116,400	117,710	121,550	131,620	143,015
Gross other individuals	13,226	16,290	17,436	19,935	22,554	24,895	25,797	29,525	29,710	26,600	26,000	27,760	30,540
less: Refunds	10,989	10,637	11,651	12,325	13,734	15,244	17,145	19,601	23,200	24,640	23,780	24,840	26,815
Total individuals and other withholding	77,246	84,636	89,919	97,247	106,123	112,770	115,770	123,906	122,910	119,670	123,770	134,540	146,740
Fringe benefits tax	3,492	3,632	3,459	3,590	3,703	4,049	3,761	3,856	3,400	3,390	3,520	3,720	3,970
Superannuation funds	4,800	4,373	4,840	5,551	6,248	6,368	8,211	12,054	9,140	7,960	9,230	10,390	11,380
Company tax	31,582	27,230	32,752	36,101	40,404	48,960	57,100	61,700	56,800	53,040	53,390	60,060	65,120
Petroleum resource rent tax	2,379	1,361	1,712	1,168	1,459	1,917	1,510	1,686	2,200	1,680	1,550	1,580	1,600
Income taxation receipts	119,498	121,233	132,681	143,658	157,937	174,063	186,353	203,202	194,450	185,740	191,460	210,290	228,810
Sales taxes
Goods and services tax	23,657	26,764	30,713	33,069	35,184	37,342	39,614	42,424	41,258	41,453	43,680	46,550	49,560
Wine equalisation tax	524	640	669	704	682	656	650	665	690	700	720	760	820
Luxury car tax	171	220	261	335	298	322	364	452	390	370	360	400	430
Other sales taxes(a)	1,234	-75	-72	-48	-10	-16	-6	0	0	0	0	0	0
Total sales taxes	25,585	27,549	31,571	34,060	36,154	38,304	40,621	43,541	42,338	42,523	44,760	47,710	50,810
Excise duty
Fuel excise	12,445	12,779	13,283	13,540	14,276	13,992	14,663	15,252	15,680	15,000	15,070	14,532	12,747
Other excise	6,572	6,837	7,450	7,539	7,612	7,822	8,086	8,474	8,730	8,760	8,850	9,110	9,430
Total excise duty	19,017	19,616	20,733	21,079	21,888	21,814	22,749	23,727	24,410	23,760	23,920	23,642	22,177
Customs duty	4,584	4,625	4,982	5,038	5,012	4,488	5,063	5,561	5,890	5,290	5,110	5,427	5,731
Carbon Pollution Reduction Scheme	-	-	-	-	-	--	-	-	-	-	940	1,920	11,540
Other indirect taxation
Agricultural levies	451	550	586	603	584	610	608	611	558	353	352	356	357
Other taxes	1,219	1,535	1,578	1,655	1,740	1,936	1,999	1,734	1,732	1,770	2,058	1,984	1,949
Total other indirect taxation receipts	1,670	2,085	2,164	2,258	2,324	2,546	2,607	2,345	2,290	2,122	2,410	2,340	2,306
Indirect taxation receipts	50,857	53,874	59,450	62,435	65,377	67,152	71,039	75,174	74,927	73,696	76,200	79,119	81,024
Taxation receipts	170,355	175,107	192,132	206,092	223,314	241,215	257,392	278,376	269,377	259,436	268,600	291,329	321,374

5-46

Statement 5: Revenue

Table C3: Australian Government (cash) receipts (continued)
	2000-01	2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09 (est)	2009-10 (est)	2010-11 (est)	2011-12 (proj)	2012-13 (proj)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Interest received	1,140	918	982	1,056	1,400	2,325	3,731	4,769	5,014	4,426	4,345	4,291	4,341
Dividends and other	11,500	11,563	11,500	10,627	11,271	12,403	11,514	11,772	15,392	18,122	15,322	14,605	14,379
Non- taxation receipts	12,640	12,481	12,482	11,683	12,670	14,728	15,245	16,540	20,406	22,548	19,666	18,895	18,719
Total receipts	182,995	187,588	204,614	217,776	235,985	255,943	272,637	294,917	289,784	281,983	288,266	310,225	340,093
(a)	‘Other sales taxes’ includes wholesale sales tax which was abolished in 2000-01.

5-47

Statement 5: Revenue

Table C4: Major categories of (cash) receipts as a proportion of gross domestic product(a)
	Income tax									Indirect taxation receipts
	Gross ITW	Gross other ind.(b)	Refunds	Total ind. & w'holding	FBT	Super funds	Companies	PRRT	Total Income tax	Sales tax(c)	Excise & Customs duty	CPRS	Other tax	Total indirect tax	Total tax receipts	Total non-tax receipts(d)	Total receipts
	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
1977-78	10.4	2.4	0.9	11.9	0.0	0.0	3.0	0.0	14.9	1.7	3.8	-	0.4	5.9	20.8	2.5	23.4
1978-79	9.9	2.1	0.9	11.1	0.0	0.0	2.6	0.0	13.7	1.5	4.5	-	0.4	6.4	20.1	2.3	22.5
1979-80	10.2	2.2	0.9	11.5	0.0	0.0	2.6	0.0	14.1	1.4	4.9	-	0.4	6.7	20.8	2.2	23.0
1980-81	10.3	2.3	0.8	11.8	0.0	0.0	3.1	0.0	15.0	1.4	5.1	-	0.3	6.9	21.8	2.2	24.1
1981-82	11.1	2.2	0.8	12.4	0.0	0.0	2.9	0.0	15.4	1.7	4.7	-	0.3	6.6	22.0	2.1	24.1
1982-83	11.4	2.2	1.1	12.5	0.0	0.0	2.6	0.0	15.1	1.9	4.8	-	0.3	7.0	22.1	2.4	24.5
1983-84	10.9	2.1	1.1	11.9	0.0	0.0	2.2	0.0	14.1	2.0	4.9	-	0.4	7.3	21.4	2.5	23.9
1984-85	11.4	2.4	0.9	12.8	0.0	0.0	2.4	0.0	15.3	2.1	5.0	-	0.5	7.7	22.9	2.5	25.4
1985-86	11.7	2.6	1.3	13.0	0.0	0.0	2.4	0.0	15.5	2.2	5.0	-	0.4	7.6	23.1	2.9	26.0
1986-87	12.0	3.1	1.3	13.9	0.2	0.0	2.4	0.0	16.4	2.3	4.7	-	0.4	7.3	23.8	3.0	26.7
1987-88	11.6	3.1	1.3	13.3	0.3	0.0	2.8	0.0	16.4	2.4	4.4	-	0.4	7.2	23.5	2.6	26.2
1988-89	12.0	2.8	1.4	13.3	0.3	0.0	2.8	0.0	16.4	2.6	3.6	-	0.4	6.6	23.1	2.0	25.1
1989-90	11.7	2.6	1.5	12.8	0.3	0.1	3.3	0.0	16.5	2.6	3.5	-	0.3	6.4	22.9	2.0	24.8
1990-91	11.4	2.8	1.7	12.5	0.3	0.3	3.5	0.1	16.6	2.3	3.3	-	0.4	6.1	22.7	1.8	24.5
1991-92	11.1	2.2	1.9	11.4	0.3	0.3	3.2	0.2	15.5	2.2	3.1	-	0.3	5.5	21.0	2.0	23.0
1992-93	10.9	1.9	1.8	11.0	0.3	0.3	3.0	0.3	15.0	2.1	3.0	-	0.2	5.3	20.3	2.0	22.3
1993-94	10.8	1.9	1.5	11.2	0.3	0.3	2.8	0.2	14.8	2.3	3.1	-	0.2	5.6	20.3	2.3	22.6
1994-95	11.1	1.9	1.6	11.4	0.6	0.4	3.2	0.2	15.8	2.4	3.2	-	0.2	5.8	21.6	1.8	23.3
1995-96	11.6	1.9	1.6	11.9	0.6	0.3	3.5	0.2	16.5	2.5	3.1	-	0.3	5.8	22.3	1.7	24.0
1996-97	11.8	2.2	1.6	12.4	0.6	0.5	3.5	0.2	17.2	2.4	3.0	-	0.2	5.6	22.8	1.7	24.5
1997-98	12.0	2.1	1.6	12.5	0.5	0.5	3.4	0.2	17.1	2.4	3.0	-	0.2	5.6	22.7	1.7	24.4

5-48

Statement 5: Revenue

Table C4: Major categories of (cash) receipts as a proportion of gross domestic product(a) (continued)
	Income tax									Indirect taxation receipts
	Gross ITW	Gross other ind.(b)	Refunds	Total ind. & w'holding	FBT	Super funds	Companies	PRRT	Total Income tax	Sales tax(c)	Excise & Customs duty	CPRS	Other tax	Total indirect tax	Total tax receipts	Total non-tax receipts	Total receipts
	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%	%
1998-99	12.4	2.2	1.7	12.8	0.5	0.6	3.4	0.1	17.5	2.5	2.8	-	0.0	5.3	22.8	2.2	25.1
1999-00	12.6	2.1	1.7	12.9	0.6	0.6	3.8	0.2	18.1	2.4	2.8	-	0.2	5.4	23.5	2.3	25.8
2000-01	10.9	1.9	1.6	11.2	0.5	0.7	4.6	0.3	17.3	3.7	3.4	-	0.2	7.4	24.7	1.8	26.5
2001-02	10.7	2.2	1.4	11.5	0.5	0.6	3.7	0.2	16.5	3.7	3.3	-	0.3	7.3	23.8	1.7	25.5
2002-03	10.8	2.2	1.5	11.5	0.4	0.6	4.2	0.2	17.0	4.0	3.3	-	0.3	7.6	24.6	1.6	26.2
2003-04	10.7	2.4	1.5	11.6	0.4	0.7	4.3	0.1	17.1	4.0	3.1	-	0.3	7.4	24.5	1.4	25.9
2004-05	10.8	2.5	1.5	11.8	0.4	0.7	4.5	0.2	17.6	4.0	3.0	-	0.3	7.3	24.9	1.4	26.3
2005-06	10.7	2.6	1.6	11.7	0.4	0.7	5.1	0.2	18.0	4.0	2.7	-	0.3	6.9	24.9	1.5	26.5
2006-07	10.2	2.5	1.6	11.1	0.4	0.8	5.5	0.1	17.8	3.9	2.7	-	0.2	6.8	24.6	1.5	26.1
2007-08	10.1	2.6	1.7	11.0	0.3	1.1	5.5	0.1	18.0	3.8	2.6	-	0.2	6.6	24.6	1.5	26.1
2008-09 est	9.7	2.5	1.9	10.3	0.3	0.8	4.7	0.2	16.3	3.5	2.5	-	0.2	6.3	22.5	1.7	24.2
2009-10 est	10.0	2.3	2.1	10.2	0.3	0.7	4.5	0.1	15.8	3.6	2.5	-	0.2	6.3	22.0	1.9	23.9
2010-11 est	9.9	2.1	1.9	10.1	0.3	0.8	4.4	0.1	15.7	3.7	2.4	0.1	0.2	6.3	22.0	1.6	23.6
2011-12 proj	10.1	2.1	1.9	10.4	0.3	0.8	4.6	0.1	16.2	3.7	2.2	0.1	0.2	6.2	22.4	1.5	23.9
2012-13 proj	10.3	2.2	1.9	10.6	0.3	0.8	4.7	0.1	16.5	3.7	2.0	0.8	0.2	6.7	23.2	1.3	24.5
(a)
Figures prior to 1999-00 were originally reported on the old Commonwealth Budget Sector accounting framework. These figures have now been recast to be consistent with the Australian Government general government GFS basis.

(b)	Gross other individuals’ includes amounts previously collected under the Prescribed Payments System and Reportable Payments System between 1983-84 and 1999-00.
(c)	‘Sales taxes’ includes wholesale sales tax which was abolished in 2000-01.

5-49

Statement 5: Revenue
Appendix D: Forecast methodology
and performance

The Government’s revenue estimates are prepared using a ‘base plus growth’ methodology. The last known outcome (2007-08 for the 2009-10 Budget) is used as the base, to which estimated growth rates are applied resulting in revenue estimates for the current and future years. The growth rates are determined from forecasts for a large range of economic data, many of which are described in Statement 2.

The smaller and relatively simple heads of revenue, such as luxury car tax and many of the excises, are forecast by mapping an appropriate economic parameter growth rate forecast directly to the tax growth rate. Most of the large and complex heads of revenue, such as personal and company income taxes, are forecast by mapping appropriate economic parameter growth rates to the various income, expense and deduction items on the relevant tax returns. An estimate of total tax payable is then calculated by applying the statutory rates to the estimated income base. Timing models based on past payment behaviour assist in determining whether this tax will be paid in the year the income is earned, such as for pay-as-you-go withholding tax, or in future years, such as for individuals’ refunds.

Other information affecting revenue forecasts includes known tax collections for the current year, new policy, and properties of the calendar (for example, more pay-as-you-go withholding tax is paid on a Thursday than any other day so years with 53 Thursdays will result in more revenue than years with 52 Thursdays).

The Government’s revenue forecasts, like all forecasts, are subject to a margin of error. Since 2000-01, revenue forecasts have tended to under-predict the revenue outcomes — Chart D1. For example, the 2007-08 Budget forecast taxation revenue to grow by 4.8 per cent in 2007-08, compared to the outcome of 9.3 per cent, a forecast error of 4.5 percentage points. It should be noted that, in contrast to this trend, the estimate for revenue in 2008-09 is expected to be significantly lower than the 2008-09 Budget forecast.

The revenue forecasting error may be split into three underlying sources: errors in the forecasts of the economy underpinning the forecasts; errors in translating the economy to revenue forecasts; and miscellaneous factors such as post budget government policy decisions, court decisions regarding tax law interpretation, changes in ATO compliance activities and their success, and revisions to historical economic data. Note that there may also be secondary errors relating to the timing of the payments of tax: even if the forecasts were accurate, revenue may be recorded in the fiscal year before or after it was expected.

5-50

Statement 5: Revenue

Chart D1: Budget forecast error on taxation revenue growth
(excluding GST)
Source: Treasury estimates.

Chart D2 shows the relationship between forecast errors of the economy and tax revenue over recent years. The dotted lines in Chart D2 represent a theoretical range for the relationship between the economic and revenue forecasting errors.

•
Nominal non-farm GDP has been chosen as a broad indicator of the economic forecasts. Not all tax revenues are closely linked to GDP — capital gains tax (CGT) for example — and some of the sources of error described above are independent of economic conditions. So the relationship in the chart will only be approximate. The lines assume a revenue forecasting error of plus or minus 0.5 per cent if there is zero error on the economic forecasts.

•
On average, economic forecasting errors will be magnified in the forecasting errors for revenue growth due to the progressive nature of personal income tax. The lower and upper lines assume aggregate elasticities (of revenue with respect to nominal non-farm GDP) of 1.0 and 1.5 respectively, which are consistent with theoretical models of the tax system after broadly allowing for uncertainties such as capital gains tax and the timing of payments.

Broadly, points below this range represent forecasts of tax revenue growth that were too high given the economic growth forecasts and points above the range represent too low forecasts of revenue growth given the economic growth forecasts.

•
For example, in 2002-03 nominal GDP growth turned out to be around ¾ of a percentage point higher than forecast but growth in tax revenue was almost 4 percentage points higher than forecast — higher than the around 1 percentage point error that the rule of thumb suggests should be theoretically associated with an economic forecasting error of that magnitude.

5-51

Statement 5: Revenue

Chart D2: Budget forecast errors on nominal non-farm GDP growth and taxation revenue growth (excluding GST)

The lower line combines a base error of 0.5 per cent with an elasticity of 1.0, and the upper line combines a base error of +0.5 per cent with an elasticity of 1.5.
Source: Treasury estimates.

Part of the forecast errors in 2001-02 and 2002-03 should be partially offsetting, due to uncertainties regarding the timing of company tax during the reduction in the company tax rate from 36 per cent to 30 per cent in two stages between 1999-2000 and 2001-02.

Tax revenue in 2007-08 was bolstered by around $18 billion of CGT, an increase of more than 50 per cent from the previous year and an increase of more than 200 per cent since 2004-05. This unusually large growth was driven by unforeseen strength in both the stock market and house prices, resulting in a forecast error on tax revenue outside of the expected range given the forecast error on nominal non-farm GDP growth. Abstracting from CGT, the estimated forecast error on tax revenue in 2007-08 was around 3 per cent of total revenue, which is within the expected range given the error on nominal non-farm GDP.

After allowing for economic forecast error, revenue has been most seriously under estimated in 2000-01, 2002-03 and 2004-05, pointing to problems with revenue forecasting methodology in those years. In recent years, forecasting methodology has been improved: see Box 5.2 in the 2007-08 Budget, Box 5.2 in the 2006-07 Budget and Box 5.1 in the 2005-06 Budget. While the number of observations is small, the revenue forecast outcomes in 2005-06, 2006-07 and 2007-08 illustrate the benefits of the improved forecasting methodology.

5-52

Statement 5: Revenue

Appendix E: Taxation revenue recognition

There are different methods of accounting for taxation revenue. Each method of revenue recognition results in estimates and outcomes that may be significantly different to those produced using other methods.

Accrual accounting was introduced by the Australian Government for the 1999-2000 Budget. Before then, all estimates and outcomes were reported only on a cash basis. Cash recognition still plays a role in budgeting and outcomes reporting, with both accrual and cash taxation estimates and outcomes reported in the budget papers. Furthermore, there are also different methods for recognising accrual revenue.

This appendix provides an explanation of the different revenue recognition methods that apply to the various taxation revenue heads.

Revenue recognition methods

Cash recognition

Under cash recognition, which is also referred to as receipts recognition, taxation receipts are accounted for at the time a taxation payment is received by the relevant authority. The receipt may be a different amount than the taxation liability and result in a subsequent amended (refund or debit) assessment. The receipt may also be received in a period different from that to which the taxation liability relates.

Cash recognition is an integral part of budget reporting as a cash flow statement must be prepared under the accrual accounting frameworks on which the budget must be based. It also provides additional information about the structure of taxation. Cash data are available over a much longer period — accrual data are only available since 1999-2000 — and are therefore often used for time series analysis.

Accrual revenue recognition

The AAS and GFS standards for accrual accounting (refer to Appendix A in Statement 3 for an explanation of these reporting standards) require that taxation revenue be recognised in the reporting period in which the underlying economic transaction occurs, such as when the taxpayer earns the income that is subsequently subject to taxation. This is referred to as the economic transactions method (ETM). However, the standards permit reporting using an alternative approach when there is an inability to reliably measure taxation revenues using ETM.

Currently, ETM has been determined not to be a reliable measure for several significant revenue heads — individuals and other withholding taxation, company income taxation and superannuation taxation. These revenue heads, which collectively account for the majority of total revenue, are recognised using the taxation liability method (TLM) rather than ETM.

5-53

Statement 5: Revenue

Under TLM, taxation revenue is accounted for at the time a taxpayer makes a payment or self assessment or when an assessment of a taxation liability is raised by the relevant authority (eg the Australian Taxation Office). This method retains some elements of cash revenue recognition — for example, revenue is recognised when cash payment occurs if it is prior to an assessment being raised.

The point of revenue recognition under ETM and TLM can sometimes be in different periods — for example, a taxation return for the 2007-08 income year lodged in October 2008, and which results in a new taxation liability or a refund, would be recognised in the 2007-08 financial year under ETM and in the 2008-09 financial year under TLM. In this case, ETM requires that outcomes for 2007-08 include an estimation of liabilities or revenue relating to activities in 2007-08 that are likely to be identified in subsequent periods. TLM outcomes do not incorporate this estimation, as only currently identified taxation liabilities are reported. Consequently, aggregate TLM revenue outcomes are usually known with relative certainty, although there can be estimation issues involved in allocating aggregate amounts between different heads of revenue.

History of accrual revenue recognition

From 1999-2000 to 2005-06, all accrual taxation revenue was recognised in budget documents on a TLM basis. From the 2006-07 Budget, ETM revenue recognition has been adopted for all revenue heads where the ETM revenue can be reliably estimated. This generally occurs where the economic activity, the identification of the liability and the receipt of the payment all occur with little or no lag — and consequently, the ETM and TLM (and cash) recognition methods produce relatively consistent results.

TLM revenue recognition continues to be used where ETM estimates are considered unreliable. At present, this is limited to individuals and other withholding taxation, company income taxation and superannuation taxation, but this will be reviewed periodically. ETM estimates and outcomes are inherently more volatile for these revenue heads, mainly because they incorporate the estimation of significant levels of liabilities likely to be identified in future periods. This additional level of estimation would increase the likelihood of differences between the revenue estimates and outcomes, with consequent impacts on the budget balances. This greater level of uncertainty would make the implementation of fiscal policy more problematic than if these revenue heads continue to be recognised using TLM.

5-54

Statement 5: Revenue

Differences between the accrual and cash taxation revenue estimates

Table E1: Estimates of taxation revenue on an accrual and cash basis

	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$b	$b	$b	$b	$b
Taxation revenue (accrual)	275.8	267.7	276.0	301.9	331.0
Taxation receipts (cash)	269.4	259.4	268.6	291.3	321.4
Difference (accrual less cash)	6.4	8.3	7.4	10.5	9.6
Memorandum items:
ACIS(a)	0.4	0.3	0.2	0.2	0.2
CPRS	-	-	-0.9	2.6	1.5
Net receivables	2.5	3.7	3.5	2.9	2.6
Write-offs of bad & doubtful debts	2.0	2.1	2.2	2.3	2.5
Penalty remissions	1.5	1.7	1.7	1.8	1.9
Other	0.0	0.5	0.7	0.7	1.0
Total	6.4	8.3	7.4	10.5	9.6
(a)	Automotive Competitiveness and Investment Scheme.

Automotive Competitiveness and Investment Scheme

The Automotive Competitiveness and Investment Scheme (ACIS) operates by providing customs duty credits to exporters of Australian automotive products. The credits can be offset against future customs duty on specific imports.

Under accrual accounting, an expense is recognised when the ACIS credits are issued. Later, specified imports generate a customs duty liability and customs duty accrual revenue is recognised. Under cash accounting no cash payments are made upon the issue of ACIS credits and when ACIS credits are used to offset the customs duty liability on specified imports no customs duty cash is received. Therefore accrual accounting recognises the gross customs duty liability generated by all imports and cash accounting recognises the (smaller) net amount of customs duty cash received after the use of ACIS credits. As such, the accounting treatment of ACIS credits accounts for $400 million of the difference between the accrual and cash estimates in 2008-09.

Carbon Pollution Reduction Scheme

Consistent with guidance issued under the United Nations System of National Accounts, payments for emission units under the CPRS are treated as taxes in this Budget.

In cash terms, the payments for emissions units bought at auction are recorded as taxation receipts when the cash is expected to be received. Emission unit auctions are planned for before, during and after the year to which the permits relate. In the accrual statements, taxation revenue is recognised in the year that emissions are expected to occur or are confirmed. As a result, there will be a significant difference between accrual revenue and cash receipts (see Box 5).

5-55

Statement 5: Revenue

There will also be a difference between accrual revenue and cash receipts due to allocations of free emissions units to assist selected industries. Free emissions units do not generate cash tax receipts. However, accrual tax revenues are recorded for emissions related to all emission units (including those allocated for free). In accrual statements free emission units accrue an expense when they are allocated to industry.

Other

This category consists of other timing differences between the recognition of accrual revenue and cash receipts as well as instances where revenue has been recognised but payment is no longer expected to be received. For example:

•	receivables arise where taxation liabilities are recognised in one period, but the taxpayer is not expected to pay the liability until a later period;

•
remissions occur where taxation liabilities are recognised, but circumstances are taken into account and the Commissioner of Taxation reduces the amount of various penalties and interest required to be paid;

•	a taxation liability may be written-off where the previously recognised revenue is no longer expected to be received; and

•	a credit amendment may be issued where a taxation assessment is amended (for example, where a court decision leads to a change in the interpretation of the taxation laws).

5-56

Statement 5: Revenue

Appendix F: Tax expenditures

This appendix contains an overview of the cost of tax expenditures provided to taxpayers through the tax system.

Tax expenditures provide a benefit to a specified activity or class of taxpayer. They can be delivered as a tax exemption, tax deduction, tax offset, concessional tax rate or deferral of a tax liability. The Government can use tax expenditures to allocate resources to different activities or taxpayers in much the same way that it can use direct expenditure programmes.

The data reported in this appendix includes tax expenditures related to GST. The data does not include the impact on tax expenditures of decisions in this Budget, or the 2009 UEFO.

Care needs to be taken when analysing tax expenditure data: see Section 2.2 of the 2008 Tax Expenditures Statements for a detailed discussion.

Table F1 contains estimates of total tax expenditures for the period 2005-06 to 2012-13.

Table F1: Total measured tax expenditures

Year	Superannuation $m	Other tax expenditures $m	Total $m	Tax expenditure as a proportion of GDP (%)
2005-06 (est)	22,885	36,154	59,039	6.1
2006-07 (est)	30,379	40,548	70,927	6.8
2007-08 (est)	29,230	44,466	73,696	6.5
2008-09 (proj)	24,593	42,848	67,441	5.6
2009-10 (proj)	24,943	43,313	68,256	5.8
2010-11 (proj)	26,922	45,971	72,893	6.0
2011-12 (proj)	29,456	49,792	79,248	6.1
2012-13 (proj)	30,751	52,836	83,587	6.0

Table F1 shows that measured tax expenditures as a proportion of GDP are projected to fall from 6.5 per cent in 2007-08 to 5.6 per cent in 2008-09, mainly as a result of the impact of personal income tax cuts.

5-57

Statement 5: Revenue

Table F2 shows estimates of large measured tax expenditures for 2008-09.

Table F2: Large measured tax expenditures in 2008-09

Tax expenditure	Estimate $m
Large positive tax expenditures
Superannuation — concessional taxation of superannuation entity earnings	12,150
Superannuation — concessional taxation of employer contributions	10,150
Capital gains tax discount for individuals and trusts	8,640
GST — Food — uncooked, not prepared, not for consumption on premises of sale and some beverages	5,200
Exemption of Family Tax Benefit, Parts A and B, including expense equivalent	2,490
GST — Health; medical and health services	2,300
GST — Education	2,250
Exemption from interest withholding tax on widely held debentures	1,910
Application of statutory formula to value car benefits	1,830
Concessional taxation of non-superannuation termination benefits	1,450
Superannuation — deduction and concessional taxation of certain personal contributions	1,350
GST — Financial Supplies; input taxed treatment	1,270
Exemption of 30 per cent private health insurance refund, including expense equivalent	1,050
Exemption from the Medicare levy for residents with a taxable income below a threshold	1,010
Reduced withholding tax under international tax treaties	900
Senior Australians’ Tax Offset	860
GST — Imported services	850
Exemption from excise for ‘alternative fuels’	830
Income tax exemption for public and municipal authorities and other local governing bodies	830
Deduction for gifts to approved donees	800
Concessional rate of excise levied on aviation gasoline and aviation turbine fuel	710
Capped exemption for public benevolent institutions (excluding public and not-for-profit hospitals)	670
Exemption of certain income support benefits, pensions or allowances	610
Tax offsets for dependent spouse, child-housekeeper and housekeeper who cares for a prescribed dependant	600
Large negative tax expenditures
Customs duty	-3,730
Higher rate of excise levied on cigarettes with less than 0.8 grams of tobacco	-1,244

5-58

Statement 6: Expenses and Net Capital Investment

Statement 6 presents estimates of general government sector expenses, allocated according to the various functions of government, and net capital investment on an accrual accounting basis.

The trends reported in this statement include:

•   strong forecast growth in general government sector expenses as a percentage of Gross Domestic Product (GDP) in 2009-10, reflecting the impact of government spending to help cushion the impact of the global economic crisis. General government sector expenses are expected to decline as a share of GDP from 2011-12 as this fiscal stimulus is withdrawn;

•   significant areas of expenses in 2009-10 will be in the social security and welfare (32.8 per cent of total expenses), health (15.1 per cent), education (10.4 per cent) and defence (6.2 per cent) functions;

•   the strongest real growth across the Budget and forward estimates period is expected to occur in the other purposes (39.4 per cent), transport and communication (17.3 per cent), general public services (7.6 per cent), mining, manufacturing and construction (6.8 per cent) and health (6.0 per cent) functions; and

•   an increase in the net capital investment expenses in 2009-10 and 2010-11,  dominated by the projected growth in defence investment.

There have been a number of Government decisions since the 2008-09 Budget which have significantly affected trends in expenses by function. Further details of the impacts and explanatory data can be found in Box 1 and Table 2.1, respectively.

Additional funding to the States and Territories, arising from the overhaul of Commonwealth-State financial relations by the Council of Australian Governments (COAG) in November 2008, is also reflected in increases in expenses across several functions. Further details are provided in Box 2 and Table 2.2 and in Budget Paper No. 3, Australia’s Federal Relations 2009-10.

During 2008-09, the Government has introduced reforms, under the Operation Sunlight initiative, which have required agencies to review their functional expenditure by program. This process has resulted in an improved allocation of expenditure by function. For some functions, such as education and social security and welfare, these reclassifications have had a material impact on the functional expenses totals. More information is provided in Box 3.

6-1

Statement 6: Expenses and Net Capital Investment

Contents

Overview	6-3

General government sector expenses	6-3
Reconciliation of expenses since the 2008-09 Budget	6-3
Estimated expenses by function	6-7
General public services	6-11
Defence	6-14
Public order and safety	6-17
Education	6-18
Health	6-21
Social security and welfare	6-25
Housing and community amenities	6-28
Recreation and culture	6-30
Fuel and energy	6-32
Agriculture, forestry and fishing	6-34
Mining, manufacturing and construction	6-35
Transport and communication	6-36
Other economic affairs	6-38
Other purposes	6-40

General government net capital investment	6-42
Reconciliation of net capital investment since the 2008-09 Budget	6-42
Net capital investment estimates by function	6-44
Trends in Australian Government Staffing	6-48

Appendices
Appendix A: Expense by function and sub-function	6-49
Appendix B: The contingency reserve	6-52
Appendix C: Additional Agency Statistics	6-54

6-2

Statement 6: Expenses and Net Capital Investment

Overview

Australian Government general government sector expenses are expected to increase in real terms over the Budget and across the forward years, and increase as a percentage of GDP (Table 1). Expenses are forecast to grow to 28.7 per cent of GDP in 2009-10 and 28.2 per cent of GDP in 2010-11, before progressively declining to 27.0 per cent of GDP in 2012-13.

Table 1: Estimates of general government sector expenses

	UEFO(a)	Revised	Estimate		Projections
	2008-09	2008-09	2009-10	2010-11	2011-12	2012-13
Total expenses ($b)	322.3	324.4	338.2	344.5	356.4	375.0
Real growth on previous year (%)(b)	11.5	12.2	2.4	0.3	1.5	2.7
Per cent of GDP	24.8	27.1	28.7	28.2	27.4	27.0
(a)	As estimated at the February 2009 Updated Economic and Fiscal Outlook.
(b)	Real growth is calculated using the Consumer Price Index.

A major factor driving the increase in estimated expenses in 2009-10 is the global financial crisis and the Government’s fiscal stimulus packages which were introduced to cushion the impact of the crisis on Australia. Real growth is expected to slow from 2010-11 reflecting the temporary nature of these packages.

In cash terms real growth in payments is 0.1 per cent in 2010-11, 0.9 per cent in 2011-12 and 1.3 per cent in 2012-13. This is consistent with the Government’s fiscal strategy to hold real growth in payments to 2 per cent a year when economic growth returns to above trend levels.

General government sector expenses

Reconciliation of expenses since the 2008-09 Budget

Table 2 provides a reconciliation of expenses estimates between the 2008-09 Budget, Mid-Year Economic and Fiscal Outlook 2008-09 (MYEFO), February 2009 Updated Economic and Fiscal Outlook (UEFO 2009) and the 2009-10 Budget, showing the effect of policy decisions and economic parameter and other variations.

6-3

Statement 6: Expenses and Net Capital Investment

Table 2: Reconciliation of expense estimates

	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12
	$m	$m	$m	$m
2008-09 Budget expenses	292,470	310,513	323,083	339,241
Changes between 2008-09 Budget and MYEFO
Effect of policy decisions(a)	11,413	1,172	743	842
Effect of parameter and other variations	-258	58	456	-297
Total variations	11,154	1,230	1,200	544
2008-09 MYEFO expenses	303,624	311,742	324,283	339,785
Changes between MYEFO and UEFO
Effect of policy decisions(a)	19,158	18,618	17,071	10,775
Effect of parameter and other variations	-464	1,688	3,288	4,303
Total variations	18,694	20,306	20,360	15,078
2009 UEFO expenses	322,317	332,047	344,641	354,862
Changes between UEFO and 2009-10 Budget
Effect of policy decisions(a)	3,294	8,123	2,054	4,941
Effect of economic parameter variations
Total economic parameter variations	-39	1,495	2,214	-40
Unemployment benefits	-285	1,067	2,551	1,494
Prices and wages	141	313	-460	-1,663
Interest and exchange rates	104	114	122	129
Public debt interest	177	1,038	1,907	3,205
Program specific parameter variations	3,546	5,708	3,438	2,333
Slippage in 2008-09 Budget decisions	0	1	1	1
Other variations	-4,852	-10,199	-9,727	-8,914
Total variations	2,126	6,165	-113	1,525
2009-10 Budget expenses	324,443	338,213	344,528	356,388
(a)	Excludes the public debt net interest effect of policy measures.

A more detailed discussion of the major changes between UEFO 2009 and the 2009-10 Budget, shown in the above table, can be found in Statement 3 (in the section titled ‘Variations in expense estimates’). Further information on expense measures can be found in Budget Paper No. 2, Budget Measures 2009-10.

Since October 2008, the Government has introduced a number of fiscal stimulus packages. Details of the effect of the largest such package, the Nation Building and Jobs Plan, on the allocation of expenses by function, is explained in further detail below in Box 1.

6-4

Statement 6: Expenses and Net Capital Investment

Box 1: The Government’s Nation Building and Jobs Plan

During 2008-09, the Government announced a Nation Building and Jobs Plan (the Plan) in response to the deep global recession.

The centrepiece of the Plan was direct Government investment in schools, housing, energy efficiency, community infrastructure and roads, and support to small businesses. The Government also supported economic growth by delivering $12.2 billion in payments to low- and middle-income Australians.

The impact of the Plan’s expense measures on various functions is set out in the table below. The impact is primarily in the 2008-09, 2009-10 and 2010-11 financial years, consistent with the temporary and targeted nature of the Plan.

Table 2.1: Estimated expenses functional impact of the Nation Building and Jobs Plan

	Estimates			Projections
Function	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Education	987	8,624	5,109	0	0
Social security and welfare	12,179	196	0	0	0
Housing and community amenities	260	4,072	1,744	312	0
Fuel and energy	39	1,540	1,544	736	0
Agriculture, forestry and fishing	20	0	0	0	0
Transport and communication	230	160	0	0	0
Other purposes	250	250	0	0	0
Total	13,966	14,841	8,397	1,048	0
(a)    Excludes $2.7 billion in revenue measures and $252 million in capital measures.

The major specific measures that make up these estimates include:

•   Building the Education Revolution (education function);

•   20,000 social homes (housing and community amenities function);

•   tax bonus for working Australians, and bonuses for back to school, single income family and training and learning (social security and welfare function);

•   energy efficient homes (fuel and energy function);

•   community infrastructure (other purposes function); and

•   black spots, boom gates and repairing regional roads (transport and communication function).

6-5

Statement 6: Expenses and Net Capital Investment

Box 2: Federal financial relations reform

The new federal financial framework embodied in the 2009 Intergovernmental Agreement on Federal Financial Relations (IGA) represents a significant reform in the area of payments to the States and Territories (‘the States’) for specific purposes. These payments comprise 11.1 per cent of Commonwealth expenses in 2009-10.

The 2009 IGA provides the basis for a more cooperative, flexible and dynamic relationship between the Commonwealth and the States for collaborating on national policy development, improving the quality and effectiveness of government services, and facilitating reforms to meet national economic, social and environmental objectives.

The new federal financial framework includes two main types of payments to and through the States for specific purposes:

•   broad-banded national specific purpose payments (SPPs) for healthcare, schools (government and non-government), skills and workforce development, disability services and affordable housing; and

•   national partnership payments to the States to facilitate and reward reforms of national significance and to help fund specific projects.

As part of this reform, additional funding to the States has been committed through: and a number of economic stimulus packages: the Economic Security Package (October 2008), the November 2008 COAG package, the Nation Building package (December 2008), and the Nation Building and Jobs Plan (February 2009). Table 2.2 shows the functional impact of these packages.

Table 2.2: Estimated payments to the States in the economic stimulus packages

	Estimates			Projections
Function	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Education	1,999	9,486	5,678	868	883
Health	1,788	720	922	1,307	1,692
Social security and welfare	70	23	71	101	143
Housing and community	1,986	5,196	2,267	898	609
Transport and communication	618	542	-204	-330	-177
Other purposes	100	0	0	200	250
Total	6,562	15,968	8,734	3,045	3,399
Details of Commonwealth funding to and through the States is provided in Budget Paper No. 3, Australia’s Federal Relations 2009-10.

6-6

Statement 6: Expenses and Net Capital Investment

Estimated expenses by function

Table 3 sets out the estimates of Australian Government general government sector expenses by function for the period 2008-09 to 2012-13.

Table 3: Estimates of expenses by function

	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
General public services	17,910	17,755	18,739	19,598	20,280
Defence	18,745	20,952	20,021	20,101	19,885
Public order and safety	3,687	3,901	3,781	3,759	3,861
Education	21,502	35,222	32,087	28,630	29,878
Health	49,373	51,223	53,201	55,619	57,628
Social security and welfare	124,915	110,994	116,503	120,574	123,957
Housing and community amenities	4,410	9,089	5,571	4,266	4,005
Recreation and culture	2,997	3,099	3,000	2,938	2,944
Fuel and energy	6,280	8,403	7,899	7,044	6,454
Agriculture, forestry and fishing	3,267	3,407	2,791	2,852	2,915
Mining, manufacturing and construction	1,921	1,681	1,962	1,947	1,906
Transport and communication	6,989	5,482	5,637	6,686	6,826
Other economic affairs	7,037	8,183	7,994	7,854	7,450
Other purposes	55,408	58,822	65,344	74,518	87,002
Total expenses	324,443	338,213	344,528	356,388	374,990

Major movements between 2008-09 and 2009-10 and across the forward estimates include movements in the following functions:

•
Education — an increase of $13.7 billion in 2009-10 largely due to increased investment on school infrastructure provided under Building the Education Revolution initiative, together with an increase in funding for government schools under the new National Education Agreement and a significant increase in expenses for higher education associated with the Government’s response to the Review of Australian Higher Education (the Bradley review);

•
Other purposes — an increase of $3.4 billion in 2009-10 largely due to growth in general revenue assistance payments to the States and Territories, higher interest payments on public debt and the profile of the contingency reserve over the forward estimates;

•	Housing and community amenities — an increase of $4.7 billion in 2009-10 largely due to a number of one-off stimulus measures including investment in social housing;

•	Defence — an increase of $2.2 billion in 2009-10, partly as a result of increased funding for defence operations;

•	Fuel and energy — an increase of $2.1 billion in 2009-10 primarily as a result of increased expenditure on energy efficiency programs, particularly under the

6-7

Statement 6: Expenses and Net Capital Investment

Government’s Energy Efficient Homes package announced as part of the Nation Building and Jobs Plan, and the Clean Energy Initiative;

•
Health — an increase of $1.9 billion in 2009-10, and sustained growth over the forward estimates, reflecting the continued growth in the use of medical services and the effect of the indexation of health related payments to the States and Territories; and

•
Social security and welfare — a decrease of $13.9 billion in 2009-10 following the one-off lump sum payments delivered to pensioners, families and other Australians in 2008-09 as part of the Economic Security Strategy and the Nation Building and Jobs Plan stimulus packages. Sustained growth is expected over the forward estimates period.

The estimates presented in Table 3 are explained in greater detail for each individual function in the following pages.

6-8

Statement 6: Expenses and Net Capital Investment

Box 3: Operation Sunlight

The Government’s Operation Sunlight reforms, which aim to improve budget transparency and accountability, require agencies to report budget-designated programs in Portfolio Budget Statements and Annual Reports. This will provide Parliament and the public with an increased level of information on agencies’ activities.

The transition to greater program reporting has provided the opportunity to review the functional classification of expenditure by program including, where appropriate, ensuring a one-for-one relationship between programs and sub-functions. This review has resulted in an improved allocation of expenditure by function, improving the robustness of functional expenses data and the consistency of reporting across government.

Table 3.1 provides the estimated impact of the reclassifications, emanating solely from the improved allocations made possible by the implementation of program reporting under Operation Sunlight. The classification changes have been made from 2009-10. Caution should therefore be exercised in making comparisons with 2008-09 and earlier years.

Table 3.1: Estimated impact of reclassifications on the functional reporting of expenses

Impact on expenses
2009-10 $m
General Public Services	-673
Defence	0
Public Order and Safety	15
Education	2,986
Health	-231
Social Security and Welfare	-3,075
Housing and Community Amenities	871
Recreation and Culture	-160
Fuel and Energy	-137
Agriculture, Forestry and Fishing	-108
Mining, Manufacturing and Construction	-500
Transport and Communication	70
Other Economic Affairs	929
Other Purposes	14
Total	0

As the new program reporting arrangements are commencing from 2009-10, the functional reclassifications made possible as a result of the Operation Sunlight reforms do not affect the revised budget estimates for 2008-09. Programs with expenses of $190 million or more that have been reclassified have been included in Table 3.2 to assist in reconciling changes between 2008-09 and 2009-10.

6-9

Statement 6: Expenses and Net Capital Investment

Table 3.2: Major reclassifications arising as a result of Operation Sunlight
					Estimates of expenses
New program name	From		To		2009-10 $m
Tertiary Student Assistance	Social Security and Welfare		Education		1,619
50% Education Tax Refund	Social Security and Welfare		Education		1,095
Investment in Higher Education Research	General Public Services		Education		224
First Home Saver Accounts	Social Security and Welfare		Housing and Community Amenities		215
Trade and Investment Development	Mining, Manufacturing and Construction		Other Economic Affairs		214
Export Market Development Grants Scheme	Mining, Manufacturing and Construction		Other Economic Affairs		200
Innovative Industry	General Public Services		Other Economic Affairs		200
National Affordable Housing Agreement	Social Security and Welfare		Housing and Community Amenities		194

The requirement for agencies to disclose program data in their Portfolio Budget Statements for the first time using the new structure in 2009-10 provides an opportunity to report on the programs with the highest expected expenses within the general government sector.

The following table provides the top 20 programs, ranked highest to lowest in terms of expenses in the 2009-10 financial year. Approximately 31.8 per cent of the expenses relating to these programs are attributable to revenue assistance to the States and Territories, with programs providing services to seniors, families, the sick and disabled, students and the unemployed accounting for 13 of the remaining 19 programs.

Table 3.3: Top 20 programs by expenses in 2009-10

		Estimates		Projections
Program	Agency	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Revenue Assistance to the States and Territories	Treasury	41,824	44,356	47,180	50,132
Income Support for Seniors	FaHCSIA	29,335	31,698	33,790	36,149
Family Tax Benefit	FaHCSIA	17,424	17,249	17,335	17,559
Medicare Services	Health	15,003	15,649	16,498	17,311
Disability Support Pension	FaHCSIA	11,558	12,234	12,680	13,185
National Healthcare Specific Purpose Payment	Treasury	11,224	11,978	12,820	13,747
Job Seeker Income Support	DEEWR	8,876	10,411	10,122	9,090
Government Schools - Payments to/through States	Treasury	8,592	6,953	4,256	4,283
Pharmaceuticals and Pharmaceutical Services	Health	8,403	8,961	9,503	10,003
Higher Education Support	DEEWR	6,615	6,538	6,765	6,944
Non-government Schools - National Support	DEEWR	6,457	6,936	7,479	8,045
Housing - Payments to/through the States	Treasury	6,318	3,145	1,696	1,427
Commonwealth Debt Management	AOFM *	6,264	8,340	10,659	12,493
Residential Aged Care	Health	6,170	6,551	6,914	7,183
Public Sector Superannuation	Finance	5,793	5,878	5,963	6,063
Parents' Income Support	DEEWR	5,295	5,295	5,319	5,453
Fuel Tax Credits Scheme	ATO	5,073	5,134	5,281	5,694
Army Capabilities	Defence	4,804	4,776	4,855	4,916
Air Force Capabilities	Defence	4,308	4,310	4,378	4,460
Income Support for Carers	FaHCSIA	4,120	4,985	5,454	5,936
Total		213,455	221,380	228,946	240,075
*Australian Office of Financial Management

6-10

Statement 6: Expenses and Net Capital Investment

General Public Services

The general public services function includes expenses relating to the organisation and operation of government such as those related to the Parliament, the Governor-General and conduct of elections; the collection of taxes and the management of public funds and public debt; assistance to developing countries to reduce poverty and achieve sustainable development, particularly in the Pacific region; and contributions to international organisations and the operations of the foreign service. It also includes expenses related to research in areas not otherwise connected with a specific function, and those associated with overall economic and statistical services and government superannuation benefits (excluding nominal interest expenses on unfunded liabilities which are included under the nominal superannuation interest sub-function in the other purposes function).

Table 4: Summary of expenses — general public services

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Legislative and executive affairs	819	874	1,020	891	914
Financial and fiscal affairs	5,946	5,685	5,999	6,541	6,627
Foreign affairs and economic aid	4,972	4,909	5,366	5,726	6,373
General research	2,722	2,566	2,561	2,595	2,512
General services	761	670	638	634	630
Government superannuation benefits	2,689	3,051	3,153	3,211	3,225
Total general public services	17,910	17,755	18,739	19,598	20,280

Total general public services expenses are estimated to increase in real terms by 7.6 per cent, or 2.5 per cent per annum on average, over the forward years.

The most significant increase in expenses is in the foreign affairs and economic aid sub-function, reflecting the Government’s commitment to increase Australia’s diplomatic engagement with the world, and its commitment to raise Australia’s overseas development assistance over the long term. Fluctuations within the foreign affairs and economic aid sub-function over the Budget and forward years also reflect the timing of Australia’s contributions to multilateral development banks, which can see large variations from year to year (see Table 4.1 for detailed information). The increase in the ‘other’ component of Official Development Assistance (ODA) reflects the unallocated funds held in the Contingency Reserve in line with the Government’s commitment to increase ODA. These amounts are available for allocation to specific aid projects and programs in the future.

6-11

Statement 6: Expenses and Net Capital Investment

Table 4.1: Trends in the major components of foreign affairs and economic aid sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Official Development Assistance(a)(b)	3,164	3,694	4,074	4,777
PNG and Pacific	893	964	1,071	1,160
East Asia (including AIPRD)	871	914	981	1,043
Africa South & Central Asia Middle East and Other	552	672	631	732
Emergency Humanitarian & Refugee Programs	299	287	303	229
UN Commonwealth & Other Intemational Organisations	206	236	271	296
NGO Volunteer and Community Programs	109	115	125	140
Multilateral Replenishments	0	173	75	79
Other(c)	235	332	618	1,099
Payments to International Organisations	331	331	331	331
International Deployment Services	346	272	259	253
Passport Services	188	193	199	216
Consular Services	81	83	82	83
International Agricultural Research & Development	66	65	68	66
Public Information Services & Public Diplomacy	60	39	24	24
Other	672	690	689	622
Total	4,909	5,366	5,726	6,373
(a)
The difference between these figures and the Government's ODA target is due primarily to the way multilateral replenishments are recorded for ODA purposes. Expenses relating to multilateral replenishments are recognised in accrual terms when initial commitments are made. However, ODA targets are measured in cash terms and reflect the timing of actual cash payments (which, in the case of multilateral replenishments, can be spread over several years).

(b)	Some minor ODA delivered by other government departments may be classified to other programs or functions.
(c)
Other includes AusAID's departmental expenses and the provision available for future aid spending in the ODA Contingency Reserve (CR) in the Budget and forward years. The ODA CR represents the difference between the amount of ODA already committed by Australia and the Government’s target levels of ODA (0.34 per cent of Gross National Income in 2009-10).

Expenses relating to the financial and fiscal affairs sub-function are also forecast to grow solidly, largely as a result of forecast increases in the Australian Taxation Office’s (ATO’s) penalty remission expenses (a concession whereby the Commissioner of Taxation can release a taxpayer from having to pay penalties raised) and new measures strengthening the ATO's compliance and enforcement activities. Investment expenses for the Future Fund Management Agency are also expected to increase as financial assets accumulate in the Future Fund.

Increased expenses are also anticipated in the government superannuation benefits sub-function. This growth largely reflects higher public service and military superannuation benefits due to increases in the average salary on which benefits are determined.

Total expenses within the legislative and executive affairs sub-function are expected to experience a temporary increase in 2010-11 partly as a result of the assumed timing of the next federal general election.

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Statement 6: Expenses and Net Capital Investment

The general research sub-function incorporates expenses incurred by the Commonwealth Scientific and Industrial Research Organisation, the Australian Nuclear Science and Technology Organisation, the Australian Institute of Marine Science and the Australian Research Council. Expenses for this sub-function from 2009-10 have been affected by the reclassification of a number of programs administered by the Department of Innovation, Industry, Science and Research from within this sub-function to the higher education sub-function as a result of improved reporting under the Operation Sunlight reforms. The effects of this reclassification (around $470 million in 2009-10) have been largely offset by the additional funding provided through the Government’s response to the Review of the National Innovation System.

The selection of projects in the areas of space science, marine and climate change, and future technologies for funding under the Education Investment Fund as part of the Government’s response to the Review of the National Innovation System has resulted in growth in expenses for the general research sub-function. Other initiatives resulting in increases in expenses in this sub-function include the increase in support to universities to cover the indirect costs of research, and the decision to provide increased funding for an additional 100 research places through the Super Science Fellowship Program. Further information on this sub-function is provided in Table 4.2 below.

Table 4.2: Trends in the major components of general research sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Core Research and Services	612	626	654	668
Science and Research Capacity	639	592	486	290
National Research Flagships	402	430	442	453
Discovery - Research and Research Training	395	445	497	527
Linkage - Cross Sector Research Partnerships	283	287	323	328
Other	234	181	192	245
Total	2,566	2,561	2,595	2,512

The profile of expenses for the science and research capacity component of the general research sub-function reflects payments made from the Education Investment Fund. These payments are concentrated in 2009-10 and 2010-11, explaining the reduction in projected expenses in 2011-12 and 2012-13.

As a result of improved reporting under the Operation Sunlight reforms, departmental expenses associated with various programs administered by the Attorney-General’s Department (approximately $115 million in 2009-10) have been reclassified from the general services sub-function (general public services function) to the urban and regional development sub-function (housing and community amenities function).

Components of expenses administered by the ATO have also been reclassified, from the financial and fiscal affairs sub-function (general public services function) to the natural resources development sub-function (agriculture, forestry and fishing function) and the housing sub-function (housing and community amenities function).

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Statement 6: Expenses and Net Capital Investment

Defence

Agencies covered by the defence function include the Department of Defence (Defence) and the Defence Materiel Organisation (DMO). Defence expenses support Australian military operations overseas and the delivery of navy, army, air and intelligence capabilities and strategic policy advice in the defence of Australia and its national interests. The DMO contributes to the preparedness of the Australian defence organisation through acquisition and through-life support of military equipment and supplies.

The defence function records the majority of expenses incurred by the Defence portfolio, except for the Department of Veterans’ Affairs, superannuation payments to retired military personnel, and housing assistance provided through Defence Housing Australia, which are reported under the social security and welfare,  other purposes, and housing and community amenities functions, respectively.

Total defence expenditure (measured in accrual fiscal balance terms) comprises expenses and net capital investment. Expenses for the defence function are those incurred in undertaking its day-to-day activities. Net capital investment represents expenditure to acquire capital items in the form of equipment, buildings and land, less depreciation expenses.

Table 5: Summary of expenses — defence

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Defence	18,745	20,952	20,021	20,101	19,885
Total defence	18,745	20,952	20,021	20,101	19,885

Defence function expenses are estimated to increase by $2.2 billion in 2009-10. The reduction in estimated expenses from 2009-10 to 2010-11 reflects the treatment of funding for Defence operations. These operations are generally funded on a year-by-year basis, and the forward estimates of expenses do not provide for extensions of currently approved operations. These extensions are instead subject to future Government policy decisions.

Defence expenses in the forward years beyond 2009-10 are projected to remain broadly unchanged, reflecting the impact of the savings to be achieved in these years. These savings will be reinvested in defence functions when major new capabilities foreshadowed in the Government’s Defence White Paper are implemented.

In 2009-10, additional funding of $1.4 billion is being provided to support Defence overseas operations in the Middle East, East Timor and the Solomon Islands and for the continuation of coastal surveillance. Total operations funding in 2009-10 is $1.6 billion. Operations funding is provided on a ‘no win, no loss’ basis.

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Statement 6: Expenses and Net Capital Investment

Box 4: Defence funding

Total defence function expenditure (measured in accrual fiscal balance terms) is estimated to increase by $3.6 billion from 2008-09 to 2009-10, an increase of 16.6 per cent (see Table 5.1) following a 12.7 per cent rise in 2008-09 compared with 2007-08. This indicates a major increase in Defence spending.

Table 5.1: Trends in the major components of defence spending

	Estimates			Projections		Average
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m	Annual Growth (a)
Expenses	18,745	20,952	20,021	20,101	19,885	1.5
Net Capital Investment	2,759	4,128	5,868	5,868	5,189	17.1
Total defence spending	21,504	25,080	25,889	25,969	25,074	3.9
Nominal growth (percentage)	12.7	16.6	3.2	0.3	-3.4	3.9
(a) Over the period 2008-09 to 2012-13.

Investment spending in the defence function is proportionately larger than for other functions, as a consequence of the acquisition of military equipment and the construction of support facilities.

The growth of investment spending can experience significant annual fluctuations, including as a result of slippage in expenditure from one year to the next year (or to later years) and in response to supplementary funding decision. Details of defence investment spending are provided in the net capital investment estimates by function section of this statement at page 6-46.

Large military equipment projects usually involve uneven expenditures throughout their life that may lead to fluctuations in levels of net capital investment from year to year. Expenditure is also subject to slippage when project timelines are not met. For example, in the 2008-09 Budget and the Mid-Year Economic and Fiscal Outlook 2008-09, amounts in excess of $1 billion and $0.5 billion, respectively, were reprogrammed into future years to reflect changes in the timing of expected payments for military equipment.

Defence spending in later years beyond the forward estimates period will be driven by changes in Defence funding arising from the new funding model that has been decided in the context of the Government’s Defence White Paper (see Box 5).

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Statement 6: Expenses and Net Capital Investment

Box 5: The Defence White Paper and longer-term Defence funding

On 2 May 2009, the Government released the Defence White Paper, Defending Australia in the Asia Pacific Century: Force 2030, which is accompanied by a new long term funding model for the Defence budget. This new model:

•   provides Defence with substantial additional resources to 2030 to implement the Defence White Paper; and

•   provides long term stability and certainty for Defence planning.

The new funding model will provide Defence with $308 billion over the decade from 2009-10 to 2018-19 and an additional $146.1 billion when compared to  projections at UEFO for the period to 2029-30.

The new model will apply from 1 July 2009, but the increases in funding that would be delivered by the model over the forward estimates period will instead be directed to Defence beyond 2015-16. This will ensure that Defence is provided with greater resources when major new capabilities are deployed in the future.

In addition to substantial additional funding, Defence will also initiate a program of savings to generate $20 billion over the decade to fund new White Paper initiatives.

Under the new funding model, the Government has reaffirmed its existing commitment to provide an average of three per cent real growth in underlying funding to 2017-18. The Government will also provide 2.2 per cent real growth in underlying funding from 2018-19 to 2029-30.

Since the 2000 White Paper, Defence’s funding has been indexed in accordance with forecasts of the non-farm GDP implicit price deflator, which has fluctuated significantly as the resources boom and the global recession have affected commodities prices. To avoid this volatility in the future, the Government has decided to index Defence funding at a constant annual rate of 2.5 per cent per annum, which accords with the target consumer price inflation that is agreed by the Australian Government and the Reserve Bank.

The new long term funding commitment and the change to Defence indexation will provide Defence planners with a stable, clearly defined, long term funding envelope within which resourcing decisions can be managed.

Defence funding will transition to the new long term path over 2013-14 and 2014-15. Defence funding will be $1 billion below the new long term funding path in 2013-14, and $500 million lower in 2014-15 as higher funding levels are phased in. These amounts will be added to the Defence budget in the period from 2016-17 to 2029-30.

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Statement 6: Expenses and Net Capital Investment

Public order and safety

Expenses under the public order and safety function support the administration of the federal legal system and the provision of legal services, including legal aid to the community. Public order and safety expenses also include law enforcement and intelligence activities, in addition to the protection of Australian Government property.

Table 6: Summary of expenses — public order and safety

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Courts and legal services	1,012	881	858	848	866
Other public order and safety	2,675	3,019	2,923	2,911	2,994
Total public order and safety	3,687	3,901	3,781	3,759	3,861

Total expenses for the public order and safety function are estimated to decrease by 7.6 per cent in real terms from 2009-10 over the forward years, or by 2.5 per cent per annum on average in real terms. This decrease reflects stabilisation after rapid growth in preceding years that arose from major initiatives such as one-off investments in the family law system, implementation of anti-terrorism legislation and investment in aviation security, intelligence capabilities and measures to counter illegal foreign fishing.

Expenses within the courts and legal services sub-function decrease over the period 2008-09 to 2009-10 due to the reclassification of expenses under Operation Sunlight and the termination or planned reduction in expenses for some programs. This includes the cessation of several inquiries (for example, equine influenza) and the winding-down of several one-off public education activities focused on new initiatives (for example, national human rights consultation).

Expenses for the other public order and safety sub-function include border protection and enforcement, aviation security services, detecting and responding to illegal foreign fishing, intelligence services, criminal investigations and processing of passengers arriving in Australia. Expenses included in this sub-function increase over 2008-09 to 2009-10. While some of this movement relates to reclassifications under Operation Sunlight, increases are also due to additional measures to respond to resurgent people smuggling activities. Contributions to the increase also result from the sustained investment in intelligence capabilities to manage risks and threats arising from the global security environment.

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Statement 6: Expenses and Net Capital Investment

Education

Education expenses support the delivery of education services through higher education institutions; vocational education and training providers (including technical and further education institutions); and government (State and Territory) and non-government primary and secondary schools.

Table 7: Summary of expenses — education

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Higher education	6,747	8,030	8,109	8,452	8,750
Vocational and other education	1,829	2,475	2,282	2,398	2,453
Schools	10,677	14,899	13,737	11,556	12,157
Non-government schools	6,336	6,306	6,784	7,299	7,873
Government schools	4,342	8,593	6,953	4,256	4,283
Student assistance	562	3,339	3,310	3,449	3,653
General administration	94	714	708	719	728
School education - specific funding	1,592	5,765	3,942	2,056	2,138
Total education	21,502	35,222	32,087	28,630	29,878

Total expenses in the education function are expected to increase by 60.9 per cent in real terms in 2009-10. The primary factors driving this growth are spending on school infrastructure as part of the Nation Building and Jobs Plan fiscal stimulus package, the Government’s response to the Review of Australian Higher Education, and the reclassification of tertiary student assistance from the social security and welfare function. Education function expenses are forecast to decrease in 2010-11 and 2011-12, largely reflecting step downs in expenses as the temporary investment in schools infrastructure ends, offset to some extent by projected strong annual growth in spending on schools. As a result, total education function expenses in 2012-13 are projected to be 28.6 per cent higher in real terms than in 2008-09. If the estimated expenses are adjusted to take account of the amounts, totalling $3.0 billion, being reclassified to education, this real growth declines to  approximately 15 per cent.

Expenses relating to the higher education sub-function are expected to increase significantly in 2009-10, primarily reflecting the Government’s response to the Review of Australian Higher Education (the Bradley review) and infrastructure spending from the Education Investment Fund (EIF). The overall impact of the Bradley review measures is sustained growth in expenses over the forward estimates period. However, the profile over the forward estimates is also influenced by the expected tailing off of expenditure from Round 2 and Round 3 EIF projects in 2011-12 and 2012-13, respectively.

Vocational and other education sub-function expenses are estimated to increase by 32.9 per cent in real terms from 2008-09 to 2009-10 (see Table 7). This is driven by the Nation Building and Jobs Plan, which provides $500 million in 2009-10 for the Teaching and Learning Capital Fund to improve and modernise the quality of teaching and learning across the vocational education and training sector. The 2009-10 Budget

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Statement 6: Expenses and Net Capital Investment

incorporates a number of measures which support maintaining the development of the skill base of the Australian population, including an extra 10,000 places available under the Productivity Places Program, an additional 5,500 Apprenticeships Access places, and additional incentive payments to secure recommencement and completions for Australian apprentices. For further information on these measures, refer to Budget Paper No. 2, Budget Measures 2009-10, Education, Employment and Workplace Relations portfolio.

Table 7.1: Trends in the major components of vocational and other education sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Payment to/through States	1,530	1,637	1,743	1,770
National Skills and Workforce Development
National Training System	699	382	385	400
Adult English Migrant Program	209	211	213	221
VET Higher Education Loans Program	38	52	56	62
Total	2,475	2,282	2,398	2,453

Total expenses for the government and non-government schools sub-functions are expected to increase by 5.4 per cent in real terms from 2008-09 to 2012-13, or 1.3 per cent annually on average. Funding under this sub-function includes the new National Education Agreement, which will see total funding for government and non-government schools of around $42 billion between 2009 and 2012, compared to $33.5 billion under the previous schools agreement (excluding Indigenous funding). Schools expenses in the future will be complemented by over $1.9 billion of additional funding over the period of the agreement, comprising National Partnerships for literacy and numeracy, improving principal leadership development and teacher quality, and improving educational outcomes in low socio-economic status school communities.

Expenses under the student assistance sub-function have been the subject of a reclassification under the improved reporting made possible by the Operation Sunlight changes. As a result, there is a substantial increase in education function expenses in 2009-10 (and a corresponding decrease in estimated expenses reported in the social security and welfare function). The increase in estimated expenses for the Higher Education Loan Program (HELP) over the forward estimates reflects decisions to increase the annual contribution for nursing and teaching courses, together with a repayment reduction for nursing and teaching graduates working in their chosen profession and the removal of the loan fee on OS-HELP loans (loans for overseas students). The expenses recorded in Table 7.2 reflect the deferral costs arising from the accounting treatment of concessional loans.

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Statement 6: Expenses and Net Capital Investment

Table 7.2: Trends in the major components of student assistance sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Tertiary Student Assistance	2,358	2,282	2,343	2,456
Higher Education Loan Program	777	826	903	991
School Student Assistance	187	184	186	188
Veterans' Children Education Scheme	17	18	18	17
Total	3,339	3,310	3,449	3,653

Expenses in the school education — specific funding sub-function will increase substantially in 2009-10, reflecting the measures announced as part of the Government’s Nation Building and Jobs Plan to build or renew infrastructure in all Australian schools under the Building the Education Revolution program. Additional funding has also been provided for the additional costs of implementing the National Secondary Schools Computer Fund in 2008-09 as part of Digital Education Revolution program.

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Statement 6: Expenses and Net Capital Investment

Health

The health function includes expenses relating to: medical services funded through Medicare and the Private Health Insurance Rebate; payments to the States and Territories to deliver essential health services; Pharmaceutical Benefits and Repatriation Pharmaceutical Benefits Schemes; blood and blood products; population health measures; and health education and training services. Expenses relating to the new healthcare arrangements between the Australian Government and the States and Territories which take effect on 1 July 2009 are reflected against the national healthcare specific purpose payment sub-function. Funding for the previous healthcare arrangements is captured in the health care agreements sub-function, and represented funding of $10.3 billion in 2008-09.

Table 8: Summary of expenses — health

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Medical services and benefits(a)	20,629	21,221	21,000	21,975	22,801
Hospital services	2,947	1,689	1,687	1,742	1,780
Health care agreements	10,563	306	426	213	163
National healthcare specific purpose payment	0	11,224	11,978	12,820	13,747
Pharmaceutical services and benefits	9,332	9,873	10,440	10,926	11,092
Aboriginal and Torres Strait Islander health	517	634	682	687	661
Health services	3,947	4,598	5,174	5,382	5,470
General administration	1,331	1,677	1,814	1,874	1,914
Health assistance to the aged(b)	107	0	0	0	0
Total health	49,373	51,223	53,201	55,619	57,628
(a)	The estimated financial impact of premium growth on the forward estimates for the Private Health Insurance Rebate has been allocated to the Contingency Reserve, due to commercial sensitivities.
(b)	‘Health assistance to the aged’ sub-function has been reclassified as ‘assistance to the aged’ sub-function (social security and welfare function) from 2009-10 onwards.

The major purpose of health function expenditure is to ensure that all Australians have access to essential health services through a range of providers and without excessive price barriers.

Expenses related to health are projected to be a major contributor to the growth in Australian Government spending in future decades. At the time of this Budget, total expenses for this function are estimated to increase by 6.0 per cent in real terms from 2009-10 over the forward years, or on average by 2.0 per cent per annum in real terms.

Medical services and benefits, funded through Medicare and the Private Health Insurance Rebate, make up 41 per cent of total health expenses in 2009-10 and 40 per cent across the forward estimates period. Expenses in this sub-function are forecast to remain relatively stable over the forward estimates with growth of 1.3 per cent in real terms from 2009-10 over the forward years, or 0.4 per cent per annum on average in real terms. However, there are significant movements in the components of the sub-function.

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Statement 6: Expenses and Net Capital Investment

Medicare expenses are expected to grow by 8.7 per cent from 2009-10 over the forward estimates, or by an annual average of 2.8 per cent. This growth primarily reflects increases in the number of services provided by general practitioners. It also reflects a shift to collaborative models of primary health care, which provide patients with access to a broader range of health services, including allied health. A reduction in Private Health Insurance Rebate expenses from 2010-11 reduces the level of funding in this sub-function from 2010-11 onwards. This is a result of the introduction from 1 July 2010 of lower rebates for higher income groups announced in this Budget.

The major components of the medical services and benefits sub-function are outlined in further detail below in Table 8.1.

Table 8.1: Trends in the major components of medical services and benefits sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Medical Benefits Schedule	15,003	15,649	16,498	17,311
Private Health Insurance	4,115	3,264	3,355	3,313
Veterans' Medical Benefits	959	974	987	1,000
Primary Care Practice Incentives	293	301	301	312
Medical Indemnity	126	140	142	154
Other	725	672	692	711
Total	21,221	21,000	21,975	22,801

The hospital services sub-function is comprised of veterans’ hospital services and payments to the states and territories under the COAG National Partnership Agreement on Hospital and Health Workforce Reform. Expenses in 2008-09 reflect $1.3 billion in one-off payments to the states and territories provided for emergency departments, and extra sub-acute care beds as announced by COAG in November 2008. Expenses in this sub-function are not expected to grow in real terms from 2009-10 due to declining veteran client numbers.

The decrease in expenses for the health care agreements sub-function between 2008-09 and 2009-10 is due to the creation of the national healthcare specific purpose payment sub-function and subsequent reclassification of the National Healthcare Agreement to the new sub-function. The decrease in expenses for health care agreements in 2011-12 is mainly due to the expected completion of one-off funding provided to states and territories to help address waiting lists for elective surgery in public hospitals. The further decline that is expected to occur in 2012-13 is due to the expected completion of funding to States and Territories for public dental services under the Commonwealth Dental Health Program.

The projected growth in expenses for the national healthcare specific purpose payment sub-function relates to increased funding to be provided to the States, through the indexation component of the National Healthcare Agreement, taking the

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Statement 6: Expenses and Net Capital Investment

estimated real growth from 2009-10 over the period to 15.4 per cent, or an annual average of 4.9 per cent. This increase in funding was agreed by COAG in November 2008. This growth has occurred off a higher base due to a $500 million increase in the base funding for the Agreement in 2008-09. Further information about the National Healthcare Agreement is provided in Budget Paper No. 3, Australia’s Federal Relations 2009-10 and further detail on the COAG reforms is available at page 6-6.

The increase in expenses in the pharmaceutical services and benefits sub-function is attributable to new high cost drug listings on the Pharmaceutical Benefits Scheme, combined with increased use of drugs associated with an ageing population. Estimated growth is expected to be 5.9 per cent in real terms over the forward years from 2009-10, or 1.9 per cent per annum on average in real terms over the forward estimates. These estimates have, in previous years, increased significantly as new drugs are listed. The major components of the pharmaceutical services and benefits sub-function are outlined in further detail below in Table 8.2.

Table 8.2: Trends in the major components of Pharmaceutical Benefits and Services sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Pharmaceutical Benefits (concessional)(a)	5,442	5,794	6,142	6,498
Pharmaceutical Benefits (general)(b)	1,549	1,652	1,745	1,840
Pharmaceutical Benefits (highly specialised drugs)(c)	879	954	1,026	1,039
Repatriation Pharmaceutical Benefits Scheme	450	431	414	396
Essential Vaccines	328	332	338	343
Other	1,225	1,277	1,261	976
Total	9,873	10,440	10,926	11,092
(a)	Concessional benefits are those provided through community pharmacies for Centrelink concession card holders.
(b)	General benefits are those provided through community pharmacies for people without concession cards.
(c)	Highly specialised drugs are subsidised by the Commonwealth Government through hospitals.

Expenses in the Aboriginal and Torres Strait Islander health sub-function are for Indigenous-specific health services. A significant increase in expenses is forecast to occur between 2008-09 and 2011-12, with real growth of 26.1 per cent over this period, or annual average growth of 8.0 per cent. Expenses in this sub-function are forecast to decline in 2012-13 as funding for the Northern Territory Emergency Response, in this year is yet to be considered. Because Aboriginal and Torres Strait Islander people do not just access Indigenous-specific services, substantial investment in Indigenous health is also being made through other sub-functions, including as part of the National Partnership Agreement on Closing the Gap in Indigenous Health Outcomes as described below.

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Statement 6: Expenses and Net Capital Investment

Expenses in the health services sub-function are largely comprised of population health programs, the provision of blood and blood products, and health infrastructure funding through the Health and Hospitals Fund. The increase in expenses between 2008-09 and 2009-10 is primarily due to the $465.7 million projected to be funded in 2009-10 from the Health and Hospitals Fund. Further information on the package of measures funded from the Health and Hospitals Fund is presented in Budget Paper No. 2, Budget Measures 2009-10, Health and Ageing portfolio. The other main driver of growth from 2009-10 onwards is the cost for blood and blood products, which is $1.5 billion in 2009-10 and is estimated to grow by 24.5 per cent in real terms, or an average of 7.6 per cent annually over the forward estimates period due to an increased demand for blood and specific blood products.

Health assistance to the aged sub-function ($107 million in 2008-09) has been reclassified to the assistance to the aged sub-function in the social security and welfare function from 2009-10. This sub-function includes community nursing services to assist veterans and war widows and widowers.

Box 6: Closing the gap: health services for Indigenous people

Expenses targeted to improve the health of the Aboriginal and Torres Strait Islander population increased significantly between 2008-09 and 2009-10 as a result of the implementation of the Commonwealth’s contribution to the National Partnership Agreement on Closing the Gap in Indigenous Health Outcomes, announced by COAG on 29 November 2008 at a cost to the Commonwealth of $804 million over four years.

Expenses in the Aboriginal and Torres Strait Islander health sub-function will increase significantly between 2009-10 and 2010-11. While expenses in this sub-function are expected to decline after 2010-11, this is more than offset by the real growth in Commonwealth expenses committed to Indigenous health across a range of sub-functions through the Agreement which are expected to more than quadruple over the four year period (from $77.2 million in 2009-10 to $318.6 million in 2012-13), with an annual average real growth of 57.2 per cent. This overall pattern reflects the substantial growth in expenses related to Indigenous health services in other sub-functions, most notably in health services, medical services and benefits and Pharmaceutical Benefits and Services as shown in Table 8.3.

Table 8.3: Commonwealth expenses in the National Partnership Agreement on Closing the Gap in Indigenous Health Outcomes shown by sub-function

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Medical Services and Benefits	7	19	50	67
Pharmaceutical Benefits and Services	5	22	36	47
Aboriginal and Torres Strait Islander Health	26	39	27	27
Health Services	6	28	50	65
General Administration	33	51	87	112
Total	77	159	250	319

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Statement 6: Expenses and Net Capital Investment

Social security and welfare

The social security and welfare function includes: pensions and services to the aged; assistance to the unemployed, people with disabilities and families with children; and income support and compensation for veterans and their dependants. It also includes advancement programs for Aboriginal and Torres Strait Islander people.

Table 9: Summary of expenses — social security and welfare

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Assistance to the aged	40,314	40,664	43,619	46,386	49,123
Assistance to veterans and dependants	6,891	6,847	6,829	6,712	6,630
Assistance to people with disabilities	17,286	17,632	19,247	20,346	21,425
Assistance to families with children	38,770	29,538	29,800	30,632	31,212
Assistance to the unemployed and sick	5,168	8,806	10,342	10,053	9,018
Common youth allowance(a)	2,359	0	0	0	0
Other welfare programs	9,163	1,563	1,118	1,082	1,298
Aboriginal advancement nec	2,183	2,113	1,873	1,773	1,685
General administration	2,781	3,831	3,676	3,590	3,566
Total social security and welfare	124,915	110,994	116,503	120,574	123,957
(a)
‘Common youth allowance’ sub-function has been reclassified and split between the ‘student assistance’ sub-function (education function) and ‘assistance to the unemployed’ sub-function (social security and welfare function), as appropriate, from 2009-10 onwards.

Social security and welfare function expenses are estimated to grow at 5.2 per cent in real terms from 2009-10 over the forward estimates and at an average annual rate of 1.7 per cent over that period. A significant driver of growth in expenses for the majority of the sub-functions is the indexation of personal benefits and income support payments, and demographic and social factors such as the ageing of the population.

The sub-functions contributing most to the growth over the forward estimates are: assistance to the aged, which is expected to grow at an average annual rate of 4.4 per cent in real terms from 2009-10 over the forward estimates period, and assistance to people with disabilities (average annual real growth of 4.6 per cent over the forward estimates period). The major components of the assistance to the aged sub-function are outlined below in Table 9.1.

The main driver of the increase in the assistance to the aged sub-function is income support for seniors. The increase in expenses from 2009-10 is primarily the result of an increase in the base pension rate and an increase in supplementary payments as part of the Government’s Secure and Sustainable Pensions package. The Secure and Sustainable Pensions package will provide a $32.49 per week increase for single pensioners and a $10.14 per week increase for pensioner couples (combined). These increases also impact on the assistance to veterans and dependants, and the assistance to people with disabilities sub-functions as the increases will apply to recipients of the Age Pension, Service Pension, Disability Support Pension, Carer Payment, Bereavement Allowance, Widow B Pension, Wife Pension, and Income Support Supplements and to War Widows.

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Statement 6: Expenses and Net Capital Investment

Table 9.1: Trends in the major components of assistance to the aged sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Income Support for Seniors	29,335	31,698	33,790	36,149
Residential Care	6,170	6,551	6,914	7,183
Payment to/through States - Assistance to the Aged	1,533	1,631	1,738	1,859
Veterans' Community Care and Support	1,255	1,340	1,438	1,480
Community Care	837	856	884	917
Mature Age Income Support	719	624	578	470
Flexible Aged Care	484	579	687	709
Allowances Concessions and Services for Seniors	163	176	179	185
Aged Care Workforce	56	53	53	54
Ageing Information and Support	39	38	39	39
Dementia	31	31	32	32
Other	43	41	54	45
Total	40,664	43,619	46,386	49,123

The increase in projected expenses in the assistance to people with disabilities sub-function  from 2009-10 is primarily driven by the new Carer Supplement payment and increased pension payments introduced as part of the Secure and Sustainable Pensions package. The first payment of the Carer Supplement will be made by 30 June 2009 with subsequent payments starting from July 2010. The Disability Support Pension and carer support payments expenses are the most significant components of this sub-function. The major components of the assistance to people with disabilities sub-function are outlined below in Table 9.2.

Table 9.2: Trends in the major components of assistance to people with disabilities sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Disability Support Pension	11,558	12,234	12,680	13,185
Income Support for Carers	4,120	4,985	5,454	5,936
Payment to/through States - National Disability Agreement	904	1,039	1,180	1,229
Disability Employment Services	702	661	703	746
Services and Support for People with a Disability	315	302	305	313
Other	35	26	24	15
Total	17,632	19,247	20,346	21,425
The high level of expenses in 2008-09 in the assistance to families with children sub-function reflects the impact of the back to school and single income family bonus payments made in 2008-09 as part of the Nation Building and Jobs Plan, and payments to families announced in October 2008 in the Economic Security Strategy statement. Growth in expenses in this sub-function from 2009-10 is projected to be relatively flat. The major components of the assistance to families with children are outlined below in Table 9.3.

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Statement 6: Expenses and Net Capital Investment

Table 9.3: Trends in the major components of families with children sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Family Tax Benefit	17,424	17,249	17,335	17,559
Parents Income Support	5,295	5,295	5,319	5,453
Child Care Fee Assistance	3,093	3,165	3,230	3,308
Maternity Payments and Care Incentives	1,457	1,816	2,234	2,284
Child Support	1,214	1,270	1,300	1,332
Support for the Child Care System	390	352	352	367
Family Support	181	182	185	182
Family Relationship Services	173	174	177	181
Payment to/through States - Child Care	152	165	365	486
Early Childhood Education	43	43	44	44
Other	117	88	91	18
Total	29,538	29,800	30,632	31,212

The main driver of the assistance to the unemployed and sick sub-function is job seeker income support payments, including Newstart and Partner Allowance, and the reclassification of Youth Allowance (other) to this sub-function from the common youth allowance sub-function. Changes over the forward estimates are primarily the result of projected movements in the number of unemployment benefit recipients, consistent with projected economic conditions.

Expenses relating to non-tertiary youth allowance have been reclassified from the common youth allowance sub-function to the assistance to the unemployed sub-function from 2009-10. Expenses related to youth allowance for students has been reclassified to the education function. A total of $2.4 billion has been reclassified.

Expenses in the other welfare programs sub-function are higher in 2008-09 than in subsequent years due to tax bonus payments paid in that year as part of the Government’s Nation Building and Jobs Plan.

The trend in estimated expenses from 2009-10 in the Aboriginal Advancement sub-function of the social security and welfare function reflects the profile of the increased funding provided as part of the COAG agreement in 2008 to Close the Gap on Indigenous Disadvantage, which prioritised early spending to assist in rapid progress in meeting the Closing the Gap targets. The projected decline in expenses in 2012-13 relates to resourcing for the Northern Territory Emergency Response. Funding for the Response has been committed from 2009-10 until 2011-12, with further funding beyond this period to be considered at a future date.

The increase in the general administration sub-function expenses in 2009-10 is due to the reclassification of approximately $0.9 billion in administrative expenses, primarily from the assistance to families with children sub-function, and an increase in funding to Centrelink, in line with the estimated increase in customers receiving Newstart benefits.

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Statement 6: Expenses and Net Capital Investment

Housing and community amenities

The housing and community amenities function includes the Australian Government’s contribution to the National Affordable Housing Agreement, other Australian Government housing programs, expenses of Defence Housing Australia (DHA) and various regional development and environment protection programs.

Table 10: Summary of expenses — housing and community amenities

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Housing	3,216	7,334	4,408	3,282	2,964
Urban and regional development	166	553	294	136	137
Environment protection	1,029	1,202	869	847	903
Total housing and community amenities	4,410	9,089	5,571	4,266	4,005

After substantial growth in expenses in 2008-09 and 2009-10, total expenses under the housing and community amenities function are estimated to decrease by 58.5 per cent in real terms from 2009-10 over the forward years, or by 25.4 per cent per annum on average in real terms. This largely reflects the phasing down or cessation of various economic stimulus measures (in particular the Nation Building and Jobs Plan — Investment in Social Housing measure) and other one-off spending.

Housing sub-function expenses in 2008-09 have increased from $1.9 billion estimated in the 2008-09 Budget to $3.2 billion, mainly due to the First Home Owner Grant Boost introduced in October 2008 as part of the Economic Stimulus Package which has been extended in this Budget until 30 December 2009. The further growth to an estimated $7.3 billion in 2009-10, is principally due to the Nation Building and Jobs Plan — Investment in Social Housing measure. The majority of this funding has been prioritised to produce relatively early spending in 2009-10, with smaller increases in expenditure in 2010-11 and 2011-12.

Other key contributors to housing expenses across the forward estimates period include: the National Partnership Agreement on Social Housing, which provides additional funding of $400 million over 2008-09 and 2009-10; First Home Saver Accounts and the National Rental Affordability Scheme, introduced in the 2008-09 Budget (with expenses increasing over the forward estimates due to the estimated growth in take-up rates as these programs mature); and the National Partnership Agreement on Homelessness, which will provide $400 million in additional expenditure over four years.

The urban and regional development sub-function comprises regional development programs and the natural disaster mitigation program. The increase in estimated regional development expenses in 2009-10 and 2010-11 is largely a result of one-off funding for the East Kimberley Development Package announced as part of the Government's Nation Building Package on 12 December 2008, and funding for the Infrastructure Employment Projects element of the Jobs Fund that was announced on

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Statement 6: Expenses and Net Capital Investment

5 April 2009. The decline in projected expenses from 2011-12 reflects the termination of the Better Regions and Regional Partnerships programs.

Expenses under the environment protection sub-function will increase in 2009-10 by $173 million, due to the establishment of the Climate Change Action Fund ($200 million in 2009-10) under the Carbon Pollution Reduction Scheme. The measure will provide support to businesses and community organisations transitioning to an operating environment that includes a price on carbon. A provision for the forward year funding has been made in the Contingency Reserve.

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Statement 6: Expenses and Net Capital Investment

Recreation and culture

Recreation and culture function expenses support public broadcasting, cultural institutions, funding for the arts and the film industry, assistance to sport and recreation activities, as well as the management and protection of national parks and other world heritage areas. This function also includes expenses relating to the protection and preservation of historic sites and buildings, including war graves.

Table 11: Summary of expenses — recreation and culture

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Broadcasting	1,372	1,451	1,494	1,512	1,496
Arts and cultural heritage	1,055	962	938	927	944
Sport and recreation	359	342	269	222	223
National estate and parks	211	344	298	278	281
Total recreation and culture	2,997	3,099	3,000	2,938	2,944

Total expenses under the recreation and culture function are estimated to decrease by 10.5 per cent in real terms from 2009-10 over the forward years, or by 3.6 per cent per annum on average in real terms. This largely reflects the completion of a number of one-off activities in the sport and recreation and national estate and parks sub-functions.

Broadcasting sub-function expenses will grow substantially in 2009-10, mainly due to increased resourcing for the Australian Broadcasting Corporation and the Special Broadcasting Service Corporation under their new triennial funding arrangements, and measures to assist Australia’s transition from analog to digital television.

Expenses in the broadcasting sub-function are forecast to fall in 2012-13, because the initial digital switchover measures for regional areas scheduled to switch early cease in 2011-12. Funding assistance for the remaining areas of Australia will be considered at a later time, closer to when they are scheduled to switchover. Table 11.1 provides data on the most significant components that make up the broadcasting sub-function. (For further information on these measures, refer to Budget Paper No. 2, Budget Measures 2009-10, Broadband, Communications and the Digital Economy portfolio).

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Statement 6: Expenses and Net Capital Investment

Table 11.1: Trends in the major components of broadcasting sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
ABC Television	586	607	620	633
ABC Radio	316	327	334	341
SBS Television	179	175	189	198
ABC Analog Transmission	94	95	91	85
Access to digital TV services	84	85	83	85
SBS Digital Transmission and Distribution	64	64	64	65
Broadcasting and Digital Television	46	62	51	13
Other	81	80	80	75
Total	1,451	1,494	1,512	1,496

To assist Australians with the switchover to digital television, the Government will provide: an assistance scheme for eligible households; an information campaign; a national call centre and website; and a retailer accreditation industry training scheme.

The arts and cultural heritage sub-function includes government arts expenditure. The decrease in expenses in 2009-10 for this sub-function primarily reflects an estimated decrease in claims for the Refundable Film and Television tax offset.

The sport and recreation sub-function includes government expenses relating to sport and recreational activities. The forecast decrease in expenses after 2009-10 is due to the expected completion of one-off funding activities delivered by the Australian Sports Commission.

Expenses under the national estate and parks sub-function are expected to rise in 2009-10, primarily due to the reclassification of the Australian Antarctic Division to this sub-function from the housing and community amenities function (approximately $145 million in 2009-10). The forecast increase also reflects the Government’s commitment to provide funding of $60 million for the preservation of national heritage-listed buildings and historic properties, of which $53.5 million is expected to be spent in 2009-10.

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Statement 6: Expenses and Net Capital Investment

Fuel and energy

This function comprises a wide range of fuel and energy expenses administered across a number of portfolios. It includes expenses for the Fuel Tax Credits and the Energy Grants (Cleaner Fuels) Schemes, which are administered by the ATO. It also includes expenses related to greenhouse programs and programs to support production or use of alternative fuels, including ethanol and biodiesel.

 Table 12: Summary of expenses — fuel and energy

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Fuel and energy	6,280	8,403	7,899	7,044	6,454
Total fuel and energy	6,280	8,403	7,899	7,044	6,454

Fuel and energy expenses are expected to increase significantly in 2009-10 as a result of increased expenditure on energy efficiency programs, particularly under the Government’s $3.9 billion Energy Efficient Homes (EEH) package announced as part of the Nation Building and Jobs Plan, and the $4.5 billion Clean Energy Initiative (including infrastructure package). Thereafter total spending declines reflecting the temporary nature of the EEH package.

The EEH will improve the energy efficiency of Australian homes through funding the installation of ceiling insulation and providing increased rebates for solar and heat pump hot water systems. These measures are expected to increase expenses by $1.5 billion in both 2009-10 and 2010-11, and by $736 million in 2011-12, the last year of the package.

The Clean Energy Initiative will encourage further innovation in clean energy generation and low emissions technology by supporting investment in industrial scale carbon capture and storage and industrial scale solar generation projects. This initiative also includes the establishment of Renewables Australia, which will promote the development, commercialisation and deployment of renewable technologies.

Fuel Tax Credit expenses are expected to grow over the period to 2012-13, reflecting the phase-in of the fuel tax credit arrangements and the estimated usage of the scheme.

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Statement 6: Expenses and Net Capital Investment

Table 12.1: Trends in the major components of fuel and energy sub-function expenses

	Estimates		Projections
	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Fuel Tax Credits Scheme	5,073	5,134	5,281	5,694
Energy Efficiency and Climate Change Action	2,139	1,764	934	57
Resources Related Initiatives and Management	496	477	261	220
Energy Related Initiatives and Management	408	253	312	239
Resources, Energy and Tourism departmental funding for fuel and energy	84	72	71	72
Cleaner Fuels Scheme	40	44	68	56
Other	164	155	117	117
Total	8,403	7,899	7,044	6,454

On a smaller scale, within the Energy and Resources related groups, the commencement of a number of climate change and innovation programs will contribute to additional fuel and energy function expenses. These programs include the Global Carbon Capture and Storage Institute and National Low Emission Coal Initiative, which are all due to commence in 2009-10.

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Statement 6: Expenses and Net Capital Investment

Agriculture, forestry and fishing

Agriculture, forestry and fishing function expenses support assistance to primary producers, forestry, fishing, land and water resources management, quarantine services and contributions to research and development.

Table 13: Summary of expenses — agriculture, forestry and fishing

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Wool industry	48	50	55	55	55
Grains industry	120	128	137	142	152
Dairy industry	50	50	44	45	45
Cattle, sheep and pig industry	169	165	160	161	161
Fishing, horticulture and other agriculture	269	191	217	214	206
General assistance not allocated to specific industries	98	44	44	45	43
Rural assistance	1,164	574	96	86	52
Natural resources development	785	1,632	1,485	1,540	1,631
General administration	565	573	553	563	570
Total agriculture, forestry and fishing	3,267	3,407	2,791	2,852	2,915

After increasing in 2009-10, total expenses under this function are estimated to decrease by 19.4 per cent in real terms from 2009-10 over the forward years, or by 6.9 per cent per annum on average in real terms.

The decrease over the forward estimates largely reflects a drop in expenses for drought-related measures within the rural assistance sub-function. This reflects an assumed return to normal seasonal conditions in parts of Australia and a consequent reduction in drought assistance outlays.

The expected increase in expenses in the natural resources development sub-function in 2009-10 reflects an increase in expenditure under the Water for the Future package, particularly in the Sustainable Rural Water Use and Infrastructure program, and the Restoring the Balance in the Murray-Darling Basin program. These programs are designed to improve water infrastructure and address water over-allocation in the Murray Darling Basin.

Other significant expenses on conservation and the sustainable use and repair of Australia’s natural environment are included in the environment protection sub-function (reported as part of the housing and community amenities function) and the national estate and parks sub-function (in the recreation and culture function).

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Statement 6: Expenses and Net Capital Investment

Mining, manufacturing and construction

Expenses under this function relate to the mining, manufacturing and construction sectors, and are designed to assist the efficiency and competitiveness of Australian industries. The major components include programs specific to the automotive and textiles, clothing and footwear industries.

Table 14: Summary of expenses — mining, manufacturing and construction

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Mining, manufacturing and construction	1,921	1,681	1,962	1,947	1,906
Total mining, manufacturing and construction	1,921	1,681	1,962	1,947	1,906

Total expenses under the mining, manufacturing and construction function are estimated to increase by 6.8 per cent in real terms over the forward years, or by about 2.2 per cent per annum on average in real terms.

Expenses for this function have been affected by the reclassification of a number of programs within this function to the other economic affairs function from 2009-10, as part of improved reporting under the Operation Sunlight reforms. These programs were reclassified to more closely align with the International Monetary Fund’s Government Finance Statistics system. Programs involved in this reclassification have an estimated expense of around $400 million in 2009-10 and include: assistance to exporters through direct financial assistance for the development of export markets; information and promotional assistance; finance and insurance services; trade policy; research and development assistance grants; and strategic investment incentives.

The effects of this reclassification are expected to be partially offset in 2009-10 and largely offset from 2010-11 by a change in the form of government support for research and development activities from tax concessions (that reduce revenue) to tax credits (that impact on expenses) arising from the Government’s response to the Review of the National Innovation System.

The expected decline in expenses for this function after 2010-11 is due primarily to the reduction in rebates for the post-factory conversion element of the Liquefied Petroleum Gas Vehicle Scheme.

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Statement 6: Expenses and Net Capital Investment

Transport and communication

Transport and communication function expenses support the infrastructure and regulatory framework for Australia’s transport and communication sectors.

Table 15: Summary of expenses — transport and communication

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Communication	519	531	429	419	355
Rail transport(a)	498	350	834	1,248	1,594
Air transport	174	173	171	165	165
Road transport(a)	5,286	3,915	3,699	4,352	4,201
Sea transport	282	292	297	305	315
Other transport and communication	230	221	207	196	196
Total transport and communication	6,989	5,482	5,637	6,686	6,826
(a)
Most road and rail funding from 2009-10 onwards is currently classified under the road transport sub-function and will be reclassified between the road and rail transport sub-functions as programs of work are determined.

Total expenses under this function are estimated to increase by 17.3 per cent in real terms from 2009-10 over the forward years, or 5.5 per cent per annum on average in real terms.

The decline in estimated expenses in the communication sub-function between 2009-10 and 2012-13 primarily reflects a reduction in demand for the Australian Broadband Guarantee. This reflects the greater availability of metro-comparable broadband services to residential and small business premises in rural and regional locations, reducing the demand for assistance. The decline in this sub-function does not take into account the proposed investment in the National Broadband Network.

The Government will establish a new company to build and operate an enhanced National Broadband Network to deliver telephony and high speed broadband to Australian homes and businesses. The preliminary estimate is that the enhanced National Broadband Network will cost up to $43 billion (including private financing) with detailed engineering, commercial and structural issues to be the subject of an implementation study to be completed by early 2010. Further information can be found in the measures: National Broadband Network — initial investment; National Broadband Network — implementation and establishment; and National Broadband Network — regional backbone blackspots program, detailed in Budget Paper No. 2, Budget Measures 2009-10, Broadband, Communications and the Digital Economy portfolio.

The estimated expenses reported in the road transport and rail transport sub-functions predominantly relate to continuing implementation of the Nation Building Program to improve the road and rail transport networks and funding announced as part of the Government’s Infrastructure Package in the 2009-10 Budget, which includes $7.7 billion of expense measures that affect these two sub-functions.

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Statement 6: Expenses and Net Capital Investment

The forecast increase in expenses in the rail transport sub-function across the forward estimates is due to additional funding being provided from the Building Australia Fund (BAF) component of the Infrastructure Package for a number of major metro rail infrastructure projects, including a $3.2 billion contribution over six years towards the Regional Rail Express project in Victoria. Further information on BAF funding for rail projects can be found in the measure, Infrastructure Package — Building Australia Fund-Rail Projects, detailed under the Infrastructure, Transport, Regional Development and Local Government portfolio in Budget Paper No. 2, Budget Measures 2009-10. Increased funding for rail has also been provided through equity injections into the Australian Rail Track Corporation. This is reported in Table 20 of this Statement under the transport and communication function.

The increase in estimated expenses in the road transport sub-function in 2008-09 and 2009-10 is partly due to projects initially scheduled to commence in 2010-11 and 2011-12 being brought forward as part of the Government's Nation Building Package that was announced on 12 December 2008. The Government has decided to further assist States to progress projects more quickly, in line with the Government’s economic stimulus objective, by making an additional $292.3 million of funds available in 2008-09 instead of 2009-10 under the Nation Building Program, predominantly for road projects. The increasing level of expenses from 2010-11 onwards is, in part, due to funding being provided from the BAF for a number of major road infrastructure projects, including a $1.5 billion contribution over six years towards the Hunter  Expressway project in New South Wales, and a $618 million contribution over six years towards the Pacific Highway — Kempsey Bypass project in New South Wales.

Further information on BAF funding for road projects can be found in the measures, Infrastructure Package — Building Australia Fund — Road Projects, Infrastructure Package — Nation Building — bringing forward projects, Infrastructure Package — Nation Building — Bruce Highway and Infrastructure Package — Major Cities Program, detailed under the Infrastructure, Transport, Regional Development and Local Government portfolio in Budget Paper No. 2, Budget Measures 2009-10.

The estimated expenses for the air transport and sea transport sub-functions predominantly relate to the activities of the safety regulators— the Civil Aviation Safety Authority and the Australian Maritime Safety Authority. The slight decline in estimated expenses in the air transport sub-function over the forward estimates is primarily due to the winding down of noise amelioration programs for Sydney and Adelaide airports, and the completion of programs that assisted with the implementation of checked baggage screening and screening for liquid, aerosols and gels at airports.

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Statement 6: Expenses and Net Capital Investment

Other economic affairs

The other economic affairs function includes expenses on tourism and area promotion, labour market assistance, immigration, industrial relations and other economic affairs not elsewhere classified.

Table 16: Summary of expenses — other economic affairs

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Tourism and area promotion	195	169	168	166	169
Total labour and employment affairs	5,463	5,802	5,733	5,516	5,134
Vocational and industry training	1,343	1,430	1,330	1,352	1,350
Labour market assistance to job seekers and industry	2,129	2,329	2,497	2,239	1,916
Industrial relations	689	547	507	504	430
Immigration	1,302	1,495	1,399	1,420	1,438
Other economic affairs nec	1,380	2,212	2,093	2,172	2,146
Total other economic affairs	7,037	8,183	7,994	7,854	7,450

Expenses under the other economic affairs function are projected to increase by 14.2 per cent in real terms in 2009-10. However, the increase in expenses in 2009-10 is primarily due to the reclassification to this function of approximately $410 million in expenses from the mining, manufacturing and construction function and consolidation of approximately $400 million in expenses from a number of other functions. The increase also results from additional funding provided under the labour market assistance to job seekers and industry sub-function in response to the expected rise in unemployment. Expenses are projected to decline in 2011-12 and 2012-13, as additional expenditure on labour market assistance projects funded through the Jobs Fund does not continue into these forward years, when the economy is projected to be recovering.

Expenses in the vocational and industry training sub-function are projected to be largely stable over the forward estimates. The estimated growth in 2009-10 is mainly due to the reclassification of expenses between the other economic affairs function and the education function. The subsequent decrease in 2010-11 mainly reflects an expected reduction in expenses under the Australian Apprenticeships Workforce Skills Development program as a result of the Reform of Australian Apprenticeships Incentives Funding package which better targets payments to apprentices and employers. Further information on this package of measures is presented in Budget Paper No. 2, Budget Measures 2009-10.

The main driver of expected growth in the labour market assistance to job seekers and industry sub-function in 2009-10 and 2010-11 is the $650 million Jobs and Training Compact — Jobs Fund measure. Further information on this measure is presented in Budget Paper No. 2, Budget Measures 2009-10. The anticipated reduction in expenses from 2011-12, and particularly in 2012-13, is largely due to a projected reduction in labour market assistance.

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Statement 6: Expenses and Net Capital Investment

In the industrial relations sub-function, implementation of the Government’s Fair Work legislation is expected to result in lower administrative costs associated with the rationalisation of the award system and the transition from Australian Workplace Agreements to collective agreements. The overall decrease in expenses is partially offset by additional funding for implementation of the new workplace relations arrangements under the Fair Work Australia — implementation of workplace relations legislation measure. Further information on this measure is presented in Budget Paper No. 2, Budget Measures 2009-10.

The expected increase in expenses in the immigration sub-function in 2009-10 is largely the result of the reclassification of expenses totalling approximately $190 million relating to settlement services for migrants and refugees from the social security function. The projected decline in 2010-11 is mainly due to a reduction in expenses associated with the expected completion of the ‘Systems for People’ IT project in the Department of Immigration and Citizenship. Expenses in the sub-function are projected to increase in 2012-13 due to the expected increased processing of short term visas for tourists and international students.

Expenses for the other economic affairs not elsewhere classified sub-function are estimated to increase substantially between 2008-09 and 2009-10. However, this growth is almost entirely due to the reclassification of expenses from other functions, including approximately $410 million in expenses from the mining, manufacturing and construction function for the Export Market Development Grants Scheme and Trade and Investment Development programs. The increase also results from the consolidation in the other economic affairs function of expenses, from a number of other functions, of approximately $400 million related to the Innovative Industry program. The projected decrease in expenses in 2010-11 is largely due to the Export Market Development Grants Scheme returning to historical funding levels after additional funding in 2009-10. The expected decrease also reflects the completion of five-year funding agreements for Cooperative Research Centres and the rationalisation of programs which support the transition of innovative ideas to commercial enterprises under the Innovative Industry program. Expenses are projected to increase again from 2011-12 due to the implementation of various climate change initiatives.

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Statement 6: Expenses and Net Capital Investment

Other purposes

The other purposes function includes expenses incurred in the servicing of public debt interest, and assistance to the state, territory and local governments. The function also includes items classified to natural disaster relief, the cost of asset sales, the contingency reserve (refer to Appendix B for a detailed description), and expenses related to nominal interest on unfunded liabilities for government superannuation benefits.

Table 17: Summary of expenses — other purposes

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Public debt interest	3,938	6,264	8,340	10,659	12,493
Interest on Commonwealth Government's behalf	3,938	6,264	8,340	10,659	12,493
Nominal superannuation interest	6,432	6,792	7,016	7,245	7,489
General purpose inter-government transactions	45,433	44,086	46,404	49,288	52,329
General revenue assistance - States and Territories	43,050	41,841	44,373	47,197	50,148
Local government assistance	2,384	2,245	2,031	2,091	2,181
Natural disaster relief	398	91	91	91	101
Contingency reserve(a)	-793	1,589	3,493	7,235	14,591
Total other purposes	55,408	58,822	65,344	74,518	87,002
(a)	Asset sale related expenses are treated as a component of the contingency reserve.

Total expenses under the other purposes function are estimated to increase by 39.4 per cent in real terms from 2009-10 over the forward years, or by 11.7 per cent per annum in real terms. This increase is primarily driven by the increasing profile of the contingency reserve over the forward years, expected increases in general assistance revenue assistance payments to the States and Territories from 2010-11 and the expected increase in public debt interest.

The most significant expenses in the other purposes function relate to general revenue assistance paid to State and Territory governments. Virtually all of these expenses comprise payments of Goods and Services Tax (GST) revenue grants to the States and Territories which are provided on an ‘untied’ basis. Payments to the States are expected to fall in 2009-10 due to the state of the economy but rise from 2010-11. Payments to State and Territory Governments that are tied to specific purposes (for example, health and education) are reported under their relevant functions earlier in this statement.

Expenditure in the local government assistance sub-function is predominantly related to Local Government Financial Assistance Grants, which increase across the forward estimates period due to forecast population increases and changes in the Consumer Price Index (local government funding provided by the Commonwealth is linked to population and inflation). The increase in estimated expenses in 2008-09 and 2009-10 is primarily due to funding being provided for the Regional and Local Community

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Statement 6: Expenses and Net Capital Investment

Infrastructure Program ($490 million in 2008-09 and $310 million in 2009-10). A significant component of local government assistance is categorised under other expense functions (refer to Budget Paper No. 3, Australia’s Federal Relations 2009-10 for more information on Australian Government assistance to local governments).

Of the other major items, the expenses in the nominal superannuation interest sub-function are projected to increase over time, reflecting the growth in the Government's superannuation liability.

The increase in the Interest on Commonwealth Government’s behalf sub-function is due to the increased issuance of Commonwealth Government bonds.

The increase in expenses in the Contingency Reserve sub-function from 2009-10 over the forward years is largely due to the conservative bias allowance — an allowance that compensates for the trend in expenses on existing Australian Government programs to be underestimated by agencies in the forward years. The nature of the Contingency Reserve is discussed in more detail at Appendix B.

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Statement 6: Expenses and Net Capital Investment

General government net capital investment

Net capital investment comprises acquisitions of non financial assets (including inventories) less non financial asset disposals and depreciation.

Australian Government general government net capital investment is expected to increase significantly in 2009-10 and 2010-11. This increase reflects the higher investment in defence capital projects, Commonwealth Government capital components of the Nation Building and Jobs Plan and Nation Building Plan for the Future. Despite falling slightly in 2011-12 and 2012-13 net capital investment remains at a historically high level. Details of movements are explained below.

Table 18: Estimates of total net capital investment

	UEFO(a)	Revised	Estimates		Projections
	2008-09	2008-09	2009-10	2010-11	2011-12	2012-13
Total net capital Investment ($m)	3,996	4,347	5,545	6,269	6,139	5,016
Real growth on previous year (%)(b)	49.3	62.5	25.3	11.3	-3.9	-20.3
Per cent of GDP	0.3	0.4	0.5	0.5	0.5	0.4
(a)	As estimated at February 2009 Updated Economic and Fiscal Outlook.
(b)	Real growth is calculated using the Consumer Price Index.

Reconciliation of net capital investment since the 2008-09 Budget

A reconciliation of the 2008-09 Budget, 2008-09 MYEFO, UEFO 2009 and 2009-10 Budget net capital investment estimates, showing the effect of policy decisions and economic parameter and other variations since the estimates were published in the 2008-09 Budget, is provided in Table 19.

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Statement 6: Expenses and Net Capital Investment

Table 19: Reconciliation of net capital investment

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m
2008-09 Budget net capital investment	3,872	4,050	4,462	5,094
Changes between 2008-09 Budget and MYEFO
Effect of policy decisions(a)	2	91	76	-21
Effect of parameter and other variations	-90	1,338	1,018	598
Total variations	-88	1,429	1,094	577
2008-09 MYEFO net capital investment	3,784	5,480	5,556	5,670
Changes between MYEFO and UEFO
Effect of policy decisions(a)	37	27	-1	-1
Effect of parameter and other variations	175	-254	250	9
Total variations	212	-227	249	8
2009 UEFO net capital investment	3,996	5,253	5,805	5,678
Changes between UEFO and 2009-10 Budget
Effect of policy decisions(a)	246	438	70	52
Effect of parameter and other variations	105	-146	393	409
Total variations	351	292	464	461
2009-10 Budget net capital investment	4,347	5,545	6,269	6,139
(a)	Excludes the public debt net interest effect of policy measures.

Forecast net capital investment for 2009-10 has increased by $292 million since the UEFO 2009. This increase is driven by the effect of new policy decisions of $438 million, partly offset by parameter and other variations of $146 million.

Major policy decisions since UEFO include the purchase of assets as part of the National Broadband Network regional backbone blackspots program and investment as part of the Government’s Nation Building Plan for the Future. This latter package includes investment in additional facilities for the Australian Nuclear Science and Technology Organisation, additional tropical marine research facilities for the Australian Institute of Marine Science and the replacement of the Australian National Marine Facility, the RV Southern Surveyor, operated by the CSIRO.

Discussion of changes between the UEFO 2009 and the 2009-10 Budget, shown in the table above, can be found in Statement 3 (in the section titled ‘Variations in net capital investment estimates’). Further information on capital measures since UEFO can be found in Budget Paper No. 2, Budget Measures 2009-10.

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Statement 6: Expenses and Net Capital Investment

Net capital investment estimates by function

Estimates for Australian Government general government net capital investment by function for the period 2008-09 to 2012-13 are provided in Table 20.

Table 20: Estimates of net capital investment by function

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
General public services	-16	124	203	369	123
Defence	2,759	4,128	5,868	5,868	5,189
Public order and safety	347	213	239	47	-121
Education	19	38	-6	-12	0
Health	389	153	-22	-34	-18
Social security and welfare	79	9	-26	29	-97
Housing and community amenities	-66	327	27	-32	-13
Recreation and culture	183	185	36	-7	-6
Fuel and energy	14	1	-1	-1	-1
Agriculture, forestry and fishing	583	526	496	425	457
Mining, manufacturing and construction	13	0	19	12	16
Transport and communications	22	231	-28	-30	-46
Other economic affairs	63	22	-18	-22	-33
Other purposes	-42	-411	-518	-473	-434
Total net capital investment	4,346	5,545	6,269	6,139	5,016

Net capital investment in 2009-10 is estimated to be $5.5 billion. This is significantly higher than forecast in the 2008-09 Budget, as a result of higher investment in defence, health, public order and safety and agriculture, forestry and fishing.

As in previous years, the most significant component of net capital investment in 2009-10 is that reported under the defence function. This investment reflects the acquisition of military equipment and the construction of support facilities. As with all investment, the growth of defence capital investment can experience significant annual fluctuations, including as a result of slippage in expenditure. Also, large defence capital projects can involve uneven expenditures throughout the life of the project that can contribute to fluctuations in levels of net capital investment from year to year.

The reduction in net capital investment in 2012-13 is in part due to completion of construction, managed by the Department of Finance and Deregulation, and subsequent transfer to the Australian Security Intelligence Organisation (ASIO) of new accommodation.

A significant change to net capital investment from that reported in previous years is the inclusion of investment in water entitlements under the Water for the Future package recorded under the agriculture, forestry and fishing function. This investment reflects accelerated investment in water entitlements resulting from the bring forward of funding from beyond the forward estimates. Further information can be found in Budget Paper No. 2, Budget Measures 2009-10.

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Statement 6: Expenses and Net Capital Investment

Other items of major net capital investment impacting the budget and forward years include investment in the Australian Federal Police’s new headquarters; the new central office for the Attorney General’s Department; investment by the Indigenous Land Council in a range of new property acquisitions; and business investments in information technology by several agencies.

Significant factors contributing to net capital investment by function include:

•
General public services — investment in major projects managed by the Department of Finance and Deregulation including the Villawood Immigration Detention Centre and new accommodation for the Australian Security Intelligence Organisation; the refurbishment and relocation of various overseas missions by the Department of Foreign Affairs and Trade; and investment in information technology by several agencies including the Australian Taxation Office and Centrelink.

•
Defence — investment by the Department of Defence on various capital projects including facility and base infrastructure upgrades at Lavarack Barracks, (Townsville), Gallipoli Barracks, (Enoggera), Simpson Barracks, (Watsonia) and the Royal Australian Air Force bases at Amberley, Queensland and Pearce in Western Australia.

There are also a number of construction projects related to the introduction of Defence capabilities including Enhanced Land Force Facilities Stage 1, Heavy Airlift Capability Permanent Facilities, Australian Super Hornets Facilities, Hardened and Networked Army Facilities and the Multi Role Helicopter Facilities projects. Construction will occur at various Defence sites and locations across Australia.

Defence is continuing with a major equipment acquisition program, which will keep capital equipment expenditure at a high level over the forward estimates. Major equipment which is expected to be delivered over this period includes airborne early warning and control aircraft, air-to-air refuelling aircraft, Super Hornets, Tiger and MRH-90 Helicopters, Upgraded M113 Armoured Personnel Carriers, Bushranger vehicles, and Submarine, ANZAC and FFG Ship Upgrades.

•
Public Order and Safety — major construction projects including fit out of the Australian Federal Police’s new headquarters, the Edmund Barton Building, and completion of a new central office for the Attorney-General’s Department.

•	Health — continuing investment in the National Medical Stockpile to protect against possible disease outbreaks such as a pandemic influenza or biosecurity incidents.

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Statement 6: Expenses and Net Capital Investment

•
Social Security and Welfare — Indigenous Land Council investment in a range of new property acquisition and business investments, including the creation of two cultural sites, the Black Theatre and the National Indigenous Development Centre, in Sydney, and an ongoing upgrade of capital development on remote pastures (mainly fencing).

•
Housing and Community Amenities — investment by Defence Housing Australia (DHA) in the construction of 802 houses across Australia in 2009-10 and 2010-11. As part of the Government’s Nation Building and Jobs Plan, DHA received an additional $252 million of which approximately $201 million will be spent in 2009-10. The Nation Building and Jobs Plan construction package is in addition to DHA's current capital program.

•
Recreation and Culture — the establishment of Collection Development Acquisition Budgets (CDABs) to provide an equivalent funding stream in lieu of previously agreed depreciation funding for heritage and cultural assets. CDABs will assist these agencies to maintain their heritage and cultural asset acquisitions. Other investments include the refurbishment and enhancement of the National Gallery of Australia, rehabilitation of buildings and land around Sydney Harbour by the Sydney Harbour Federation Trust, and the National Capital Authority upgrading roads in Canberra. These are partially offset by the sale of buildings and property in Perth by the Australian Broadcasting Corporation.

•
Agriculture, Forestry and Fishing — accelerated investment in water entitlements under the Water for the Future package brought forward from beyond the forward estimates to expedite the return of water to the environment in the Murray-Darling Basin.

•
Other Economic Affairs — the completion by the Bureau of Meteorology of the tsunami warning system and enhancements to meteorological radar systems in 2008-09. From 2009-10, net capital investment declines primarily reflecting the expected completion of the development stage of the ‘Systems for People’ IT program within the Department of Immigration and Citizenship.

Table 21 reports the acquisition of non-financial assets by function before taking into account depreciation or amortisation.

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Statement 6: Expenses and Net Capital Investment

Table 21: Australian Government general government purchases of non-financial assets by function

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
General public services	844	732	706	886	849
Defence	6,412	7,943	9,366	8,990	8,182
Public order and safety	599	492	546	369	234
Education	32	55	17	14	27
Health	99	149	51	61	62
Social security and welfare	356	273	224	264	115
Housing and community amenities	171	441	124	165	86
Recreation and culture	386	407	259	226	226
Fuel and energy	15	1	0	0	0
Agriculture, forestry and fishing	598	540	511	441	473
Mining, manufacturing and construction	34	8	26	20	22
Transport and communications	68	295	31	28	11
Other economic affairs	337	340	296	309	310
Other purposes	-40	-371	-519	-472	-434
General government purchases of non-financial assets	9,910	11,304	11,639	11,300	10,163

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Statement 6: Expenses and Net Capital Investment

Trends in Australian Government Staffing

Trends in the estimated annual average staffing level (ASL)1 for all agencies in the Australian Government general government sector are reported in Table 1 below. These data provide a summary of people employed by the Australian Government, including all Defence Force personnel and those employed by Statutory Authorities.

ASL data was first collected and published in the Budget papers for 2001-02. Since that time, there has been a significant growth in the number of ASL (19 per cent, or over 40,000). Table 1 also shows that, following sharp increases in 2006-07 and 2007-08 (around 10,000 ASL year on year), growth since 2007-08 has been relatively moderate (around 2.1 per cent).

Table 22: Estimates of Average Staff Levels (ASL)

2001-02	2002-03	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09	2009-10
212,784	217,284	223,134	225,914	227,013	238,623	248,217	250,566	253 ,318

While the 2008-09 Budget Papers estimated a slight decrease in ASL in 2008-09 (reporting 247,081), the expected ASL outcome for 2008-09 is approximately 2,300 higher. The 2009-10 Budget is expected to result in a modest net increase of around 2,750 ASL (1.1 per cent) across the general government sector.

Appendix C5 provides details of ASL at the portfolio and agency level.

_____________________

1	ASL figures reflect the average number of employees receiving salary or wages over the financial year, with adjustments for casual and part-time staff, to show the average full time equivalent (FTE).

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Statement 6: Expenses and Net Capital Investment

Appendix A: Expense by function and sub-function

Note: Caution should be exercised in comparing 2007-08 and 2008-09 data with the forward years as reclassifications arising as a result of improved reporting as part of the Operation Sunlight reforms have produced structural breaks in the data for some functions and sub-functions.

Table A1: Estimates of expenses by function and sub-function

	Actuals	Estimates			Projections
	2007-08 $m	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
General public services
Legislative and executive affairs	961	819	874	1,020	891	914
Financial and fiscal affairs	6,102	5,946	5,685	5,999	6,541	6,627
Foreign affairs and economic aid	3,881	4,972	4,909	5,366	5,726	6,373
General research	2,146	2,722	2,566	2,561	2,595	2,512
General services	925	761	670	638	634	630
Government superannuation benefits	2,600	2,689	3,051	3,153	3,211	3,225
Total general public services	16,615	17,910	17,755	18,739	19,598	20,280
Defence	17,670	18,745	20,952	20,021	20,101	19,885
Public order and safety
Courts and legal services	950	1,012	881	858	848	866
Other public order and safety	2,556	2,675	3,019	2,923	2,911	2,994
Total public order and safety	3,506	3,687	3,901	3,781	3,759	3,861
Education
Higher education	6,850	6,747	8,030	8,109	8,452	8,750
Vocational and other education	1,554	1,829	2,475	2,282	2,398	2,453
Schools	9,163	10,677	14,899	13,737	11,556	12,157
Non-government schools	6,085	6,336	6,306	6,784	7,299	7,873
Government schools	3,078	4,342	8,593	6,953	4,256	4,283
Student assistance	472	562	3,339	3,310	3,449	3,653
General administration	5	94	714	708	719	728
School education - specific funding	389	1,592	5,765	3,942	2,056	2,138
Total education	18,433	21,502	35,222	32,087	28,630	29,878
Health
Medical services and benefits(a)	19,089	20,629	21,221	21,000	21,975	22,801
Hospital services	1,791	2,947	1,689	1,687	1,742	1,780
Health care agreements	9,968	10,563	306	426	213	163
National healthcare specific purpose payment	0	0	11,224	11,978	12,820	13,747
Pharmaceutical services and benefits	8,593	9,332	9,873	10,440	10,926	11,092
Aboriginal and Torres Strait Islander health	500	517	634	682	687	661
Health services	2,876	3,947	4,598	5,174	5,382	5,470
General administration	764	1,331	1,677	1,814	1,874	1,914
Health assistance to the aged(b)	816	107	0	0	0	0
Total health	44,397	49,373	51,223	53,201	55,619	57,628
Social security and welfare
Assistance to the aged	35,454	40,314	40,664	43,619	46,386	49,123
Assistance to veterans and dependants	6,395	6,891	6,847	6,829	6,712	6,630
Assistance to people with disabilities	14,368	17,286	17,632	19,247	20,346	21,425
Assistance to families with children	28,528	38,770	29,538	29,800	30,632	31,212

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Statement 6: Expenses and Net Capital Investment

Table A1: Estimates of expenses by function and sub-function (continued)

	Actuals	Estimates			Projections
	2007-08 $m	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Social security and welfare (continued)
Assistance to the unemployed and the sick	4,371	5,168	8,806	10,342	10,053	9,018
Common youth allowance(c)	2,026	2,359	-1	0	0	0
Other welfare programs	2,464	9,163	1,564	1,118	1,082	1,298
Aboriginal advancement nec	1,418	2,183	2,113	1,873	1,773	1,685
General administration	2,818	2,781	3,831	3,676	3,590	3,566
Total social security and welfare	97,842	124,915	110,994	116,503	120,574	123,957
Housing and community amenities
Housing	1,646	3,216	7,334	4,408	3,282	2,964
Urban and regional development	164	166	553	294	136	137
Environment protection	1,100	1,029	1,202	869	847	903
Total housing and community amenities	2,910	4,410	9,089	5,571	4,266	4,005
Recreation and culture
Broadcasting	1,320	1,372	1,451	1,494	1,512	1,496
Arts and cultural heritage	1,267	1,055	962	938	927	944
Sport and recreation	450	359	342	269	222	223
National estate and parks	171	211	344	298	278	281
Total recreation and culture	3,207	2,997	3,099	3,000	2,938	2,944
Fuel and energy	5,361	6,280	8,403	7,899	7,044	6,454
Agriculture, forestry and fishing
Wool industry	57	48	50	55	55	55
Grains industry	110	120	128	137	142	152
Dairy industry	69	50	50	44	45	45
Cattle, sheep and pig industry	165	169	165	160	161	161
Fishing, horticulture and other agriculture	353	269	191	217	214	206
General assistance not allocated to specific industries	456	98	44	44	45	43
Rural assistance	1,343	1,164	574	96	86	52
Natural resources development	766	785	1,632	1,485	1,540	1,631
General administration	516	565	573	553	563	570
Total agriculture, forestry and fishing	3,834	3,267	3,407	2,791	2,852	2,915
Mining, manufacturing & construction	1,410	1,921	1,681	1,962	1,947	1,906
Transport and communication
Communication	534	519	531	429	419	355
Rail transport(d)	186	498	350	834	1,248	1,594
Air transport	141	174	173	171	165	165
Road transport(d)	2,853	5,286	3,915	3,699	4,352	4,201
Sea transport	239	282	292	297	305	315
Other transport and communication	177	230	221	207	196	196
Total Transport and communication	4,129	6,989	5,482	5,637	6,686	6,826
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Statement 6: Expenses and Net Capital Investment

Table A1: Estimates of expenses by function and sub-function (continued)

	Actuals	Estimates			Projections
	2007-08 $m	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Other economic affairs
Tourism and area promotion	207	195	169	168	166	169
Total labour and employment affairs	4,506	5,463	5,802	5,733	5,516	5,134
Vocational and industry training	999	1,343	1,430	1,330	1,352	1,350
Labour market assistance to job seekers and industry	1,896	2,129	2,329	2,497	2,239	1,916
Industrial relations	508	689	547	507	504	430
Immigration	1,102	1,302	1,495	1,399	1,420	1,438
Other economic affairs nec	1,213	1,380	2,212	2,093	2,172	2,146
Total other economic affairs	5,926	7,037	8,183	7,994	7,854	7,450
Other purposes
Public debt interest	3,544	3,938	6,264	8,340	10,659	12,493
Interest on Commonwealth
Governent's behalf	3,544	3,938	6,264	8,340	10,659	12,493
Nominal superannuation interest	6,011	6,432	6,792	7,016	7,245	7,489
General purpose inter-government transactions	45,277	45,433	44,086	46,404	49,288	52,329
General revenue assistance - States and Territories	43,479	43,050	41,841	44,373	47,197	50,148
Local government assistance	1, 798	2,384	2,245	2,031	2,091	2,181
Natural disaster relief	28	398	91	91	91	101
Contingency reserve(e)	8	-793	1,589	3,493	7,235	14,591
Total other purposes	54,868	55,408	58,822	65,344	74,518	87,002
Total expenses	280,109	324,443	338,213	344,528	356,388	374,990
(a)	The estimated financial impact of premium growth on the forward estimates for the Private Health Insurance Rebate has been allocated to the Contingency Reserve, due to commercial sensitivities.
(b)	‘Health assistance to the aged’ sub-function has been reclassified as ‘assistance to the aged’ sub-function (social security and welfare function) from 2009-10 onwards.
(c)
‘Common youth allowance’ sub-function has been reclassified as ‘student assistance’ sub-function (education function) and ‘assistance to the unemployed’ sub-function (social security and welfare function) from 2009-10 onwards.

(d)
Most road and rail funding from 2009-10 onwards is currently classified under the road transport sub-function and will be reclassified between the road and rail transport sub-functions as programs of work are determined.

(e)	Asset Sale related expenses are treated as a component of the Contingency Reserve.

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Statement 6: Expenses and Net Capital Investment

Appendix B: The contingency reserve

The Contingency Reserve (other purposes function) is an allowance, included in aggregate expenses, principally to reflect anticipated events that cannot be assigned to individual programs in the preparation of the Australian Government budget estimates. The Reserve is used to ensure that the budget estimates are based on the best information available at the time of the Budget. It is not a general policy reserve.

While the Reserve is designed to ensure that aggregate estimates are as close as possible to expected outcomes, it is not appropriated. Allowances that are included in the Reserve can only be drawn upon once they have been appropriated by Parliament. These allowances are removed from the reserve and allocated to specific agencies for appropriation and for outcome reporting closer to the time when the associated events eventuate.

The Contingency Reserve makes allowance in 2009-10 and the forward years for anticipated events, including the following:

•
an allowance for the tendency for estimates of expenses for existing Government policy to be revised upwards in the forward years, known as the conservative bias allowance. An examination of expenses estimates since the last budget indicates that the extent of the historic tendency for expenses to be revised upwards, after taking account of policy measures and formal economic parameter variations, has reduced in recent years. On this basis the provision has been reduced by half of one percentage point in each year of the forward estimates. This allowance is now set at 2.0 per cent of total general government sector expenses (excluding Goods and Services Tax payments to the States) in the third year of the forward estimates period (2012-13), 1.0 per cent in the second year (2011-12), and 0.5 per cent in the first forward year (2010-11). This involves a reduction of expenses of $1.5 billion in 2010-11, $1.5 billion in 2011-12 and $1.6 billion in 2012-13;

•	a provision for underspends in the current financial year reflecting the tendency for budgeted expenses for some agencies or functions not to be met;

•	commercial-in-confidence and national security-in-confidence items that cannot be disclosed separately and programs that are yet to be renegotiated with State and Territory governments;

•	decisions made too late for inclusion against individual agency estimates;

•	the effect on the budget and forward estimates of economic parameter revisions received late in the budget process and hence not able to be allocated to individual agencies or functions; and

•	provision for events and pressures that are reasonably expected to affect the budget estimates. For example, a provision for the continuation of drought relief in 2009-10.

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Statement 6: Expenses and Net Capital Investment

The Contingency Reserve also makes the provision for future increases in Australia’s official development assistance yet to be allocated to specific aid programs. However, in this budget statement, those expenses are allocated to the general public services function (see page 6-11 for further information).

Following the Government’s decision to defer the implementation of the Carbon Pollution Reduction Scheme (CPRS) by 12 months, updated expense and revenue estimates associated with the revised implementation of the Scheme have been included in the Contingency Reserve.

The Contingency Reserve also includes provisions for future equity investments in the National Broadband Network. This is subject to the outcome of the implementation plan and subsequent commercial negotiations and, accordingly, is not disclosed.

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Statement 6: Expenses and Net Capital Investment

Appendix C: Additional Agency Statistics

Table C1: General government expenses by agency

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Agriculture, Fisheries and Forestry
Dairy Adjustment Authority	6	0	0	0	0
Department of Agriculture, Fisheries and Forestry	2,391	1,600	1,295	1,288	1,266
Grains Research and Development Corporation	120	128	134	139	147
Total	2,516	1,728	1,430	1,427	1,413
Attorney-General's
Attorney-General's Department	1,135	961	904	899	886
Australian Security Intelligence Organisation	359	414	420	424	426
Australian Customs and Border Protection Service	1,098	1,094	1,108	1,070	1,083
Australian Federal Police	1,282	1,395	1,324	1,351	1,350
Family Court of Australia	140	158	179	180	181
High Court of Australia	18	18	18	18	18
National Capital Authority	26	26	29	31	31
Total	4,057	4,066	3,982	3,972	3,975
Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	1,044	1,109	1,142	1,157	1,174
Australian Communications and Media Authority	260	262	260	260	254
Department of Broadband, Communications and the Digital Economy	1,360	1,477	1,425	1,437	1,352
Special Broadcasting Service Corporation	270	307	306	320	326
Total	2,933	3,154	3,134	3,174	3,106
Defence
Australian War Memorial	47	39	40	40	40
Defence Housing Australia	760	848	985	1,008	904
Defence Materiel Organisation	9,390	11,851	12,199	12,104	10,795
Department of Defence	24,751	26,308	25,462	25,635	25,664
Department of Veterans' Affairs	11,965	11,880	11,973	11,981	11,991
Total	46,914	50,926	50,659	50,768	49,395
Education, Employment and Workplace Relations
Department of Education, Employment and Workplace Relations	41,859	45,981	45,911	44,473	44,367
Comcare	325	307	310	324	339
Total	42,184	46,288	46,221	44,798	44,706

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Statement 6: Expenses and Net Capital Investment

Table C1: General government expenses by agency (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	289	307	320	315	310
Department of the Environment, Water, Heritage and the Arts	2,549	4,677	4,189	3,641	2,914
National Gallery of Australia	49	39	40	41	41
National Library of Australia	71	62	60	60	60
National Museum of Australia	47	44	44	45	44
Total	3,005	5,130	4,654	4,101	3,370
Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community Services and Indigenous Affairs	77,007	67,238	70,910	74,316	77,892
Indigenous Business Australia	71	97	92	97	99
Total	77,078	67,335	71,002	74,412	77,991
Finance and Deregulation
Australian Electoral Commission	113	119	258	120	129
Department of Finance and Deregulation	7,413	8,737	9,647	9,961	9,613
Future Fund Management Agency	8,726	124	155	187	220
Total	16,252	8,980	10,060	10,268	9,962
Foreign Affairs and Trade
AusAID	3,366	3,063	3,753	3,588	4,017
Australian Trade Commission	421	427	378	380	376
Department of Foreign Affairs and Trade	1,250	1,426	1,362	1,349	1,383
Export Finance and Insurance Corporation (National Interest component)	71	66	57	51	44
Total	5,107	4,982	5,551	5,369	5,820
Health and Ageing
Australian Sports Commission	249	243	207	180	181
Department of Health and Ageing	50,432	41,494	42,840	44,916	46,486
National Blood Authority	836	902	1,005	1,098	1,206
National Health and Medical Research Council	675	768	827	865	877
Total	52,192	43,407	44,878	47,058	48,751
Human Services
Centrelink	2,859	2,971	2,825	2,740	2,680
Department of Human Services	2,056	2,062	2,074	2,077	2,112
Medicare Australia	729	733	722	755	774
Total	5,644	5,765	5,621	5,572	5,566
Immigration and Citizenship
Department of Immigration and Citizenship	1,803	1,769	1,674	1,695	1,737
Total	1,803	1,769	1,674	1,695	1,737

6-55

Statement 6: Expenses and Net Capital Investment

Table C1: General government expenses by agency (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Infrastructure, Transport, Regional Development and Local Government
Civil Aviation Safety Authority	146	153	152	158	163
Department of Infrastructure, Transport, Regional Development and Local Government	8,444	4,252	4,503	4,974	5,286
Total	8,590	4,405	4,655	5,132	5,449
Innovation, Industry, Science and Research
Australian Nuclear Science and
Technology Organisation	231	227	226	227	228
Australian Research Council	614	704	757	843	878
Commonwealth Scientific and Industrial
Research Organisation	1,378	1,153	1,194	1,230	1,259
Department of Innovation, Industry, Science and Research	3,930	4,613	4,598	4,642	4,472
Total	6,154	6,697	6,776	6,942	6,837
Parliament
Department of Parliamentary Services	142	143	145	146	148
Total	142	143	145	146	148
Prime Minister and Cabinet
Department of Climate Change	127	365	134	102	97
Department of Prime Minister and Cabinet	123	136	136	133	130
National Archives of Australia	71	67	66	66	67
Total	320	568	335	301	294
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	1,209	1,150	959	799	687
Tourism Australia	175	162	167	168	169
Total	1,384	1,313	1,126	968	856
Treasury
Australian Bureau of Statistics	328	344	402	575	353
Australian Office of Financial Management	4,836	6,439	8,438	10,719	12,546
Australian Securities and Investment Commission	376	406	397	382	362
Australian Taxation Office	23,824	16,015	16,927	17,634	18,546
Department of the Treasury	52,883	78,399	76,086	76,732	80,358
Total	82,248	101,603	102,250	106,042	112,164
Small agencies	4,662	4,756	4,627	4,399	4,405
Whole of government and inter-agency amounts(a)	-22,990	-20,806	-19,912	-15,909	-6,140
AEIFRS expenses considered other economic flows(b)	-15,753	-3,998	-4,337	-4,246	-4,814
Total expenses	324,443	338,213	344,528	356,388	374,990
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

(b)
Agencies estimates are reported on an AEIFRS basis. AEIFRS expenses considered other economic flows include net write-down and impairment of assets and fair value losses and swap interest expense as detailed in statement 9 note 13.

6-56

Statement 6: Expenses and Net Capital Investment

Table C2: Departmental expenses by agency

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Agriculture, Fisheries and Forestry
Dairy Adjustment Authority	0	0	0	0	0
Department of Agriculture, Fisheries and Forestry	640	608	587	597	604
Grains Research and Development Corporation	120	128	134	139	147
Total	759	736	721	736	751
Attorney-General's
Attorney-General's Department	253	262	271	269	271
Australian Security Intelligence Organisation	359	414	420	424	426
Australian Customs and Border Protection Service	1,095	1,090	1,104	1,062	1,077
Australian Federal Police	1,274	1,361	1,298	1,326	1,339
Family Court of Australia	140	158	178	179	180
High Court of Australia	18	18	18	18	18
National Capital Authority	15	16	16	16	16
Total	3,154	3,319	3,304	3,293	3,327
Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	1,044	1,109	1,142	1,157	1,174
Australian Communications and Media Authority	97	99	97	97	91
Department of Broadband, Communications and the Digital Economy	119	164	103	98	87
Special Broadcasting Service Corporation	270	307	306	320	326
Total	1,530	1,679	1,649	1,672	1,677
Defence
Australian War Memorial	47	39	40	40	40
Defence Housing Australia	760	848	985	1,008	904
Defence Materiel Organisation	9,390	11,851	12,199	12,104	10,795
Department of Defence	21,393	22,801	21,871	21,886	21,750
Department of Veterans' Affairs	362	347	329	334	339
Total	31,952	35,886	35,424	35,372	33,829
Education, Employment and
Workplace Relations
Comcare	325	307	310	324	339
Department of Education, Employment and Workplace Relations	1,983	930	873	855	855
Total	2,308	1,237	1,183	1,180	1,194

6-57

Statement 6: Expenses and Net Capital Investment

Table C2: Departmental expenses by agency (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	269	287	300	305	310
Department of the Environment, Water, Heritage and the Arts	579	593	561	569	559
National Gallery of Australia	49	39	40	41	41
National Library of Australia	71	62	60	60	60
National Museum of Australia	47	44	44	45	44
Total	1,015	1,026	1,006	1,020	1,015
Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community Services and Indigenous Affairs	1,608	618	593	596	547
Indigenous Business Australia	71	97	92	97	99
Total	1,679	715	685	693	646
Finance and Deregulation
Australian Electoral Commission	112	119	200	120	129
Department of Finance and Deregulation	459	447	440	442	410
Future Fund Management Agency	20	25	27	27	28
Total	591	590	667	590	567
Foreign Affairs and Trade
AusAID	131	133	137	132	134
Australian Trade Commission	221	227	228	230	225
Department of Foreign Affairs and Trade	873	950	983	983	1,019
Export Finance and Insurance Corporation (National Interest component)	0	0	0	0	0
Total	1,224	1,310	1,348	1,345	1,378
Health and Ageing
Australian Sports Commission	249	243	207	180	181
Department of Health and Ageing	703	704	697	689	689
National Blood Authority	9	11	10	10	9
National Health and Medical Research Council	46	45	40	41	41
Total	1,007	1,003	954	919	921
Human Services
Centrelink	2,859	2,971	2,825	2,740	2,680
Department of Human Services	709	760	720	692	695
Medicare Australia	724	728	722	755	774
Total	4,293	4,459	4,266	4,187	4,149
Immigration and Citizenship
Department of Immigration and Citizenship	1,294	1,252	1,166	1,186	1,227
Total	1,294	1,252	1,166	1,186	1,227

6-58

Statement 6: Expenses and Net Capital Investment

Table C2: Departmental expenses by agency (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Infrastructure, Transport, Regional Development and Local Government
Civil Aviation Safety Authority	146	153	152	158	163
Department of Infrastructure, Transport, Regional Development and Local Government	251	220	204	193	194
Total	397	372	356	350	357
Innovation, Industry, Science and Research
Australian Nuclear Science and Technology Organisation	231	227	226	227	228
Australian Research Council	20	20	22	21	22
Commonwealth Scientific and Industrial Research Organisation	1,378	1,153	1,194	1,230	1,259
Department of Innovation, Industry, Science and Research	340	355	365	382	390
Total	1,970	1,755	1,807	1,859	1,899
Parliament
Department of Parliamentary Services	124	125	126	127	129
Total	124	125	126	127	129
Prime Minister and Cabinet
Department of Climate Change	84	120	63	63	62
Department of Prime Minister and Cabinet	111	125	125	123	119
National Archives of Australia	71	67	66	66	67
Total	267	312	254	251	248
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	92	84	72	71	72
Tourism Australia	175	162	167	168	169
Total	267	247	238	239	241
Treasury
Australian Bureau of Statistics	328	344	402	575	353
Australian Office of Financial Management	8	14	14	15	15
Australian Securities and Investment Commission	317	352	343	327	305
Australian Taxation Office	3,050	3,075	3,139	3,127	3,134
Department of the Treasury	161	178	163	153	153
Total	3,865	3,963	4,062	4,196	3,961
Small agencies	3,990	3,951	3,825	3,603	3,601
Whole of government and inter-agency amounts(a)	-10,082	-8,308	-7,707	-8,056	-7,632
AEIFRS expenses considered other economic flows(b)	-1,547	-439	-345	-319	-267
Total departmental expenses	50,057	55,190	54,991	54,444	53,216
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

(b)	Agencies estimates are reported on an AEIFRS basis. AEIFRS expenses considered other economic flows include net write-down and impairment of assets and fair value losses.

6-59

Statement 6: Expenses and Net Capital Investment

Table C3: Net capital investment by agency

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Agriculture, Fisheries and Forestry
Dairy Adjustment Authority	0	0	0	0	0
Department of Agriculture, Fisheries and Forestry	-4	-2	-2	-2	0
Grains Research and Development Corporation	0	0	0	0	0
Total	-4	-2	-2	-2	0
Attorney-General's
Attorney-General's Department	64	25	-22	-6	-14
Australian Security Intelligence Organisation	42	39	56	30	-65
Australian Customs and Border Protection Service	24	-3	-2	-1	-1
Australian Federal Police	152	142	94	-8	-48
Family Court of Australia	0	0	0	0	0
High Court of Australia	2	1	1	1	1
National Capital Authority	26	3	-3	-5	0
Total	311	205	123	11	-128
Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	-4	38	0	0	0
Australian Communications and Media Authority	-1	11	4	0	1
Department of Broadband, Communications and the Digital Economy	-2	252	-8	-8	-7
Special Broadcasting Service Corporation	35	5	2	4	1
Total	30	305	-3	-4	-4
Defence
Australian War Memorial	-26	23	8	1	1
Defence Housing Australia	-23	311	52	1	23
Defence Materiel Organisation	0	0	0	0	0
Department of Defence	2,470	3,837	5,583	5,571	5,050
Department of Veterans' Affairs	0	6	-2	-7	-2
Total	2,421	4,177	5,641	5,566	5,073
Education, Employment and Workplace Relations
Comcare	4	1	1	1	3
Department of Education, Employment and Workplace Relations	24	45	2	-7	0
Total	28	46	2	-6	3

6-60

Statement 6: Expenses and Net Capital Investment

Table C3: Net capital investment by agency (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	42	16	15	10	8
Department of the Environment, Water, Heritage and the Arts	945	501	471	404	423
National Gallery of Australia	41	47	14	12	13
National Library of Australia	0	22	13	10	9
National Museum of Australia	14	21	18	19	15
Total	1,042	607	530	455	467
Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community
Services and Indigenous Affairs	-3	5	-22	-32	-26
Indigenous Business Australia	-126	0	-2	0	-1
Total	-129	5	-24	-33	-27
Finance and Deregulation
Australian Electoral Commission	0	6	-2	-3	0
Department of Finance and Deregulation	-45	73	178	184	155
Future Fund Management Agency	0	1	-2	0	0
Total	-45	79	174	181	154
Foreign Affairs and Trade
AusAID	-2	0	-2	-1	-5
Australian Trade Commission	2	4	0	0	0
Department of Foreign Affairs and Trade	293	-45	104	121	214
Export Finance and Insurance Corporation (National Interest component)	0	0	0	0	0
Total	292	-41	103	121	209
Health and Ageing
Australian Sports Commission	0	-1	-1	-1	-1
Department of Health and Ageing	14	63	-41	-78	-78
National Blood Authority	0	0	0	0	0
National Health and Medical Research Council	7	-1	-1	-1	-1
Total	20	61	-42	-81	-81
Human Services
Centrelink	3	-60	-7	40	-45
Department of Human Services	7	-2	-15	0	-15
Medicare Australia	7	38	-6	-18	-15
Total	16	-24	-29	22	-75
Immigration and Citizenship
Department of Immigration and Citizenship	19	4	-5	160	-1
Total	19	4	-5	160	-1

6-61

Statement 6: Expenses and Net Capital Investment

Table C3: Net capital investment by agency (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Infrastructure, Transport, Regional Development and Local Government
Civil Aviation Safety Authority	1	-6	-5	-2	-6
Department of Infrastructure, Transport, Regional Development and Local Government	-987	-402	-7	-7	-7
Total	-986	-408	-12	-9	-12

Innovation, Industry, Science and Research
Australian Nuclear Science and Technology Organisation	-15	4	2	-6	-10
Australian Research Council	5	4	0	-1	-1
Commonwealth Scientific and Industrial
Research Organisation	35	12	17	44	7
Department of Innovation, Industry, Science and Research	15	3	20	-1	-2
Total	41	23	39	36	-6
Parliament
Department of Parliamentary Services	1	7	6	7	1
Total	1	7	6	7	1
Prime Minister and Cabinet
Department of Climate Change	7	38	-3	-3	-2
Department of Prime Minister and Cabinet	5	0	-5	-2	-3
National Archives of Australia	0	2	1	1	1
Total	11	39	-7	-4	-3
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	0	-1	-1	-1	0
Tourism Australia	2	1	0	0	0
Total	1	0	-1	-1	0
Treasury
Australian Bureau of Statistics	-13	7	12	-2	-7
Australian Office of Financial Management	0	0	0	2	0
Australian Securities and Investment Commission	43	24	-9	-4	-4
Australian Taxation Office	76	-17	-22	-27	-29
Department of the Treasury	32	11	-3	-3	-3
Total	138	25	-23	-33	-43
Small agencies	279	109	23	-9	-69
Whole of government and inter-agency
amounts(a)	679	-1,019	-696	-608	-596
AEIFRS movements in non-financial assets
considered other economic flows(b)	464	1,454	497	362	86
Total net capital investment	4,347	5,545	6,269	6,139	5,016
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

(b)
Agencies estimates are reported on an AEIFRS basis. AEIFRS movements in non-financial assets considered other economic flows include net write-down and impairment of non-financial assets, assets recognised for the first time and prepayments.

6-62

Statement 6: Expenses and Net Capital Investment

Table C4: Capital appropriations by portfolio

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Agriculture, Fisheries and Forestry
Dairy Adjustment Authority	0	0	0	0	0
Department of Agriculture, Fisheries and Forestry	8	2	0	0	0
Grains Research and Development Corporation	0	0	0	0	0
Total	8	2	0	0	0
Attorney-General's
Attorney-General's Department	39	36	5	5	5
Australian Security Intelligence Organisation	71	16	50	42	0
Australian Customs and Border Protection Service	25	5	0	0	0
Australian Federal Police	127	55	14	7	7
Family Court of Australia	0	0	0	0	0
High Court of Australia	0	1	1	1	1
National Capital Authority	25	3	0	0	0
Total	287	116	70	55	14
Broadband, Communications and the Digital Economy
Australian Broadcasting Corporation	11	18	0	0	0
Australian Communications and Media Authority	4	4	0	0	0
Department of Broadband, Communications and the Digital Economy	0	3	2,300	0	0
Special Broadcasting Service Corporation	18	5	3	5	0
Total	33	30	2,303	5	0
Defence
Australian War Memorial	9	9	7	7	7
Defence Housing Australia	0	201	50	0	0
Defence Materiel Organisation	0	0	0	0	0
Department of Defence	1,805	4,153	5,109	5,072	5,208
Department of Veterans' Affairs	3	21	1	1	1
Total	1,817	4,384	5,167	5,080	5,216
Education, Employment and Workplace Relations
Comcare	0	0	0	0	0
Department of Education, Employment and Workplace Relations	8	42	2	0	0
Total	8	42	2	0	0

6-63

Statement 6: Expenses and Net Capital Investment

Table C4: Capital appropriations by portfolio (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Environment, Water, Heritage and the Arts
Bureau of Meteorology	11	17	15	10	8
Department of the Environment, Water, Heritage and the Arts	573	533	501	438	459
National Gallery of Australia	37	33	16	16	16
National Library of Australia	1	10	10	10	10
National Museum of Australia	1	2	2	2	2
Total	623	595	544	476	495
Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community
Services and Indigenous Affairs	7	132	13	2	0
Indigenous Business Australia	42	33	0	0	0
Total	48	165	13	2	0
Finance and Deregulation
Australian Electoral Commission	3	2	1	0	0
Department of Finance and Deregulation	1,551	1,508	1,587	1,637	1,692
Future Fund Management Agency	0	0	0	0	0
Total	1,554	1,510	1,588	1,637	1,692
Foreign Affairs and Trade
AusAID	262	8	320	4	242
Australian Trade Commission	0	13	0	0	0
Department of Foreign Affairs and Trade	47	174	29	33	39
Export Finance and Insurance Corporation (National Interest component)	0	0	0	0	0
Total	310	195	348	37	281
Health and Ageing
Australian Sports Commission	0	0	0	0	0
Department of Health and Ageing	113	51	1	0	0
National Blood Authority	0	0	0	0	0
National Health and Medical Research Council	0	0	0	0	0
Total	113	51	1	0	0
Human Services
Centrelink	-9	10	5	0	0
Department of Human Services	7	8	0	0	0
Medicare Australia	16	39	4	0	0
Total	14	57	8	0	0
Immigration and Citizenship
Department of Immigration and Citizenship	36	32	0	0	0
Total	36	32	0	0	0

6-64

Statement 6: Expenses and Net Capital Investment

Table C4: Capital appropriations by portfolio (continued)

	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Infrastructure, Transport, Regional
Development and Local Government
Civil Aviation Safety Authority	0	0	0	0	0
Department of Infrastructure, Transport, Regional Development and Local Government	1,189	0	0	0	0
Total	1,189	0	0	0	0
Innovation, Industry, Science and Research
Australian Nuclear Science and
Technology Organisation	2	0	0	0	0
Australian Research Council	0	5	3	1	1
Commonwealth Scientific and Industrial
Research Organisation	8	10	10	0	0
Department of Innovation, Industry, Science and Research	71	62	36	30	25
Total	81	77	48	32	26
Parliament
Department of Parliamentary Services	12	12	12	12	0
Total	12	12	12	12	0
Prime Minister and Cabinet
Department of Climate Change	1	73	0	0	0
Department of Prime Minister and Cabinet	5	7	0	0	0
National Archives of Australia	0	0	0	0	0
Total	6	80	0	0	0
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	4	2	0	0	0
Tourism Australia	0	0	0	0	0
Total	4	2	0	0	0
Treasury
Australian Bureau of Statistics	3	0	0	0	0
Australian Office of Financial Management	366,599	373,654	446,150	467,469	503,217
Australian Securities and Investment Commission	20	9	0	0	0
Australian Taxation Office	73	25	5	2	0
Department of the Treasury	521	1,033	1,031	26	26
Total	367,216	374,720	447,187	467,497	503,242
Small agencies	107	77	14	6	3
Whole of government and inter-agency amounts(a)	0	0	0	0	0
Total capital appropriations	373,464	382,147	457,307	474,839	510,969
(a)
Estimates of inter-agency transactions are included in the whole of government and inter-agency amounts. The entry for each portfolio does not include eliminations for inter-agency transactions within that portfolio.

6-65

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian
Government general government sector(a)
	Average staffing levels
	2008-09	2009-10	Change
Agriculture, Fisheries and Forestry
Department of Agriculture, Fisheries and Forestry	4,485	4,235	-250
Australian Fisheries Management Authority	246	221	-25
Australian Pesticides and Veterinary Medicines Authority	157	160	3
Australian Wine and Brandy Corporation	57	59	2
Biosecurity Australia	131	131	0
Cotton Research and Development Corporation	9	9	0
Fisheries Research and Development Corporation	11	12	1
Grains Research and Development Corporation	48	51	3
Grape and Wine Research and Development Corporation	11	12	1
Land and Water Australia	38	3	-35
Rural Industries Research and Development Corporation	29	23	-6
Sugar Research and Development Corporation	9	6	-3
Wheat Export Australia	16	13	-3
Total	5,247	4,935	-312
Attorney-General's
Attorney-General’s Department	1,478	1,319	-159
Administrative Appeals Tribunal	166	165	-1
Australian Commission for Law Enforcement Integrity	13	17	4
Australian Crime Commission	540	505	-35
Australian Customs and Border Protection Service	5,720	5,500	-220
Australian Federal Police	6,279	6,265	-14
Australian Institute of Criminology	59	60	1
Australian Law Reform Commission	18	18	0
Australian Security Intelligence Organisation	1,493	1,696	203
Australian Transaction Reports and Analysis Centre (AUSTRAC)	330	318	-12
Commonwealth Director of Public Prosecutions	623	596	-27
Criminology Research Council (b)	0	0	0
CrimTrac Agency	164	192	28
Family Court of Australia	654	716	62
Federal Court of Australia	358	354	-4
Federal Magistrates Court of Australia	229	97	-133
High Court of Australia	87	88	1
Human Rights and Equal Opportunity Commission	117	112	-5
Insolvency and Trustee Service Australia	280	293	13
National Capital Authority	46	50	4
National Native Title Tribunal	244	236	-8
Office of Parliamentary Counsel	48	51	3
Total	18,947	18,647	-300
Broadband, Communications and the Digital Economy
Department of Broadband, Communications and the
Digital Economy	631	674	43
Australian Broadcasting Corporation	4,400	4,433	33
Australian Communications and Media Authority	530	540	10
Special Broadcasting Service	807	820	13
Total	6,368	6,467	99

6-66

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian
Government general government sector(a) (continued)
	Average staffing levels
	2008-09	2009-10	Change
Defence
Department of Defence - Military	55,118	55,771	653
Department of Defence - Reserves	20,026	20,630	604
Department of Defence - Civilian	14,534	14,828	294
Department of Veterans' Affairs	2,091	2,000	-91
Defence Services Housing Insurance Scheme	4	4	0
Australian War Memorial	290	281	-9
Defence Housing Australia	700	714	14
Defence Materiel Organisation	5,496	5,764	268
Total	98,259	99,992	1,733
Departments of the Parliament
Department of Parliamentary Services	810	770	-40
Department of the House of Representatives	154	150	-4
Department of the Senate	163	165	2
Total	1,127	1,085	-42
Education, Employment and Workplace Relations
Department of Education, Employment and Workplace Relations	5,550	5,400	-150
Australian Curriculum Assessment and Reporting Authority	0	60	60
Australian Fair Pay Commission Secretariat and Australian Fair
Pay Commission	34	0	-34
Australian Industrial Relations Commission and Australian
Industrial Registry	233	1	-232
Australian Learning and Teaching Council Limited	32	32	0
Comcare	535	551	16
Fair Work Australia	0	360	360
Office of the Workplace Ombudsman	434	0	-434
Office of the Fair Work Ombudsman	0	900	900
Office of the Australian Building and Construction Commissioner	140	155	15
Teaching Australia - Australian Institute for Teaching and School
Leadership Limited	20	20	0
Workplace Authority	659	1	-658
Total	7,637	7,480	-157

6-67

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian
Government general government sector(a) (continued)
	Average staffing levels
	2008-09	2009-10	Change
Environment, Water, Heritage and the Arts
Department of the Environment, Water, Heritage and the Arts	2,561	2,711	150
Australia Business Arts Foundation Limited	29	28	-1
Australia Council	122	122	0
Australian Film, Television and Radio School	175	170	-5
Australian National Maritime Museum	113	113	0
Bundanon Trust	18	18	0
Bureau of Meteorology	1,295	1,320	25
Director of National Parks	280	266	-14
Great Barrier Reef Marine Park Authority	227	215	-12
Murray-Darling Basin Authority	131	256	125
National Film & Sound Archive	192	195	3
National Gallery of Australia	242	242	0
National Library of Australia	433	423	-10
National Museum of Australia	250	250	0
National Water Commission	42	53	11
Screen Australia	169	135	-34
Sydney Harbour Federation Trust	49	47	-2
Total	6,328	6,564	236
Families, Housing, Community Services and Indigenous Affairs
Department of Families, Housing, Community Services and
Indigenous Affairs	3,026	3,015	-11
Aboriginal Hostels Limited	429	430	1
Anindilyakwa Land Council	20	20	0
Central Land Council	139	155	16
Indigenous Business Australia	229	249	20
Indigenous Land Corporation	187	200	13
Northern Land Council	254	314	60
Office for Equal Opportunities for Women Agency	19	19	0
Tiwi Land Council	12	13	1
Torres Strait Regional Authority	67	68	1
Wreck Bay Aboriginal Community Council	4	4	0
Total	4,386	4,487	101
Finance and Deregulation
Department of Finance and Deregulation	1,333	1,396	63
Australian Electoral Commission	718	719	1
Australian Rewards Investment Alliance	46	49	3
ComSuper	562	545	-17
Future Fund Management Agency	50	67	17
Total	2,709	2,776	67
Foreign Affairs and Trade
Department of Foreign Affairs and Trade	3,461	3,547	86
AusAID	674	678	4
Australian Centre for International Agricultural Research	65	64	-1
Australian Secret Intelligence Service	-	-	-
Austrade	1,001	1,001	0
Total	5,201	5,290	89

6-68

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian
Government general government sector(a) (continued)
	Average staffing levels
	2008-09	2009-10	Change
Health and Ageing
Department of Health and Ageing	4,357	4,428	71
Aged Care Standards and Accreditation Agency	224	230	6
Australian Institute of Health and Welfare	223	211	-12
Australian Organ and Tissue Donation and Transplantation Authority	25	33	8
Australian Radiation Protection and Nuclear Safety Agency	139	147	8
Australian Sports Anti-Doping Agency	66	63	-3
Australian Sports Commission	744	744	0
Cancer Australia	18	21	3
Food Standards Australia and New Zealand	138	128	-10
General Practice Education and Training Limited	35	35	0
National Blood Authority	51	47	-4
National Breast and Ovarian Cancer Centre	30	32	2
National Health and Medical Research Council	230	230	0
Private Health Insurance Administration Council	24	27	3
Private Health Insurance Ombudsman	11	11	0
Professional Services Review	24	25	1
Total	6,339	6,412	73
Human Services
Department of Human Services	5,549	6,174	625
Centrelink	24,450	25,400	950
Medicare Australia	5,250	5,022	-228
Total	35,249	36,596	1,347
Immigration and Citizenship
Department of Immigration and Citizenship	7,500	7,084	-416
Migration Review Tribunal - Refugee Review Tribunal	320	315	-5
Total	7,820	7,399	-421
Infrastructure, Transport, Regional Development and
Local Government
Department of Infrastructure, Transport, Regional Development and	1,192	1,084	-108
Local Government
Australian Maritime Safety Authority	250	250	0
Australian Transport Safety Bureau	0	109	109
Civil Aviation Safety Authority	690	716	26
Total	2,132	2,159	27
Innovation, Industry, Science and Research
Department of Innovation, Industry, Science and Research	1,716	1,763	47
Australian Indigenous Torres Strait Islander Studies	106	110	4
Australian Institute of Marine Science	203	199	-4
Australian Nuclear Science and Technology Organisation	947	965	18
Australian Research Council	97	107	10
Commonwealth Scientific and Industrial Research Organisation	5,797	5,661	-136
IP Australia	972	990	18
Total	9,838	9,795	-43

6-69

Statement 6: Expenses and Net Capital Investment

Table C5: Estimates of average staffing level (ASL) of agencies in the Australian
Government general government sector(a) (continued)
	Average staffing levels
	2008-09	2009-10	Change
Prime Minister and Cabinet
Department of the Prime Minister and Cabinet	530	595	65
Department of Climate Change	310	450	140
Australian Institute of Family Studies	64	67	3
Australian National Audit Office	298	312	14
Australian Public Service Commission	221	199	-22
National Archives of Australia	446	452	6
National Australia Day Council	13	13	0
Office of National Assessments	139	145	6
Office of the Commonwealth Ombudsman	151	146	-5
Office of the Inspector-General of Intelligence and Security	10	12	2
Office of the Official Secretary to the Governor-General	96	92	-4
Office of the Privacy Commissioner	63	62	-1
Office of the Renewable Energy Regulator	17	23	6
Old Parliament House	80	78	-2
Total	2,438	2,646	208
Resources, Energy and Tourism
Department of Resources, Energy and Tourism	360	363	3
Geoscience Australia	752	706	-46
National Offshore Petroleum Safety Authority	52	55	3
Tourism Australia	227	226	-1
Total	1,391	1,350	-41
Treasury
Department of the Treasury	932	993	61
Australian Accounting Standards Board	23	24	1
Australian Auditing and Assurance Board	8	9	1
Australian Bureau of Statistics	2,579	2,685	106
Australian Competition and Consumer Commission	695	723	28
Australian Office of Financial Management	31	43	12
Australian Prudential Regulation Authority	583	604	21
Australian Securities and Investments Commission	1,806	1,980	174
Australian Taxation Office	22,035	21,720	-315
Commonwealth Grants Commission	50	50	0
Corporations and Markets Advisory Committee	3	3	0
Inspector General of Taxation	7	7	0
National Competition Council	13	12	-1
Productivity Commission	184	190	6
Royal Australian Mint	201	195	-6
Total	29,150	29,238	88
TOTAL (for all general government sector agencies)	250,566	253,318	2,752
(a)
This table includes estimates of ASL provided by general government sector agencies. ASL figures reflect the average number of employees receiving salary or wages over the financial year, with adjustments for casual and part-time staff, to show the full-time equivalent. This also includes non-uniformed staff and overseas personnel.

(b)	All administrative functions for the Criminology Research Council are undertaken by the Australian Institute of Criminology.

6-70

Statement 7: Asset and Liability Management

The global economy is experiencing the deepest global recession since the Great Depression.

This dramatic deterioration in the economic outlook has resulted in significant downward revisions to estimated tax receipts. These revisions, coupled with timely and decisive fiscal stimulus to support jobs and activity, will require a necessary and responsible increase in borrowing over the forward estimates.

Australia’s levels of net debt will remain small by world standards. The Government’s balance sheet position remains strong and it has sufficient capacity to absorb temporary budget deficits.

The small size of Australia’s borrowing program relative to many other advanced economies leaves the Government well-placed to pay down debt quickly as the economy improves and the Budget returns to surplus.

The Australian Government’s major assets and liabilities	7-3
Measurement of the Government’s financial position	7-3
Assets	7-4
Liabilities	7-6

Managing changes in the Government’s borrowing needs	7-7
Treasury Bonds	7-7
Treasury Notes	7-8
Aussie Infrastructure Bonds	7-8
Legislative framework	7-8

7-1

Statement 7: Asset and Liability Management

Despite the sharp contraction in global economic growth, the Government’s balance sheet position remains strong and it has sufficient capacity to absorb temporary budget deficits. Australia’s projected net debt levels remain below the major advanced economies across the forward estimates.

The temporary deficits forecast in the Budget year and over the forward estimates are an inevitable consequence of the worst global recession since the Great Depression. Downward revisions to taxation receipts since the 2008-09 Budget total around an estimated $210 billion across the forward estimates to 2012-13, and early and decisive fiscal stimulus has also been essential to support economic activity and jobs, along with investment in the economy’s future productivity.

Given the relative strength of the Government’s balance sheet, the forecast temporary deficits are an appropriate response in the current circumstances.

The Australian Government’s major assets and liabilities

The Government’s balance sheet shows the stocks of all government assets and liabilities. The underlying cash balance measures the flows of receipts and payments over the financial year. Generally speaking, where government outlays exceed government receipts, this will result in an underlying cash deficit. A deficit will either reduce the stock of assets or increase the stock of liabilities on the Government’s balance sheet.

Net debt, net worth and net financial worth are aggregates drawn from the balance sheet which provide an indication of the Government’s financial strength.

Measurement of the Government’s financial position

Net debt is the most commonly quoted and well-known measure of a government’s financial strength. One of the reasons is that it is part of everyday life for business and households. Another reason is that, historically, it was the only available stock measure for governments that were recording financial information in a cash-based accounting system. Net debt provides a useful measure for international comparisons, given most OECD countries report on it.

Net worth provides a more comprehensive picture of the Government’s overall financial position than net debt. However, the valuation of physical assets can be problematic as they are typically valued without consideration of their potential use. Also, the Government may not be in a position to sell certain non-financial assets, and therefore these assets would not be available to meet the Government’s financing requirements.

7-3

Net financial worth is used by the Government as the primary indicator of balance sheet sustainability, because it provides a more effective and intuitive indicator of the sustainability of the Government’s finances. It is a broader measure than net debt as it includes government borrowing, superannuation and all financial assets, but is narrower than net worth since it excludes non-financial assets. There are advantages to excluding non-financial assets since they are often illiquid and cannot easily be drawn upon to meet the Government’s financing needs.

The projected deterioration in net financial worth is largely driven by the sharp downward revisions to tax receipts over the forward estimates resulting from the deterioration in the global economic outlook.

The small size of Australia’s borrowing program relative to the major advanced economies leaves the Government well-placed to pay down debt quickly as the economy improves and the budget returns to surplus. Based on current projections, net debt will reach a peak of 13.8 per cent of GDP in 2013-14 before declining to around 3.7 per cent in 2019-20.

The outlook for the Government’s balance sheet, including the aggregates of net debt, net worth and net financial worth, are based on a range of assumptions. If the basis for these assumptions changes, it is likely to impact on the projected value of assets and liabilities, and hence change the projected path of net financial worth.

Statement 3: Fiscal Strategy and Outlook examines the impact of altering key economic assumptions on expenses and revenue. Since the budget outcome is one of the main drivers of the movement in the Government’s asset and liability position, changes in the economic assumptions will also impact on net financial worth.

The Government reports on a range of other fiscal risks in Statement 8: Statement of Risks. These risks comprise general developments or specific events that may affect the fiscal outlook. Fiscal risks may affect expenses or revenue and, as a result, may contribute to variability in the Government’s projected net financial worth position.

Assets

The Government’s financial assets are expected to increase by around $37 billion over the Budget year and forward estimates to $238 billion.

Nation-building Funds

The Nation-building Funds Act 2008 established three Nation-building Funds to finance investment in critical areas of infrastructure such as transport and broadband infrastructure, higher education and research, vocational education and training facilities, and hospitals and medical research facilities and projects.

The Government has committed to transfer the realised 2007-08 surplus and the balance of the Telstra Sale Special Account to the Funds by 30 June 2009.

7-4

The funds will be drawn on to finance the Government’s nation-building investments announced in the Budget: $10.7 billion will be drawn from the Building Australia Fund (BAF); $3.0 billion from the Education Investment Fund (EIF); and $3.2 billion from the Health and Hospitals Fund (HHF). This includes funding from the BAF for part of the Government’s equity contribution in the company established to build and operate a new super fast National Broadband Network. It also includes the public debt interest for the part of the Government’s equity injection financed through Aussie Infrastructure Bonds.

Prior to closing the Telstra Sale Special Account, the Government will redirect $1.5 billion for a range of significant infrastructure projects, including for clean energy and key transport projects. The Government will also invest $2.5 billion set aside for the EIF in its Clean Energy Initiative. The Clean Energy Special Account will have a balance of $3.1 billion.

The Government’s nation-building investments will help support economic activity in the short term and expand growth potential in the medium to long term.

Future Fund

The Future Fund was established to finance the Government’s unfunded public sector superannuation liability. The fund was valued at $58.1 billion as at 31 March 2009, consisting of:

•	$30.2 billion of (non-Telstra) assets including equities, fixed-interest instruments and global property;

•	$21.0 billion in cash and cash-like assets; and

•	$6.8 billion in Telstra shares.

The fund declined in value by 9.6 per cent over the first nine months of 2008-09, reflecting the extremely difficult investment climate associated with the global financial crisis. By way of a comparison, the Australian All Ordinaries index fell by 34 per cent over the same period.

Higher Education Loan Program

The Higher Education Loan Program (HELP) comprises concessional loans to students that enable them to meet their education costs prior to earning an income. The value of HELP is estimated to be over $11 billion as at 30 June 2009 and is estimated to grow to over $13 billion by 2012-13. The steady rise in outstanding loans reflects decisions to relax and then uncap the number of public university places and to increase the rate of indexation applied to maximum student contributions.

7-5

National Broadband Network

On 7 April 2009, the Government announced it would establish a new company that will invest up to $43 billion to build and operate an enhanced National Broadband Network to deliver telephony and high speed broadband to Australian homes and businesses. The preliminary estimate is that the enhanced National Broadband Network will cost up to $43 billion, with detailed engineering, commercial and structural issues to be the subject of an implementation study to be completed by early 2010. The Government will make an initial investment of $4.7 billion.

The company has been established under corporations law and will operate as a government business enterprise. Private investment will be encouraged but ownership caps will be established to protect the Government’s objective of establishing a wholesale-only open access network that is independent of retail providers.

Further information can be found in the measures: National Broadband Network — initial investment; National Broadband Network — implementation and establishment; and National Broadband Network — regional backbone blackspots program, detailed under the Broadband, Communications and the Digital Economy portfolio in Budget Paper No. 2.

Residential Mortgage-Backed Securities

On 26 September 2008, the Government announced its intention to purchase Residential Mortgage-Backed Securities (RMBS) to support competition in mortgage markets following the dislocation of the Australian RMBS market. Up to $8 billion is available for investment, with at least $4 billion to be allocated to issuer/originators that are non-authorised deposit-taking institutions.

To date, the Australian Office of Financial Management (AOFM) has purchased around $5 billion of RMBS. The RMBS are assets on the Government’s balance sheet.

Liabilities

Total liabilities are expected to rise by $224 billion over the Budget year and forward estimates to $507 billion.

Public sector employee superannuation liabilities

Public sector employee superannuation entitlements relating to past and present civilian employees and military personnel constitute the largest financial liability on the Government’s balance sheet. The Government’s superannuation liability is estimated to be around $118 billion as at 30 June 2009.

The Australian Government has never fully funded its superannuation liabilities. The Commonwealth Sector Superannuation Scheme and the Public Sector Superannuation Scheme were closed to new members in 1990 and 2005 respectively. From 1 July 2005,

7-6

the Public Sector Superannuation Accumulation Plan was introduced and provides fully-funded accumulation benefits for new civilian employees.

Despite these reforms, the value of the Government’s existing superannuation liability is projected to continue growing (in nominal terms) into the future, reaching $135 billion by the end of the forward estimates and around $162 billion by 2020. This is the result of growth in the membership of the Military Superannuation and Benefits Scheme, which remains open to new military personnel, and continued growth of entitlements accruing to existing members of the closed civilian and military schemes.

An actuarially determined discount rate is used to value the nominal amounts of the future superannuation liability to today’s dollars. Owing to the long-term nature of the unfunded superannuation liability, the value recorded on the balance sheet is highly sensitive to the discount rate used. As the superannuation liability is included in the Government’s net worth and net financial worth aggregates, revaluations of the liability have an impact on these aggregates (see Note 1 in Budget Statement 9).

Commonwealth Government Securities

The total stock of Commonwealth Government Securities (CGS) on issue at 30 June 2010 is expected to be $169.9 billion, an increase of $58.0 billion on 30 June 2009. The total stock of CGS on issue is expected to rise to $300.8 billion by the end of the forward estimates.

The increase in CGS on issue reflects an increased borrowing requirement driven largely by the substantial downward revisions to taxation receipts since the 2008-09 Budget. In total, these revisions have stripped around an estimated $210 billion across the forward estimates to 2012-13 from the Budget bottom line.

Managing changes in the Government’s borrowing needs

The Government’s increased borrowing requirement in 2009-10 and over the forward estimates will be largely met by issuance of Treasury Bonds and Treasury Notes. The AOFM will continue to explore the use of other financing instruments, such as Treasury Indexed Bonds, in consultation with market participants.

Treasury Bonds

The increase in Treasury Bond issuance in the second half of 2008-09 has been absorbed relatively smoothly by the market. The face value of Treasury Bonds on issue at end-June 2009 is projected to be around $79 billion, an increase of approximately $30 billion on end-June 2008.

Treasury Bond issuance in 2009-10 is expected to be around $60 billion. The stock of Treasury Bonds on issue at end-June 2010 is projected to be around $133 billion.

7-7

The bulk of the issuance in 2009-10 will be into existing bond lines and will take account of the relative demand for lines of different maturities. This will enhance the liquidity and efficiency of the Treasury Bond market. At least one new Treasury Bond line is planned to be issued in 2009-10. This is expected to be a Treasury Bond maturing in 2022. Issuance of this bond line will support the operation of the 10-year Treasury Bond futures contract.

Treasury Notes

Since the February 2009 Updated Economic and Fiscal Outlook, the Government has recommenced issuance of Treasury Notes. These are short-term debt securities used primarily to meet within-year financing requirements resulting from differences in the timing of budget receipts and expenditures.

At end-June 2009, the volume of Treasury Notes on issue is expected to be around $17 billion. Issuance of Treasury Notes in 2009-10 will depend on the size and profile of the within-year funding flows. The volume of Treasury Notes will therefore vary over the course of the year. At least $10 billion of Treasury Notes will be kept on issue at all times to maintain a liquid market in the notes.

Aussie Infrastructure Bonds

The Government’s investment in the National Broadband Network company will, in part, be funded through the issuance of Aussie Infrastructure Bonds (AIBs). AIBs will provide an opportunity for households and institutions to invest in the National Broadband Network.

The structure and form of AIBs will be finalised in conjunction with the implementation study for the National Broadband Network.

Legislative framework

The Commonwealth Inscribed Stock Act 1911 places a cap on the outstanding stock of CGS. The Government will legislate to increase the cap as it becomes necessary.

7-8

Statement 8: Statement of Risks

A range of factors may influence the actual budget outcome in future years. The Charter of Budget Honesty Act 1998 requires these factors to be disclosed in a Statement of Risks in each budget and Mid-Year Economic and Fiscal Outlook. This statement outlines general fiscal risks and specific contingent liabilities that may affect the budget balances.

Risks to the Budget — overview	8-3

Economic and other parameters	8-6

Fiscal risks	8-6

Contingent liabilities — quantifiable	8-8
Defence and Defence Materiel Organisation	8-8
Finance and Deregulation	8-8
Foreign Affairs and Trade	8-9
Immigration and Citizenship	8-9
Infrastructure, Transport, Regional Development and Local Government	8-10
Treasury	8-10

Contingent assets — quantifiable	8-11
Treasury	8-11

Contingent liabilities — unquantifiable	8-12
Agriculture, Fisheries and Forestry	8-12
Attorney-General’s	8-12
Broadband, Communications and the Digital Economy	8-14
Climate Change	8-14
Defence and Defence Materiel Organisation	8-14
Environment, Heritage and the Arts	8-16
Finance and Deregulation	8-17
Foreign Affairs and Trade	8-20
Health and Ageing	8-20
Human Services	8-22
Immigration and Citizenship	8-23
Infrastructure, Transport, Regional Development and Local Government	8-23
Innovation, Industry, Science and Research	8-24
Resources, Energy and Tourism	8-25
Treasury	8-25

Contingent assets — unquantifiable	8-29
Innovation, Industry, Science and Research	8-29

8-1

Statement 8: Statement of Risks

The forward estimates of revenue and expenses in the 2009-10 Budget incorporate assumptions and judgments based on the best information available at the time of publication. A range of factors may influence the actual budget outcome in future years. The disclosure of these factors in this statement increases the transparency of the fiscal projections.

Events that could affect fiscal outcomes include:

•	changes in economic and other parameters;

•	matters not included in the fiscal forecasts because of uncertainty about their timing, magnitude or likelihood; and

•	the realisation of contingent liabilities or assets.

Risks to the Budget — overview

The revenue and expense estimates and projections are based on a range of economic and other parameters. If the economic outlook were to differ from that presented in the Budget, the revenue and expense estimates and projections would also change. The sensitivity of budget estimates to changes in economic assumptions is discussed in Appendix A of Statement 3.

It is important to note that the Budget revenue forecasts have been prepared during a period of substantial financial and economic uncertainty. As the global recession hits economies around the world, the ultimate severity and duration of overseas and Australian downturns is still uncertain. Budget Statement 2 includes a detailed discussion of uncertainties around the economic outlook. To the extent that further risks to the economic forecasts materialise or the economic outlook turns out to be different for other reasons, their impact will flow through to the forecasts.

In the view of heightened economic risks, there is an increased degree of uncertainty surrounding the revenue forecasts in the Budget. Specifically, it should be noted that revenue forecasting necessarily relies heavily on the historical relationships between the economy, tax bases and tax revenues. However, such relationships may shift in the current circumstances, requiring a more than usual degree of caution in their use in predicting future revenues.

In recent years, capital gains tax (CGT) has become an important, though volatile, component of individuals’, companies’ and superannuation funds’ income taxes. The large declines on equity markets during 2008 and early 2009 make for particular difficulties in forecasting CGT at this time. As there is limited information about

8-3

Statement 8: Statement of Risks

investor behaviour in the current environment, it is more difficult than usual to predict when any gains and losses (even in relation to the movement in equity prices observed to date) may be realised.

Other fiscal risks comprise general developments or specific events that may affect the fiscal outlook. Some developments or events raise the possibility of some fiscal impact. In other cases, the likelihood of a fiscal impact may be reasonably certain, but will not be included in the forward estimates because their timing or magnitude is not known.

Information on fiscal risks takes account of Parliament’s decisions and other developments until the close of parliamentary business on 30 April 2009. In general, information on contingent liabilities and assets is based on information provided by Australian Government departments and agencies and is current to 31 March 2009. However, in some cases other dates are used and are noted in the relevant section.

Contingent liabilities and assets are a specific category of fiscal risks. Broadly, they represent possible costs or gains to the Australian Government arising from past events or decisions which will be confirmed or otherwise by the outcome of future events that are not within the Government’s ability to control.

Contingent liabilities include loan guarantees, non-loan guarantees, warranties, indemnities, uncalled capital and letters of comfort. These possible costs are in addition to those recognised as liabilities in the consolidated financial statements of the Australian Government general government sector.

Contingent liabilities, contingent assets and other fiscal risks with a possible impact on the forward estimates greater than $20 million in any one year, or $40 million over the forward estimates period are listed in this statement. Information on contingent liabilities and contingent assets is also provided in the annual financial statements of departments and non-budget entities.

The main changes to quantifiable contingent liabilities since the Mid-Year Economic and Fiscal Outlook 2008-09 (MYEFO) are the New Arrangements to Borrow with the International Monetary Fund, the increased uncalled capital subscription in the Asian Development Bank and the new standby loan facility for Indonesia. The main changes to unquantifiable contingent liabilities since the MYEFO are the Australian Business Investment Partnership and the Australian Government guarantee of state and territory borrowing. Table 1 provides a full list of recent changes in fiscal risks.

8-4

Statement 8: Statement of Risks

Table 1: Summary of material changes to Statement of Risks since the 2008-09 Budget and Mid-Year Economic and Fiscal Outlook 2008-09(a)

CONTINGENT LIABILITIES — QUANTIFIABLE
Defence and Defence Materiel Organisation
Indemnities	Modified
Environment, Heritage and the Arts
Potential claims relating to the Great Barrier Reef Marine Park Structural Adjustment Package	Deleted
Finance and Deregulation
Australian Industry Development Corporation	Modified
Litigation	Modified
Sale of Sydney Airports Corporation Ltd	Modified
Foreign Affairs and Trade
Export Finance and Insurance Corporation	Modified
Immigration and Citizenship
Immigration detention services	Modified
Treasury
Guarantees under the Commonwealth Bank Sale Act 1995	Modified
International financial institutions	Modified
Reserve Bank of Australia — guarantee	Modified
Standby loan facility for the Government of Indonesia	New
CONTINGENT ASSETS — QUANTIFIABLE
Treasury
International Monetary Fund allocations of Special Drawing Rights	New
CONTINGENT LIABILITIES — UNQUANTIFIABLE
Agriculture, Fisheries and Forestry
Compensation claims arising from equine influenza outbreak	Modified
Exceptional Circumstances assistance for drought-affected farmers	Modified
Attorney-General’s
Native title costs	Modified
Northern Patrol and Response — Ashmore Guardian and Triton	New
Southern Ocean Maritime Patrol and Response Program	Modified
Broadband, Communications and the Digital Economy
National Broadband Network — Australian Government contribution	New
National Broadband Network Request for Proposals process — panel of experts and strategic adviser indemnities	Modified
New company to roll out and operate the National Broadband Network — interim board members’ indemnity	New
Climate Change
Carbon Pollution Reduction Scheme	Deleted
Defence and Defence Materiel Organisation
HMAS Melbourne and HMAS Voyager damages claims	Modified
Environment, Heritage and the Arts
Art Indemnity Australia	Modified
Finance and Deregulation
Googong Dam	Modified
Telstra 3 BPAY Biller Agreement — indemnities	Deleted
Telstra Sale Company Ltd — indemnities	Deleted
Sharjade v Darwinia — breach of Heads of Agreement between the parties	Modified

8-5

Statement 8: Statement of Risks

Table 1: Summary of material changes to Statement of Risks since the 2008-09 Budget and Mid-Year Economic and Fiscal Outlook 2008-09(a) (continued)

CONTINGENT LIABILITIES — UNQUANTIFIABLE (continued)
Health and Ageing
Guarantee Scheme for aged care accommodation bonds	Modified
Human Services
Medicare Australia	New
Infrastructure, Transport, Regional Development and Local Government
Airservices Australia	New
Assumed residual liabilities of the Australian National Railways Commission	Modified
Australian Maritime Safety Authority incident costs	New
Tripartite deed relating to the sale of federal leased airports	Modified
Innovation, Industry, Science and Research
Liability for damages caused by Kistler space activities	Modified
Treasury
Australian Business Investment Partnership	New
Car dealer financing — Australian Government guarantee of the OzCar Special Purpose Vehicle	New
Financial Claims Scheme	Modified
Guarantee of deposits in authorised deposit-taking institutions	Modified
Guarantee of wholesale funding of authorised deposit-taking institutions	Modified
Guarantee of state and territory borrowing	New
CONTINGENT ASSETS — UNQUANTIFIABLE
Finance and Deregulation
Tidbinbilla	Deleted
Innovation, Industry, Science and Research
Wireless Local Area Network	Modified

(a)
Risks appearing in this Statement but not listed in the table above are substantially unchanged since disclosed in Budget Paper No. 1, Budget Strategy and Outlook 2008-09, Statement 8 or in Mid-Year Economic and Fiscal Outlook 2008-09, Appendix C.

Economic and other parameters

Changes in economic parameters represent a risk to the expenditure and revenue estimates included in the Budget. As noted earlier, the considerable uncertainty currently surrounding the global economic outlook implies that the degree of risk to the fiscal outlook remains elevated. Appendix A of Statement 3 examines the impact on revenue and expenses of altering some of the key economic assumptions underlying the budget estimates.

Fiscal risks

The estimates and projections of revenue are subject to a number of general risks that can affect taxation collections. These general pressures include tax avoidance, court decisions and Australian Taxation Office rulings. These pressures may result in a shift

8-6

Statement 8: Statement of Risks

in the composition of taxation collected from the various tax bases and/or a change in the size of the tax base.

There are also specific risks to revenue estimates and projections. For example the Australian Government is renegotiating its double tax treaties with several countries. Depending on the negotiated outcomes, changes to these treaties could have positive or negative revenue effects.

There are specific risks to expense estimates and projections. For example, major technological advances in medicines and medical practices may lead to changes to the Medical Benefits Schedule and the Pharmaceutical Benefits Scheme which have in the past resulted in unexpected increases in expenses and may do so again. Also, if the current swine influenza outbreak were to worsen, any Australian Government response to it may result in increased expenses.

Other fiscal risks that may affect expenditure include natural disasters, emergency foreign aid and contingent liabilities and contingent assets.

Contingent liabilities and contingent assets for the Australian Government are listed below. These contingent liabilities include those which arise from legislation guaranteeing certain liabilities of Australian Government controlled financial institutions (the Reserve Bank of Australia and the Export Finance and Insurance Corporation). To help manage these exposures, strategies are in place which aim to ensure the underlying strength and viability of the entities, so that the guarantees are not triggered.

Another class of contingent liability is uncalled capital, which reflects a financial commitment to an institution where no promissory note is issued by the Australian Government. Uncalled capital is primarily associated with international financial institutions such as the International Bank for Reconstruction and Development, the Asian Development Bank, the European Bank for Reconstruction and Development and the Multilateral Investment Guarantee Agency. When promissory notes are issued, such as in the case of the International Monetary Fund, the amounts are recorded in the general government balance sheet, so contingent liabilities (or assets) are not shown for those amounts.

Contingent assets include claims that the Australian Government is pursuing through legal processes, where the outcome is uncertain.

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Statement 8: Statement of Risks

Contingent liabilities — quantifiable

Defence and Defence Materiel Organisation

Indemnities

The Department of Defence (Defence) and the Defence Materiel Organisation (DMO) carry an extensive range of indemnities and undertakings, normally of a short-term nature, relating to business, training activities and other activities involving contracts, agreements and other Defence and DMO arrangements. Indemnities issued cover potential losses or damages for which the Australian Government would be liable.

Defence carries one contingency that is unquantifiable and remote and 129 instances of quantifiable contingencies to the value of $180 million. DMO carries 469 instances of contingencies (including Foreign Military Sales) that are unquantifiable and 57 contingencies that are quantifiable to the value of $3.0 billion. While these contingencies are considered remote, they have been reported in aggregate for completeness.

Finance and Deregulation

Australian Industry Development Corporation

Under the Australian Industry Development Corporation Act 1970 certain obligations of the Australian Industry Development Corporation (AIDC) are guaranteed by the Australian Government. As at 30 June 2008 (the latest available estimate), AIDC’s contingent liabilities, subject to government guarantee, were approximately $90 million in respect of the Fairfax Paper Bond Guarantee and credit risk facilities.

Litigation

The Department of Finance and Deregulation is involved in litigation in which a counter-claim for damages has been lodged against the Australian Government. The litigation relates to the Davis Samuel case where Finance is engaged in legal action seeking recovery of funds misappropriated during 1998. The counter-claim is from the parties to whom Finance believes the misappropriated funds were channelled.

It is counsel’s advice that the counter-claim is without merit. The counter-claim, which is being vigorously defended by the Government, seeks damages of $4.3 billion. Hearing of the Government’s claim, and the counter-claim, concluded in the ACT Supreme Court in September 2008. Judgment is expected to be delivered in the second half of 2009.

Sale of Sydney Airports Corporation Limited

An indemnity has been provided to Southern Cross Airports Corporation as purchaser of Sydney Airports Corporation Ltd in the event of a liability arising under Chapter 3 of the Duties Act 1997 (New South Wales) by reason of the sale of shares in Sydney

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Statement 8: Statement of Risks

Airports Corporation Ltd constituting a relevant acquisition in a land-rich private corporation.

The New South Wales Office of State Revenue issued a notice of assessment on 17 November 2006. The Australian Government maintains that there are no grounds for the assessment. Action has been initiated in the NSW Supreme Court to overturn the assessment. The amount disputed is estimated at $491.6 million as at 31 March 2009.

Foreign Affairs and Trade

Export Finance and Insurance Corporation

The Australian Government guarantees the due payment by the Export Finance and Insurance Corporation (EFIC) of money that is, or may at any time become, payable by EFIC to any body other than the Government. The Government also has in place a $200 million callable capital facility available to EFIC on request to cover liabilities, losses and claims. As at 31 March 2009, the Government’s total contingent liability was $3.0 billion, comprising EFIC’s liabilities to third parties ($2.1 billion) and EFIC’s overseas investments, insurance, contracts of insurance and guarantees ($0.9 billion).

Immigration and Citizenship

Immigration detention services

A contract with G4S Australia Pty Ltd, previously GSL (Australia) Pty Ltd, commenced on 1 September 2003 to deliver immigration detention services in Australia on behalf of the Australian Government. At that time, the Government agreed to limit G4S’ exposure under the liability regime of the contract. While the general contract requires G4S to indemnify the Government for certain claims of losses, the Government has agreed to share the risk. Subject to certain conditions, G4S has been indemnified against claims of losses above a fixed amount to a capped amount. Where claims exceed the cap in any financial year, responsibility for the excess reverts to G4S.

A further limitation of liability has been provided in the contract in relation to loss or damage to Government property or equipment as a result of the actions of detainees. Under the contract, G4S’ liability for detainee damage is subject to an annual limit, unless claims of losses exceed an agreed cap.

The original contract was signed with Group 4 Falck Global Solutions Pty Ltd. The company’s current name, G4S Australia Pty Ltd, is effective from 5 January 2009.

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Statement 8: Statement of Risks

Infrastructure, Transport, Regional Development and Local Government

Code Management Company — indemnity for the Code of Practice for the Defined Interstate Rail Network

The Code Management Company (CMC) is a company owned by the Australasian Railway Association, whose members include all of Australia’s major rail operators and track owners and representatives from smaller companies. The Australian Government has provided an indemnity to CMC against any loss or expense that occurred prior to the transfer of ownership from the Government in relation to the correct use or application of the Code of Practice for the Defined Interstate Rail Network. The Code sets out a national approach to operational and engineering practices, including uniform standards for safe working, train operations and freight loading specifications. The indemnity is limited to an aggregate of $50 million for a period of six years from the date of transfer of ownership and expires on 15 July 2009.

Treasury

Guarantees under the Commonwealth Bank Sale Act 1995

Under the terms of the Commonwealth Bank Sale Act 1995, the Australian Government has guaranteed various superannuation and other liabilities amounting to around $5.3 billion. Of this amount, $1.8 billion is attributable to liabilities of the Commonwealth Bank of Australia at 31 March 2009 and $3.6 billion is attributable to liabilities of the Commonwealth Bank Officers’ Superannuation Corporation at 31 December 2008.

International financial institutions

As at 30 March 2009 the Australian Government had uncalled capital subscriptions in the International Bank for Reconstruction and Development (US$2.8 billion — estimated value A$4.1 billion), the European Bank for Reconstruction and Development (US$81.7 million plus €77.5 million — estimated value A$268.2 million), and the Multilateral Investment Guarantee Agency (US$26.5 million — estimated value A$38.6 million).

The Government has also had uncalled capital subscriptions in the Asian Development Bank (ADB) since 1966. Australia will contribute additional resources to the ADB as part of its recently announced general capital increase, to assist in supporting countries in the Asia-Pacific region during the global recession and meet the region’s ongoing development needs. The paid-in component of Australia’s contribution is a measure in this Budget. Australia will also increase its uncalled capital subscription so that it totals US$8.0 billion (estimated value A$11.6 billion), which would only be drawn down in the unlikely event that the ADB is unable to meet its financial obligations.

None of these international financial institutions has ever drawn on Australia’s uncalled capital subscriptions.

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Statement 8: Statement of Risks

Australia has made a line of credit available to the International Monetary Fund (IMF) under its New Arrangements to Borrow (NAB) since 1998. In line with G-20 Leaders’ commitments, Australia will join with other countries to increase its credit line under an expanded NAB. Australia’s contribution to the expanded NAB will be by way of a US$7.0 billion (estimated value A$10.2 billion) contingent loan. This will help ensure that the IMF has the resources available to maintain stability and support recovery in the global economy. The funds would be drawn upon by the IMF only if needed and would be repaid in full with interest.

Reserve Bank of Australia — guarantee

This contingent liability relates to the Australian Government’s guarantee of the liabilities of the Reserve Bank of Australia. It is measured as the Bank’s total liabilities excluding capital, reserves and Australian Government deposits. The major component of the Bank’s liabilities is notes (that is, currency) on issue. Notes on issue amount to $48.96 billion as at 18 March 2009 and the total guarantee is $76.97 billion.

Standby loan facility for the Government of Indonesia

Australia will make up to US$1 billion (estimated value A$1.5 billion) available to the Government of Indonesia in the form of a standby loan facility, to be drawn down should Indonesia be unable to raise sufficient funds on global capital markets due to the impact of the global recession. Contributions to the standby loan facility will also be provided by the World Bank, the Asian Development Bank and the Government of Japan. A drawdown from the facility will be dependent on a request from the Indonesian Government and subject to certain criteria being met. Any funds provided will be repaid in full with interest.

Contingent assets — quantifiable

Treasury

International Monetary Fund allocations of Special Drawing Rights

G-20 Leaders have agreed to support a general allocation of Special Drawing Rights (SDR) by the International Monetary Fund (IMF) equivalent to US$250 billion and have called for urgent ratification of an amendment to the IMF’s Articles of Agreement to allow a special one-off SDR allocation equivalent to US$32 billion. Ratification by the United States would bring this amendment into effect. Australia ratified in 2001.

The SDR is an international reserve asset created by the IMF in 1969 to supplement the existing official reserves of member countries. Its value is based on a basket of key international currencies (the US dollar, euro, pound sterling and yen).

Implementation of these measures would inject the equivalent of US$282 billion into the world economy and increase global liquidity. General SDR allocations are distributed to IMF members in proportion to their quotas in the Fund. Australia’s

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Statement 8: Statement of Risks

share of the allocations would be equivalent to either US$3.7 billion (estimated value A$5.4 billion) or US$4.0 billion (estimated value A$5.9 billion), depending on timing and the quota distribution used by the IMF.

Contingent liabilities — unquantifiable

Agriculture, Fisheries and Forestry

Compensation claims arising from equine influenza outbreak

The Australian Government may become liable for compensation should the Department of Agriculture, Fisheries and Forestry be found negligent in relation to the recent outbreak of equine influenza.

On 12 June 2008, the Minister for Agriculture, Fisheries and Forestry released the Equine Influenza Inquiry report. Subsequently, a significant number of organisations have indicated their intention to proceed with legal action against the Government. To date 17 claims have been received. The Department of Finance and Administration assumed responsibility for claims under its insurance arrangements with the Department of Agriculture, Fisheries and Forestry.

Exceptional Circumstances assistance for drought-affected farmers

Exceptional Circumstances assistance is available, subject to eligibility criteria, to drought-affected farmers and agriculture-dependent small businesses primarily by way of interest rate subsidies and income support. The estimates assume that there will be no new drought declarations. Further reviews of declarations will occur in 2009-10. A continuation of adverse seasonal conditions or a return to severe drought conditions could result in higher than expected expenses for these forms of assistance. It is not possible to quantify the cost arising from such potential developments as this depends on the intensity, duration and scale of future drought conditions.

Attorney-General’s

Indemnities relating to the Air Security Officer program

The Australian Government has entered into indemnity agreements with Australian airlines that agree to allow their aircraft to fly with Air Security Officers on board. The indemnity agreements limit the Government’s exposure to a maximum of $2 billion per incident. The indemnity applies to the extent that any loss is not covered by existing relevant insurance policies held by the airline and only applies where the airline(s) can prove that an action on the part of an Air Security Officer under or in connection with the Air Security Officer program caused a loss.

Native title agreements — access to geospatial data

The Australian Government has entered into agreements with state and territory government bodies and/or their agents to access their geospatial land tenure data. The

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Statement 8: Statement of Risks

data is essential to support the National Native Title Tribunal in achieving its outcome. Under these agreements, the Australian Government provides indemnities against third party claims arising from errors in the data.

Native title costs

The Australian Government has previously offered to assist the States and Territories in meeting certain native title costs pursuant to the Native Title Act 1993, including compensation costs. No agreements under this offer have been entered into to date.

Discussions have commenced with the States and Territories on a Native Title National Partnership Agreement as an alternative to the previous offer. Any amounts potentially payable by the Australian Government under this National Partnership Agreement remain subject to negotiation.

The Australian Government’s liability under the offer cannot be quantified due to uncertainty about the number and effect of compensable acts, both in the past and in the future, and the value of native title affected by those acts. Similarly, it is not possible to quantify the liability for compensable acts for which the Australian Government may be directly liable.

Northern Patrol and Response — Ashmore Guardian and Triton

The Australian Government has entered into contractual arrangements with Gardline Australia Pty Ltd for the provision of two vessels to strengthen enforcement activities in Australia’s northern waters and to patrol and respond to incursions in the Ashmore Reef National Nature Reserve and the Cartier Island Marine Reserve.

The contracts with Gardline Australia contain unquantifiable indemnities relating to the use or other operations of armaments or the presence of the armaments on the vessel. They also contain unquantifiable indemnities relating to damage to any property or injury to any person caused by the apprehended or escorted persons or their vessels.

Southern Ocean Maritime Patrol and Response Program

P&O Maritime Services provides a Civil Charter Vessel to conduct patrols in the Southern Ocean to enable the enforcement of Australian law and the execution of law enforcement action against illegal, unregulated and unreported fishing. This agreement will remain in force until 30 June 2010 with new contractual arrangements for the Southern Ocean Maritime Patrol and Response Program to be negotiated.

The Australian Government’s contract with P&O Maritime Services contains unquantifiable indemnities relating to the use or other operations of armaments or the presence of the armaments on the vessel. It also contains unquantifiable indemnities relating to damage to any property or injury to any person caused by the apprehended or escorted persons or their vessels.

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Statement 8: Statement of Risks

This risk was previously reported as ‘Ocean surveillance’.

Broadband, Communications and the Digital Economy

National Broadband Network — Australian Government contribution

The Australian Government will be the majority shareholder in the company established to build and operate the National Broadband Network. The Government expects significant private sector investment in the company, however, the level of this investment is not yet known. An implementation study will examine, among other matters, ways to attract private sector investment in the company. The study will report to the Government in early 2010.

National Broadband Network Request for Proposals process — panel of experts and strategic adviser indemnities

The Australian Government has provided indemnities to the non-Australian Government members of the National Broadband Network (NBN) Panel of Experts, and the Strategic Adviser to the NBN Request for Proposals process, to protect them against civil claims that may arise in the course of performing their duties.

New company to roll out and operate the National Broadband Network — interim board members’ indemnity

The Australian Government has provided indemnities to the interim directors of the company established to roll out and operate the National Broadband Network. The indemnity is to protect the interim directors against civil claims that may arise in their capacity as directors of the company.

Climate Change

Kyoto Protocol — emissions target

As a party to the Kyoto Protocol, Australia is required to meet its target level for emissions over the first Commitment Period, 2008-2012. At this stage the best available estimates suggest that Australia is broadly on track to meet the 2008-2012 target. However, given the early stage of the commitment period, it is unclear whether Australia will ultimately report an asset or a liability. Once this information can be more reliably estimated, the Department of Climate Change will account for it accordingly.

Defence and Defence Materiel Organisation

ADI Ltd — officers’ and directors’ indemnities

Under the sale agreements for ADI Ltd, the Australian Government agreed to indemnify the directors, officers and employees for claims and legal costs associated with assistance related to the sale of the Government’s shares in the company. The Government has provided an indemnity to ADI Ltd for uninsured losses relating to specific heads of claims.

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Statement 8: Statement of Risks

ASC Pty Ltd — Australian Government indemnities provided to Electric Boat Corporation under the services agreement

The Department of Defence has entered into a services agreement with Electric Boat Corporation (EBC) and its subsidiary Electric Boat Australia (EBA) to provide technical and commercial support to ASC Pty Ltd as it transitions from being a producer of submarines to an agency for through-life submarine support. EBC/EBA staff commenced at ASC Pty Ltd on 14 October 2002. The initial services agreement ran for three years and the Australian Government has taken up the option to extend the agreement by a further three years. The extension has been incorporated into the Strategic Agreement for Through-Life Support of the Collins Class submarines with ASC Pty Ltd.

Under this agreement, EBC and EBA are provided with a warranty by the Government and ASC Pty Ltd that the Government and ASC Pty Ltd have the right to provide EBC/EBA with confidential and other information. The Government provides an indemnity to EBC and EBA against claims arising from a breach of that warranty.

The Government also indemnifies EBC and EBA against claims exceeding the greater of US$1 million (estimated value A$1.5 million) or profit earned by EBC under the agreement that arises from property loss or personal injury resulting from a defect in the operation or performance of a Collins Class submarine, other than caused by unlawful conduct, gross negligence or wilful misconduct of EBC or EBA.

Decontamination of Defence sites

The Department of Defence is currently undertaking a detailed large multi-year project to systematically identify and quantify known decontamination obligations across the Defence estate, in accordance with the Australian Accounting Standards. Of the sites assessed to date only a minimal number require a provision to be recognised, as in most cases the conditions for legal or constructive obligations are not met.

HMAS Melbourne and HMAS Voyager claims

Former crew members of HMAS Melbourne instituted legal proceedings against the Australian Government claiming damages for injuries allegedly caused by the HMAS Voyager / HMAS Melbourne collision on 10 February 1964. Two potential claims remain current. It is not known whether further claims will be made in connection with the collision.

Litigation cases

The Department of Defence is involved in a wide range of litigation and other claims for compensation and/or damages that may result in litigation where the matters have yet to be finalised by negotiation or, where required, litigation. Various claims, the subject of cases that have yet to be heard, are part-heard or are subject to an appeal, await a decision on what (if any) damages and/or costs should be paid to the claimant. The litigated and non-litigated claims include common law liability claims and claims arising from complaints to the Human Rights and Equal Opportunity Commission.

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Statement 8: Statement of Risks

The litigation includes asbestos claims and claims from injury resulting from the F-111 Deseal/Reseal programs. Claims have been received for damage caused by the use of Defence Practice Areas. At any given point, there are about 400 claims. Presently, they have an estimated value in excess of $145 million.

Military Superannuation and Benefits Scheme — indemnity

The Military Superannuation and Benefits Scheme (MSBS) provides occupational superannuation benefits for members of the Australian Defence Force. Much of the day-to-day administration associated with the MSBS is conducted by ComSuper. Under the Military Superannuation and Benefits Act 1991 the actions of ComSuper and its Commissioner are deemed to be those of the Military Superannuation and Benefits Board (MSB Board). The Department of Defence has indemnified the MSB Board for certain specified claims that are made in relation to acts of ComSuper and/or its Commissioner that are not recoverable elsewhere.

Environment, Heritage and the Arts

Art Indemnity Australia

Art Indemnity Australia is a program through which the Australian Government indemnifies cultural objects loaned to exhibitions displayed in Australian museums and galleries. The exact amounts involved will vary with the exchange rate applying at the time any claim is paid for loss or damage to an artwork or heritage object loaned from overseas, and with the extent of any loss or damage.

Most of the Government risk in indemnifying exhibitions is insured through Comcover though uninsurable risk continues to be borne solely by the Government. Planned changes to the program will eliminate the uninsurable risk borne by the Government from 1 July 2010.

Risk assignment under the National Water Initiative

At the 26 March 2008 Council of Australian Governments (COAG) meeting, the Australian Government agreed to take on the States’ liabilities under the National Water Initiative risk assignment arrangements for reductions in allocations of water in the Murray-Darling Basin arising from the application of new knowledge. The agreement increases the Australian Government’s liability in relation to these reductions in the Murray-Darling Basin.

The Australian Government also has other liabilities under the Water Act 2007, which are unchanged as a result of the 26 March 2008 COAG decision.

The Australian Government’s liabilities will be mitigated by investment in water efficiency measures and the purchase of water entitlements under the Water for the Future initiatives.

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Statement 8: Statement of Risks

Finance and Deregulation

ASC Pty Ltd (ASC) — directors’ indemnities

The Australian Government has indemnified the ASC directors for any claim made against them as a result of complying with ASC’s obligations under the Process Agreement between the Electric Boat Corporation (EBC), the Australian Government and ASC.

The Government has indemnified board members of the ASC for any claim against them as a result of complying with ASC’s obligations under the Service Agreement between ASC, the Department of Defence, EBC and Electric Boat Australia.

The Government has indemnified board members of ASC for any claim and legal costs arising from the result of the directors’ acting in accordance with the Board’s Tasks and Responsibilities, as defined under the indemnity.

Australian Government domestic property

The Australian Government domestic property portfolio managed by the Department of Finance and Deregulation has approximately 100 properties. A small number of these have had potential remediation issues identified which are currently the subject of further investigation.

To date none of these properties have had a provision recognised as neither the conditions for legal or constructive obligations have been met, nor is a reliable estimate of the obligation currently possible.

Australian Reward Investment Alliance — immunity and indemnity

The Superannuation Act 1976, the Superannuation Act 1990 and the Superannuation Act 2005 provide for specific immunities for activities undertaken in good faith by the trustees of the Australian Reward Investment Alliance (ARIA), the Commissioner for Superannuation and staff, delegates of the trustee Board, and members of a Reconsideration Advisory Committee, provided these activities relate to the performance of their functions.

These immunities do not prevent the trustee Board from being subject to any action, liability, claim or demand. Under the Superannuation Acts, other than in cases where the Superannuation Industry (Supervision) Act 1993 does not so permit, any money that becomes payable by the trustee Board in respect of such actions is to be paid out of the relevant fund. Where such payments are made, an equivalent amount is paid to the fund from the Consolidated Revenue Fund.

Future Fund Board of Guardians — indemnity

The Australian Government has provided the members of the Future Fund Board of Guardians with a Deed of Indemnity. The indemnity is intended to cover liabilities in excess of the Future Fund Board’s insurance policies.

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Statement 8: Statement of Risks

Members of the Future Fund Board are indemnified, to the maximum extent permitted by law, in relation to all official actions. However, similar to members of boards that operate under the Commonwealth Authorities and Companies Act 1997 (the CAC Act), a member of the Future Fund Board is not indemnified:

•	for conduct he or she engages in other than in good faith;

•	in respect of any liability owed to the Board; or

•	in respect of any act or omission that contravenes one of the civil penalty provisions of the Future Fund Act 2006.

Also similar to members of CAC Boards, a member of the Future Fund Board is not indemnified for legal costs incurred by the member in unsuccessfully defending or resisting criminal proceedings, or proceedings against a declaration that the member has breached a civil penalty provision of the Future Fund Act.

The indemnity is financially limited, in broad terms, to the value of the funds under management by the Future Fund Board.

Googong Dam

On 4 September 2008 a 150-year lease for Googong Dam was signed between the Australian Government and the Australian Capital Territory Government. The Australian Government is liable to pay just terms compensation if the terms of the lease are breached by introducing new legislation or changing the Canberra Water Supply (Googong Dam) Act 1974 in a way that impacts on the rights of the Australian Capital Territory.

The lease includes a requirement for the Australian Government to undertake rectification of easements or any defects in title in relation to Googong Dam. It also gives an indemnity in relation to acts or omissions by the Australian Government. The Australian Government is also responsible for remediation of any contamination it may have caused to the site.

Indemnities relating to other former asset sales, privatisations and IT outsourcing projects

Ongoing indemnities have been given in respect of a range of asset sales, privatisations and IT outsourcing projects that have been conducted by the Department of Finance and Deregulation, and the former Office of Asset Sales and Commercial Support and its predecessors. The probability of an action being made under one of these indemnities diminishes over time. Details of indemnities in respect of the other asset sales and privatisations have been provided in previous budget and Mid-Year Economic and Fiscal Outlook papers, and previous annual reports for Finance and the Office of Asset Sales and Commercial Support.

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Statement 8: Statement of Risks

Indemnities (including the year they were raised) are still current for: ADI Ltd (1998), Australian Airlines (1991), Australian Industry Development Corporation (1996), Australian Multimedia Enterprise (1997), Australian National Rail Commission and National Rail Corporation Ltd (1997 and 2000), Australian River Co Ltd (1999), Australian Submarine Corporation Pty Ltd (2000), Australian Technology Group (1986), ComLand Ltd (2004), Bankstown Airport Limited (2002), Camden Airport Ltd (2002), Commonwealth Accommodation and Catering Services (1988), Commonwealth Bank of Australia (1993 to 1996), Commonwealth Funds Management and Total Risk Management (1996 to 1997), Employment National Ltd (2003), Essendon Airport Ltd (2001), Federal Airports Corporation’s Airports (1995 to 1997), Home Loans Insurance Commission Ltd (1996), Health Insurance Commission (2000), Hoxton Park Airport Limited (2002), National Transmission Network (1999), Sydney Airports Corporation Ltd (2001), Telstra (1996, 1999 and 2006), and Wool International (1999). Finance does not currently expect any action to be taken in respect of these indemnities.

Indemnities for the Reserve Bank of Australia and private sector banks

Under agencies’ contracts for transactional banking services, the Australian Government has indemnified the Reserve Bank of Australia and contracted private sector banks. These banks are indemnified against loss and damage arising from error or fraud by the agency, or transactions made by the bank with the authority of the agency.

Industrial Waste Commission (IWC) Cleanaway

Following an unsuccessful appeal by the Australian Government against Brambles Holdings Limited seeking declarative relief in relation to a deed of licence between the parties for the IWC Cleanaway site at Lucas Heights, New South Wales, the Government is seeking to resolve a dispute concerning remediation responsibility for the site. The Government’s goal is to have the site remediated as soon as practicable with minimal ongoing maintenance costs. Investigations into the nature and extent of contamination, as well as remediation options, are continuing.

Pan Pharmaceuticals

On 14 August 2008, the Australian Government settled a suit brought by Mr Selim against the Therapeutic Goods Administration for the negligent suspension of Pan Pharmaceuticals’ registration and the resulting liquidation of the company. Subsequently, other shareholders and creditors of Pan Pharmaceuticals have indicated their intention to bring claims against the Government. The Department of Finance and Deregulation has assumed responsibility for the claims under its insurance arrangements with the Therapeutic Goods Administration.

Sharjade v Darwinia — breach of Heads of Agreement between the parties

The Australian Government has been joined as second defendant in action in the New South Wales Supreme Court that it induced Darwinia to breach a Heads of Agreement in 2000. The agreement relates to land previously owned by the Government at

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Statement 8: Statement of Risks

Turramurra, New South Wales, which was sold to Darwinia for construction of a retirement village for former Royal Australian Air Force servicemen.

The case against the Government was dismissed in October 2008. However, the judge found in favour of Sharjade in relation to the first defendant, Darwinia. Sharjade has formally appealed the dismissal and findings against both parties and its appeal submissions were lodged on 17 March 2009. A joint appeal hearing with Darwinia is expected to be heard late in 2009.

Superannuation

On 20 April 2007, the High Court of Australia found against the Australian Government on a claim for negligent misstatement relating to superannuation benefits for a former employee of the Department of the Interior. There is potential for more claims to arise from other former temporary employees who upon their retirement can demonstrate negligent misstatement over their eligibility to join an Australian Government superannuation scheme. The Department of Finance and Deregulation has assumed responsibility for the claims under its insurance arrangements with the relevant agencies or their predecessors.

Foreign Affairs and Trade

Export Finance and Insurance Corporation — board member and senior management indemnities

The Australian Government has provided certain indemnities to the Export Finance and Insurance Corporation (EFIC) board members and senior management to protect against civil claims and legal expenses for unsuccessful criminal claims relating to the implementation of EFIC’s alliance/divestment of its short-term export credit insurance business.

Health and Ageing

Australian Red Cross Society — indemnities

The Deed of Agreement between the Australian Red Cross Society (ARCS) and the National Blood Authority (NBA) in relation to the operation of the Australian Red Cross Blood Society (ARCBS) includes certain indemnities and a limit of liability in favour of ARCS. These cover a defined set of potential business, product and employee risks and liabilities arising from the operations of the ARCBS. The indemnities and limitation of liability only operate in the event of the expiry and non-renewal, or the earlier termination, of the Deed of Agreement, and only within a certain scope. They are also subject to appropriate limitations and conditions including in relation to mitigation, contributory fault, and the process of handling relevant claims.

Blood and blood products liability cover

A National Managed Fund (NMF) has been established which pools the liability risks associated with the supply of blood and blood products by the Australian Red Cross

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Statement 8: Statement of Risks

Blood Service (ARCBS) between the Australian Government, the ARCBS and the States and Territories. The NMF is covered by a Memorandum of Understanding (MoU) between the Australian Government, the States and Territories, and the ARCBS. It provides for liabilities incurred by ARCBS where other available mitigation or cover is not available. The MoU provides for the parties to contribute to the NMF taking into account potential claims payments; the level of funds in the NMF and investment earnings; and a prudential allowance for liabilities incurred but not yet the subject of claims. If there are insufficient funds to cover claim costs, the Jurisdictional Blood Committee (JBC) considers a report provided by the National Funds Manager to determine the level of funds required. Each party must contribute funds, as determined by the JBC, in accordance with allocation provisions prevailing at the time. Under the MoU, the blood and blood products liability cover for the ARCBS remains in force until all parties agree to terminate the arrangements from an agreed date.

CSL Ltd

CSL Ltd is indemnified against claims made by individuals who contract specified infections from specified products and against employees contracting asbestos-related injuries. CSL Ltd has unlimited cover for most events that occurred before the sale of CSL Ltd on 1 January 1994, but has more limited cover for a specified range of events that occurred during the operation of the Plasma Fractionation Agreement from 1 January 1994 to 31 December 2004. Where alternative cover was not arranged by CSL Ltd, the Australian Government may have a contingent liability. Given the open-ended nature of some of the indemnities, damages and risk cannot be quantified. No similar indemnities have been given to CSL Ltd in the new Plasma Products Agreement operating from 1 January 2005.

The Government has granted certain indemnities to CSL Ltd against claims made by individuals vaccinated under CSL’s clinical trials for the development of a prototype pandemic influenza vaccine.

Guarantee Scheme for aged care accommodation bonds

A Guarantee Scheme has been established through the Aged Care (Bond Security) Act 2006 and Aged Care (Bond Security) Levy Act 2006. Under the Guarantee Scheme, if a provider becomes insolvent or bankrupt and is unable to repay outstanding bond balances to aged care residents, the Australian Government will step in and repay the bond balances owing to each resident. In return, residents will assign their right to the Government to pursue the defaulting provider to recover the accommodation bond money paid out. In the event the Government cannot recover the full amount from the defaulting provider, it may levy all providers holding accommodation bonds to recoup the shortfall. It is not possible to quantify the Australian Government’s contingent liability in the event that the Guarantee Scheme is activated. The maximum contingent liability, in the unlikely event that all providers defaulted, is currently $7.7 billion.

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Statement 8: Statement of Risks

Indemnity relating to H5N1 vaccine

In December 2006, the Australian Government agreed to grant certain indemnities to manufacturers of H5N1 influenza vaccines to be included in the National Medical Stockpile. These vaccines, to be used in limited situations and only under threat of a pandemic, are considered prototype products which, to date, have not been used more widely than in clinical trials. The Government granted certain indemnities to manufacturers covering possible adverse events that could result from the use of the vaccine.

Indemnity relating to smallpox vaccine

On 12 December 2002, the Australian Government took possession of an initial shipment of 50,000 doses of smallpox vaccine. This vaccine, to be used only in emergency situations, was the only type available for large-scale purchase and was manufactured using older style technology. The Government granted an indemnity to the manufacturer covering possible adverse events that could result from the use of the vaccine.

Medical Indemnity Exceptional Claims Scheme

In May 2003, the Australian Government announced that the Medical Indemnity Exceptional Claims Scheme was to assume liability for 100 per cent of any damages payable against a doctor that exceeds a specified level of cover provided by that doctor’s medical indemnity insurer, currently $20 million. These arrangements will apply to payouts related to either a single large claim or to multiple claims that in aggregate exceed the cover provided by the doctor’s medical indemnity insurer, and will apply to claims notified under contracts-based cover since 1 January 2003.

Human Services

Medicare Australia

Proceedings were commenced against Medicare Australia in the Federal Court by Thelma Pty Ltd. Thelma alleges that Medicare Australia is misusing or taking advantage of market power in contravention of section 46 of the Trade Practices Act 1974, by offering and enabling health care providers and health insurance providers to use ECLIPSE (Medicare Australia’s electronic claiming system) free of charge. Thelma claims to have a substitutable product operating in the same market(s) as ECLIPSE. Thelma has sought relief which, if granted by the Court, would require Medicare Australia to charge a fee for the use of ECLIPSE and to pay damages to Thelma. In its recently amended Statement of Claim, Thelma has estimated its loss and damage (loss of revenue, loss of past opportunity and loss of future opportunity) at in excess of $65.7 million. Medicare Australia is defending the case.

8-22

Statement 8: Statement of Risks

Immigration and Citizenship

Systems development — liability limit

The Department of Immigration and Citizenship (DIAC) has entered into a contract with IBM Australia for the provision of systems development services for the department. The arrangement facilitates the delivery of the new departmental program Systems for People. DIAC has agreed to limit IBM’s liability to an overall maximum of $150 million for certain causes of action.

Infrastructure, Transport, Regional Development and Local Government

Airservices Australia

On 31 August 2004, the then Minister for Transport and Regional Services, pursuant to section 16 of the Airservices Act 1995, gave a direction to Airservices Australia to provide an operating control tower and approach radar control services in certain volumes of airspace. Subsection 16(4) of the Act provides that Airservices Australia may seek reimbursement from the Australian Government for any financial detriment it suffers as a result of complying with a direction. At this time, the quantum or nature of any financial detriment is uncertain, as is the nature of any consequent fiscal risk to the budget.

Assumed residual liabilities of the Australian National Railways Commission

The Australian Government, under Schedule 3 of the Australian National Railways Commission Sale Act 1997, assumed the residual liabilities of the Australian National Railways Commission. A writ of summons was filed in the High Court of Australia on 20 August 2004 by a single plaintiff and a statement of claim on behalf of 24 other plaintiffs was filed in the District Court of South Australia on 22 September 2005. The matters have been joined and are to be heard by the District Court of South Australia. The writ seeks unspecified damages for personal injuries as a result of exposure to lead and other particles from trains carrying lead and zinc. The matter is progressing but no hearing date has yet been set.

Australian Maritime Safety Authority incident costs

The Australian Maritime Safety Authority is responsible for the provision of funds necessary to meet the clean-up costs arising from ship-sourced marine pollution and, in all circumstances, is responsible for making appropriate efforts to recover costs of any such incidents. The Australian Government meets costs arising from such incidents that cannot be recovered.

Maritime Industry Finance Company Ltd — board members’ indemnity

Indemnities for Maritime Industry Finance Company Ltd (MIFCo) board members have been provided to protect them against civil claims relating to their employment and conduct as directors. MIFCo was placed into voluntary liquidation in November 2006 and was deregistered on 24 April 2008. The indemnity is not time-limited and continues even though MIFCo has been liquidated. Until the

8-23

Statement 8: Statement of Risks

indemnity agreements are varied or brought to an end, they will remain as contingent and unquantifiable liabilities.

Tripartite deeds relating to the sale of federal leased airports

Tripartite deeds apply to 12 federal leased airports (Adelaide, Alice Springs, Bankstown, Brisbane, Canberra, Gold Coast, Darwin, Launceston, Melbourne, Perth, Sydney and Townsville). The tripartite deeds between the Australian Government, the airport lessee company (ALC) and financiers amend the airport leases to provide for limited step-in rights for financiers in circumstances where the Government terminates the head lease, to enable the financiers to correct the circumstances that triggered such a termination event. The tripartite deeds may require the Government to pay the ALC and financiers the net residual value of the lease if terminated. The Government’s contingent liabilities are considered to be unquantifiable and remote.

Innovation, Industry, Science and Research

Australian Nuclear Science and Technology Organisation — indemnity

The Australian Government has indemnified the Australian Nuclear Science and Technology Organisation and its officers from liability that might be incurred from the conduct of activities authorised under the Australian Nuclear Science and Technology Organisation Act 1987. This indemnity is additional to commercial insurance covers obtained from the Comcover Insurance Pool and other insurers.

Liability for damages caused by Kistler space activities

In accordance with the United Nations Convention on International Liability for Damage Caused by Space Objects, an agreement was signed in 1998, amended in 1999, between the Department of Industry, Tourism and Resources, Kistler Woomera Pty Ltd and Spaceport Woomera Pty Ltd to support the launching of the K-1 Aerospace Vehicle and satellites into space from Australia. Under the agreement, the Australian Government provides indemnity support to a maximum of US$1.5 billion (estimated value A$2.2 billion), indexed for inflation above the level of insurance cover obtained under the requirements of the agreement.

Liability for damages caused by space activities

Under the United Nations Convention on International Liability for Damage Caused by Space Objects, the Australian Government is liable to pay compensation for damage caused to nationals of other countries by space objects launched from, or by, Australia. The Government requires the responsible party for a space activity approved under the Space Activities Act 1998 to insure against liability for damage to third parties for an amount not less than the maximum probable loss, up to a maximum of $750 million. Under the Space Activities Act, the Government also accepts liability for damage suffered by Australian nationals, to a maximum value of $3.0 billion above the insured level.

8-24

Statement 8: Statement of Risks

Resources, Energy and Tourism

Liability for costs incurred in a national liquid fuel emergency

The Australian Government has responsibility for the Liquid Fuel Emergency Act 1984 which is administered by the Minister for Resources and Energy. In addition, the State and Territory governments have entered into an intergovernmental agreement (IGA) which coordinates the use of the powers under the Act in a national liquid fuel emergency. The IGA contains three areas where the Australian Government may incur expenses in the unlikely event of a national liquid fuel emergency. These relate to the direct costs of managing a liquid fuel emergency, the possibility for the Australian Government to reimburse the State and Territory governments for costs arising from their response to an emergency, and potential compensation to industry from Australian Government directions under the Act.

Snowy Hydro Ltd — directors’ indemnities

The Australian Government has, together with the co-shareholder governments of New South Wales and Victoria, indemnified the members of the Board of Snowy Hydro Ltd for liabilities arising from entering into agreements to implement corporatisation of the Snowy Mountains Hydro-Electric Scheme, and from liabilities to Snowy Hydro Ltd at corporatisation. The indemnity will apply to liabilities arising within five years of corporatisation, and for which a claim is notified to the governments within 11 years of the corporatisation date of 28 June 2002.

Snowy Hydro Ltd — water releases

The Australian, New South Wales and Victorian governments have indemnified Snowy Hydro Ltd for liabilities arising from water releases in the Snowy River below Jindabyne Dam, where these releases are in accordance with the water licence and related regulatory arrangements agreed between the three governments. The indemnity will apply to liabilities for which a claim is notified within 20 years from 28 June 2002.

The Australian, New South Wales and Victorian governments will provide financial support to the company, if this is necessary, to avoid the company breaching its loan covenants to fund the cost of civil works required to address a cold-water pollution offence. The undertaking applies for seven years from 28 June 2002.

Treasury

Australian Business Investment Partnership

The Australian Business Investment Partnership (ABIP) is a temporary contingency measure to provide financing for commercial property assets in Australia in situations where finance relating to those assets is not available from commercial providers (other than ABIP), and the assets would otherwise be financially viable.

8-25

Statement 8: Statement of Risks

ABIP will be initially financed at $4 billion, with the Australian Government’s contribution of $2 billion matched by a $0.5 billion contribution from each of Australia’s four major domestic banks. This may be extended via the issuance of government guaranteed debt of up to $26 billion to create up to $30 billion in financing. Government guaranteed debt will only be required if there is a need for ABIP to provide refinancing for loans beyond the amount of the initial contributions, and it will only be issued if all the members of ABIP agree.

Should ABIP issue government guaranteed debt, the Government will be liable for claims covered by the government guarantee on that debt up to a maximum of $26 billion, plus any interest payable in relation to the principal debt issued. Any government guaranteed debt issued by ABIP will attract an appropriate fee.

ABIP may enter into financing arrangements within the two-year period beginning on the day the Australian Business Investment Partnership Act 2009 commences. The term of the arrangements may not exceed three years unless specified by regulation. ABIP is expected to cease operations by 30 June 2014.

Car dealer financing — Australian Government guarantee of the OzCar Special Purpose Vehicle

The Australian Government will guarantee all non AAA-rated securities issued by the OzCar Special Purpose Vehicle (SPV) to facilitate the purchase of those securities by Australia’s four major domestic banks.

The guarantee will result in a call being made on the Government by the OzCar SPV Trustee if the assets underlying the guaranteed securities fail to generate sufficient income for the SPV to cover its outlays and any losses from failed car dealerships.

The overall size of the OzCar SPV is expected to be around $850 million, of which approximately $550 million will be funded by securities that will attract the government guarantee. The SPV is expected to cease to operate by 30 June 2010.

Financial Claims Scheme

The Australian Government has established a Financial Claims Scheme to provide depositors of authorised deposit-taking institutions and general insurance policyholders with timely access to their funds in the unlikely event of a financial institution failure.

The Early Access Facility for Depositors established under the Banking Act 1959 provides a mechanism for making payments to depositors under the Government’s guarantee of deposits in authorised deposit-taking institutions. The risks of this guarantee are detailed under ‘Guarantee of deposits in authorised deposit-taking institutions’ below.

8-26

Statement 8: Statement of Risks

From 12 October 2008 deposits up to $1 million at eligible authorised deposit-taking institutions are eligible for coverage under the Financial Claims Scheme. These arrangements are a temporary measure in light of the global financial crisis and will be reviewed after three years.

As at 31 March 2009, deposits eligible for coverage under the Financial Claims Scheme were estimated to be approximately $650 billion.

The Policyholder Compensation Facility established under the Insurance Act 1973 provides a mechanism for making payments to eligible beneficiaries with a valid claim against a failed general insurer. Amounts available to meet payments and administer this facility, in the event of activation, are capped at $20.1 billion under the legislation.

The expected liability under the Policyholder Compensation Facility is remote and unquantifiable. The likelihood of a collapse that requires the activation of the scheme is low and the payments made under the scheme would be likely to be recovered through the liquidation of the failed institution. If there were a shortfall, a levy would be applied to industry to recover the difference between the amount expended and the amount recovered in the liquidation.

Guarantee of deposits in authorised deposit-taking institutions

The Australian Government has guaranteed eligible deposits in authorised deposit-taking institutions from 12 October 2008.

Deposits up to $1 million are eligible for coverage under the Financial Claims Scheme. Deposits over $1 million, and eligible deposits at foreign bank branches, are eligible for coverage under the Guarantee Scheme for Large Deposits and Wholesale Funding for a fee. These arrangements are a temporary measure in light of the global financial crisis and will be reviewed after three years.

The expected liability for deposits under the guarantee scheme is remote and unquantifiable. Australia’s financial system is among the strongest and best regulated in the world. Authorised deposit-taking institutions are subject to prudential regulation by the Australian Prudential Regulation Authority in accordance with international standards, which are designed to ensure that financial institutions have the capacity to meet their financial promises. This framework requires institutions to be adequately capitalised and have appropriate risk management systems in place.

Government expenditure would arise under the guarantee only in the unlikely event that an institution failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant institution. The impact on the Government’s budget would depend on the extent of the institution’s default and its ability to meet the Government’s claim.

8-27

Statement 8: Statement of Risks

As at 1 May 2009, authorised deposit-taking institutions’ deposits covered by this guarantee were estimated at $19.7 billion.

Guarantee of wholesale funding of authorised deposit-taking institutions

The Australian Government has guaranteed eligible wholesale funding of authorised deposit-taking institutions from 12 October 2008. The guarantee facility will be withdrawn when market conditions normalise.

The expected liability under this guarantee is remote and unquantifiable. Australia’s financial system is among the strongest and best regulated in the world. Authorised deposit-taking institutions are subject to prudential regulation by the Australian Prudential Regulation Authority in accordance with international standards, which are designed to ensure that financial institutions have the capacity to meet their financial promises. This framework requires institutions to be adequately capitalised and have appropriate risk management systems in place.

Government expenditure would arise under the guarantee only in the unlikely event that an institution failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant institution. The impact on the Government’s budget would depend on the extent of the institution’s default and its ability to meet the Government’s claim.

As at 1 May 2009, authorised deposit-taking institutions’ wholesale funding covered by this guarantee was estimated at $104.1 billion.

Guarantee of state and territory borrowing

The Australian Government announced on 25 March 2009 that it will guarantee state and territory borrowing. The guarantee facility will be withdrawn when market conditions normalise.

The expected liability under this guarantee is remote and unquantifiable. Government expenditure would arise under the guarantee only in the unlikely event that a State or Territory failed to meet its obligations with respect to a commitment that was subject to the guarantee and the guarantee was called upon. In such a case, the Government would likely be able to recover any such expenditure through a claim on the relevant State or Territory at a future date. The impact on the Government’s budget would depend upon the extent of the default and the State or Territory’s ability to meet the Government’s claim.

The guarantee has not yet commenced and as such no state borrowing is currently covered.

8-28

Statement 8: Statement of Risks

Housing Loans Insurance Corporation — guarantee

The Australian Government sold the Housing Loans Insurance Corporation (HLIC) on 12 December 1997 and has assumed all residual contingencies. The contingent liability relates to the HLIC’s contracts of mortgage insurance and any borrowings approved by the Treasurer up to the time of sale. The principal amount covered by the guarantee and the balances outstanding are unable to be reliably measured.

Terrorism insurance — commercial cover

The Terrorism Insurance Act 2003 established a scheme for replacement terrorism insurance covering damage to commercial property including associated business interruption and public liability. The Australian Reinsurance Pool Corporation (ARPC) uses reinsurance premiums paid by insurers to meet its administrative expenses and to build a fund and purchase reinsurance to help meet future claims. The Australian Government guarantees to pay any liabilities of the ARPC, but the Treasurer must declare a reduced payout rate to insured entities if the Government’s liability would otherwise exceed $10 billion.

Contingent assets — unquantifiable

Innovation, Industry, Science and Research

Wireless Local Area Network

The Commonwealth Scientific and Industrial Research Organisation (CSIRO) has settled out of court the current legal proceedings in the United States of America related to a wireless local area network (WLAN) patent which it owns and wishes to license broadly. At this stage, the revenue and costs arising from the settlement are unquantifiable.

8-29

Statement 8: Statement of Risks

Statement 9: Budget Financial Statements

The budget financial statements consist of an operating statement, including other economic flows, a balance sheet, and a cash flow statement for the Australian Government general government sector (GGS), the public non-financial corporations sector (PNFC) and the total non-financial public sector (NFPS). This statement also contains notes showing disaggregated information for the GGS.

The Charter of Budget Honesty Act 1998 (the Charter) requires that the budget be based on external reporting standards and for departures from these standards to be disclosed. Budget papers in previous years contained three sets of financial statements prepared according to both Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) and Australian Accounting Standards (AAS). In 2007, the Australian Accounting Standards Board released Whole of Government and General Government Sector Financial Reporting (AASB 1049) aiming to harmonise ABS GFS and AAS in a single set of financial statements.

The Government has produced a single set of financial statements that comply with both ABS GFS and AAS, meeting the requirement of the Charter, with departures disclosed. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

The Australian, State and Territory governments have an agreed framework — the Accrual Uniform Presentation Framework (UPF) — for the presentation of government financial information on a basis broadly consistent with AASB 1049. The budget financial statements are consistent with the requirements of the UPF.

In accordance with the UPF requirements, this statement also contains an update of the Australian Government’s Loan Council Allocation.

9-1

Contents

Notes to the financial statements	9-13
Appendix A: Financial reporting standards and budget concepts	9-29
General Government Sector Financial Reporting (AASB 1049)	9-29
Balance sheet	9-32
Differences between ABS GFS and AAS framework (AASB 1049)	9-41
Appendix B: Australian Loan Council Allocation	9-43

9-2

Statement 9: Budget Financial Statements

Table 1: Australian Government general government sector operating statement
		Estimates			Projections
		2008-09	2009-10	2010-11	2011-12	2012-13
	Note	$m	$m	$m	$m	$m
Revenue
Taxation revenue	3	275,751	267,727	275,981	301,876	331,002
Sales of goods and services	4	6,373	7,483	7,746	7,918	7,706
Interest income	5	5,454	4,697	4,586	4,512	4,484
Dividend income	5	3,194	6,413	2,562	2,566	2,406
Other	6	5,166	4,292	3,967	3,905	4,085
Total revenue		295,939	290,612	294,841	320,776	349,684
Expenses
Gross operating expenses
Wages and salaries(a)	7	15,691	17,069	16,993	17,023	17,085
Superannuation	7	2,945	3,384	3,490	3,556	3,631
Depreciation and amortisation	8	5,520	5,634	5,570	5,343	5,430
Payment for supply of goods and services	9	57,925	63,229	63,155	65,855	67,177
Other operating expenses(a)	7	4,694	4,571	4,806	4,995	5,177
Total gross operating expenses		86,774	93,887	94,013	96,772	98,500
Superannuation interest expense	7	6,432	6,792	7,016	7,245	7,489
Interest expenses	10	5,358	7,556	9,664	12,036	13,864
Current transfers
Current grants	11	94,804	102,185	105,371	110,451	113,529
Subsidy expenses		8,088	8,121	8,569	10,072	13,727
Personal benefits	12	111,556	99,579	106,406	111,960	120,085
Total current transfers		214,448	209,885	220,345	232,483	247,342
Capital transfers	11
Mutually agreed write-downs		1,717	1,657	1,738	1,846	1,932
Other capital grants		9,712	18,434	11,752	6,006	5,865
Total capital transfers		11,430	20,091	13,490	7,852	7,796
Total expenses		324,443	338,213	344,528	356,388	374,990
Net operating balance		-28,504	-47,601	-49,687	-35,612	-25,306
Other economic flows
Revaluation of equity(b)		-8,490	2,044	2,012	2,481	2,887
Net write-downs of assets (including bad and doubtful debts)		-4,089	-3,903	-4,069	-4,268	-4,608
Assets recognised for the first time		316	293	272	228	218
Actuarial revaluations		-1,866	-1	0	0	0
Net foreign exchange gains		-143	-5	0	0	0
Net swap interest received		-25	187	93	48	39
Market valuation of debt		-3,245	147	-56	-372	-447
Other economic revaluations(c)		-112	-595	110	-98	-173
Total other economic flows		-17,653	-1,832	-1,638	-1,981	-2,084
Comprehensive result -
Total change in net worth	13	-46,157	-49,432	-51,325	-37,593	-27,391
Net operating balance		-28,504	-47,601	-49,687	-35,612	-25,306
Net acquisition of non-financial assets
Purchases of non-financial assets		9,910	11,305	11,639	11,300	10,163
less Sales of non-financial assets		516	619	258	154	161
less Depreciation		5,520	5,634	5,570	5,343	5,430
plus Change in inventories		417	425	216	171	468
plus Other movements in non-financial assets		56	68	241	165	-24
Total net acquisition of non-financial assets		4,347	5,545	6,269	6,139	5,016
Fiscal balance (Net lending/borrowing)(d)		-32,851	-53,145	-55,956	-41,751	-30,323
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	Revaluation of equity reflects changes in the market valuation of investments. This line also reflects any equity revaluations at the point of disposal or sale.
(c)	Largely reflects other revaluation of assets and liabilities.
(d)	The term fiscal balance is not used by the ABS.

9-3

Statement 9: Budget Financial Statements

Table 2: Australian Government general government sector balance sheet
		Estimates			Projections
		2008-09	2009-10	2010-11	2011-12	2012-13
	Note	$m	$m	$m	$m	$m
Assets
Financial assets
Cash and deposits	20(a)	1,538	1,282	1,769	2,353	2,679
Advances paid	14	21,948	23,873	25,538	25,818	25,148
Investments, loans and placements	15	102,506	100,415	92,308	92,496	93,927
Other receivables	14	32,708	36,626	38,975	45,944	56,747
Equity investments
Investments in other public sector entities		18,870	20,177	23,848	30,073	30,098
Equity accounted investments		224	224	224	224	224
Investments - shares		22,856	24,976	26,753	28,206	29,138
Total financial assets		200,650	207,572	209,414	225,113	237,961
Non-financial assets	16
Land		7,994	7,568	7,579	7,624	7,570
Buildings		18,967	20,227	21,139	22,375	22,791
Plant, equipment and infrastructure		44,465	47,856	52,175	56,475	60,084
Inventories		6,523	6,921	7,108	7,213	7,614
Intangibles		3,101	3,752	4,179	4,561	4,885
Investment property		168	143	125	109	422
Biological assets		29	30	31	32	32
Heritage and cultural assets		8,286	8,376	8,419	8,460	8,500
Assets held for sale		552	545	530	522	513
Other non-financial assets		3,003	1,874	1,804	1,485	1,304
Total non-financial assets		93,088	97,292	103,090	108,857	113,716
Total assets		293,738	304,864	312,504	333,970	351,677
Liabilities
Interest bearing liabilities
Deposits held		339	339	339	339	339
Advances received		0	0	0	0	0
Government securities		111,867	169,907	222,487	273,318	300,814
Loans	17	8,170	8,173	8,243	7,956	8,071
Other borrowing		919	851	791	754	706
Total interest bearing liabilities		121,296	179,270	231,860	282,366	309,929
Provisions and payables
Superannuation liability	18	118,401	122,423	126,499	130,575	134,672
Other employee liabilities	18	9,419	9,725	10,127	10,580	11,085
Suppliers payable	19	3,658	3,639	3,736	3,819	3,861
Personal benefits payable	19	14,222	12,490	12,995	13,900	14,977
Subsidies payable	19	1,586	1,659	1,937	1,991	2,076
Grants payable	19	6,746	6,511	6,481	6,377	6,384
Other provisions and payables	19	7,653	7,824	8,870	11,955	23,679
Total provisions and payables		161,686	164,271	170,646	179,198	196,733
Total liabilities		282,981	343,541	402,505	461,564	506,662
Net worth(a)		10,756	-38,676	-90,001	-127,594	-154,985
Net financial worth(b)		-82,331	-135,968	-193,091	-236,451	-268,701
Net financial liabilities(c)		101,201	156,145	216,939	266,524	298,799
Net debt(d)		-4,697	53,700	112,245	161,699	188,175
(a)	Net worth is calculated as total assets minus total liabilities.
(b)	Net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets.
(c)	Net financial liabilities equals total liabilities less financial assets other than investments in other public sector entities.
(d)	Net debt equals the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

9-4

Statement 9: Budget Financial Statements

Table 3: Australian Government general government sector cash flow statement(a)
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Cash receipts from operating activities
Taxes received	269,377	259,436	268,600	291,329	321,374
Receipts from sales of goods and services	6,356	7,480	7,723	7,898	7,668
Interest receipts	5,014	4,426	4,345	4,291	4,341
Dividends and income tax equivalents	3,152	5,663	3,362	2,616	2,456
Other receipts	5,328	4,360	3,979	3,937	4,094
Total operating receipts	289,228	281,364	288,008	310,071	339,932
Cash payments for operating activities
Payments for employees	-21,412	-23,127	-23,457	-23,778	-24,140
Payments for goods and services	-56,813	-62,201	-61,828	-64,487	-66,303
Grants and subsidies paid	-111,812	-127,722	-125,240	-125,660	-128,485
Interest paid	-4,078	-5,890	-9,061	-10,257	-11,975
Personal benefit payments	-110,393	-102,368	-107,059	-112,216	-120,230
Other payments	-3,810	-4,305	-4,268	-4,416	-4,469
Total operating payments	-308,319	-325,613	-330,914	-340,813	-355,601
Net cash flows from operating activities	-19,090	-44,249	-42,906	-30,743	-15,668
Cash flows from investments in non-financial assets
Sales of non-financial assets	555	619	258	154	161
Purchases of non-financial assets	-9,469	-11,030	-11,503	-11,138	-9,860
Net cash flows from investments in non-financial assets	-8,914	-10,411	-11,245	-10,984	-9,699
Net cash flows from investments in financial assets for policy purposes	-7,428	-5,089	-4,761	-6,762	300
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	-12,483	1,761	6,645	-442	-604
Net cash flows from investments in financial assets for liquidity purposes	-12,483	1,761	6,645	-442	-604
Cash receipts from financing activities
Borrowing	48,124	58,424	54,199	51,601	28,341
Other financing	1,127	411	203	104	82
Total cash receipts from financing activities	49,250	58,835	54,402	51,705	28,423
Cash payments for financing activities
Borrowing	0	0	0	0	0
Other financing	-1,836	-1,104	-1,648	-2,190	-2,426
Total cash payments for financing activities	-1,836	-1,104	-1,648	-2,190	-2,426
Net cash flows from financing activities	47,414	57,731	52,754	49,515	25,997
Net increase/(decrease) in cash held	-501	-257	487	584	326

9-5

Statement 9: Budget Financial Statements

Table 3: Australian Government general government sector cash flow statement (continued)(a)
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Net cash flows from operating activities and investments in non-financial assets (Surplus(+)/deficit(-))	-28,004	-54,660	-54,150	-41,727	-25,368
Finance leases and similar arrangements(b)	-507	-1	-31	-31	-20
GFS cash surplus(+)/deficit(-)	-28,511	-54,661	-54,182	-41,758	-25,387
less Future Fund earnings	3,603	2,931	2,869	2,777	2,763
Equals underlying cash balance(c) plus Net cash flows from investments in financial assets for policy purposes	-32,114	-57,593	-57,051	-44,535	-28,150
	-7,428	-5,089	-4,761	-6,762	300
plus Future Fund earnings	3,603	2,931	2,869	2,777	2,763
Equals headline cash balance	-35,939	-59,751	-58,943	-48,520	-25,087
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)	The acquisition of assets under finance leases decreases the underlying cash balance. The disposal of assets previously held under finance leases increases the underlying cash balance.
(c)	The term underlying cash balance is not used by the ABS.

9-6

Statement 9: Budget Financial Statements

Table 4: Australian Government public non-financial corporations sector operating statement
	Estimates
	2008-09 $m	2009-10 $m
Revenue
Current grants and subsidies	22	18
Sales of goods and services	6,990	7,146
Interest income	51	34
Other	1	1
Total revenue	7,064	7,199
Expenses
Gross operating expenses
Depreciation	353	406
Wages and salaries(a)	3,064	3,102
Superannuation	83	147
Other operating expenses(a)	2,970	3,150
Total gross operating expenses	6,470	6,806
Interest expenses	47	41
Other property expenses	467	204
Current transfers
Tax expenses	254	153
Total current transfers	254	153
Total expenses	7,238	7,204
Net operating balance	-173	-5
Other economic flows	18	1,244
Comprehensive result - Total change in net worth	-155	1,238
Net acquisition of non-financial assets
Purchases of non-financial assets	1,522	2,485
less Sales of non-financial assets	82	42
less Depreciation	353	406
plus Change in inventories	5	-6
plus Other movements in non-financial assets	24	12
Total net acquisition of non-financial assets	1,115	2,043
Fiscal balance (Net lending/borrowing)(b)	-1,288	-2,048
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

9-7

Statement 9: Budget Financial Statements

Table 5: Australian Government public non-financial corporations sector balance sheet
	Estimates
	2008-09 $m	2009-10 $m
Assets
Financial assets
Cash and deposits	705	510
Investments, loans and placements	1,137	1,091
Other receivables	819	874
Equity investments	323	322
Total financial assets	2,984	2,797
Non-financial assets
Land and fixed assets	5,891	7,765
Other non-financial assets(a)	511	525
Total non-financial assets	6,402	8,291
Total assets	9,386	11,088
Liabilities
Interest bearing liabilities
Borrowing	734	1,123
Total interest bearing liabilities	734	1,123
Provisions and payables
Other employee entitlements	1,140	1,163
Other provisions(a)	725	868
Account payables	979	888
Total provisions and payables	2,844	2,919
Total liabilities	3,578	4,042
Shares and other contributed capital	5,808	7,047
Net worth(b)	5,808	7,047
Net financial worth(c)	-594	-1,244
Net debt(d)	-1,108	-479
(a)	Excludes the impact of commercial taxation adjustments.
(b)
Under AASB1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(c)
Under AASB1049, net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets. Under ABS GFS, net financial worth equals total financial assets minus total liabilities minus shares and other contributed capital.

(d)	Net debt equals the sum of deposits held, advances received and borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

9-8

Statement 9: Budget Financial Statements

Table 6: Australian Government public non-financial corporations sector cash flow statement(a)
	Estimates
	2008-09 $m	2009-10 $m
Cash receipts from operating activities
Receipts from sales of goods and services	7,632	7,756
GST input credit receipts	291	301
Other receipts	73	55
Total operating receipts	7,995	8,111
Cash payments for operating activities
Payment for goods and services	-3,366	-3,834
Interest paid	-46	-36
Payments to employees	-2,851	-3,088
GST payments to taxation authority	-506	-513
Other payments for operating activities	-372	-238
Total operating payments	-7,141	-7,710
Net cash flows from operating activities	854	401
Cash flows from investments in non-financial assets
Sales of non-financial assets	83	42
Purchases of non-financial assets	-1,545	-2,496
Net cash flows from investments in non-financial assets	-1,462	-2,455
Net cash flows from investments in financial assets for policy purposes	0	0
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	479	725
Net cash flows from investments in financial assets for liquidity purposes	479	725
Cash receipts from financing activities
Borrowing	15	381
Other financing	156	957
Total cash receipts from financing activities	170	1,338
Cash payments for financing activities
Other financing	-478	-204
Total cash payments for financing activities	-478	-204
Net cash flows from financing activities	-308	1,134
Net increase/(decrease) in cash held	-436	-195
Cash at the beginning of the year	1,142	705
Cash at the end of the year	705	510

Net cash from operating activities and investments in non-financial assets	-608	-2,053
Distributions paid	-478	-204
Equals surplus(+)/deficit(-)	-1,086	-2,258
Finance leases and similar arrangements(b)	0	0
GFS cash surplus(+)/deficit(-)	-1,086	-2,258
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decreases the deficit.

9-9

Statement 9: Budget Financial Statements

Table 7: Australian Government total non-financial public sector operating statement(a)
	Estimates
	2008-09 $m	2009-10 $m
Revenue
Taxation revenue	275,497	267,575
Sales of goods and services	12,708	13,945
Interest income	5,506	4,730
Dividend income	2,728	6,208
Other	5,167	4,293
Total revenue	301,605	296,752
Expenses
Gross operating expenses
Depreciation	5,872	6,040
Superannuation	3,029	3,531
Wages and salaries(a)	18,755	20,171
Payment for supply of goods and services	60,239	65,696
Other operating expenses(a)	4,694	4,571
Total gross operating expenses	92,588	100,010
Superannuation interest expense	6,432	6,792
Other interest expenses	5,405	7,597
Current transfers
Grant expenses	94,804	102,185
Subsidy expenses	8,066	8,102
Personal benefit payments	111,556	99,579
Total current transfers	214,426	209,867
Capital transfers	11,430	20,091
Total expenses	330,282	344,357
Net operating balance	-28,677	-47,606
Other economic flows	-17,635	-588
Comprehensive result - Total change in net worth	-46,312	-48,194
Net acquisition of non-financial assets
Purchases of non-financial assets	11,431	13,789
less Sales of non-financial assets	599	661
less Depreciation	5,872	6,040
plus Change in inventories	422	419
plus Other movements in non-financial assets	80	79
Total net acquisition of non-financial assets	5,462	7,587
Fiscal balance (Net lending/borrowing)(b)	-34,139	-55,193
(a)	Consistent with ABS GFS classification, other employee related expenses are reported under other operating expenses. Total employee expenses equal wages and salaries plus other operating expenses.
(b)	The term fiscal balance is not used by the ABS.

9-10

Statement 9: Budget Financial Statements

Table 8: Australian Government total non-financial public sector balance sheet
	Estimates
	2008-09 $m	2009-10 $m
Assets
Financial assets
Cash and deposits	2,244	1,792
Advances paid	21,948	23,873
Investments, loans and placements	103,643	101,506
Other receivables	33,482	37,442
Equity investments	36,464	38,653
Total financial assets	197,781	203,265
Non-financial assets
Land and fixed assets	92,126	98,713
Other non-financial assets	7,364	6,869
Total non-financial assets	99,490	105,583
Total assets	297,271	308,848
Liabilities
Interest bearing liabilities
Deposits held	339	339
Government securities	111,867	169,907
Loans	8,170	8,173
Other borrowing	1,653	1,974
Total interest bearing liabilities	122,030	180,393
Provisions and payables
Unfunded superannuation liability	118,401	122,423
Other employee entitlements	10,559	10,887
Other provisions	8,378	8,692
Other	27,147	25,130
Total provisions and payables	164,485	167,132
Total liabilities	286,514	347,524

Shares and other contributed capital	5,808	7,047

Net worth(a)	10,756	-38,676
Net financial worth(b)	-88,734	-144,259
Net debt(c)	-5,805	53,221
(a)
Under AASB1049, net worth is calculated as total assets minus total liabilities. Under ABS GFS, net worth is calculated as total assets minus total liabilities minus shares and other contributed capital.

(b)
Under AASB1049, net financial worth equals total financial assets minus total liabilities. That is, it excludes non-financial assets. Under ABS GFS, net financial worth equals total financial assets minus total liabilities, minus shares and other contributed capital.

(c)	Net debt equals the sum of deposits held, advances received and borrowing, minus the sum of cash and deposits, advances paid, and investments, loans and placements.

9-11

Statement 9: Budget Financial Statements

Table 9: Australian Government total non-financial public sector cash flow statement(a)
	Estimates
	2008-09 $m	2009-10 $m
Cash receipts from operating activities
Taxes received	269,122	259,288
Receipts from sales of goods and services	12,738	13,954
Interest receipts	5,064	4,457
Dividends	2,687	5,472
Other receipts	5,338	4,371
Total operating receipts	294,949	287,542
Cash payments for operating activities
Payments for goods and services	-59,143	-64,966
Grants and subsidies paid	-111,812	-127,722
Interest paid	-4,125	-5,927
Personal benefit payments	-110,393	-102,368
Payments to employees	-24,264	-26,215
Other payments for operating activities	-3,926	-4,396
Total operating payments	-313,663	-331,593
Net cash flows from operating activities	-18,714	-44,052
Cash flows from investments in non-financial assets
Sales of non-financial assets	638	661
Purchases of non-financial assets	-11,014	-13,527
Net cash flows from investments in non-financial assets	-10,376	-12,866
Net cash flows from investments in financial assets for policy purposes	-7,428	-5,089
Cash flows from investments in financial assets for liquidity purposes
Increase in investments	-12,004	2,486
Net cash flows from investments in financial assets for liquidity purposes	-12,004	2,486
Cash receipts from financing activities
Borrowing	48,139	58,805
Other financing	0	0
Total cash receipts from financing activities	48,139	58,805
Cash payments for financing activities
Other financing	-554	264
Total cash payments for financing activities	-554	264
Net cash flows from financing activities	47,584	59,069
Net increase/(decrease) in cash held	-937	-451
Cash at the beginning of the year	3,181	2,244
Cash at the end of the year	2,244	1,792

Net cash from operating activities and investments in non-financial assets	-29,090	-56,918
Distributions paid	0	0
Equals surplus(+)/deficit(-)	-29,090	-56,918
Finance leases and similar arrangements(b)	-507	-1
GFS cash surplus(+)/deficit(-)	-29,597	-56,919
(a)	A positive number denotes a cash inflow; a negative sign denotes a cash outflow.
(b)
The acquisition of assets under finance leases decreases the surplus or increases the deficit. The disposal of assets previously held under finance leases increases the surplus or decrease the deficit.

9-12

Statement 9: Budget Financial Statements

Notes to the financial statements

Note 1: External reporting standards and accounting policies

The Charter of Budget Honesty Act 1998 (the Charter) requires that the budget be based on external reporting standards and that departures from applicable external reporting standards be identified.

The major external standards used for budget reporting purposes are:

•
the Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) publication, Australian System of Government Finance Statistics: Concepts, Sources and Methods, cat no. 5514.0, which in turn is based on the International Monetary Fund (IMF) accrual GFS framework; and

•
Australian Accounting Standards (AAS), being Whole of Government and General Government Sector Financial Reporting (AASB 1049) and other applicable Australian Equivalents to International Financial Reporting Standards (AEIFRS).

As required by the Charter, the financial statements have been prepared on an accrual basis that complies with both ABS GFS and AAS, except for departures disclosed at Note 2.

A more detailed description of the AAS and GFS frameworks, in addition to definitions of key terms used in these frameworks, can be found in Appendix A. Table A2 in Appendix A explains the key differences between the two frameworks. Detailed accounting policies, as required by AAS, are disclosed in the annual consolidated financial statements.

Budget reporting focuses on the general government sector (GGS). The GGS provides public services that are mainly non-market in nature and for the collective consumption of the community, or involve the transfer or redistribution of income. These services are largely financed through taxes and other compulsory levies, user charging and external funding. This sector comprises all government departments, offices and some other bodies. In preparing financial statements for the GGS all material transactions and balances between entities within the GGS have been eliminated. A list of entities within the GGS, as well as entities within and a description of the public non-financial corporations (PNFC) sector and public financial corporations (PFC) sector, are disclosed in Table A1 in Appendix A.

The Government’s key fiscal aggregates are based on ABS GFS concepts and definitions, including the ABS GFS cash surplus/deficit and the derivation of the underlying cash balance and net financial worth. AASB 1049 requires the disclosure of other ABS GFS fiscal aggregates, including net operating balance, net lending/borrowing (fiscal balance) and net worth. In addition to these ABS GFS

9-13

Statement 9: Budget Financial Statements

aggregates the Accrual Uniform Presentation Framework (UPF) requires net debt, net financial worth and net financial liabilities.

Explanations of variations in fiscal balance, revenue, expenses, net capital investment, cash flows, net debt and net worth since the February 2009 Updated Economic and Fiscal Outlook (UEFO) are disclosed in Statement 3.

Details of the Australian Government’s GGS contingent liabilities are disclosed in Statement 8.

Measurement of the public sector superannuation liability

The nominal value of the Australian Government’s public sector superannuation liability is anticipated to grow from $118 billion in 2008-09 to $162 billion in 2020.

The valuation of the liability is based on a range of actuarial assumptions regarding the incidence, timing and amount of the future benefits. These assumptions are determined by actuaries and applied in calculating the long-term costs of the Australian Government’s defined benefit superannuation schemes that will be charged to the Consolidated Revenue Fund (CRF). The most recent actuarial investigations were conducted based on membership data as at 30 June 2008 and the results are contained in the Long-Term Cost Reports (LTCRs) prepared for these schemes.

The discount rate is used to value the nominal amounts of the future superannuation liability to today’s dollars. For the purpose of preparing its budget forecasts, the Australian Government uses the rate applied by the actuaries in preparing the relevant LTCRs. This estimate reflects the approximate cost to the Australian Government if the scheme had to be funded via borrowings. As in previous years, the long-term assumption is 6 per cent per annum (nominal).

Due to the global economic and financial crisis, current yields on Commonwealth Government bonds have dropped substantially since 30 June 2008. However, as the nature of the superannuation liability is long term, the actuarially determined discount rate of 6 per cent as per the LTCR has been used for valuing the long-term cost of the unfunded superannuation liability.

For budget reporting purposes, which extends beyond the current financial year, this long-term rate remains appropriate as it does not introduce significant volatility into future calculations of the superannuation liability. Due to uncertainty around future interest rate movements, maintaining the discount rate determined by the actuaries provides for a better understanding of fiscal strategy targets linked to net financial worth and assists in the useability and understandability of the Government’s financial statements.

9-14

Statement 9: Budget Financial Statements

Measurement of the Public Sector Superannuation Liability (continued)

For annual (actual) reporting purposes, Australian Accounting Standards require the discount rate for valuing the unfunded superannuation liability to be determined by reference to market yields on long term government bonds as at the reporting date.  This is the approach that the Australian Government follows in preparing its Consolidated Financial Statements and Final Budget Outcome.

Sensitivity of estimates to changes in the discount rate

If current spot market yields were used to discount the nominal value of the future unfunded superannuation benefits, then this would result in a substantial change to the recognised value of the liability. Based on the (nominal) spot rate of 4.82 per cent for the 10-year government bond on 5 May 2009, the present value of the liability would increase by approximately $23 billion in 2008-09 if this rate applied at 30 June 2009.

Note 2: Departures from external reporting standards

The Charter requires that departures from applicable external reporting standards be identified. The budget financial statements depart from the external reporting standards as follows.

General government sector

Departures from ABS GFS

ABS GFS requires that provisions for bad and doubtful debts be excluded from the balance sheet. This treatment has not been adopted in the budget financial statements or in any reconciliation notes because excluding such provisions would overstate the value of Australian Government assets in the balance sheet. The budget financial statements currently adopt the AAS treatment for provisions for bad and doubtful debts.

ABS GFS treats coins on issue as a liability and no revenue is recognised. The ABS GFS treatment of circulating coins as a liability has not been adopted in the budget financial statements or in any reconciliation notes. Instead, the budget financial statements adopt the AAS treatment for circulating coins. Under this treatment seigniorage revenue is recognised upon the issue of coins and no liability is recorded.

Under ABS GFS prepayments are classified as financial assets. In accordance with AAS, prepayments have been classified as non-financial assets in the budget financial statements. This is a classification difference that impacts on net financial worth.

ABS GFS currently requires Special Drawing Rights (SDRs) liabilities to be recorded as a contingent liability. The treatment of SDRs as a contingent liability has not been adopted in the budget financial statements or any reconciliation notes. The budget financial statements currently record SDRs as a liability. This is consistent with AAS,

9-15

Statement 9: Budget Financial Statements

and also represents an early adoption of the ABS’ proposed revisions to GFS from September 2009 in line with revised international standards (refer ABS cat. no. 5310.0.55.001 Information Paper: Introduction of revised international standards in ABS economic statistics in 2009).

Currently, ABS GFS requires defence weapons platforms to be expensed. The financial statements currently record defence weapons platforms as a capital investment. This is consistent with AAS, and also represents an early adoption of the ABS’ proposed revisions to GFS from September 2009 in line with revised international standards (refer ABS cat. no. 5310.0.55.001 Information Paper: Introduction of revised international standards in ABS economic statistics in 2009).

Under ABS GFS, concessional loans are recognised at their nominal value, that is, they are not discounted to fair (market) value as there is not considered to be a secondary market. This treatment has not been adopted for the financial statements. Consistent with AAS, loans issued at below market interest rates or with long repayment periods are recorded at fair value (by discounting them by market interest rates). The difference between the nominal value and the fair value of the loan is recorded as an expense. Over the life of the loan the interest earned is recognised at market rates.

Departures from AASB 1049

AAS requires the advances paid to the International Development Association and Asian Development Fund to be recognised at fair value. Under ABS GFS these advances are recorded at nominal value. The ABS GFS treatment is adopted in the financial statements.

AASB 1049 requires the disclosure of the operating result and its derivation on the face of the operating statement. This aggregate is not used by the Australian Government (and is not required by the UPF). It has been disclosed in Note 13 rather than on the face of the operating statement.

AASB 1049 requires disaggregated information, by ABS GFS function, for expenses and total assets to be disclosed where they are reliably attributable. ABS GFS does not require such information. In accordance with ABS GFS, disaggregated information for expenses and net acquisition of non-financial assets is disclosed in Statement 6.

AASB 1049 requires AAS measurement of items to be disclosed on the face of the financial statements with reconciliation to the ABS GFS measurement of items, where different, in notes to the financial statements. Reconciliation notes have not been included as they would effectively create two measures of the same aggregate.

AASB 1049 requires major variances between original budget estimates and outcomes to be explained in the financial statements. Explanations of major variances for the 2008-09 year from the 2008-09 Budget to the 2008-09 MYEFO are discussed in Part 4 of the MYEFO. All policy decisions taken between the 2008-09 Budget and the 2008-09 MYEFO are disclosed in Appendix A of the MYEFO. Explanations of major

9-16

Statement 9: Budget Financial Statements

variances for the 2008-09 year from the 2008-09 MYEFO to the February 2009 UEFO are disclosed in Part 4 of the UEFO, with policy decisions taken during this period disclosed in Appendix A of the document. Explanations of variations since February 2009 UEFO are disclosed in Statement 3 of this document, with all decisions taken since UEFO disclosed in Budget Paper No. 2.

Public non-financial corporations (PNFC) and total non-financial public sectors (NFPS)

AASB 1049 defines net worth for the PNFC and NFPS sectors as total assets less total liabilities, however ABS GFS defines net worth as total assets less total liabilities less shares and contributed capital (which is equal to zero for the PNFC sector). Similarly, AASB1049 defines net financial worth for these sectors as financial assets less total liabilities, whereas under ABS GFS it is equal to financial assets less total liabilities less shares and contributed capital. The AASB 1049 treatment has been adopted in the PNFC and NFPS sector financial statements.

The financial statements for the PNFC and NFPS sectors comply with the UPF but do not include all the line item disclosures required by AASB 1049. Disaggregated outcome notes for the PNFC sector will be disclosed in the consolidated financial statements.

9-17

Statement 9: Budget Financial Statements

Note 3: Taxation revenue by type
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Income taxation
Individuals and other withholding taxes(a)
Gross income tax withholding	117,680	119,000	122,630	132,590	144,075
Gross other individuals	31,210	28,350	27,690	29,440	32,180
less Refunds	23,200	24,640	23,780	24,840	26,815
Total individuals and other withholding taxation	125,690	122,710	126,540	137,190	149,440
Fringe benefits tax	3,470	3,460	3,590	3,790	4,050
Superannuation funds
Contributions and earnings	9,140	7,980	9,250	10,420	11,410
Surcharge	20	10	10	10	10
Superannuation funds	9,160	7,990	9,260	10,430	11,420
Company tax	57,950	54,980	55,740	62,320	67,200
Petroleum resource rent tax	1,600	1,720	1,710	1,640	1,660
Total income taxation revenue	197,870	190,860	196,840	215,370	233,770
Indirect taxation
Sales taxes
Goods and services tax	43,130	43,630	45,960	48,670	51,880
Wine equalisation tax	700	710	730	770	830
Luxury car tax	390	370	360	400	430
Total sales taxes	44,220	44,710	47,050	49,840	53,140
Excise duty
Petrol	6,610	6,340	6,200	5,803	5,008
Diesel	6,660	6,490	6,570	6,325	5,516
Beer	2,010	2,050	2,100	2,170	2,240
Tobacco	5,620	5,510	5,460	5,550	5,710
Other excisable products	3,620	3,460	3,680	3,885	3,803
Of which: Other excisable beverages(b)	870	970	1,060	1,150	1,240
Total excise duty revenue	24,520	23,850	24,010	23,733	22,277
Customs duty
Textiles, clothing and footwear	1,140	830	580	620	660
Passenger motor vehicles	1,180	870	630	660	690
Excise-like goods	2,760	2,780	2,850	2,987	3,101
Other imports	1,600	1,530	1,670	1,780	1,900
less Refunds and drawbacks	240	240	240	240	240
Total customs duty revenue	6,440	5,770	5,490	5,807	6,111
Carbon Pollution Reduction Scheme	-	-	-	4,470	12,990
Other indirect taxation
Agricultural levies	558	353	352	356	357
Other taxes	2,143	2,185	2,239	2,300	2,357
Total other indirect taxation revenue	2,701	2,537	2,591	2,656	2,715
Mirror taxes less Transfers to States in relation to mirror tax revenue	397 397	407 407	423 423	440 440	462 462
Mirror tax revenue	0	0	0	0	0
Total indirect taxation revenue	77,881	76,867	79,141	86,506	97,232
Total taxation revenue	275,751	267,727	275,981	301,876	331,002
(a)	Includes Medicare levy revenue of $8,630 million.
(b)	Other excisable beverages are those not exceeding 10 per cent by volume of alcohol.

9-18

Statement 9: Budget Financial Statements

Note 3(a): Taxation revenue by source
	Estimates			Projections
	2008-09	2009-10	2010-111	2011-12	2012-13
	$m	$m	$m	$m	$m
Taxes on income, profits and capital gains
Income and capital gains levied on individuals	129,180	126,180	130,140	140,990	153,500
Income and capital gains levied on enterprises	68,690	64,680	66,700	74,380	80,270
Total taxes on income, profits and capital gains	197,870	190,860	196,840	215,370	233,770
Taxes on employers' payroll and labour force	340	351	365	380	395
Taxes on the provision of goods and services
Sales/goods and services tax	44,220	44,710	47,050	49,840	53,140
Excises and levies	25,240	24,365	24,525	24,218	22,688
Taxes on international trade	6,440	5,770	5,490	5,840	6,220
Total taxes on the provision of goods and services	75,900	74,845	77,065	79,898	82,048
Taxes on use of goods and performance of activities	1,640	1,671	1,711	6,228	14,790
Total taxation revenue	275,751	267,727	275,981	301,876	331,002

Note 4: Sales of goods and services revenue
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Sales of goods	1,293	1,213	1,347	1,429	1,348
Rendering of services	3,147	4,107	4,127	4,067	3,871
Operating lease rental	17	11	19	19	21
Other fees from regulatory services	1,917	2,152	2,253	2,403	2,465
Total sales of goods and services revenue	6,373	7,483	7,746	7,918	7,706

9-19

Statement 9: Budget Financial Statements

Note 5: Interest and dividend income
	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Interest from other governments
State and Territory debt	179	175	170	165	160
Housing agreements	15	14	13	11	10
Total interest from other governments	194	188	183	177	171
Interest from other sources
Advances	30	26	30	34	35
Deposits	104	61	52	62	71
Bills receivable	5	6	6	6	6
Bank deposits	237	105	109	112	113
Indexation of HELP receivable and other student loans	287	302	323	341	355
Other	4,596	4,008	3,884	3,781	3,734
Total interest from other sources	5,260	4,508	4,403	4,335	4,313
Total interest	5,454	4,697	4,586	4,512	4,484
Dividends
Dividends from other public sector entities	1,408	4,992	1,198	1,253	1,169
Other dividends	1,786	1,421	1,364	1,312	1,238
Total dividends	3,194	6,413	2,562	2,566	2,406
Total interest and dividend income	8,649	11,109	7,147	7,077	6,891

Note 6: Other sources of non-taxation revenue
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Industry contributions	88	91	97	43	44
Royalties	1,912	1,343	1,331	1,261	1,262
Seigniorage	105	104	102	107	107
Other	3,061	2,754	2,438	2,493	2,673
Total other sources of non-taxation revenue	5,166	4,292	3,967	3,905	4,085

9-20

Statement 9: Budget Financial Statements

Note 7: Employee and superannuation expense
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Wages and salaries expenses	15,691	17,069	16,993	17,023	17,085
Other operating expenses
Leave and other entitlements	2,088	1,919	2,039	2,107	2,140
Separations and redundancies	79	43	40	38	37
Workers compensation premiums and claims	503	496	511	528	568
Other	2,024	2,112	2,215	2,322	2,432
Total other operating expenses	4,694	4,571	4,806	4,995	5,177
Superannuation expenses
Superannuation	2,945	3,384	3,490	3,556	3,631
Superannuation interest cost	6,432	6,792	7,016	7,245	7,489
Total superannuation expenses	9,378	10,176	10,506	10,801	11,120
Total employee and superannuation expense	29,762	31,817	32,304	32,819	33,382

Note 8: Depreciation and amortisation expense
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Depreciation
Specialist military equipment	2,738	2,609	2,487	2,533	2,586
Buildings	1,017	1,130	1,176	974	1,002
Other infrastructure, plant and equipment	1,217	1,294	1,278	1,183	1,192
Heritage and cultural assets	44	4	4	4	4
Total depreciation	5,016	5,037	4,945	4,694	4,784
Total amortisation	504	597	624	650	646
Total depreciation and amortisation expense	5,520	5,634	5,570	5,343	5,430

Note 9: Payment for supply of goods and services
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Supply of goods and services	18,886	20,714	18,864	18,960	18,247
Operating lease rental expenses	2,280	2,232	2,339	2,368	2,421
Personal benefits - indirect	30,359	33,321	34,827	37,100	38,701
Health care payments	4,758	4,905	4,985	5,104	5,189
Other	1,642	2,057	2,140	2,323	2,620
Total payment for supply of goods and services	57,925	63,229	63,155	65,855	67,177

9-21

Statement 9: Budget Financial Statements

Note 10: Interest expense
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12		2012-13
	$m	$m	$m	$m	$	$m
Interest on debt
Government securities	3,938	6,264	8,340	10,659		12,493
Loans	6	1	1	1		0
Other	90	67	59	57		52
Total interest on debt	4,034	6,333	8,400	10,716		12,545
Other financing costs	1,324	1,224	1,264	1,320		1,319
Total interest expense	5,358	7,556	9,664	12,036		13,864

Note 11: Current and capital grants expense
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Current grants expense
State and Territory governments	74,061	73,339	77,193	82,707	87,418
Local governments	573	750	369	355	335
Private sector	1,957	2,708	2,355	2,380	2,151
Overseas	3,246	3,331	3,721	3,823	4,080
Non-profit organisations	1,738	2,546	2,575	3,093	1,426
Multi-jurisdictional sector	6,566	8,512	8,628	8,955	9,206
Other	6,663	11,000	10,529	9,138	8,912
Total current grants expense	94,804	102,185	105,371	110,451	113,529
Capital grants expense
Mutually agreed write-downs	1,717	1,657	1,738	1,846	1,932
Other capital grants
State and Territory governments	8,857	17,481	11,144	5,524	5,400
Local governments	492	409	83	11	0
Multi-jurisdictional sector	85	86	87	90	93
Other	278	458	439	381	371
Total capital grants expense	11,430	20,091	13,490	7,852	7,796
Total grants expense	106,234	122,276	118,861	118,303	121,325

9-22

Statement 9: Budget Financial Statements

Note 12: Personal benefit payments
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Social welfare - assistance to the aged	30,743	30,212	32,494	34,547	36,804
Assistance to veterans and dependants	6,490	6,256	6,240	6,104	6,001
Assistance to people with disabilities	15,576	15,799	17,345	18,266	19,258
Assistance to families with children	36,866	28,490	28,792	29,423	29,956
Assistance to the unemployed	5,075	8,876	10,411	10,122	9,090
Student assistance	550	2,689	2,619	2,711	2,860
Common youth allowance	2,356	0	0	0	0
Other welfare programmes	8,841	1,255	1,009	983	1,196
Financial and fiscal affairs	218	224	233	243	253
Higher education	130	0	0	0	0
Vocational and industry training	152	164	175	177	13
Other	4,557	5,615	7,087	9,384	14,655
Total personal benefit payments	111,556	99,579	106,406	111,960	120,085

Note 13: Operating result and comprehensive result (total change in net worth)
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Opening net worth	71,165	10,756	-38,676	-90,001	-127,594
Opening net worth adjustments(a)	-14,252	0	0	0	0
Adjusted opening net worth	56,913	10,756	-38,676	-90,001	-127,594
Net operating balance	-28,504	-47,601	-49,687	-35,612	-25,306
Other economic flows – Included in operating result
Net gains from sale of assets	874	43	56	21	56
Other gains	-13,235	3,354	3,305	3,754	3,818
Swap interest	866	348	177	94	76
Net write-down and impairment of assets and fair value losses	-4,089	-3,903	-4,069	-4,268	-4,608
Net foreign exchange losses	-143	-5	0	0	0
Net losses from sale of assets	-11	3	9	7	-25
Swap interest expense	-890	-161	-84	-46	-37
Total other economic flows	-16,628	-321	-605	-437	-719
Operating result(b)	-45,132	-47,922	-50,292	-36,049	-26,026
Other economic flows - other movements in equity(c)	-1,025	-1,511	-1,033	-1,544	-1,365
Comprehensive result	-46,157	-49,432	-51,325	-37,593	-27,391
(a)	Reflects an increase in the superannuation liability mainly due to a difference in the discount rate used and change in demographics.
(b)	Operating result under AEIFRS accounting standards.
(c)	Other economic flows not included in the AEIFRS accounting standards operating result.

9-23

Statement 9: Budget Financial Statements

Note 14: Advances paid and receivables
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Advances paid
Loans to State and Territory governments	3,153	3,053	2,953	2,854	2,747
Higher Education Loan Program	11,196	12,014	12,663	13,132	13,431
Student Financial Supplement Scheme	857	818	776	732	685
Other	6,872	8,175	9,300	9,243	8,416
less Provision for doubtful debts	131	188	154	143	131
Total advances paid	21,948	23,873	25,538	25,818	25,148
Other receivables
Goods and services receivable	835	783	752	736	745
Recoveries of benefit payments	2,633	2,733	2,803	2,858	2,944
Taxes receivable	18,748	21,556	24,384	30,932	41,243
Other	12,119	13,222	12,715	13,099	13,540
less Provision for doubtful debts	1,627	1,669	1,679	1,681	1,725
Total other receivables	32,708	36,626	38,975	45,944	56,747

Note 15: Investments, loans and placements
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Investments - deposits	32,427	30,870	23,733	23,274	22,950
IMF quota	7,192	7,192	7,192	7,192	7,192
Other	62,887	62,353	61,383	62,029	63,785
Total investments, loans and placements	102,506	100,415	92,308	92,496	93,927

9-24

Statement 9: Budget Financial Statements

Note 16: Total non-financial assets
	Estimates			Projections
	2008-09 $m	2009-10 $m	2010-11 $m	2011-12 $m	2012-13 $m
Land and buildings
Land	7,994	7,568	7,579	7,624	7,570
Buildings	18,967	20,227	21,139	22,375	22,791
Total land and buildings	26,961	27,795	28,719	29,999	30,361
Plant, equipment and infrastructure
Specialist military equipment	34,082	37,178	41,483	45,941	50,315
Other	10,384	10,678	10,692	10,534	9,769
Total plant, equipment and infrastructure	44,465	47,856	52,175	56,475	60,084
Intangibles
Computer software	2,382	2,509	2,455	2,414	2,301
Other	719	1,242	1,724	2,147	2,585
Total intangibles	3,101	3,752	4,179	4,561	4,885
Total heritage and cultural assets	8,286	8,376	8,419	8,460	8,500
Total investment properties	168	143	125	109	422
Total biological assets	29	30	31	32	32
Inventories
Inventories held for sale	729	732	743	644	647
Inventories not held for sale	5,794	6,190	6,366	6,568	6,968
Total inventories	6,523	6,921	7,108	7,213	7,614
Total assets held for sale	552	545	530	522	513
Other non-financial assets
Prepayments	2,854	1,658	1,347	1,020	863
Other	148	216	457	465	441
Total other non-financial assets	3,003	1,874	1,804	1,485	1,304
Total non-financial assets	93,088	97,292	103,090	108,857	113,716

Note 17: Loans
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Promissory notes	5,075	5,080	5,118	5,156	5,195
Special drawing rights	1,046	1,046	1,046	1,046	1,046
Other	2,050	2,048	2,079	1,754	1,830
Total loans	8,170	8,173	8,243	7,956	8,071

9-25

Statement 9: Budget Financial Statements

Note 18: Employee and superannuation liabilities
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Total superannuation liability	118,401	122,423	126,499	130,575	134,672
Other employee liabilities
Leave and other entitlements	5,563	5,758	6,058	6,393	6,764
Accrued salaries and wages	393	445	464	478	486
Workers compensation claims	1,728	1,709	1,687	1,676	1,675
Separations and redundancies	78	49	44	44	43
Other	1,657	1,764	1,874	1,989	2,117
Total other employee liabilities	9,419	9,725	10,127	10,580	11,085
Total employee and superannuation liabilities	127,820	132,148	136,626	141,155	145,757

Note 19: Provisions and payables
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Suppliers payable
Trade creditors	3,491	3,471	3,555	3,639	3,678
Operating lease rental payable	141	142	141	140	142
Other creditors	26	27	39	40	41
Total suppliers payable	3,658	3,639	3,736	3,819	3,861
Total personal benefits payable	14,222	12,490	12,995	13,900	14,977
Total subsidies payable	1,586	1,659	1,937	1,991	2,076
Grants payable
State and Territory governments	170	170	170	170	170
Non-profit organisations	18	18	18	18	18
Private sector	450	425	425	425	425
Overseas	613	464	467	403	472
Local governments	4	4	4	4	4
Other	5,490	5,429	5,396	5,356	5,294
Total grants payable	6,746	6,511	6,481	6,377	6,384
Other provisions and payables
Provisions for tax refunds	2,033	2,063	2,083	2,088	2,098
Other	5,620	5,761	6,787	9,867	21,581
Total other provisions and payables	7,653	7,824	8,870	11,955	23,679

9-26

Statement 9: Budget Financial Statements

Note 20: Reconciliation of cash
	Estimates			Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Operating balance (revenues less expenses)	-28,504	-47,601	-49,687	-35,612	-25,307
less Revenues not providing cash
Other	617	738	781	796	845
Total revenues not providing cash	617	738	781	796	845
plus Expenses not requiring cash
Increase/(decrease) in employee entitlements	4,499	4,397	4,472	4,525	4,601
Depreciation/amortisation expense	5,520	5,634	5,570	5,343	5,430
Mutually agreed write-downs	1,717	1,657	1,738	1,833	1,919
Other	569	871	726	642	367
Total expenses not requiring cash	12,305	12,559	12,506	12,344	12,318
plus Cash provided / (used) by working capital items
Decrease / (increase) in inventories	-131	-251	-55	-54	-361
Decrease / (increase) in receivables	-5,576	-7,886	-6,385	-11,035	-15,033
Decrease / (increase) in other financial assets	330	-136	-304	-451	-579
Decrease / (increase) in other non-financial assets	504	886	-18	45	-82
Increase / (decrease) in benefits, subsidies and grants payable	2,503	-1,970	1,006	853	1,543
Increase / (decrease) in suppliers' liabilities	133	-19	97	83	42
Increase / (decrease) in other provisions and payables	-37	907	715	3,882	12,635
Net cash provided / (used) by working capital	-2,274	-8,469	-4,943	-6,678	-1,834
equals (Net cash from/(to) operating activities)	-19,090	-44,249	-42,906	-30,743	-15,668
plus (Net cash from/(to) investing activities)	-28,825	-13,739	-9,361	-18,188	-10,003
Net cash from operating activities and investment	-47,915	-57,988	-52,267	-48,931	-25,671
plus (Net cash from/(to) financing activities)	47,414	57,731	52,754	49,515	25,997
equals Net increase/(decrease) in cash	-501	-257	487	584	326
Cash at the beginning of the year	2,039	1,538	1,282	1,769	2,353
Net increase/(decrease) in cash	-501	-257	487	584	326
Cash at the end of the year	1,538	1,282	1,769	2,353	2,679

9-27

Statement 9: Budget Financial Statements

Note 20(a): Consolidated Revenue Fund

The estimated and projected cash balances reflected in the balance sheet for the Australian Government GGS (Table 2) include the reported cash balances controlled and administered by Australian Government agencies subject to the Financial Management and Accountability Act 1997, and the reported cash balances controlled and administered by entities subject to the Commonwealth Authorities and Companies Act 1997 (CAC Act), that implement public policy through the provision of primarily non-market services.

Revenues or monies raised by the Executive Government automatically form part of the Consolidated Revenue Fund by force of section 81 of the Australian Constitution. For practical purposes, total Australian Government GGS cash, less cash controlled and administered by CAC Act entities, plus special public monies, represents the Consolidated Revenue Fund referred to in section 81 of the Australian Constitution. On this basis, the balance of the Consolidated Revenue Fund is shown below.

	Estimates		Projections
	2008-09	2009-10	2010-11	2011-12	2012-13
	$m	$m	$m	$m	$m
Total general government sector cash	1,538	1,282	1,769	2,353	2,679
less CAC Agency cash balances	919	854	793	826	884
plus Special public monies	147	158	159	161	163
Balance of Consolidated Revenue Fund at 30 June	766	586	1,135	1,688	1,958

Further information on the Consolidated Revenue Fund is included in Budget Paper No. 4, Agency Resourcing 2009-10.

9-28

Statement 9: Budget Financial Statements

Appendix A: Financial reporting standards and budget concepts

The Charter of Budget Honesty Act 1998 (the Charter) requires the budget to be based on external reporting standards. Budget papers prior to 2008-09 contained three sets of financial statements prepared according to both the Australian Bureau of Statistics’ (ABS) accrual Government Finance Statistics (GFS) framework and Australian Accounting Standards (AAS). In 2007, the Australian Accounting Standards Board (AASB) released Whole of Government and General Government Sector Financial Reporting (AASB 1049) aiming to harmonise ABS GFS and AAS in a single set of financial statements.

The Government has produced a single set of financial statements that comply with both ABS GFS and AAS, meeting the requirement of the Charter, with departures disclosed. The statements reflect the Government’s accounting policy that ABS GFS remains the basis of budget accounting policy, except where the Government applies AAS because it provides a better conceptual basis for presenting information of relevance to users of public sector financial reports.

AASB 1049 and the Accrual Uniform Presentation Framework (UPF) also provide a basis for reporting of the public non-financial corporations (PNFC), public financial corporations (PFC) and total non-financial public sectors (NFPS).

General Government Sector Financial Reporting (AASB 1049)

The budget primarily focuses on the financial performance and position of the general government sector (GGS). The ABS defines the GGS as providing public services which are mainly non-market in nature, mainly for the collective consumption of the community, involving the transfer or redistribution of income and financed mainly through taxes and other compulsory levies. AASB 1049 recognises the GGS as a reporting entity.

AASB 1049 history and conceptual framework

The Australian Accounting Standards Board (AASB) released AASB 1049 for application from the 2008-09 financial year. AASB 1049 seeks to ‘harmonise’ ABS GFS and AAS.

The reporting framework for AASB 1049 requires the preparation of accrual-based general purpose financial reports, showing government assets, liabilities, revenue, expenses and cash flows. GGS reporting under AASB 1049 aims to provide users with information about the stewardship of each government in relation to its GGS and accountability for the resources entrusted to it; information about the financial position, performance and cash flows of each government’s GGS; and information that facilitates assessments of the macroeconomic impact. While AASB 1049 provides a

9-29

Statement 9: Budget Financial Statements

basis for whole-of-government and GGS outcome reporting (including the PNFC and PFC sectors), budget reporting focuses on the GGS.

The Government’s budget reporting framework

There are three main general purpose statements that must be prepared in accordance with ABS GFS and AASB 1049. These are:

•	an operating statement, including other economic flows, which shows net operating balance and net lending/borrowing (fiscal balance);

–	to allow the presentation of a single set of financial statements in accordance with AASB 1049 the ABS GFS statement of other economic flows has been incorporated into the operating statement;

•	a balance sheet, which also shows net worth, net financial worth, net financial liabilities and net debt; and

•	a cash flow statement, which includes the calculation of the underlying cash balance.

In addition to these general purpose statements, notes to the financial statements are required. These notes include a summary of accounting policies, disaggregated information and other disclosures required by AAS. A full set of notes and other disclosures required by AAS are included in the annual consolidated financial statements.

All financial data presented in the financial statements are recorded as either stocks (assets and liabilities) or flows (classified as either transactions or other economic flows). Transactions result from a mutually agreed interaction between economic entities. Despite their compulsory nature, taxes are transactions deemed to occur by mutual agreement between the government and the taxpayer. Transactions that increase or decrease net worth (assets less liabilities) are reported as revenues and expenses respectively in the operating statement.1

A change to the value or volume of an asset or liability that does not result from a transaction is an other economic flow. This can include changes in values from market prices, most actuarial valuations, exchange rates and changes in volumes from discoveries, depletion and destruction. All other economic flows are reported in the operating statement.
__________________________

1
Not all transactions impact on net worth. For example, transactions in financial assets and liabilities do not impact on net worth as they represent the swapping of assets and liabilities on the balance sheet.

9-30

Statement 9: Budget Financial Statements

Consistent with the ABS GFS framework, and in general AAS, the financial statements record flows in the period in which they occur. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods and can be reliably assigned to the relevant period(s).

Operating statement

The operating statement presents details of transactions in revenues, expenses, the net acquisition of non-financial assets (net capital investment) and other economic flows for an accounting period.

Revenues arise from transactions that increase net worth and expenses arise from transactions that decrease net worth. Revenues less expenses gives the net operating balance. The net operating balance is similar to the National Accounts concept of government saving plus capital transfers.

The net acquisition of non-financial assets (net capital investment) measures the change in the Australian Government’s stock of non-financial assets owing to transactions. As such, it measures the net effect of purchases, sales and consumption (for example, depreciation of fixed assets and use of inventory) of non-financial assets during an accounting period.

Net acquisition of non-financial assets equals gross fixed capital formation, less depreciation, plus changes (investment) in inventories, plus other transactions in non-financial assets.

Other economic flows are presented in the operating statement and outline changes in net worth that are driven by economic flows other than revenues and expenses. Revenues, expenses and other economic flows sum to the total change in net worth during a period. The majority of other economic flows for the Australian Government GGS arise from price movements in its assets and liabilities.

Fiscal balance

The fiscal balance (or net lending/borrowing) is the net operating balance less net capital investment. Thus, the fiscal balance includes the impact of net expenditure (effectively purchases less sales) on non-financial assets rather than consumption (depreciation) of non-financial assets. 2

The fiscal balance measures the Australian Government’s investment-saving balance. It measures in accrual terms the gap between government savings plus net capital transfers, and investment in non-financial assets. As such, it approximates the
__________________________

2
The net operating balance includes consumption of non-financial assets because depreciation is an expense. Depreciation also forms part of net capital investment, which (in the calculation of fiscal balance) offsets the inclusion of depreciation in the net operating balance.

9-31

Statement 9: Budget Financial Statements

contribution of the Australian Government GGS to the balance on the current account in the balance of payments.

Balance sheet

The balance sheet shows stocks of assets, liabilities and net worth. In accordance with the UPF, net debt, net financial worth and net financial liabilities are also reported in the balance sheet.

Net worth

The net worth of the GGS, PNFC and PFC sectors is defined as assets less liabilities. This differs from the ABS GFS definition for the PNFC and PFC sectors where net worth is defined as assets less liabilities less shares and other contributed capital. Net worth is an economic measure of wealth, reflecting the Australian Government’s contribution to the wealth of Australia.

Net financial worth

Net financial worth measures a government’s net holdings of financial assets. It is calculated from the balance sheet as financial assets minus liabilities. This differs from the ABS GFS definition of net financial worth for the PNFC and PFC sectors, defined as financial assets less liabilities less shares less other contributed capital. Net financial worth is a broader measure than net debt, in that it incorporates provisions made (such as superannuation) as well as holdings of equity. Net financial worth includes all classes of financial assets and all liabilities, only some of which are included in net debt. As non-financial assets are excluded from net financial worth, this is a narrower measure than net worth. However, it avoids the concerns inherent with the net worth measure relating to the valuation of non-financial assets and their availability to offset liabilities.

Net financial liabilities

Net financial liabilities comprises total liabilities less financial assets but excludes equity investments in the other sectors of the jurisdiction. Net financial liabilities is a more accurate indicator than net debt of a jurisdiction’s fiscal position as it includes substantial non-debt liabilities such as accrued superannuation and long service leave entitlements. Excluding the net worth of other sectors of government results in a purer measure of financial worth than net financial worth as, in general, the net worth of other sectors of government, in particular the PNFC sector, is backed up by physical assets.

Net debt

Net debt is the sum of selected financial liabilities (deposits held, advances received, government securities, loans, and other borrowings) less the sum of selected financial

9-32

Statement 9: Budget Financial Statements

assets3 (cash and deposits, advances paid, and investments, loans and placements). Net debt does not include superannuation-related liabilities. Net debt is a common measure of the strength of a government’s financial position. High levels of net debt impose a call on future revenue flows to service that debt.

Cash flow statement

The cash flow statement identifies how cash is generated and applied in a single accounting period. The cash flow statement reflects a cash basis of recording (rather than an accrual basis) where information is derived indirectly from underlying accrual transactions and movements in balances. This, in effect, means that transactions are captured when cash is received or when cash payments are made. Cash transactions are specifically identified because cash management is considered an integral function of accrual budgeting.

Underlying cash balance

The underlying cash balance plus Future Fund earnings (ABS GFS cash surplus/deficit) is the cash counterpart of the fiscal balance, reflecting the Australian Government’s cash investment-saving balance. This measure is conceptually equivalent under the current accrual framework and the previous cash framework. For the GGS, the underlying cash balance is calculated as shown below.

Net cash flows from operating activities
plus
Net cash flows from investments in non-financial assets
less
Net acquisitions of assets acquired under finance leases and similar arrangements4 equals
ABS GFS cash surplus/deficit
less
Future Fund earnings
equals
Underlying cash balance

__________________________

3
Financial assets are defined as cash, an equity instrument of another entity, a contractual right to receive cash or financial asset, and a contract that will or may be settled in the entity’s own equity instruments.

4
The underlying cash balance treats the acquisition and disposal of non-financial assets in the same manner regardless of whether they occur by purchase/sale or finance lease —acquisitions reduce the underlying cash balance and disposals increase the underlying cash balance. However, finance leases do not generate cash flows at the time of acquisition or disposal equivalent to the value of the asset. As such, net acquisitions of assets under finance leases are not shown in the body of the cash flow statement but are reported as a supplementary item for the calculation of the underlying cash balance.

9-33

Statement 9: Budget Financial Statements

The Government is reporting the underlying cash balance net of Future Fund earnings from 2005-06 onwards because the earnings will be reinvested to meet future superannuation payments and are therefore not available for current spending.

However, Future Fund earnings are included in the fiscal balance because superannuation expenses relating to future cash payments are recorded in the fiscal balance estimates.

Expected Future Fund earnings are separately identified in the Australian Government GGS cash flow statement in Table 3 of this statement and the historic tables in Statement 10.

Headline cash balance

The headline cash balance is calculated by adding net cash flows from investments in financial assets for policy purposes and Future Fund earnings to the underlying cash balance.

Cash flows from investments in financial assets for policy purposes include equity transactions and net advances.5 Equity transactions include equity injections into controlled businesses and privatisations of government businesses. Net advances include net loans to the States, net loans to students under the Higher Education Loan Program, and contributions to international organisations that increase the Australian Government’s financial assets.

Sectoral classifications

To assist in analysing the public sector, data are presented by institutional sector as shown in Figure 1. ABS GFS defines the GGS and the PNFC and PFC sectors. AASB 1049 has also adopted this sectoral reporting.

__________________________

5	Cash flows from investments in financial assets for policy purposes were called net advances under the cash budgeting framework.

9-34

Statement 9: Budget Financial Statements

Figure 1: Institutional structure of the public sector

9-35

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications

General government sector entities

Agriculture, Fisheries and Forestry Portfolio

Australian Fisheries Management Authority, Australian Pesticides and Veterinary Medicines Authority, Australian Wine and Brandy Corporation, Biosecurity Australia, Cotton Research and Development Corporation, Dairy Adjustment Authority, Department of Agriculture, Fisheries and Forestry, Fisheries Research and Development Corporation, Grains Research and Development Corporation, Grape and Wine Research and Development Corporation, Land and Water Resources Research and Development Corporation, Rural Industries Research and Development Corporation, Sugar Research and Development Corporation, Wheat Exports Australia

Attorney-General’s Portfolio

Administrative Appeals Tribunal, Attorney-General’s Department, Australian Commission for Law Enforcement Integrity, Australian Crime Commission, Australian Customs and Border Protection Service, Australian Federal Police, Australian Human Rights Commission, Australian Institute of Criminology, Australian Law Reform Commission, Australian Security Intelligence Organisation, Australian Transaction Reports and Analysis Centre (AUSTRAC), Criminology Research Council, CrimTrac Agency, Family Court of Australia, Federal Court of Australia, Federal Magistrates Court of Australia, High Court of Australia, Insolvency and Trustee Service Australia, National Capital Authority, National Native Title Tribunal, Office of Parliamentary Counsel, Office of the Commonwealth Director of Public Prosecutions

Broadband, Communications and the Digital Economy Portfolio

Australian Broadcasting Corporation, Australian Communications and Media Authority, Department of Broadband, Communications and the Digital Economy, Special Broadcasting Service Corporation

Defence Portfolio

AAF Company, Army and Air Force Canteen Service, Australian Military Forces Relief Trust Fund, Australian Strategic Policy Institute Limited, Australian War Memorial, Defence Housing Australia, Defence Materiel Organisation, Department of Defence, Department of Veterans Affairs, RAAF Welfare Recreational Company, Royal Australian Air Force Veterans’ Residences Trust Fund, Royal Australian Air Force Welfare Trust Fund, Royal Australian Navy Central Canteens Board, Royal Australian Navy Relief Trust Fund

9-36

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)

General government sector entities (continued)

Education, Employment and Workplace Relations Portfolio

Australian Fair Pay Commission Secretariat, Australian Industrial Registry, Comcare, Department of Education, Employment and Workplace Relations, Fair Work Australia, Office of the Australian Building and Construction Commissioner, Office of Fair Work Ombudsman, Office of the Workplace Ombudsman, Safe Work Australia, Seafarers Safety, Rehabilitation and Compensation Authority (Seacare Authority), Teaching Australia — Australian Institute for Teaching and School Leadership Limited, Australian Learning and Teaching Council Limited, Workplace Authority

Environment, Water, Heritage and the Arts Portfolio

Australia Business Arts Foundation Ltd, Australia Council, Australian Film, Television and Radio School, Australian National Maritime Museum, Bundanon Trust, Bureau of Meteorology, Department of Environment, Water, Director of National Parks, Great Barrier Reef Marine Park Authority, Heritage and the Arts, Murray-Darling Basin Authority, National Film and Sound Archive, National Gallery of Australia, National Library of Australia, National Museum of Australia, National Water Commission, Screen Australia, Sydney Harbour Federation Trust

Families, Housing, Community Services and Indigenous Affairs Portfolio

Aboriginal Hostels Limited, Anindilyakwa Land Council, Central Land Council, Department of Families, Housing, Community Services and Indigenous Affairs, Equal Opportunity for Women in the Workplace Agency, Indigenous Business Australia, Indigenous Land Corporation, Northern Land Council, Tiwi Land Council, Torres Strait Regional Authority, Wreck Bay Aboriginal Community Council

Finance and Deregulation Portfolio

Australian Electoral Commission, Australian Reward Investment Alliance, Comsuper, Department of Finance and Deregulation, Future Fund Management Agency, Telstra Sale Company Limited(a), Tuggeranong Office Park Pty Limited

Foreign Affairs and Trade Portfolio

AusAID, Australian Centre for International Agricultural Research, Australian Secret Intelligence Service, Australian Trade Commission, Department of Foreign Affairs and Trade, Export Finance and Insurance Corporation National Interest Account(b)

(a)	This entity will be wound down by June 2009.
(b)	This entity was reclassified from the public financial corporation sector to the general government sector at the Mid-Year Economic and Fiscal Outlook 2007-08.

9-37

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)

General government sector entities (continued)

Health and Ageing Portfolio

Aged Care Standards and Accreditation Agency Ltd, Australian Institute of Health and Welfare, Australian Organ and Tissue Donation and Transplantation Authority, Australian Radiation Protection and Nuclear Safety Agency, Australian Sports Anti-Doping Authority, Australian Sports Commission, Cancer Australia, Department of Health and Ageing, Food Standards Australia New Zealand, General Practice Education and Training Limited, National Blood Authority, National Breast and Ovarian Cancer Centre, National Health and Medical Research Council, Private Health Insurance Administration Council, Private Health Insurance Ombudsman, Professional Services Review Scheme

Human Services Portfolio Centrelink (Commonwealth Service Delivery Agency), Department of Human Services, Medicare Australia
Immigration and Citizenship Portfolio Department of Immigration and Citizenship, Migration Review Tribunal and Refugee Review Tribunal
Infrastructure, Transport, Regional Development and Local Government Portfolio

Australian Maritime Safety Authority, Australian Transport Safety Bureau, Civil Aviation Safety Authority, Department of Infrastructure, Transport, Regional Development and Local Government

Innovation, Industry, Science and Research Portfolio

Australian Institute of Aboriginal and Torres Strait Islander Studies, Australian Institute of Marine Science, Australian Nuclear Science and Technology Organisation, Australian Research Council, Commonwealth Scientific and Industrial Research Organisation, Department of Innovation, Industry, Science and Research, IIF Bio Ventures Pty Limited, IIF (CM) Investments Pty Limited, IIF Foundation Pty Limited, IIF Investments Pty Limited, IIF Neo Pty Limited, IP Australia

Prime Minister and Cabinet Portfolio

Australian Institute of Family Studies, Australian National Audit Office, Australian Public Service Commission, Department of Climate Change, Department of the Prime Minister and Cabinet, National Archives of Australia, National Australia Day Council Limited, Office of the Commonwealth Ombudsman, Office of National Assessments, Office of the Inspector-General of Intelligence and Security, Office of the Official Secretary to the Governor-General, Office of the Privacy Commissioner, Office of Renewable Energy Regulator, Old Parliament House

9-38

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)

General government sector entities (continued)
Resources, Energy and Tourism Portfolio Department of Resources, Energy and Tourism, Geoscience Australia, National Offshore Petroleum Safety Authority, Tourism Australia
Treasury Portfolio

Australian Bureau of Statistics, Australian Competition and Consumer Commission, Australian Office of Financial Management, Australian Prudential Regulation Authority, Australian Securities and Investments Commission, Australian Taxation Office, Commonwealth Grants Commission, Corporations and Markets Advisory Committee, Department of the Treasury, Inspector-General of Taxation, National Competition Council, Office of the Auditing and Assurance Standards Board, Office of the Australian Accounting Standards Board, Productivity Commission, Royal Australian Mint

Parliamentary Departments Department of Parliamentary Services, Department of the House of Representatives, Department of the Senate
Public financial corporations

Education, Employment and Workplace Relations Portfolio

Coal Mining Industry (Long Service Leave Funding) Corporation

Finance and Deregulation Portfolio

Australian Industry Development Corporation, Medibank Private Ltd

Foreign Affairs and Trade Portfolio

Export Finance and Insurance Corporation

Treasury Portfolio

Australia Reinsurance Pool Corporation, Reserve Bank of Australia

9-39

Statement 9: Budget Financial Statements

Table A1: Entities within the sectoral classifications (continued)

Public non-financial corporations

Attorney-General’s Portfolio
Australian Government Solicitor

Broadband, Communications and the Digital Economy Portfolio(c)
Australian Postal Corporation

Finance and Deregulation Portfolio
Australian River Co. Ltd, ASC Pty Ltd, Australian Technology Group Ltd

Human Services Portfolio
Australian Hearing Services, Health Services Australia Ltd

Infrastructure, Transport, Regional Development and Local Government Portfolio
Airservices Australia, Australian Rail Track Corporation Ltd

(c)	The public non-financial corporations include the company established to roll-out and operate the national broadband network.

9-40

Statement 9: Budget Financial Statements

Differences between ABS GFS and AAS framework (AASB 1049)

AASB 1049 has adopted the AAS conceptual framework and principles for the recognition of assets, liabilities, revenues and expenses and their presentation, measurement and disclosure. In addition, AASB 1049 has broadly adopted the ABS GFS conceptual framework for presenting government financial statements. In particular, AASB 1049 requires the GGS to prepare a separate set of financial statements, over-riding AASB 127 Consolidated and Separate Financial Statements. AASB 1049 also follows ABS GFS by requiring changes in net worth to be split into either transactions or ‘other economic flows’ and for this to be presented in a single operating statement. AASB 1049 is therefore broadly consistent with international statistical standards (SNA93) and the International Monetary Fund’s (IMF) Government Finance Statistics Manual 2001.6

Some of the major differences between AASB 1049 and the ABS GFS treatments of transactions are outlined in Table A2. Further information on the differences between the two systems is provided in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

Table A2: Major differences between AAS and ABS GFS

Issue	AAS treatment	ABS GFS treatment	Treatment adopted
Acquisition of defence weapons platforms	Treated as capital expenditure. Defence weapons platforms appear as an asset on the balance sheet. Depreciation expense on assets is recorded in the operating statement.
Treated as an expense at the time of acquisition. Defence weapons platforms do not appear as an asset on the balance sheet and no depreciation is recorded in the operating statement. ABS is updating its treatment from September 2009 and will align with AAS.

AAS, early adoption of revised ABS GFS

Circulating coins — seigniorage	The profit between the cost and sale of circulating coin (seigniorage) is treated as revenue.	Circulating coin is treated as a liability, and the cost of producing the coins is treated as an expense.	AAS

Special Drawing Rights (SDR)	SDR currency issued by the International Monetary Fund (IMF) is treated as a liability.	SDR currency issued by the IMF is treated as a contingent liability. ABS is updating its treatment from September 2009 and will align with AAS.	AAS, early adoption of revised ABS GFS

Provisions for bad and doubtful debts	Treated as part of operating expenses and included in the balance sheet as an offset to assets.	Creating provisions is not considered an economic event and therefore not considered to be an expense or reflected in the balance sheet.	AAS

________________________

6
Additional information on the Australian accrual GFS framework is available in the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods, 2005 (cat. no. 5514.0).

9-41

Statement 9: Budget Financial Statements

Table A2: Major differences between AAS and ABS GFS (continued)

Issue	AAS treatment	ABS GFS treatment	Treatment adopted
Advances to the International Development Association/ Asian Development Fund	Recorded at fair value in the balance sheet.	Recorded at nominal value in balance sheet.	ABS GFS

Concessional loans	Discounts concessional loans by a market rate of a similar instrument.	Does not discount concessional loans as no secondary market is considered to exist.	AAS

Prepayments	Treated as a non-financial asset.	Treated as a financial asset.	AAS

Fiscal aggregates differences

Finance leases	Does not deduct finance leases in the derivation of the cash surplus/deficit.	Deducts finance leases in the derivation of the cash surplus/deficit.	Both are disclosed

Net worth of PNFC and PFC sectors	Calculated as assets less liabilities.	Calculated as assets less liabilities less shares and other contributed capital.	AAS

Classification difference

Prepayments	Treated as a non-financial asset.	Treated as a financial asset.	AAS

9-42

Statement 9: Budget Financial Statements

Appendix B: Australian Loan Council Allocation

Under Loan Council arrangements, every year the Commonwealth and each State and Territory government nominate a Loan Council Allocation. A jurisdiction’s Loan Council Allocation incorporates:

•
the estimated non-financial sector ABS GFS cash surplus/deficit (made up from the general government and public non-financial corporations sector balances and acquisitions under finance leases and similar arrangements);

•	net cash flows from investments in financial assets for policy purposes; and

•	memorandum items, which involve transactions that are not formally borrowings but nevertheless have many of the characteristics of borrowings.

Loan Council Allocation nominations are considered by the Loan Council, having regard to each jurisdiction’s fiscal position and the macroeconomic implications of the aggregate figure.

As set out in Table B1, the Commonwealth’s 2009-10 Loan Council Allocation budget update is a $60,965 million deficit. This compares with its Loan Council Allocation nomination of a $34,073 million deficit endorsed by Loan Council on 25 March 2009.

The Loan Council Allocation budget update falls outside the tolerance limit set at nomination. This change primarily reflects the decline in taxation revenues resulting from the global recession and the increase in payments associated with the Government’s economic stimulus packages in response to the downturn in economic conditions.

Table B1: Commonwealth’s Loan Council Allocation budget update for 2009-10
		2009-10 Nomination	2009-10 B Budget estimate
		$m	$m
	GG sector cash surplus(-)/deficit(+)	32,452	54,660
	PNFC sector cash surplus(-)/deficit(+)	980	2,258
	NFPS cash surplus(-)/deficit(+)(a)	33,432	56,918
	Acquisitions under finance leases and similar arrangements	499	1
equals minus	ABS GFS cash surplus(-)/deficit(+) Net cash flows from investments	33,931	56,919
	in financial assets for policy purposes(b)	-995	-5,089
plus	Memorandum items(c)	-853	-1,043
	Loan Council Allocation	34,073	60,965
(a)	May not directly equate to the sum of the GG sector and the PNFC sector cash surplus/deficit due to intersectoral transfers which are netted out.
(b)
Net cash flow from investments in financial assets for policy purposes are displayed with the same sign as they are reported in cash flow statements. Such transactions involve the transfer or exchange of a financial asset and are not included within the ABS GFS cash surplus/deficit. However, the cash flow from investments in financial assets for policy purposes has implications for a government’s call on financial markets.

(c)
For the Commonwealth’s Loan Council Allocation, memorandum items include the change in net present value (NPV) of operating leases (with NPV greater than $5 million), the over-funding of superannuation and the net financing requirement of the Australian National University.

9-43

Statement 10:  Historical Australian Government Data

This statement reports historical data for the Australian Government fiscal aggregates across the general government, public non-financial corporations and non-financial public sectors.

Table 1:	Australian Government general government sector receipts, payments and underlying cash balance	10-6

Table 2:	Australian Government general government sector taxation receipts, non-taxation receipts and total receipts	10-7

Table 3:	Australian Government general government sector net debt and net interest payments	10-8

Table 4:	Australian Government general government sector revenue, expenses, net capital investment and fiscal balance	10-9

Table 5:	Australian Government general government sector net worth and net financial worth	10-10

Table 6:	Australian Government general government sector accrual taxation revenue, non-taxation revenue and total revenue	10-11

Table 7:	Australian Government cash receipts, payments and surplus by institutional sector ($m)	10-12

Table 8:	Australian Government accrual revenue, expenses and fiscal balance by institutional sector ($m)	10-13

10-1

Statement 10: Historical Australian Government Data

Statement 10 reports historical data for the Australian Government fiscal aggregates across the general government, public non-financial corporations and non-financial public sectors.

Data sources

Data is sourced from Australian Government Final Budget Outcomes, the Australian Bureau of Statistics (ABS), and Australian Government Consolidated Financial Statements.

•
Accrual data from 1996-97 onwards and cash data, net debt data, net financial worth data and net worth data from 1999-2000 onwards are sourced from Australian Government Final Budget Outcomes. Back-casting adjustments for accounting classification changes and other revisions have been made from 1999-2000 onwards where applicable.

•	Cash data prior to 1999-2000 are sourced from ABS data, which have been calculated using methodology consistent with that used for later years in ABS cat. no. 5512.0 Government Finance Statistics.

•
Net debt data prior to 1999-2000 are from ABS cat. no. 5512.0 Government Finance Statistics 2003-04 in 1998-99, ABS cat. no. 5501.0 Government Financial Estimates  1999-2000 and ABS cat. no. 5513.0 Public Sector Financial Assets and Liabilities 1998 in 1987-88 to 1997-98, and Treasury estimates (see Treasury’s Economic Roundup, Spring 1996, pages 97-103) prior to 1987-88.

Comparability of data across years

The data set contains a number of structural breaks due to accounting classification differences and changes to the structure of the budget which cannot be eliminated through back-casting due to data limitations. These breaks can affect the comparability of data across years, especially when the analysis is taken over a large number of years. Specific factors causing structural breaks include:

•
from 2005-06 onwards, underlying Government Finance Statistics (GFS) data are provided by agencies in accordance with Australian Equivalents to International Financial Reporting Standards (AEIFRS). Prior to 2005-06, underlying GFS data are based on data provided by agencies in accordance with Australian Accounting Standards (AAS);

10-3

Statement 10: Historical Australian Government Data

•
most recent accounting classification changes that require revisions to the historic series have been back-cast (where applicable) to 1999-2000, ensuring that data is consistent across the accrual period from 1999-2000 onwards. However, because of data limitations these changes have not been back-cast to earlier years;

•
prior to 1999-2000, Australian Government general government sector debt instruments are valued at historic cost, whereas from 1999-2000 onwards they are valued at market prices (consistent with accrual GFS standards). This affects net debt and net interest payments;

•
cash data up to and including 1997-98 are calculated under a cash accounting framework, while cash data from 1998-99 onwards is derived from an accrual accounting framework.1 Although the major methodological differences associated with the move to the accrual framework have been eliminated through back-casting, comparisons across the break may still be affected by changes to some data sources and collection methodologies;

•
adjustments in the coverage of agencies included in the accounts of the different sectors. These include the reclassification of Central Banking Authorities from the general government to the public financial corporations sector in 1998-99, and subsequent back-casting to account for this change;

•
changes in arrangements for transfer payments, where tax concessions or rebates have been replaced by payments through the social security system. This has the effect of increasing both cash receipts and payments, as compared with earlier periods, but not changing cash balances. Changes in the opposite direction (tax expenditures replacing payments) reduce both cash payments and receipts; and

•	classification differences in the data relating to the period prior to 1976-77 mean that earlier data may not be entirely consistent with data for 1976-77 onwards.

Revisions to previously published data

Under the accrual GFS framework and generally under AAS, flows are recorded in the period in which they occurred. As a result, prior period outcomes may be revised for classification changes relating to information that could reasonably have been expected to be known in the past, is material in at least one of the affected periods, and can be reliably assigned to the relevant period(s).
__________________________

1
Prior to the 2008-09 Budget, cash data calculated under the cash accounting framework was used up to and including 1998-99. In the 2009-10 Budget, cash data prior to 1998-99 has been replaced by ABS data derived from the accrual framework.

10-4

Statement 10: Historical Australian Government Data

Revisions since the 2008-09 MYEFO

The 2009-10 Budget includes revisions to the historic series for the following:

•
the reclassification of the Export Finance and Insurance Corporation National Interest Account (EFICNIA) from the public financial sector to the general government sector. EFICNIA was reclassified at the Mid-Year Economic and Fiscal Outlook 2007-08 and included in 2007-08 outcomes. This change is now back-cast in the historic series from 1998-99 to 2006-07. This change affects all the cash aggregates and revenue, expenses and fiscal balance for the general government and non-financial public sectors;  and

•
changes in accounting treatments to align with revision made by the ABS in its publication cat. no. 5512.0 Government Finance Statistics 2007-08. The main change involved the reclassification of the Australian Government’s investment in the Australian National University from an equity investment to an investment, loan and placements. This change affects net debt only and the financial years from 2002-03 onwards.

Deflating real spending growth by the consumer price index

The 2009-10 Budget, including the historic series, calculates real spending growth using the Consumer Price Index (CPI) as the deflator.  Prior to the 2008-09 Budget the non-farm GDP deflator (NFGDP) was used and has therefore been shown in this statement for comparative purposes. The change from using the non-farm GDP deflator to the CPI provides a more accurate depiction of real government spending growth.

10-5

Statement 10: Historical Australian Government Data

Table 1: Australian Government general government sector receipts, payments and underlying cash balance(a)
	Receipts(b)		Payments(c)				Future Fund earnings	Underlying cash balance(d)
	$m	Per cent of GDP	$m	Per cent real growth (CPI)	Per cent real growth (NFGDP deflator)	Per cent of GDP	$m	$m	Per cent of GDP
1970-71	8,290	21.0	7,389	na	na	18.7	-	901	2.3
1971-72	9,135	20.9	8,249	4.1	4.4	18.9	-	886	2.0
1972-73	9,735	19.9	9,388	7.7	7.0	19.2	-	348	0.7
1973-74	12,228	20.7	11,078	4.2	3.3	18.7	-	1,150	1.9
1974-75	15,643	22.4	15,463	19.9	14.5	22.2	-	181	0.3
1975-76	18,727	22.9	20,225	15.7	13.5	24.8	-	-1,499	-1.8
1976-77	21,890	23.3	23,157	0.6	2.0	24.6	-	-1,266	-1.3
1977-78	24,019	23.4	26,057	2.7	3.4	25.4	-	-2,037	-2.0
1978-79	26,129	22.5	28,272	0.3	2.6	24.3	-	-2,142	-1.8
1979-80	30,321	23.0	31,642	1.5	2.2	24.0	-	-1,322	-1.0
1980-81	35,993	24.1	36,176	4.6	3.4	24.2	-	-184	-0.1
1981-82	41,499	24.1	41,151	2.9	0.7	23.9	-	348	0.2
1982-83	45,463	24.5	48,810	6.3	6.5	26.3	-	-3,348	-1.8
1983-84	49,981	23.9	56,990	9.4	9.4	27.2	-	-7,008	-3.3
1984-85	58,817	25.4	64,853	9.1	8.1	28.1	-	-6,037	-2.6
1985-86	66,206	26.0	71,328	1.5	3.5	28.0	-	-5,122	-2.0
1986-87	74,724	26.7	77,158	-1.1	1.1	27.6	-	-2,434	-0.9
1987-88	83,491	26.2	82,039	-0.9	-1.3	25.7	-	1,452	0.5
1988-89	90,748	25.1	85,326	-3.1	-4.6	23.6	-	5,421	1.5
1989-90	98,625	24.8	92,684	0.6	2.3	23.3	-	5,942	1.5
1990-91	100,227	24.5	100,665	3.1	3.4	24.6	-	-438	-0.1
1991-92	95,840	23.0	108,472	5.7	5.6	26.0	-	-12,631	-3.0
1992-93	97,633	22.3	115,751	5.6	5.4	26.4	-	-18,118	-4.1
1993-94	103,824	22.6	122,009	3.5	4.6	26.5	-	-18,185	-4.0
1994-95	113,458	23.3	127,619	1.4	3.4	26.2	-	-14,160	-2.9
1995-96	124,429	24.0	135,538	1.9	3.6	26.2	-	-11,109	-2.1
1996-97	133,592	24.5	139,689	1.7	1.4	25.6	-	-6,099	-1.1
1997-98	140,736	24.4	140,587	0.6	-0.6	24.3	-	149	0.0
1998-99	152,063	25.0	148,175	4.1	5.2	24.4	-	3,889	0.6
1999-00	166,199	25.8	153,192	1.0	1.3	23.7	-	13,007	2.0
2000-01	182,996	26.5	177,123	9.1	10.6	25.7	-	5,872	0.9
2001-02	187,588	25.5	188,655	3.5	4.1	25.6	-	-1,067	-0.1
2002-03	204,613	26.2	197,243	1.4	1.6	25.2	-	7,370	0.9
2003-04	217,775	25.9	209,785	3.9	2.3	24.9	-	7,990	0.9
2004-05	235,984	26.3	222,407	3.5	1.9	24.8	-	13,577	1.5
2005-06	255,943	26.5	240,136	4.6	3.0	24.8	51	15,756	1.6
2006-07	272,637	26.1	253,321	2.5	0.9	24.2	2,135	17,182	1.6
2007-08	294,917	26.1	271,843	3.8	2.9	24.0	3,370	19,704	1.7
2008-09(e)	289,784	24.2	318,295	13.5	10.7	26.6	3,603	-32,114	-2.7
2009-10(e)	281,983	23.9	336,644	3.9	6.8	28.6	2,931	-57,593	-4.9
2010-11(e)	288,266	23.6	342,448	0.1	0.1	28.0	2,869	-57,051	-4.7
2011-12(p)	310,225	23.9	351,982	0.9	1.1	27.1	2,777	-44,535	-3.4
2012-13(p)	340,093	24.5	365,480	1.3	1.6	26.4	2,763	-28,150	-2.0
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(c)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(d)
Underlying cash balance is equal to receipts less payments, less expected Future Fund earnings. For the purposes of consistent comparison with years prior to 2005-06. Future Fund earnings should be added back to the underlying cash balance.

(e)	Estimates.
(p)	Projections.

10-6

Statement 10: Historical Australian Government Data

Table 2: Australian Government general government sector taxation receipts, non-taxation receipts and total receipts(a)
	Taxation receipts		Non-taxation receipts		Total receipts(b)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	7,193	18.2	1,097	2.8	8,290	21.0
1971-72	7,895	18.1	1,240	2.8	9,135	20.9
1972-73	8,411	17.2	1,324	2.7	9,735	19.9
1973-74	10,832	18.3	1,396	2.4	12,228	20.7
1974-75	14,141	20.3	1,502	2.2	15,643	22.4
1975-76	16,920	20.7	1,807	2.2	18,727	22.9
1976-77	19,714	20.9	2,176	2.3	21,890	23.3
1977-78	21,428	20.8	2,591	2.5	24,019	23.4
1978-79	23,409	20.1	2,720	2.3	26,129	22.5
1979-80	27,473	20.8	2,848	2.2	30,321	23.0
1980-81	32,641	21.8	3,352	2.2	35,993	24.1
1981-82	37,880	22.0	3,619	2.1	41,499	24.1
1982-83	41,025	22.1	4,438	2.4	45,463	24.5
1983-84	44,849	21.4	5,132	2.5	49,981	23.9
1984-85	52,970	22.9	5,847	2.5	58,817	25.4
1985-86	58,841	23.1	7,365	2.9	66,206	26.0
1986-87	66,467	23.8	8,257	3.0	74,724	26.7
1987-88	75,076	23.5	8,415	2.6	83,491	26.2
1988-89	83,452	23.1	7,296	2.0	90,748	25.1
1989-90	90,773	22.9	7,852	2.0	98,625	24.8
1990-91	92,739	22.7	7,488	1.8	100,227	24.5
1991-92	87,364	21.0	8,476	2.0	95,840	23.0
1992-93	88,760	20.3	8,873	2.0	97,633	22.3
1993-94	93,362	20.3	10,462	2.3	103,824	22.6
1994-95	104,921	21.6	8,537	1.8	113,458	23.3
1995-96	115,700	22.3	8,729	1.7	124,429	24.0
1996-97	124,559	22.8	9,033	1.7	133,592	24.5
1997-98	130,984	22.7	9,752	1.7	140,736	24.4
1998-99	138,420	22.8	13,643	2.2	152,063	25.0
1999-00	151,313	23.5	14,887	2.3	166,199	25.8
2000-01	170,354	24.7	12,641	1.8	182,996	26.5
2001-02	175,108	23.8	12,481	1.7	187,588	25.5
2002-03	192,131	24.6	12,482	1.6	204,613	26.2
2003-04	206,091	24.5	11,683	1.4	217,775	25.9
2004-05	223,314	24.9	12,669	1.4	235,984	26.3
2005-06	241,215	24.9	14,728	1.5	255,943	26.5
2006-07	257,392	24.6	15,245	1.5	272,637	26.1
2007-08	278,376	24.6	16,540	1.5	294,917	26.1
2008-09(e)	269,377	22.5	20,406	1.7	289,784	24.2
2009-10(e)	259,436	22.0	22,548	1.9	281,983	23.9
2010-11(e)	268,600	22.0	19,666	1.6	288,266	23.6
2011-12(p)	291,329	22.4	18,895	1.5	310,225	23.9
2012-13(p)	321,374	23.2	18,719	1.3	340,093	24.5
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(e)	Estimates.
(p)	Projections.

10-7

Statement 10: Historical Australian Government Data

Table 3: Australian Government general government sector net debt and net interest payments(a)
	Net debt(b)		Net interest payments(c)
	$m	Per cent of GDP	$m	Per cent of GDP
1970-71	344	0.9	-189	-0.5
1971-72	-496	-1.1	-245	-0.6
1972-73	-790	-1.6	-252	-0.5
1973-74	-1,851	-3.1	-286	-0.5
1974-75	-1,901	-2.7	-242	-0.3
1975-76	-341	-0.4	-330	-0.4
1976-77	898	1.0	-62	-0.1
1977-78	2,896	2.8	4	0.0
1978-79	4,983	4.3	254	0.2
1979-80	6,244	4.7	440	0.3
1980-81	6,356	4.3	620	0.4
1981-82	5,919	3.4	680	0.4
1982-83	9,151	4.9	896	0.5
1983-84	16,015	7.7	1,621	0.8
1984-85	21,896	9.5	2,813	1.2
1985-86	26,889	10.5	3,952	1.5
1986-87	29,136	10.4	4,762	1.7
1987-88	27,344	8.6	4,503	1.4
1988-89	21,981	6.1	4,475	1.2
1989-90	16,123	4.1	4,549	1.1
1990-91	16,915	4.1	3,636	0.9
1991-92	31,041	7.4	3,810	0.9
1992-93	55,218	12.6	3,986	0.9
1993-94	70,223	15.3	5,628	1.2
1994-95	83,492	17.2	7,292	1.5
1995-96	95,831	18.5	8,861	1.7
1996-97	96,281	17.6	9,489	1.7
1997-98	82,935	14.4	8,279	1.4
1998-99	72,065	11.9	8,649	1.4
1999-00	54,639	8.5	7,514	1.2
2000-01	43,533	6.3	6,195	0.9
2001-02	38,798	5.3	5,352	0.7
2002-03	29,757	3.8	3,758	0.5
2003-04	23,166	2.8	3,040	0.4
2004-05	11,660	1.3	2,502	0.3
2005-06	-3,743	-0.4	2,303	0.2
2006-07	-29,150	-2.8	228	0.0
2007-08	-44,820	-4.0	-1,015	-0.1
2008-09(e)	-4,697	-0.4	-936	-0.1
2009-10(e)	53,700	4.6	1,464	0.1
2010-11(e)	112,245	9.2	4,717	0.4
2011-12(p)	161,699	12.4	5,966	0.5
2012-13(p)	188,175	13.6	7,634	0.6
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(b)
Net debt is equal to the sum of deposits held, advances received, government securities, loans and other borrowing, minus the sum of cash and deposits, advances paid and investments, loans and placements.

(c)	Net interest payments are equal to the difference between interest paid and interest receipts.
(e)	Estimates.
(p)	Projections.

10-8

Statement 10: Historical Australian Government Data

Table 4: Australian Government general government sector revenue, expenses, net capital investment and fiscal balance(a)
	Revenue		Expenses		Net capital investment		Fiscal balance(b)
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1996-97	141,688	26.0	145,809	26.7	90	0.0	-4,211	-0.8
1997-98	146,820	25.4	148,646	25.7	147	0.0	-1,973	-0.3
1998-99	152,106	25.0	146,777	24.2	1,433	0.2	3,896	0.6
1999-00	167,304	25.9	155,452	24.1	-69	0.0	11,922	1.8
2000-01	186,110	27.0	180,028	26.1	8	0.0	6,074	0.9
2001-02	190,488	25.9	192,959	26.2	382	0.1	-2,854	-0.4
2002-03	206,923	26.5	201,298	25.8	287	0.0	5,338	0.7
2003-04	222,168	26.4	215,377	25.6	660	0.1	6,131	0.7
2004-05	242,507	27.0	229,243	25.5	1,034	0.1	12,230	1.4
2005-06	261,238	27.0	242,177	25.0	2,498	0.3	16,563	1.7
2006-07	278,411	26.6	259,161	24.8	2,333	0.2	16,917	1.6
2007-08	303,729	26.8	280,109	24.8	2,593	0.2	21,027	1.9
2008-09(e)	295,939	24.7	324,443	27.1	4,347	0.4	-32,851	-2.7
2009-10(e)	290,612	24.7	338,213	28.7	5,545	0.5	-53,145	-4.5
2010-11(e)	294,841	24.1	344,528	28.2	6,269	0.5	-55,956	-4.6
2011-12(p)	320,776	24.7	356,388	27.4	6,139	0.5	-41,751	-3.2
2012-13(p)	349,684	25.2	374,990	27.0	5,016	0.4	-30,323	-2.2
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(b)	Fiscal balance is equal to revenue less expenses less net capital investment.
(e)	Estimates.
(p)	Projections.

10-9

Statement 10: Historical Australian Government Data

Table 5: Australian Government general government sector net worth and net financial worth
	Net worth(a)		Net financial worth(b)
	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	-6,824	-1.1	-67,956	-10.5
2000-01	-6,330	-0.9	-72,808	-10.6
2001-02	-11,285	-1.5	-78,642	-10.7
2002-03	-15,000	-1.9	-84,314	-10.8
2003-04	-839	-0.1	-73,845	-8.8
2004-05	14,873	1.7	-59,941	-6.7
2005-06	18,283	1.9	-63,129	-6.5
2006-07	46,659	4.5	-39,668	-3.8
2007-08	71,165	6.3	-17,765	-1.6
2008-09(e)	10,756	0.9	-82,331	-6.9
2009-10(e)	-38,676	-3.3	-135,968	-11.5
2010-11(e)	-90,001	-7.4	-193,091	-15.8
2011-12(p)	-127,594	-9.8	-236,451	-18.2
2012-13(p)	-154,985	-11.2	-268,701	-19.4
(a)	Net worth is equal to assets less liabilities.
(b)	Net financial worth is equal to financial assets less liabilities.
(e)	Estimates.
(p)	Projections.

10-10

Statement 10: Historical Australian Government Data

Table 6: Australian Government general government sector accrual taxation revenue, non-taxation revenue and total revenue(a)
	Taxation revenue		Non-taxation revenue		Total revenue
	$m	Per cent of GDP	$m	Per cent of GDP	$m	Per cent of GDP
1999-00	153,408	23.8	13,896	2.2	167,304	25.9
2000-01	175,881	25.5	10,228	1.5	186,110	27.0
2001-02	178,210	24.2	12,278	1.7	190,488	25.9
2002-03	195,203	25.0	11,720	1.5	206,923	26.5
2003-04	209,959	25.0	12,209	1.5	222,168	26.4
2004-05	229,943	25.6	12,564	1.4	242,507	27.0
2005-06	245,716	25.4	15,522	1.6	261,238	27.0
2006-07	262,511	25.1	15,900	1.5	278,411	26.6
2007-08	286,229	25.3	17,500	1.5	303,729	26.8
2008-09(e)	275,751	23.1	20,188	1.7	295,939	24.7
2009-10(e)	267,727	22.7	22,884	1.9	290,612	24.7
2010-11(e)	275,981	22.6	18,861	1.5	294,841	24.1
2011-12(p)	301,876	23.2	18,900	1.5	320,776	24.7
2012-13(p)	331,002	23.9	18,681	1.3	349,684	25.2
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(e)	Estimates.
(p)	Projections.

10-11

Statement 10: Historical Australian Government Data

Table 7: Australian Government cash receipts, payments and surplus by institutional sector ($m)(a)
	General government			Public non-financial corporations			Non-financial public sector
	Receipts(b)	Payments(c)	Underlying cash balance(d)	Receipts(b)	Payments(c)	Cash surplus(d)	Receipts(b)	Payments(c)	Underlying cash balance(d)
1988-89	90,748	85,326	5,421	4,177	6,035	257	93,923	90,312	5,678
1989-90	98,625	92,684	5,942	3,926	11,322	-5,261	101,495	102,883	681
1990-91	100,227	100,665	-438	4,804	9,351	-2,139	103,837	108,808	-2,577
1991-92	95,840	108,472	-12,631	3,899	7,713	101	97,937	114,369	-12,530
1992-93	97,633	115,751	-18,118	4,385	7,819	-196	100,512	122,042	-18,314
1993-94	103,824	122,009	-18,185	5,178	6,476	1,482	106,747	126,214	-16,703
1994-95	113,458	127,619	-14,160	5,262	7,318	1,956	116,751	132,965	-12,204
1995-96	124,429	135,538	-11,109	4,927	8,190	-527	126,593	140,963	-11,636
1996-97	133,592	139,689	-6,099	4,782	7,373	473	135,259	143,948	-5,626
1997-98	140,736	140,587	149	6,238	7,923	1,119	144,517	145,985	1,268
1998-99	152,063	148,175	3,889	na	na	-353	na	na	3,536
1999-00	166,199	153,192	13,007	na	na	-2,594	na	na	10,413
2000-01	182,996	177,123	5,872	na	na	391	na	na	6,264
2001-02	187,588	188,655	-1,067	na	na	1,210	na	na	143
2002-03	204,613	197,243	7,370	27,386	26,105	1,280	na	na	8,650
2003-04	217,775	209,785	7,990	27,718	26,142	1,575	238,236	227,099	9,564
2004-05	235,984	222,407	13,577	29,621	28,071	1,550	257,946	241,577	15,128
2005-06	255,943	240,136	15,756	30,875	31,874	-999	278,254	263,445	14,758
2006-07	272,637	253,321	17,182	16,882	18,641	-1,759	285,336	267,778	15,423
2007-08	294,917	271,843	19,704	7,758	8,232	-473	300,503	277,903	19,231
2008-09(e)	289,784	318,295	-32,114	8,078	9,164	-1,086	295,587	325,184	-33,200
2009-10(e)	281,983	336,644	-57,593	8,153	10,411	-2,258	288,203	345,121	-59,850
2010-11(e)	288,266	342,448	-57,051	na	na	na	na	na	na
2011-12(p)	310,225	351,982	-44,535	na	na	na	na	na	na
2012-13(p)	340,093	365,480	-28,150	na	na	na	na	na	na
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(b)	Receipts are equal to receipts from operating activities and sales of non-financial assets.
(c)	Payments are equal to payments for operating activities, purchases of non-financial assets and net acquisition of assets under finance leases.
(d)	These items exclude expected Future Fund earnings from 2005-06 onwards. Expected Future Fund earnings are shown in Table 1.
(e)	Estimates.
(p)	Projections.
na	Data not available

10-12

Statement 10: Historical Australian Government Data

Table 8: Australian Government accrual revenue, expenses and fiscal balance by institutional sector ($m)(a)
	General government			Public non-financial corporations			Non-financial public sector
	Revenue	Expenses	Fiscal balance(b)	Revenue	Expenses	Fiscal balance(b)	Revenue	Expenses	Fiscal balance(b)
1996-97	141,688	145,809	-4,211	27,431	26,015	-331	na	na	-4,542
1997-98	146,820	148,646	-1,973	29,618	26,999	2,360	na	na	387
1998-99	152,106	146,777	3,896	27,687	26,088	-816	175,891	168,963	3,080
1999-00	167,304	155,452	11,922	25,485	23,542	1,062	188,841	173,889	12,983
2000-01	186,110	180,028	6,074	25,869	24,762	-826	207,372	200,184	5,248
2001-02	190,488	192,959	-2,854	26,638	25,341	793	212,518	213,693	-2,060
2002-03	206,923	201,298	5,338	24,339	22,916	1,975	226,135	219,129	7,314
2003-04	222,168	215,377	6,131	25,449	23,444	2,143	241,873	233,077	8,275
2004-05	242,507	229,243	12,230	26,965	25,191	1,473	263,587	248,549	13,703
2005-06	261,238	242,177	16,563	28,143	29,531	-2,442	282,597	264,923	14,121
2006-07	278,411	259,161	16,917	15,443	16,360	-1,763	290,067	271,735	15,153
2007-08	303,729	280,109	21,027	6,854	6,686	-584	309,215	285,426	20,443
2008-09(e)	295,939	324,443	-32,851	7,064	7,238	-1,288	301,605	330,282	-34,139
2009-10(e)	290,612	338,213	-53,145	7,199	7,204	-2,048	296,752	344,357	-55,193
2010-11(e)	294,841	344,528	-55,956	na	na	na	na	na	na
2011-12(p)	320,776	356,388	-41,751	na	na	na	na	na	na
2012-13(p)	349,684	374,990	-30,323	na	na	na	na	na	na
(a)	Data has been revised in the 2009-10 Budget to improve accuracy and comparability through time.
(b)	Fiscal balance is equal to revenue less expenses less net capital investment. Net capital investment is not shown in this table.
(e)	Estimates.
(p)	Projections.
na	Data not available

10-13